Form 10-K, Exhibit 13
period 1993-12-31
POTOMAC ELECTRIC POWER CO
filed 1994-03-25
CIK 79732

Exhibit 13


Financial Information
- ---------------------
Potomac Electric Power Company and Subsidiaries

Contents
- --------

Management's Discussion and Analysis of
  Consolidated Results of Operations and
  Financial Condition......................................  2
Management's Report on the Consolidated Financial
  Statements............................................... 22
Report of Independent Accountants.......................... 23
Consolidated Statements of Earnings........................ 24
Consolidated Balance Sheets................................ 25
Consolidated Statements of Cash Flows...................... 27
Notes to Consolidated Financial Statements................. 28
Selected Consolidated Financial Data....................... 61
Explanation of Graphic Material.................... Appendix A































                                1

Management's Discussion and Analysis of Consolidated
  Results of Operations and Financial Condition
- ----------------------------------------------------

GENERAL
- -------

As an investor-owned electric utility, Potomac Electric Power Company (the Company, PEPCO) is capital intensive, with a gross investment in property and plant of approximately $3 for each $1 of annual total revenue. The costs associated with property and plant investment amounted to 48% of the Company's total revenue in 1993. Fuel and purchased energy, capacity purchase payments and other operating expenses were 52% of total revenue. The Company's principal wholly-owned subsidiary, Potomac Capital Investment Corporation (PCI), conducts nonutility investment programs with the objective of supplementing current utility earnings and building long-term shareholder value.

     The information set forth below discusses the results of operations, capital resources and liquidity during the period
1991 through 1993 for the Company and PCI.

     The Company's earnings for common stock during 1993 totaled $225.3 million, as compared to $202.4 million in 1992. The 1992 earnings for common stock included the $16 million cumulative effect of the accounting change for unbilled revenues. See the discussion included in Note (1) of the Notes to Consolidated Financial Statements, Summary of Significant Accounting Policies. With a 1993 increase of 3.3 million in the average number of common shares outstanding, earnings per share for common stock increased from $1.80 in 1992 (including $.14 for the accounting change) to $1.95 for 1993. Earnings for 1993 reflect the effect on electricity sales and revenues of warmer than average weather during the 1993 summer cooling season, and the effects of the 1992 and 1993 base rate increases in Maryland and the 1992 base rate increase in the District of Columbia.
















                                2
UTILITY
- -------

Results of Operations
- ---------------------

Total Revenue
- -------------

The changes in total revenue are shown in the following table.

- -----------------------------------------------------------------
                                          Increase (Decrease)
                                            from Prior Year
                                       1993       1992      1991
- -----------------------------------------------------------------
                                         (Millions of Dollars)
Change in kilowatt-hour sales        $ 87.0     $(39.1)   $ 61.1
Change in base rate revenues           45.4       71.8      51.2
Change in fuel adjustment clause
     billings to cover cost of
     fuel and interchange               8.0      (19.2)     22.5
Change in other revenue                 (.1)      (3.4)      5.6
                                     ------      -----     -----

     Change in Operating Revenue      140.3       10.1     140.4
                                     ------     ------    ------

Change in interchange deliveries      (16.7)     (27.9)    (22.8)
                                     ------     ------    ------

     Change in Total Revenue         $123.6     $(17.8)   $117.6
                                     ======     ======    ======
- -----------------------------------------------------------------
     The $45.4 million change in 1993 base rate revenues compared to 1992 reflects the effects of Maryland rate increases of $7.3 million (effective June 1993) and $27 million (effective November
1993) and the continued effect of 1992 rate increases in both of the Company's retail jurisdictions. Also, 1993 revenues reflect warmer than average weather during the summer billing months of June through October, when base rates are high to encourage customer conservation and peak load shifting. Base rate revenues for 1992 compared to 1991 were increased by approximately $9 million from a gross receipts tax rate increase implemented in the District of Columbia in July 1991, and in effect throughout 1992, and approximately $14 million from higher fuel and energy taxes in Montgomery County, Maryland; also by a $30.4 million District of Columbia rate increase (effective July 1992) and a $25.3 million Maryland rate increase, of which $18 million became effective in December 1992. Mild weather during the peak period summer billing months June through October had an adverse effect


                                3

on 1992 revenues. Base rate revenues for 1991 compared to 1990 were increased by approximately $11 million as the result of a higher gross receipts tax rate in the District of Columbia and $12 million from higher fuel and energy taxes in Montgomery County, Maryland; also by a $19.7 million Maryland rate increase (effective June 1991) and by a $19.7 million District of Columbia rate increase (effective October 1991). Decreases in revenue from interchange deliveries for 1993, 1992 and 1991 reflect a decline in energy delivered to the Pennsylvania-New Jersey-Maryland (PJM) Interconnection. Interchange deliveries continue to be a component of the Company's fuel rates.

(Graphic Material - 1993 Use of Revenue presented in pie chart format - See Appendix A 1.)

Kilowatt-hour Sales
- -------------------
- -----------------------------------------------------------------
                                                   1993    1992
                                                   over    over
                          1993     1992     1991   1992    1991
- -----------------------------------------------------------------
                      (Millions of Kilowatt-hours)
By Customer Type
  Residential            6,727    6,142    6,488     9.5%  (5.3)%
  Commercial            11,751   11,391   11,321     3.2     .6
  U.S. Government        3,986    3,948    4,016     1.0   (1.7)
  D.C. Government          903      873      862     3.4    1.3
  Wholesale              2,327    2,130    2,109     9.2    1.0
                        ------   ------   ------
    Total energy sales  25,694   24,484   24,796     4.9   (1.3)
                        ======   ======   ======

Interchange
  Energy deliveries        483      771    1,773   (37.4) (56.5)
                        ======   ======   ======

By Geographic Area
  Maryland, including
    wholesale           15,319   14,441   14,601     6.1   (1.1)
  District of Columbia  10,375   10,043   10,195     3.3   (1.5)
                        ------   ------   ------
    Total energy sales  25,694   24,484   24,796     4.9   (1.3)
                        ======   ======   ======
- -----------------------------------------------------------------
     The increase in kilowatt-hour sales in 1993 reflects increased customer usage during the summer cooling season due to warmer than average weather. Cooling degree hours during 1993 were 97% above those in 1992 and 22% above the 20-year average.
The decrease in kilowatt-hour sales in 1992, the first decline in sales since 1974, was primarily due to decreased customer usage, especially by residential customers, during the summer cooling

                                4

season due to cooler than average weather. Cooling degree hours during the 1992 summer billing months (June through October) were 41% below the corresponding period in 1991 and 35% below the 20-year average weather for this period.

     Assuming future weather conditions approximate historical averages, the Company expects its compound annual growth in kilowatt-hour sales to range between 1% and 2% over the next decade. The sales growth over the last three years is below the previous rates of growth due to the effects of the recession on the Company's service territory and the operation of the Company's conservation and energy use management programs.

     The Company's 1993 summer peak demand was 5,754 megawatts, 3.8% higher than the 1992 peak demand of 5,546 megawatts and .3% below the all-time summer peak demand of 5,769 megawatts which occurred in July 1991. The Company's present generation capability, including capacity purchase contracts, is 6,576 megawatts. To meet the 1993 summer peak demand, the Company had 201 megawatts available from its dispatchable energy use management programs. Based on average weather conditions, the Company estimates that its peak demand will grow at a compound annual rate of approximately 1%, reflecting continuing emphasis on conservation and energy use management programs and anticipated service area growth trends. A new winter peak demand of 5,010 megawatts was established in January 1994, which was 11.1% above the previous all-time winter peak demand of 4,511 megawatts which occurred in December 1989.

Operating Expenses
- ------------------

Fuel, Purchased Energy and Capacity Purchase Payments
- -----------------------------------------------------

                               1993         1992         1991
- -----------------------------------------------------------------
                                   (Millions of Dollars)
Fuel expense                  $354.3       $345.5       $387.1
                              ------       ------       ------
Purchased energy
  PJM receipts                 108.9         94.6         62.9
  Other purchases               64.5         72.0        113.6
                              ------       ------       ------
    Total purchased energy     173.4        166.6        176.5
                              ------       ------       ------
  Fuel and purchased energy   $527.7       $512.1       $563.6
                              ======       ======       ======

Capacity purchase payments    $ 96.3       $ 95.5       $ 94.8
                              ======       ======       ======
- -----------------------------------------------------------------

                                5
Net System Generation and Purchased Energy were as follows.

- -----------------------------------------------------------------
                               1993         1992         1991
- -----------------------------------------------------------------
                                (Millions of Kilowatt-hours)

Net system generation         19,145       18,274       20,296
                              ======       ======       ======

Purchased energy               8,448        8,251        7,856
                              ======       ======       ======
- -----------------------------------------------------------------

(Graphic Material - Cooling Degree Hours presented in bar chart format - See Appendix A 2.)

     The 1993 increase in fuel expense primarily reflects a 4.8% increase in net generation resulting from the increase in kilowatt-hour sales. The Company's ability to purchase low-cost economy energy from PJM helped keep the increase in fuel expense to a minimum. The 1992 and 1991 decreases in fuel expense primarily reflect decreases in net generation and increased purchases of low-cost economy energy from PJM.

     The Company's unit costs of fuel burned and the percentages of system fuel requirements obtained from coal, oil and natural gas were as shown in the following table.

- -----------------------------------------------------------------
              Percent of                    Unit Cost
             Fuel Burned                 of Fuel Burned
         -------------------     --------------------------------
                                                          System
         Coal     Oil    Gas     Coal     Oil     Gas     Average
- -----------------------------------------------------------------
                                        (Per Million Btu)
1993     79.4    17.4    3.2    $1.72    $2.55    $2.88    $1.90
1992     82.9    12.6    4.5     1.72     2.50     2.32     1.85
1991     81.7    13.4    4.9     1.78     2.76     2.18     1.93
- -----------------------------------------------------------------

     The system average unit fuel costs continued a generally downward trend over the 1991-1993 period. The increase of approximately 3% in the 1993 system average unit fuel cost compared with the 1992 system average resulted from increased use of major cycling and peaking generation units which burn higher cost fuels. The Company's major cycling and certain peaking units can burn natural gas or oil, adding flexibility in selecting the most cost-effective fuel mix. In addition, the new Dickerson combustion turbine units resulted in the displacement of generation from older, less cost-effective units.

                                6
     The Company's generating and transmission facilities are interconnected with the other members of PJM and other utilities. The pricing of most PJM internal economy energy transactions is based upon "split savings" so that the price of such energy is halfway between the cost that the purchaser would incur if the energy were supplied by its own sources and the cost of production to the company actually supplying the energy.

     In addition to PJM interchange activity, the Company has interconnection agreements with Allegheny Power System (APS) and Virginia Power. These agreements provide a mechanism and the flexibility to purchase power from these parties or from others with whom they are interconnected on an as-needed basis in amounts mutually agreed to from time-to-time pursuant to negotiated rates, terms and conditions. "Other Purchases" above includes the cost of this energy together with purchases of energy from Ohio Edison under the Company's 1987 long-term capacity purchase agreements with Ohio Edison and APS.

     The capacity purchase payments referred to in the table above include capacity costs incurred under agreements with Ohio Edison and Southern Maryland Electric Cooperative, Inc. (SMECO), which compare favorably with other long-term capacity and energy alternatives.

     Pursuant to the Company's long-term capacity purchase agreements with Ohio Edison and APS, the Company is purchasing 450 megawatts of capacity and associated energy through the year 2005. The cost of capacity under these agreements increased from $12,380 per megawatt, per month, in 1993 to $18,060 per megawatt, per month, effective January 1, 1994, plus an allocation of fixed operating and maintenance expenses, with provision for escalation in 1999.

(Graphic Material - System Fuel Costs presented in line chart format - See Appendix A 3.)

     The Company began a 25-year purchase agreement in 1990 with SMECO for 84 megawatts of capacity supplied by a combustion turbine installed and owned by SMECO at the Company's Chalk Point Generating Station. The Company is responsible for all costs associated with operating and maintaining the facility. The capacity payment to SMECO is approximately $462,000 per month.

Other Operation and Maintenance Expenses
- ----------------------------------------

Other operation and maintenance expenses totaled $301.5 million for 1993. These expenses increased by $6.2 million (2.1%), $8.1 million (2.8%) and $11.8 million (4.3%) in 1993, 1992 and 1991, respectively. The relative stability in other operation and maintenance expense was achieved through the Company's budget and cost control disciplines, which have resulted in a decline in the number of Company employees and other programs to curb increases in expenses. For 1993, other operation expense included $9.3 million for the accrual of postretirement expenses other than pensions, pursuant to Statement of Financial Accounting Standards
(SFAS) No. 106. See the discussion of New Accounting Standards below.

Depreciation and Amortization Expense, Income Taxes and
Other Taxes
- -------------------------------------------------------

Depreciation and amortization expense increased by $13.8 million (9.2%), $15.4 million (11.5%) and $10.5 million (8.5%) in 1993,
1992 and 1991, respectively, due to additional investment in property and plant and amortization of increased amounts of conservation program costs. Income taxes increased due to the higher federal income tax rate which became effective in 1993 and higher taxable income. Other taxes increased by $7.1 million (3.6%), $27.7 million (16.6%) and $32.6 million (24.4%) in 1993,
1992 and 1991, respectively. The increases reflect changes in the levels of operating revenues and plant investment upon which taxes are based. The substantial 1992 and 1991 increases resulted from increases in gross receipts and fuel and energy tax rates.

Other Income, Net Utility Interest Charges and Allowance
for Funds Used During Construction
- --------------------------------------------------------

Other income reflects the net earnings from the Company's nonutility subsidiary of $25.1 million in 1993, $28.2 million in 1992 and $23.4 million in 1991. See the Nonutility Subsidiary discussion below and the discussion included in Note (14) of the Notes to Consolidated Financial Statements, Selected Nonutility Subsidiary Financial Information. Other income also reflects accrued capital cost recovery factor amounts in "Other, net" of $8 million and $2.9 million in 1993 and 1992, respectively, and $2.8 million in 1993 from the adoption of SFAS No. 109. See the discussion of New Accounting Standards below.

     Net utility interest charges were relatively stable during the three-year period 1991 through 1993, notwithstanding increased levels of borrowing. Short-term borrowing costs have remained relatively low and, with the refinancing of higher cost issues, the average cost of outstanding long-term utility debt declined from 8.24% at the beginning of 1991 to 7.68% at the end of 1993. Allowance For Funds Used During Construction (AFUDC) credits, which decreased in 1993 and 1992, and increased in 1991, relate to portions of the Company's Construction Work In Progress investment. See the Construction and Capacity Additions discussion below.

CAPITAL RESOURCES AND LIQUIDITY
- -------------------------------

The Company's total investment in property and plant, at original cost, was $5.7 billion at year-end 1993. Investment in property and plant construction, net of AFUDC, was $1 billion for the period 1991 through 1993.

     Internally generated cash from utility operations, after dividends, totaled $287.8 million for the period 1991 through 1993. Sales of First Mortgage Bonds, Medium-Term Notes, Convertible Debentures, Serial Preferred Stock and Common Stock during the period 1991 through 1993 provided a total of $1.4 billion. During the years 1991 through 1993, the Company retired $779.9 million in outstanding long-term securities, including refinancings, scheduled debt maturities and sinking fund retirements. Interim financing was provided principally through the issuance of short-term commercial promissory notes. During the three-year period 1994 through 1996, capital resources of $71 million will be required to meet scheduled debt maturities and sinking fund requirements, and additional amounts will be required for working capital and other needs. Approximately $735 million is expected to be available from depreciation and amortization charges and income tax deferrals over the three-year period.

     During 1993, the Company sold $530 million principal amount of First Mortgage Bonds, $96 million of Common Stock and short-term borrowings increased by $233 million. Proceeds were used to meet construction requirements of $300 million and scheduled debt maturities, sinking fund requirements and the refinancing of higher cost debt totaling $628.4 million. On January 12, 1994, the Company sold, at par, $50 million of 6-1/4% Medium-Term Notes due in 2009 and, at 98.494%, $50 million of 7% Medium-Term Notes due in 2024. See the discussion included in Notes (7) and (10) of the Notes to Consolidated Financial Statements, Common Equity and Long-Term Debt, respectively, for details of these securities transactions.

     Reflecting the refinancings of debt and the respective principal amounts outstanding, total annualized interest costs for all utility long-term debt outstanding at December 31, 1993 was $114 million, compared with $131.9 million and $126.4 million at December 31, 1992 and 1991, respectively.

     Dividends on preferred stock were $16.3 million in 1993, $14.4 million in 1992 and $12.3 million in 1991. The embedded cost of preferred stock declined from 6.53% at December 31, 1990, to 6.2% at December 31, 1993.

     The Company's capitalization ratios (excluding nonutility subsidiary debt), at December 31, 1993, are presented below.

- -----------------------------------------------------------------
                                    Excluding      Including
                                   Amounts Due    Amounts Due
                                   In One Year    In One Year
- -----------------------------------------------------------------
Long-term debt                        41.7%          38.5%
Redeemable serial preferred stock      3.8            3.6
Serial preferred stock                 3.3            3.0
Common equity                         51.2           47.3
Short-term debt and amounts due in
  one year                               -            7.6
                                     -----          -----
  Total capitalization               100.0%         100.0%
                                     =====          =====
- -----------------------------------------------------------------

     Year-end 1993 outstanding utility short-term indebtedness totaled $294.6 million compared with $61.6 million and $86.8 million at the end of 1992 and 1991, respectively. At year-end 1993, the formula adopted by the Securities and Exchange Commission would have permitted the Company to issue, without registration, a total of $426 million in commercial promissory notes.

     The Company has, with respect to its utility operations, $90 million in revolving credit agreements with 11 banks and conventional bank line of credit agreements of $215.5 million with 21 banks. There were no outstanding borrowings under these arrangements during 1993, 1992 and 1991.

Construction and Capacity Additions
- -----------------------------------
Construction expenditures, excluding AFUDC, are projected to total $1.3 billion for the five-year period 1994 through 1998, which includes $203 million of estimated Clean Air Act expenditures. Making use of the flexibilities in its long-term construction plan, the Company reduced projected expenditures for the five years 1994 through 1998 by a total of $315 million from amounts previously planned. The construction reductions and deferrals were associated with lower rates of projected growth in usage of electricity resulting in large part from implementing economical conservation programs. The Company plans to finance its construction program through funds provided by operations and external financing.

     On June 1, 1993, the Company placed in service the second element of a combined-cycle unit, consisting of a 139-megawatt combustion turbine generating unit, at the Dickerson Generating Station located in Montgomery County, Maryland. The first 139-megawatt combustion turbine generating unit was placed in service on June 1, 1992. The total cost of the two combustion turbine units currently in service was $162 million. These generating units are primarily fueled by natural gas but can also burn No. 2 fuel oil. The Dickerson project plan provides for two combined-cycle units with the capability of adding a coal gasification facility, should future unit price differentials among coal, oil and gas make gasification economically attractive. The Company's construction schedule is flexible in order to accommodate changes in future growth and the addition of nonutility generation. Currently, no additional units are scheduled for the Dickerson combined-cycle project until after the year 2003.

     In 1991, the Company signed an agreement with Panda Energy Corporation for a 230-megawatt gas-fueled combined-cycle cogeneration project in Prince George's County, Maryland, which is scheduled for service in 1996. The project is currently before the Maryland Public Service Commission for issuance of a certificate of convenience and necessity. In addition, the Company has signed a contract for a 40-megawatt resource recovery facility which is now under construction in Montgomery County, Maryland. In November 1993, after failing to obtain final building permits from the District of Columbia, Dominion Energy terminated its contract to build a 56-megawatt combined-cycle cogeneration facility at Georgetown University. The Company currently projects that contracted nonutility generation and the Company's commitment to conservation and energy use management will provide adequate reserve margins to meet customers' needs for the next decade.

     Although it is not possible to forecast specific impacts of the National Energy Act legislation enacted during 1992, the Company has substantial flexibility to anticipate and deal with changing conditions and increased competition in the generation and transmission of electricity. Since the early 1980s, the Company has pursued strategies which achieve flexibility through conservation and energy use management, extension of the useful life of generating equipment, cost-effective purchase of capacity and energy and preservation of scheduling flexibility to add new generating capacity in relatively small increments to meet changing requirements. The Company is a low-cost energy producer with customer prices which compare favorably with regional and national averages.

(Graphics Material - Construction Expenditures presented in bar chart format - See Appendix A 4.)

Conservation and Energy Use Management
- --------------------------------------

The Company's conservation and energy use management programs are designed to curb growth in demand in order to defer the need for construction of additional generating capacity and to cost-effectively increase the efficiency of energy use. The Company offers an extensive array of comprehensive conservation programs for its customers in the District of Columbia and Maryland.

     The Company's programs for residential customers include various types of incentives to encourage the design of energy-efficient homes and the purchase and installation of energy-efficiency measures. These incentives include customer rebates for energy efficient appliances, bonuses to contractors who build homes that meet high energy-efficiency standards, coupons which offer significant discounts to customers who purchase energy-efficient lights and water heater conservation measures and, commencing in 1993, a program to directly install, at no cost to the customer, lighting and water heater tank wraps in single-family, apartment and condominium residences. During 1993, the Company also initiated an appliance recycling program for customers, by offering payments for inefficient, but still functioning, refrigerators, air conditioners and freezers.

     The Company's programs for commercial customers offer a variety of approaches to encourage conservation, including design consultation and technical assistance at no fee, equipment rebates to developers and designers, cash incentives to customers who install energy-efficiency measures ranging from lighting to efficient motors and equipment, and, for small commercial customers, direct installation of efficient lighting and other measures at no-cost to the customer. During 1993, as part of the Custom Rebate program, the Company encouraged customers with older chillers to replace them with new high efficiency chillers. Also, the Company began offering loans on a pilot basis to commercial customers for efficiency improvements.

     The Company continues to aggressively identify, design, and test additional energy efficient conservation measures and technologies.

     The Company receives rate recognition for the cost of its conservation programs in its Maryland jurisdiction through a rate surcharge which permits the Company to earn a return on its conservation investment while receiving compensation for lost revenues. The cost recovery mechanism also allows the Company to earn a performance bonus for exceeding established goals. The surcharge is adjusted periodically to reflect the Company's growing conservation commitment.

     The District of Columbia Public Service Commission has established a comprehensive framework which provides for a return on conservation investments, the receipt of compensation for lost revenues and incentives for achieving demand side management goals. The Company has proposed, in connection with its pending District of Columbia rate case, a surcharge mechanism similar to the Maryland surcharge and, with respect to future lost revenues, an adjustment mechanism which reconciles or decouples sales and revenues.

     During 1993, the Company also continued to operate and expand its energy use management programs. In 1993, approximately 134,000 customers participated in programs which cycle air conditioners and water heaters during peak periods. In addition, the Company operates a commercial load program which provides incentives to customers for reducing energy use during peak periods. Time-of-use rates have been in effect since the early 1980s and currently approximately 60% of the Company's revenues are based on time-of-use rates.

     It is estimated that peak load reductions of approximately 390 megawatts have been achieved to date from conservation and energy use management programs and that additional peak load reductions of over 500 megawatts will be achieved in the next five years. The Company also estimates that energy savings of more than 450 million kilowatt-hours have been realized through operation of its conservation and energy use management programs through 1993. During the next five years, the Company plans to expend an estimated $525 million to encourage the efficient use of electric energy and to reduce the need to build new generating facilities.

CLEAN AIR ACT
- -------------

The Company has developed cost-effective plans for complying with the Clean Air Act (CAA) which requires the reduction of sulfur dioxide and nitrogen oxides emissions in two phases to achieve prescribed standards. The Company anticipates CAA related capital expenditures totaling $203 million over the next five years. The plans call for replacement of boiler burner equipment for nitrogen oxides emissions control, the use of lower-sulfur fuel and cofiring with natural gas at selected baseload plants. The CAA allows companies to achieve required emission levels by using a market-based emission allowance trading system. If economical, emission allowances may be purchased in lieu of burning lower-sulfur fuel.






                                13
     The Company owns a 9.72% undivided interest in the Conemaugh Generating Station located in western Pennsylvania. As a result of installing flue gas scrubbing equipment to meet Phase I requirements of the CAA, this station will receive additional allowances. The Company's share of these "bonus" allowances may be used to reduce the need for lower-sulfur fuel at its other plants. The Company's share of the construction cost for the flue gas scrubbing equipment is approximately $38 million.

     Installation of scrubbers is not contemplated for the Company's wholly-owned plants. Both the District of Columbia and Maryland commissions have approved the Company's plans for meeting Phase I requirements including cost recovery of investment and inclusion of emission allowance expenses in the Company's fuel adjustment clause.

BASE RATE PROCEEDINGS
- ---------------------

The Company is subject to utility rate regulation based upon the historical costs of plant investment, using recent test years to measure the cost of providing service. The rate-making process does not give recognition to the current cost of replacing plant; however, the regulatory commissions are required by law to provide a reasonable opportunity to earn a fair rate of return on new plant investments which are required to replace existing plant at the time replacement of facilities actually occurs. The regulatory commissions have authorized fuel rates which provide for billing customers for the actual cost of fuel and interchange on a timely basis. The impact of inflation on the Company's future results of operations cannot be projected since it will be dependent, in part, on the timeliness of rate decisions and the extent to which rate changes are based upon current costs of providing service.

     Annual base rate increases and decreases which became effective during the period 1991 through 1993 are shown below.

- -----------------------------------------------------------------
                                         District
                                            of
Year              Total     Maryland     Columbia   Wholesale
- -----------------------------------------------------------------
                            (Millions of Dollars)
1993             $ 38.1       $34.3       $   -        $3.8
1992               51.2        18.0        30.4         2.8
1991               38.9        19.7        19.7         (.5)
                 ------       -----       -----        ----
                 $128.2       $72.0       $50.1        $6.1
                 ======       =====       =====        ====
- -----------------------------------------------------------------

Maryland
- --------
In October 1993, pursuant to a settlement agreement, the Commission authorized a $27 million, or 3%, increase in base rate revenues effective November 1, 1993. The settlement included a new system composite depreciation rate of approximately 3.1%, up from the 3% rate previously in effect. Prior to the settlement, the Company had filed updated cost of service data which demonstrated a need for a $49.9 million increase in Maryland base rate revenue, based upon the requested return of 9.89% on average rate base including a 12.75% return on common stock equity, 1993 federal tax legislation and the completed separate depreciation case. In connection with the settlement agreement, no determination was made with respect to rate of return. The rate of return on common stock equity most recently determined for the Company in a fully litigated rate case was 12.75% established by the Commission in a June 1991 rate increase order.

     In October 1992, pursuant to a settlement agreement, the Commission authorized an increase in base rate revenues of approximately 3% with $18 million effective December 1, 1992, and $7.3 million effective June 1, 1993. No determination with respect to rate of return was specified.

District of Columbia
- --------------------
In its pending base rate proceeding, the Company is currently seeking a $55.4 million, or 8.2%, increase in base rate revenue, based upon a return of 9.46% on average rate base including an 11.8% return on common stock equity. On June 4, 1993, the Company had filed a base rate application requesting a $72.6 million increase in base rate revenue based upon a requested return of 9.84% on average rate base including a 12.35% return on common stock equity. The Company updated its initial June 1993 cost of service data filing to reflect subsequent events such as final federal tax legislation changes, the effects of a new three year labor agreement with its union employees, the settlement of the United Mine Workers strike as it related to the Company's coal inventory, cost of service revisions and an updated cost of capital study. The requested increase in annual base rate revenues is predicated on adoption by the Commission of the Company's ratemaking proposal with respect to the demand side management program costs, including treatment of lost revenues. If the Commission concludes that this item should also be recovered in base rates, an additional $22.2 million must be added to the base rate revenue requirement for a total requested increase in base rate revenues of $77.6 million. Hearings have been completed, final briefs have been filed and the case is before the Commission for its decision, which is expected to be issued in early March 1994.

     In June 1992, the Commission authorized a $30.4 million, or 4.6%, increase in base rate revenues effective July 7, 1992. The authorized rates were based on a 9.96% rate of return on average rate base, including a 12.35% return on common stock equity.
The Commission also approved a procedure for deferring purchased capacity cost increases between rate cases, accruing a return on the deferred amounts, and including such deferred amounts in determining revenue requirements in future rate proceedings. In February 1993, the Commission adopted a surcharge mechanism, to become effective following the Company's next base rate case discussed above, for recovery of the capital cost carrying charges on CAA compliance costs between rate proceedings. The Company is authorized to accrue a capital cost recovery factor on applicable CAA costs while the surcharge rate is effective.

Wholesale
- ---------

The Company has a 10-year full service power supply contract with SMECO, a wholesale customer. The contract period is to be extended for an additional year on January 1 of each year, unless notice is given by either party of termination of the contract at the end of the 10-year period. The full service obligation can be reduced by SMECO by up to 20% of its annual requirements with a five-year advance notice for each such reduction.

     SMECO rates were increased by $3.8 million and $2.8 million effective January 1, 1993 and 1992, respectively.

     In November 1993, the Company amended its contract with SMECO, pending federal regulatory approval, to provide for rate increases of $2.6 million, $2.3 million and $4.2 million effective January 1, 1994, 1995 and 1996, respectively.

THE COVE POINT JOINT VENTURE
- ----------------------------

Subsidiaries of the Company and the Columbia Gas System, Inc., have formed a joint venture partnership to own and operate natural gas storage and terminaling facilities at Cove Point, Maryland, and an 87-mile natural gas pipeline that extends from Cove Point to Loudoun, Virginia. These facilities are currently owned by Columbia LNG Corporation, a Columbia Gas subsidiary.

     In November 1993, the partnership filed a request with the Federal Energy Regulatory Commission (FERC) for approval of proposed natural gas peak-shaving services to local gas distribution companies and other natural gas users beginning with the winter heating season of 1995-96. With the recent restructuring of the natural gas industry under FERC Order 636, this price-competitive service will provide supply security and operating flexibility to local distribution companies in meeting their customers' service obligations.

     One of the Company's principal strategic interests in the Cove Point project is to secure a reliable and cost-effective source of transportation for gas to fuel the generators at its Chalk Point Generating Station. The Cove Point pipeline is the sole means of delivering natural gas to southern Maryland where Chalk Point is located. The Company is currently expanding Chalk Point's fuel flexibility to burn increased amounts of gas to comply with the CAA and minimize customer costs.

     Under the agreement, Columbia LNG Corp. will contribute its Cove Point terminal and pipeline assets in exchange for an equity interest in the partnership, and the Company's subsidiaries will invest up to $25 million in the form of equity and debt. This investment will be used by the partnership to recommission certain existing facilities at the terminal and construct a new liquefaction unit that will be used in the peaking service. The transaction is subject to Columbia's receipt of regulatory and other approvals.

NEW ACCOUNTING STANDARDS
- ------------------------

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109 entitled "Accounting for Income Taxes," and SFAS No. 106 entitled "Employers' Accounting for Postretirement Benefits Other Than Pensions." See the discussion included in Notes (1), (3) and (4) of the Notes to Consolidated Financial Statements, Summary of Significant Accounting Policies, Pensions and Other Postretirement Benefits and Income Taxes, respectively.

     In November 1992, the Financial Accounting Standards Board
(FASB) issued SFAS No. 112 entitled "Employers' Accounting for Postemployment Benefits," which will become effective for the Company's 1994 consolidated financial statements. See the discussion included in Note (3) of the Notes to Consolidated Financial Statements, Pensions and Other Postretirement Benefits, for additional information.

     In May 1993, the FASB issued SFAS No. 115 entitled "Accounting for Certain Investments in Debt and Equity Securities," which will also become effective for the Company's 1994 consolidated financial statements. See the discussion included in Note (14) of the Notes to Consolidated Financial Statements, Selected Nonutility Subsidiary Financial Information.

ENVIRONMENTAL MATTERS
- ---------------------

     The Company is subject to federal, state and local legislation and regulation with respect to environmental matters, including air and water quality and the handling of solid and hazardous waste. As a result, the Company is subject to environmental contingencies, principally related to possible obligations to remove or mitigate the effects on the environment of the disposal, effected in accordance with applicable laws at the time, of certain substances at various sites. During 1993, the Company was participating in environmental assessments and cleanups under these laws at two federal Superfund sites and a state site. While the total cost of remediation at these sites may be substantial, the Company shares liability with other potentially responsible parties. Based on the information known to the Company at this time, management is of the opinion that resolution of these matters will not have a material effect on the results of operations or financial position of the Company.

     In August 1993, the Company was served with Amended Complaints filed in three jurisdictions (Prince George's County, Baltimore City and Baltimore County) in separate ongoing, consolidated proceedings each denominated "In re: Personal Injury Asbestos Cases." The Company (and other defendants) were brought into these cases on a theory of premises liability under which plaintiffs argue that the Company was negligent in not providing a safe work environment for employees of its contractors who allegedly were exposed to asbestos while working on the Company's property. Since the filings, a number of the individual suits have been disposed of without any payment by the Company. While the aggregate amount specified in the remaining suits would exceed $1 billion, the Company believes the amounts are greatly exaggerated as were the claims already disposed of. The amount of total liability, if any, and any related insurance recovery cannot be precisely determined at this time; however, based on information and relevant circumstances known at this time, the Company does not believe these suits will have a material adverse effect on its financial position.

     See the discussion included in Note (12) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, for additional information.

NONUTILITY SUBSIDIARY
- ---------------------

RESULTS OF OPERATIONS
- ---------------------

PCI's net earnings totaled $25.1 million in 1993 compared with $28.2 million in 1992 and $23.4 million in 1991. In 1993, PCI contributed $.22 per share to PEPCO's consolidated earnings of $1.95 per share. PCI contributed $.25, and $.22 per share to PEPCO's 1992 and 1991 consolidated earnings per share, respectively.

     PCI generates income primarily from its leasing activities and securities investments. Revenue from leasing activities, which includes rental income, gains on asset sales, interest income and fees, totaled $114.2 million in 1993 compared with $122.1 million and $128.7 million in 1992 and 1991, respectively. The decrease in income from leasing activities in 1993 as compared to 1992 was due to decreased rental income from operating leases which replaced leases for certain aircraft returned by three lessees. The decrease in operating lease rentals was partially offset by pre-tax gains from asset sales totaling $7.3 million in 1993 compared to $4 million and $17.7 million in 1992 and 1991, respectively. Fee income in 1993 totaled $13.2 million compared with $4 million and $5.1 million in 1992 and 1991, respectively.

     PCI's marketable securities portfolio contributed pre-tax income of $38.4 million in 1993 compared with $37.1 million and $21.1 million in 1992 and 1991, respectively, which results included net realized gains of $7 million in 1993 compared with $7.5 million in 1992 and net losses of $7.7 million in 1991.

     Other activities during 1993 resulted in a pre-tax loss of $13.3 million which was primarily the result of a writedown of approximately $13.5 million related to the termination of obligations with respect to a real estate limited partnership interest.

     The decrease in 1993 earnings from this writedown and from reduced operating lease income was partially offset by the completion of a partnership transaction, whereby PCI contributed aircraft, subject to direct finance leases, to a majority owned partnership resulting in future cash savings of $37.4 million. As a result of this transaction, PCI's obligation for previously accrued deferred taxes was reduced, resulting in after tax earnings of $21.3 million, after provision for all costs of the transaction. The excess deferred taxes were recognized as a reduction in income tax expense.

     Expenses, before income taxes, which include interest, depreciation and operating, and administrative and general expenses totaled $159.3 million, $130.5 million and $122 million for the years ended December 31, 1993, 1992 and 1991, respectively. Of these expenses, interest was the largest single component, amounting to $77.9 million, $86.2 million and $80.3 million in 1993, 1992 and 1991, respectively. Depreciation and operating expenses totaled $66.8 million in 1993 as compared to $34.6 million and $27.7 million in 1992 and 1991, respectively. The increased 1993 expenses resulted from costs related to the partnership transaction referred to above, the annualization of depreciation on increased operating lease investment, and increased operating expenses incurred for aircraft under usage based leases or which were not under lease during part of the year. The 1993 reduction in deferred taxes resulting from the partnership transaction was partially offset by an August 1993 charge to earnings of $5.1 million to adjust PCI's deferred taxes for the higher rate contained in the Omnibus Budget Reconciliation Act of 1993.

CAPITAL RESOURCES AND LIQUIDITY
- -------------------------------

Investments in leased equipment of $32.4 million in 1993 reflect the purchase of a new MD-11 aircraft which was placed on long-term leveraged lease at the same time older equipment under lease by the same carrier was sold for proceeds of $108.1 million and a pre-tax gain of $6.2 million. The remaining investment was related to the refurbishment and modification of other aircraft under lease. At the end of 1993, PCI had no commitments for the purchase of additional aircraft or other equipment leasing assets.

     At December 31, 1993, PCI had two aircraft on lease to Hawaiian Airlines (Hawaiian) which, on September 21, 1993, filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code. To date, Hawaiian has made all of its scheduled monthly rent payments.

     PCI's outstanding short-term debt totaled $126.2 million at December 31, 1993, a decrease of $137.3 million from the $263.5 million outstanding at December 31, 1992. During 1993, PCI issued $363.7 million in long-term debt, including non-recourse debt, and debt repayments totaled $247.1 million. PCI assumed $22.6 million in debt as a result of the purchase of minority interests and subsequent consolidation of two entities previously accounted for under the equity method.

     PCI paid PEPCO a $14 million dividend in February 1993 and a $12 million dividend in January 1992. In January 1994, PCI declared and paid a $15 million dividend to PEPCO. PCI remains adequately capitalized to support future business plans, which are designed to supplement utility earnings and build long-term value. In addition to its investments in equipment leasing and securities, PCI has limited investments in Washington metropolitan area real estate and other business activities.

Management's Report
on the Consolidated Financial Statements
- ----------------------------------------

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and, with respect to its utility operations, the Uniform System of Accounts promulgated by the Federal Energy Regulatory Commission.
  The consolidated financial statements are the responsibility of management. The Company has established a system of internal accounting controls to provide reasonable, but not absolute, assurance as to the integrity of the consolidated financial statements. The system of internal controls is examined by management on a continuing basis for effectiveness and cost efficiency. The system is also reviewed on a regular basis by an internal audit staff which reports directly to the Chairman of the Board. The Company's independent accountants, Price Waterhouse, regularly evaluate the system of internal accounting controls and perform such tests and other procedures as it deems necessary to express an opinion on the fairness of the financial statements.
  The report of Price Waterhouse on its audits of the accompanying consolidated financial statements appears on this page. The report includes the accountants' opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 1993 and 1992, and the results of operations and cash flows for each of the three years in the period ended December 31, 1993.
  The consolidated financial statements have been reviewed by the Board of Directors of the Company. In addition, the Audit Committee of the Board of Directors, consisting of five outside directors, discusses accounting, auditing and financial reporting matters with management and Price Waterhouse on a regular basis and reviews the program of audit work performed by the internal audit staff. To ensure the auditors' independence, both Price Waterhouse and the internal audit staff have direct access to the Audit Committee.






/s/ H. Lowell Davis
Vice Chairman and
Chief Financial Officer
January 21, 1994




                                22
Report of Independent Accountants


To the Shareholders and
Board of Directors of
Potomac Electric Power Company


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings and of cash flows present fairly, in all material respects, the financial position of Potomac Electric Power Company and its subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Notes 1 and 3 of the Notes to Consolidated Financial Statements, respectively, the Company changed its methods of accounting for income taxes and other postretirement benefits in 1993. As also discussed in Note 1, the Company changed its method of accounting for unbilled revenues in 1992.












/s/ Price Waterhouse
Washington, D.C.
January 21, 1994


Consolidated Statements of Earnings
Potomac Electric Power Company and Subsidiaries

- -------------------------------------------------------------------
- -------------------------------
                            For the year ended December 31,
                                                         1993
   1992         1991 ----------------------------------------------
- ----------------------------------------------------
                                                      (Thousands of
Dollars)
                                 Revenue (Note 2)
  Operating revenue
$1,702,442   $1,562,167   $1,552,066   Interchange deliveries
                                   22,763       39,391       67,249

                                                            -------
- ---   ----------   ----------    Total Revenue
                        1,725,205    1,601,558    1,619,315
                                                      ----------
- ----------   ----------
Operating Expenses
  Fuel
354,282      345,549      387,061   Purchased energy
                               173,456      166,601      176,583
                                                           --------
- --   ----------   ----------    Fuel and purchased energy
                         527,738      512,150      563,644
Capacity purchase payments (Note 12)
96,288       95,481       94,798   Other operation
                              207,814      204,481      196,760
Maintenance
93,668       90,756       90,385   Depreciation and amortization
                              163,607      149,785      134,340
Income taxes (Note 4)
110,176       75,272       82,681   Other taxes (Note 5)
                               201,252      194,180      166,476
                                                           --------
- --   ----------   ----------    Total Operating Expenses
                       1,400,543    1,322,105    1,329,084
                                                     ----------
- -
- ---------   ----------Operating Income
                   324,662      279,453      290,231
                                               ----------   -------
- ---   ----------
Other Income
  Nonutility subsidiary (Note 14)
    Income
139,341      161,154      145,057     Expenses, including interest
and income taxes              (114,240)    (132,993)    (121,706)
                                                            -------
- ---   ----------   ----------      Net earnings from nonutility
subsidiary                    25,101       28,161       23,351
Allowance for other funds used during construction
13,242       16,089       13,514   Other, net
                               10,221        1,506        2,153
                                                          ---------
- -   ----------   ----------    Total Other Income
                         48,564       45,756       39,018
                                                    ----------   --
- --------   ----------Income Before Utility Interest Charges
                  373,226      325,209      329,249
                                              ----------   --------
- --   ----------
Utility Interest Charges
  Interest on debt
141,393      138,097      138,512   Allowance for borrowed funds
used during construction          (9,746)     (13,648)     (19,427)

                                                            -------
- ---   ----------   ----------    Net Utility Interest Charges
                          131,647      124,449      119,085
                                                      ----------
- ----------   ----------
Income Before Cumulative Effect of Accounting Change
241,579      200,760      210,164

Cumulative Effect of Accounting Change for Unbilled
  Revenues (Net of Income Taxes of $9,458) (Note 1)
   -       16,022            -
                        ----------   ----------   ----------Net
Income                                                      241,579

    216,782      210,164 Dividends on Preferred Stock
                       16,255       14,392       12,298
                                                  ----------   ----
- ------   ----------Earnings for Common Stock
             $  225,324   $  202,390   $  197,866
                                            ==========   ==========

 ==========

Average Common Shares Outstanding (000s)
115,640      112,390      105,911

Earnings Per Common Share <F1>
  Before cumulative effect of accounting change
$1.95        $1.66        $1.87   Cumulative effect of accounting
change for unbilled
    revenues
   -          .14            -
                             -----        -----        -----
Total                                                       $1.95
      $1.80        $1.87
                        =====        =====        =====

Cash Dividends Per Common Share
$1.64        $1.60        $1.56

<F1> No material dilution would occur if all of the convertible
preferred stock      and debentures were converted into common
stock.

Consolidated Balance Sheets
Potomac Electric Power Company and Subsidiaries


- -------------------------------------------------------------------
- --------------------------
                                 December 31, Assets
                                                  1993         1992
- -------------------------------------------------------------------
- --------------------------
                            (Thousands of Dollars)
    Property and Plant - at original cost (Notes 6 and 10)
  Electric plant in service
$ 5,252,736   $ 5,014,281   Construction work in progress
                              373,665       314,855   Electric
plant held for future use                                    33,644

      34,766   Nonoperating property
                   5,096         3,722
                                       -----------   -----------

5,665,141     5,367,624   Accumulated depreciation
                         (1,533,999)   (1,436,367)
                                                   -----------   --
- ---------      Net Property and Plant
           4,131,142     3,931,257
                                   -----------   -----------

Current Assets
  Cash and cash equivalents
      7,439         4,875   Customer accounts receivable, less
allowance for uncollectible     accounts of $2,748 and $2,409
                                100,973        86,857   Other
accounts receivable, less allowance for uncollectible     accounts
of $300                                                    53,454
      37,040   Accrued unbilled revenues (Note 1)
                  71,497        66,628   Prepaid taxes
                                            30,531        26,898
Other prepaid expenses
    6,053         5,391   Material and supplies - at average cost
    Fuel
     61,973        99,655     Construction and maintenance
                               70,262        77,089
                                                    -----------
- -
- ----------      Total Current Assets
              402,182       404,433
                                    -----------   -----------


Deferred Charges
  Income taxes recoverable through future rates, net (Note 1)
    233,431             -  Other
                             233,573       143,072
                                                   -----------   --
- ---------      Total Deferred Charges
             467,004       143,072
                                   -----------   -----------


Nonutility Subsidiary Assets
  Cash and cash equivalents
      2,625         2,574   Marketable securities (Note 14)
                              466,153       397,183   Investment in
finance leases (Note 14)                               358,524
  456,678   Operating lease equipment, net of accumulated
depreciation     of $85,302 and $55,981 (Note 14)
                 565,443       565,001   Receivables
                                            84,726        74,151
Other investments
  163,911       132,472   Other assets
                             23,750        35,449
                                                  -----------   ---
- --------      Total Nonutility Subsidiary Assets
          1,665,132     1,663,508
                                  -----------   -----------
Total Assets                                                 $
6,665,460   $ 6,142,270
                        ===========   ===========

                                                        25




- -------------------------------------------------------------------
- --------------------------
                                 December 31, Capitalization and
Liabilities                                         1993
1992 --------------------------------------------------------------
- -------------------------------
                                 (Thousands of Dollars)
       Capitalization
  Common equity (Note 7)
    Common stock, $1 par value - authorized 200,000,000 shares,
   issued 117,797,652 and 114,296,443 shares                    $
 117,798   $   114,296     Premium on stock and other capital
contributions                 1,011,778       919,089     Capital
stock expense                                              (13,800)

    (13,267)     Retained income
                 839,433       802,774
                                       -----------   -----------
   Total Common Equity
1,955,209     1,822,892


Preference stock, cumulative, $25 par value -
  authorized 8,800,000 shares, no shares issued or outstanding
          -             -Serial preferred stock (Note 8)
                             125,442       125,489 Redeemable
serial preferred stock (Note 9)                             147,000

     148,500 Long-term debt (Note 10)
               1,589,621     1,579,109
                                       -----------   -----------
   Total Capitalization
3,817,272     3,675,990
                        -----------   -----------

Current Liabilities
  Long-term debt and preferred stock redemption
    due within one year
     17,977       128,058   Short-term debt (Note 11)
                              294,615        61,600   Accounts
payable and accrued payroll                                 137,321

     130,034   Taxes accrued
                  25,840        27,342   Interest accrued
                                            32,476        37,262
Customer deposits
   22,296        21,832   Other
                             60,542        44,782
                                                  -----------   ---
- --------      Total Current Liabilities
            591,067       450,910
                                  -----------   -----------
Deferred Credits
  Income taxes (Notes 1 and 4)
    780,723       524,407   Investment tax credits (Note 4)
                               71,906        75,375   Other
                                                         28,916
    28,814
           -----------   -----------      Total Deferred Credits
                                        881,545       628,596
                                                              -----
- ------   -----------
Nonutility Subsidiary Liabilities
  Long-term debt (Note 10)
  1,027,705       888,526   Short-term notes payable (Note 11)
                              126,250       263,515   Deferred
taxes and other (Note 4)                                    221,621

     234,733
             -----------   -----------      Total Nonutility
Subsidiary Liabilities                        1,375,576
1,386,774
          -----------   -----------
Commitments and Contingencies (Note 12)

      Total Capitalization and Liabilities
$ 6,665,460   $ 6,142,270
                          ===========   ===========

Consolidated Statements of Cash Flows
Potomac Electric Power Company and Subsidiaries

- -------------------------------------------------------------------
- -------------------------------------
                                           For the year ended
December 31,
                    1993        1992        1991 ------------------
- -------------------------------------------------------------------
- -------------------
                             (Thousands of Dollars)
                Operating Activities
  Income from utility operations
   $ 216,478   $ 188,621   $ 186,813   Adjustments to reconcile
income to net cash
    from operating activities:
    Depreciation and amortization
     163,607     149,785     134,340     Deferred income taxes and
investment tax credits                     27,711      43,414
15,170     Allowance for funds used during construction
            (22,988)    (29,737)    (32,941)     Changes in
materials and supplies                                    44,509
  (11,144)     18,060     Changes in accounts receivable and
accrued unbilled revenues        (35,399)    (46,483)    (19,729)
   Changes in accounts payable
       (441)     (5,716)     (4,287)     Changes in other current
assets and liabilities                       4,317       6,325
  8,305     Changes in deferred conservation and energy use
management costs    (57,714)    (26,421)     (9,680)     Net other
operating activities                                      (39,046)
    7,872      (6,278)   Nonutility subsidiary:
    Net earnings
      25,101      28,161      23,351     Deferred income taxes
                                          (32,814)      1,055
13,778     Changes in other assets and net other operating
activities           56,897       7,037      36,691
                                                       ---------
- ---------   ---------Net Cash From Operating Activities
                          350,218     312,769     363,593
                                                             ------
- ---   ---------   ---------
Investing Activities
  Total investment in property and plant
    (322,951)   (357,732)   (432,143)   Allowance for funds used
during construction                           22,988      29,737
   32,941
             ---------   ---------   ---------    Net investment in
property and plant                               (299,963)
(327,995)   (399,202)   Nonutility subsidiary:
    Purchase of marketable securities
    (254,213)   (266,696)   (112,426)     Proceeds from sale or
redemption of marketable securities           194,295     195,752
   130,609     Investment in leased equipment
                (32,360)    (30,811)   (538,291)     Proceeds from
sale or disposition of leased equipment               120,529
48,968     200,951     Purchase of other investments
                        (44,628)     (7,143)    (17,928)
Proceeds from sale or distribution of other investments
       -      42,513       8,222     Investment in promissory notes

                                     (1,628)          -
- -
    Proceeds from promissory notes
       3,013      27,411       8,313
                                        ---------   ---------   ---
- ------Net Cash Used by Investing Activities
          (314,955)   (318,001)   (719,752)
                                               ---------   --------
- -   ---------
Financing Activities
  Dividends on common stock
    (189,837)   (179,823)   (166,933)   Dividends on preferred
stock                                          (16,255)    (14,392)

  (12,298)   Issuance of common stock
                 96,001      80,396     245,098   Issuance of
preferred stock                                                 -
    50,000      50,000   Redemption of preferred stock
                             (1,500)       (890)          -
Issuance of long-term debt
   521,264     277,463      97,744   Reacquisition and retirement
of long-term debt                       (628,448)   (137,387)
(11,651)   Short-term debt, net
              233,015     (25,200)    (90,400)   Other financing
activities                                            (26,199)
(5,946)     (1,709)   Nonutility subsidiary:
    Issuance of long-term debt
     363,653     242,637     399,127     Repayment of long-term
debt                                        (247,077)   (274,991)
 (129,629)     Short-term debt, net
               (137,265)     (7,390)    (22,495)
                                                    ---------   ---
- ------   ---------Net Cash (Used by) From Financing Activities
                       (32,648)      4,477     356,854
                                                          ---------

 ---------   ---------Net Increase (Decrease) In Cash and Cash
Equivalents                      2,615        (755)        695 Cash
and Cash Equivalents at Beginning of Year
  7,449       8,204       7,509
                                   ---------   ---------   --------
- -Cash and Cash Equivalents at End of Year (Note 13)
    $  10,064   $   7,449   $   8,204
                                         =========   =========
=========

Notes to Consolidated Financial Statements
- ------------------------------------------

(1)  Summary of Significant Accounting Policies
     ------------------------------------------

The Company's utility operations are regulated by the Maryland and District of Columbia public service commissions and, as to its wholesale business, the Federal Energy Regulatory Commission
(FERC). The Company complies with the Uniform System of Accounts prescribed by the FERC and adopted by the Maryland and District of Columbia regulatory commissions. In conformity with generally accepted accounting principles, the accounting policies and practices applied by the regulatory commissions in the determination of rates for utility operations are also employed for financial reporting purposes.
  A description of significant accounting policies follows.

Principles of Consolidation
- ---------------------------

The consolidated financial statements combine the financial results of the Company and all majority-owned subsidiaries. The Company's principal subsidiary is Potomac Capital Investment Corporation (PCI). All material intercompany balances and transactions have been eliminated.

Total Revenue
- -------------

Effective January 1, 1992, the Company changed its method of revenue recognition to provide for the accrual of revenue for service rendered but unbilled as of the end of each month. Prior to 1992, revenues were recognized using the meters read method of accounting whereby annual revenues reflected 12 monthly meter readings for each customer. The new method was adopted to provide a better matching of revenues and expenses and to conform with the predominant practice within the utility industry. This change in the method of revenue recognition resulted in an increase in 1992 of approximately $16 million in net income or $.14 per common share. If the new accounting method had been in effect in 1991, net income would not have been materially different from that shown in the accompanying consolidated financial statements. This change in accounting method, which has no significant effect on revenue over a 12-month period, affects the timing of revenue recognition within the year, principally increasing revenues in the second quarter and decreasing revenues in the fourth quarter.



  The Company includes in revenues the amounts received for sales to other utilities related to pooling and interconnection agreements. Amounts received for such interchange deliveries are a component of the Company's fuel rates.
  In each jurisdiction, the Company's rate schedules include fuel rates. The fuel rate provisions are designed to provide for separately stated fuel billings which cover applicable net fuel and interchange costs or changes in applicable net fuel and interchange costs from levels incorporated in base rates. Differences between applicable net fuel and interchange costs incurred and fuel rate revenues billed in any given period are accounted for as other current assets or other current liabilities in those cases where specific provision has been made by the appropriate regulatory commission for the resolution of such differences within one year. Where no such provision has been made, the differences are accounted for as other deferred charges or other deferred credits pending regulatory determination.

Leasing Transactions
- --------------------

Income from PCI investments in direct finance and leveraged lease transactions, in which PCI is an equity participant, is reported using the financing method. In accordance with the financing method, investments in leased property are recorded as a receivable from the lessee to be recovered through the collection of future rentals. For direct finance leases, unearned income is amortized to income over the lease term at a constant rate of return on the net investment. Income, including investment tax credits on leveraged equipment leases, is recognized over the life of the lease at a level rate of return on the positive net investment.
  PCI investments in equipment under operating leases are stated at cost less accumulated depreciation. Depreciation is recorded on a straight line basis over the equipment's estimated useful life.

Property and Plant
- ------------------

The cost of additions to, and replacements or betterments of, retirement units of property and plant is capitalized. Such cost includes material, labor, the capitalization of an Allowance for Funds Used During Construction (AFUDC) and applicable indirect costs, including engineering, supervision, payroll taxes and employee benefits. The original cost of depreciable units of plant retired, together with the cost of removal, net of salvage, is charged to accumulated depreciation. Routine repairs and maintenance are charged to operating expenses as incurred.



  The Company uses separate depreciation rates for each electric plant account. The rates, which vary from jurisdiction to jurisdiction, were equivalent to a system-wide composite depreciation rate of approximately 3.1% for 1993 and 3% for 1992 and 1991.

Conservation and Energy Use Management
- --------------------------------------

In general, the Company accounts for energy conservation expenditures as a deferred charge, and amortizes the costs over five to ten years. District of Columbia conservation costs receive rate base treatment, with a capital cost recovery factor accrued on the unamortized balance in excess of amounts included in rate base. In Maryland, conservation costs are recovered currently through a surcharge included in base rates.

Allowance for Funds Used During Construction
- --------------------------------------------

In general, the Company capitalizes AFUDC with respect to investments in Construction Work in Progress with the exception of expenditures required to comply with federal, state or local environmental regulations (pollution control projects), which are included in rate base without capitalization of AFUDC. In 1992, pursuant to orders from both the Maryland and District of Columbia commissions, the Company commenced the accrual of a capital cost recovery factor on the retail jurisdictional portion of certain pollution control projects related to compliance with the Clean Air Act (CAA). The base for calculating this return is the amount by which the retail jurisdictional CAA expenditure balance exceeds the CAA balance included in rate base in the Company's most recently completed base rate proceeding.
  The jurisdictional AFUDC capitalization rates are determined as prescribed by the FERC. The effective capitalization rates were approximately 8.7% in 1993 and 9.1% in 1992 and 1991, compounded semiannually.

Nonutility Subsidiary Receivables
- ---------------------------------

The Company's nonutility subsidiary uses the direct write-off method of accounting when a receivable is deemed to be uncollectible in lieu of an allowance for doubtful accounts. The amounts were not material.



Income Taxes
- ------------
Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109 entitled "Accounting for Income Taxes" which, among other things, prohibits the use of net-of-tax accounting and requires the use of an asset and liability approach for financial reporting and accounting for deferred income taxes. Deferred taxes are being recorded for all temporary differences based upon currently enacted tax rates.
  The Company's utility net deferred tax liabilities totaled $789 million at December 31, 1993, of which $8.3 million was classified as a current liability. At December 31, 1993, the Company's nonutility subsidiary net deferred tax liability totaled $142.6 million. The adoption of SFAS No. 109 increased net income for the twelve months ended December 31, 1993 by $2.8 million which is reflected on the Consolidated Statements of Earnings in "Other, net."
  Certain provisions of SFAS No. 109 allow regulated enterprises to recognize regulatory assets and liabilities for income taxes to be recovered from or returned to customers in future rates. Accordingly, as of December 31, 1993, the Company has recorded additional deferred income taxes and a net regulatory asset of $233.4 million. No valuation allowance for deferred tax assets was required or recorded at December 31, 1993.



(2)  Total Revenue
     -------------

The Company's retail service area includes all of the District of Columbia and major portions of Montgomery and Prince George's counties in suburban Maryland. The Company supplies electricity, at wholesale, under a contract with Southern Maryland Electric Cooperative, Inc. (SMECO), and also delivers economy energy to the Pennsylvania-New Jersey-Maryland Interconnection (PJM) of which the Company is a member. PJM is composed of eleven electric utilities which operate on a fully integrated basis.
  Total revenue for each year was comprised as shown below.

- -----------------------------------------------------------------
                        1993             1992           1991
                -------------------------------------------------
                 Amount    %     Amount     %     Amount     %
- -----------------------------------------------------------------
                              (Thousands of Dollars)

Residential    $  505,173  29.8 $  432,797  27.8 $  450,103  29.2
Commercial        791,357  46.6    748,550  48.1    724,039  46.9
U.S. Government   238,192  14.0    229,586  14.8    223,723  14.5
D.C. Government    53,551   3.2     49,815   3.2     48,009   3.1
Wholesale         108,162   6.4     95,350   6.1     96,697   6.3
               ---------- -----  --------- ----- ---------- -----
  Sales of
    electricity 1,696,435 100.0  1,556,098 100.0  1,542,571 100.0
                          =====            =====            =====
Other electric
  revenues          6,007            6,069            9,495
               ----------       ----------       ----------
  Operating
    revenue     1,702,442        1,562,167        1,552,066
Interchange
  deliveries       22,763           39,391           67,249
               ----------       ----------       ----------

 Total Revenue $1,725,205       $1,601,558       $1,619,315
               ==========       ==========       ==========
- -----------------------------------------------------------------

  Sales of electricity include base rate revenues and fuel rate revenues. Fuel rate revenues were $487.9 million in 1993, $456.4 million in 1992 and $481.1 million in 1991.
  The Company's Maryland fuel rate is based on historical net fuel and interchange costs. The zero-based rate may not be changed without prior approval of the Maryland Public Service Commission. Application to the Commission for an increase in the rate may only be made when the currently calculated fuel rate, based on the most recent actual net fuel and interchange costs, exceeds the currently effective fuel rate by more than 5%. If the currently calculated fuel rate is more than 5% below the currently effective fuel rate, the Company must apply to the Commission for a fuel rate reduction.
  The District of Columbia fuel rate is based upon an average of historical and projected net fuel and interchange costs and is adjusted monthly to reflect changes in such costs.
  Rates for service, at wholesale, to SMECO include a fuel adjustment charge based upon estimated applicable fuel and interchange costs for each billing month. The difference between the estimated costs and the actual applicable fuel and interchange costs incurred each month is reflected as an adjustment to the fuel rate in the succeeding month.
  Amounts received for interchange deliveries are a component of the Company's fuel rates.


(3)  Pensions and Other Postretirement Benefits
     ------------------------------------------

The Company's General Retirement Program (Program), a noncontributory defined benefit program, covers substantially all full-time employees of the Company and its subsidiaries. The Program provides for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Company and their compensation rates for the three years preceding retirement. Annual provisions for accrued pension cost are based upon independent actuarial valuations. The Company's policy is to fund accrued pension costs.
  Pension expense included in net income was $13.7 million in 1993, $10.5 million in 1992 and $10.7 million in 1991. The net periodic pension cost was computed as follows.

- -----------------------------------------------------------------
                                       1993      1992     1991
- -----------------------------------------------------------------
                                       (Thousands of Dollars)

Service cost-benefits earned         $10,300   $ 9,100  $ 8,500
Interest cost on projected
  benefit obligation                  25,100    23,500   22,000
Actual return on Program assets      (24,300)  (13,400) (28,500)
Differences between actual
  and expected return on
  Program assets and net
  amortization                         2,600    (8,700)   8,700
                                     -------   -------  -------

  Pension cost                       $13,700   $10,500  $10,700
                                     =======   =======  =======
- -----------------------------------------------------------------












                                34
  Program assets are stated at fair value and were comprised of approximately 68% and 70% of cash equivalents and fixed income investments and the balance in equity investments at December 31, 1993 and 1992, respectively. The following table sets forth the Program's funded status and amounts recognized on the Consolidated Balance Sheets.

- -----------------------------------------------------------------
                                              1993       1992
- -----------------------------------------------------------------
                                           (Thousands of Dollars)

Actuarial present value of benefit obligations:
  Program benefits:
    Vested benefits                        $(249,600)  $(211,100)
    Nonvested benefits                       (35,300)    (27,200)
                                           ---------   ---------
Accumulated benefit obligation             $(284,900)  $(238,300)
                                           =========   =========
Actuarial present value of projected
  benefit obligation                       $(358,600)  $(293,000)
Program assets at fair value                 282,600     261,500
                                           ---------   ---------
Projected benefit obligation in excess of
  Program assets                             (76,000)    (31,500)
Unrecognized actuarial loss                   58,500      23,200
Unrecognized prior service cost               12,900       3,800
Unrecognized net obligation at
  January 1, 1987, being recognized
  over 18 years                                  400         400
                                           ---------   ---------
Accrued pension liability                  $  (4,200)  $  (4,100)
                                           =========   =========
- -----------------------------------------------------------------
  The assumed weighted average discount rate and weighted average rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.75% and 5% in 1993 and 8.75% and 5% in 1992, respectively. The assumed long-term rate of return on Program assets was 9% in 1993 and 1992.
  In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees and inactive employees covered by disability plans.
The health care plan pays stated percentages of most necessary medical expenses incurred by these employees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. The life insurance plan pays benefits based on base salary at the time of retirement and age at the date of death. Participants become eligible for the benefits of these plans if they retire under the provisions of the Company's General Retirement Program with ten years of service or become inactive employees under the Company's disability plans.

                                35
  Effective January 1, 1993, the Company adopted SFAS No. 106, entitled "Employers' Accounting for Postretirement Benefits Other Than Pensions" which requires "accrual basis" instead of "cash basis" accounting for postretirement health care and life insurance. The effect of this change in accounting was to decrease 1993 pre-tax income by $2.2 million. The Company is amortizing the unrecognized transition obligation measured at January 1, 1993 over a 20-year period.

  Postretirement benefit expense included in net income was $9.3 million in 1993. The cost of such benefits, recognized as an operating expense when paid, was $5 million in 1992 and $5.2 million in 1991. The 1993 postretirement expense includes the following components.

                                           (Thousands of Dollars)

      Service cost-benefits attributable
        to service during 1993                  $     2,500
      Interest cost on accumulated
        postretirement benefit obligation             4,400
      Actual return on Plan Assets                     (400)
      Amortization of transition
        obligation                                    2,800
                                                -----------
      Net postretirement benefit cost           $     9,300
                                                ===========

  The accumulated postretirement benefit obligation is reconciled to the amount recognized in the Company's December 31, 1993 statement of financial position as follows.

                                           (Thousands of Dollars)
      Accumulated postretirement
        benefit obligation to
          Retirees and dependents                  $(29,700)
          Active employees fully eligible           (10,300)
          Active employees not fully
            eligible                                (14,800)
                                                   --------
      Total accumulated postretirement
        benefit obligation                          (54,800)
      Plan assets at fair value                       4,300
                                                   --------
      Accumulated postretirement benefit
        obligation in excess of plan assets         (50,500)
      Unrecognized transition obligation             47,700
      Unrecognized actuarial loss                     2,800
                                                   --------
      Accrued postretirement benefit cost
        as of December 31, 1993                    $      -
                                                   ========

                                36
  The Company's SFAS No. 106 obligation at December 31, 1993 is based on a discount rate of 7.75% and a current health-care cost trend rate of 8.5% which declines to 5.5% after a six-year period. A one percentage point increase in the health-care cost trend rate would increase the Accumulated Postretirement Benefit Obligation by $2.3 million to approximately $57.1 million and postretirement expense by approximately $.4 million.
  In January 1993, the Company funded the 1993 portion of its estimated liability for post-retirement medical and life insurance costs through the use of an Internal Revenue Code (IRC) 401 (h) account, within the Company's pension plan, and an IRC 501 (c)(9) Voluntary Employee Beneficiary Association (VEBA).
The Company plans to fund the 401(h) account and the VEBA annually. Assets were comprised of cash equivalents, fixed income investments and equity investments and the assumed return on plan assets is 9%.
  In July 1993, a new three-year Agreement between the Company and Local 1900 of the International Brotherhood of Electrical Workers was ratified by Union members. As a result of this Agreement, the Company will reduce the costs of its postretirement benefits by requiring all eligible employees who retire on or after January 1, 1994, to share in the cost of these benefits. These amendments have been reflected in 1993.
  The Company treats postretirement benefit costs as an operating expense and has not recorded a regulatory asset associated with these costs. The Company's Maryland tariff includes the cost of postretirement benefits. The District of Columbia Public Service Commission's decision is expected in February 1994.
  In November 1992, the Financial Accounting Standards Board
(FASB) issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective for fiscal years beginning after December 15, 1993. SFAS No. 112 requires the accrual of the expected cost of providing benefits to former or inactive employees after employment but before retirement. The Company is evaluating the effects of applying SFAS No. 112 and does not expect the statement to have a material effect on the Company's financial position or results of operation.




(4) Income Taxes
    ------------

The provision for income taxes charged to continuing operations, reconciliation of consolidated income tax expense and components of consolidated deferred tax liabilities (assets) are set forth below.


Provisions for Income Taxes Charged to Continuing Operations ------
- ------------------------------------------------------

- -------------------------------------------------------------------
- --------------------------------
                                  1993        1992        1991 ----
- -------------------------------------------------------------------
- ----------------------------
                                   (Thousands of Dollars)
                 Utility current tax expense
  Federal                                                        $
69,007   $  50,900   $  57,093   State and local
                                 9,801       7,571       8,725
                                                             ------
- ---   ---------   ---------Total utility current tax expense
                            78,808      58,471      65,818
                                                         ---------
 ---------   ---------Utility deferred tax expense
  Federal
 26,784      26,584      15,046   State and local
                                  5,100       4,682       3,375
Investment tax credits
(3,469)     (3,314)     (3,251)
                              ---------   ---------   ---------
Total utility deferred tax expense
 28,415      27,952      15,170
                              ---------   ---------   ---------
Total utility income tax expense
107,223      86,423      80,988
                              ---------   ---------   ---------
Nonutility subsidiary current tax expense
  Federal
(13,022)      1,461     (14,029)
                               ---------   ---------   ---------
Nonutility subsidiary deferred tax expense
  Federal
(31,360)      1,055      13,778   State and local
                                   (696)          -           -
                                                             ------
- ---   ---------   ---------Total nonutility subsidiary deferred tax
expense                   (32,056)      1,055      13,778
                                                        ---------
 ---------   ---------
Total nonutility subsidiary income tax expense
(45,078)      2,516        (251)
                               ---------   ---------   ---------
Total consolidated income tax expense
 62,145      88,939      80,737 Income taxes included in other
income                              (48,031)      4,209
(1,944) Income taxes included in cumulative effect of accounting
change          -       9,458           -
                                       ---------   ---------   ----
- -----Income taxes included in utility operating expenses
   $ 110,176   $  75,272   $  82,681
                                   =========   =========
=========

Reconciliation of Consolidated Income Tax Expense
- -------------------------------------------------



- -------------------------------------------------------------------
- --------------------------------
                                  1993        1992        1991 ----
- -------------------------------------------------------------------
- ----------------------------
                                   (Thousands of Dollars)
                 Income before income taxes (including cumulative
effect
  of accounting change)                                          $
303,724   $ 305,721   $ 290,901
                              =========   =========   =========

Utility income tax at federal statutory rate                     $
113,295   $  93,515   $  91,052   Increases (decreases) resulting
from
    Depreciation
  5,096       4,204       3,971     Removal costs
                                 (4,385)     (5,109)     (6,315)
  Allowance for funds used during construction
(3,852)     (4,854)     (4,127)     Other
                                 (6,477)     (5,888)     (7,954)
  State income taxes, net of federal effect
9,686       8,213       7,986     Tax credits
                               (3,873)     (3,658)     (3,625)
Cumulative effect of tax rate change
(2,267)          -           -
                            ---------   ---------   ---------Total
utility income tax expense
107,223      86,423      80,988
                              ---------   ---------   ---------
Nonutility subsidiary income tax at federal statutory rate
 (6,992)     10,430       7,854   Increases (decreases) resulting
from
    Dividends received deduction
 (7,672)     (6,750)     (6,135)     Reversal of previously accrued
deferred taxes                  (35,904)          -           -
Other
(408)     (1,164)     (1,970)     State income taxes, net of
federal effect                         (696)          -
- -
    Cumulative effect of tax rate change
  6,594           -           -
                             ---------   ---------   ---------Total
nonutility subsidiary income tax expense
(45,078)      2,516        (251)
                               ---------   ---------   ---------
Total consolidated income tax expense
 62,145      88,939      80,737 Income taxes included in other
income                              (48,031)      4,209
(1,944) Income taxes included in cumulative effect of accounting
change          -       9,458           -
                                       ---------   ---------   ----
- -----Income taxes included in utility operating expenses
   $ 110,176   $  75,272   $  82,681
                                   =========   =========
=========


Components of Consolidated Deferred Tax Liabilities (Assets) ------
- ------------------------------------------------------  at December
31, 1993  (Thousands of Dollars)
  --------------------

    Utility deferred tax liabilities (assets)
  Depreciation and other book to tax basis differences           $
672,625   Rapid amortization of certified pollution control
    facilities
 31,090   Deferred taxes on amounts to be collected through
    future rates
 88,787   Property taxes
         10,218   Deferred fuel
                  4,644   Prepayment premium on debt retirement
                         11,215   Deferred ITC
                                (27,435)   Contributions in aid of
construction                             (23,951)   Other
                                                   21,825
                                                        ---------
Total utility deferred tax liabilities (net)
789,018 Current portion of utility deferred tax liabilities
  (included in Other Current Liabilites)
  8,295
      ---------Total utility deferred tax liabilities (net) -
noncurrent        $ 780,723
                          =========

Nonutility subsidiary deferred tax liabilities (assets)
  Finance leases                                                 $
130,833   Operating lease depreciation
        114,134   Reversal of previously accrued taxes related
    to partnerships
(16,969)   Alternative minimum tax
         (75,610)   Other
                   (9,789)
                         ---------Total nonutility subsidiary
deferred tax liabilities (net),   (included in Deferred taxes and
other)                         $ 142,599
                                       =========

  The Omnibus Budget Reconciliation Act of 1993, which was enacted on August 10, 1993, increased the federal corporate income tax rate from 34% to 35% for the periods beginning after December 31, 1992.
  The Tax Reform Act of 1986 repealed the Investment Tax Credit
(ITC) for property placed in service after December 31, 1985, except for certain transition property. ITC previously earned on utility property continues to be normalized over the remaining service lives of the related assets.
  The Company and its subsidiaries file a consolidated federal income tax return. The Company's federal income tax liabilities for all years through 1991 have been finally determined. The Company is of the opinion that the final settlement of its federal income tax liabilities for subsequent years will not have a material adverse effect on its financial position.



(5)  Other Taxes
     -----------

Taxes, other than income taxes, charged to utility operating expenses for each period are shown below.

- ----------------------------------------------------------------
                               1993          1992         1991
- ----------------------------------------------------------------
                                    (Thousands of Dollars)

Gross receipts               $ 88,044      $ 81,266     $ 71,953

Property                       58,193        55,965       52,938

Payroll                        10,534        10,582        9,967

County fuel-energy             34,614        37,283       23,180

Environmental, use and
  other                         9,867         9,084        8,438
                             --------      --------     --------

                             $201,252      $194,180     $166,476
                             ========      ========     ========
- -----------------------------------------------------------------



(6)  Jointly Owned Generating Facilities
     -----------------------------------

The Company owns a 9.72% undivided interest in the Conemaugh Generating Station located near Johnstown, Pennsylvania, consisting of two baseload units totaling 1,700 megawatts. The Company and other utilities own the station as tenants in common and share costs and output in proportion to their ownership shares. Each owner has arranged its own financing relating to its share of the facility. The Company's share of the operating expenses of the station is included in the Consolidated Statements of Earnings. The Company's investment in the Conemaugh facility of $67.1 million at December 31, 1993 and $51.8 million at December 31, 1992, includes $23.4 million and $11.6 million of Construction Work in Progress, respectively.
  The Conemaugh Generating Station is required to comply with certain provisions of the Clean Air Act by January 1, 1995. The construction of flue gas desulfurization equipment for both units began in 1992. The Company's share of the construction cost is approximately $38 million.



(7) Common Equity

Changes in common stock, premium on stock and retained income are summarized below.

- -------------------------------------------------------------------
- --------------------
Common Stock           Premium     Retained
                 Shares      Par Value     on Stock     Income ----
- -------------------------------------------------------------------
- ----------------
       (Thousands of Dollars)
                                            Balance, December 31,
1990            99,714,471   $   99,714   $  607,775   $  739,236

  Net income before net earnings
    from nonutility subsidiary                 -            -
      -      186,813   Nonutility subsidiary:
    Net earnings                               -            -
      -       23,351     Marketable equity securities
      valuation allowance, net of tax          -            -
      -        5,971   Dividends:
    Preferred stock                            -            -
      -      (12,298)     Common stock
  -            -            -     (166,933)   Conversion of
convertible
    debentures                               370            -
     10            -  Conversion of preferred stock
10,581           11           81            -  Sale of common stock
through
    Shareholder Dividend
    Reinvestment Plan                  1,571,880        1,572
 33,285            -  Issuance of common stock to
    Employee Savings Plans               382,595          383
  7,903            -  Sale of common stock through
    public offerings                   9,425,900        9,426
192,529            -                                     ----------
- -   ----------   ----------   ----------Balance, December 31, 1991
         111,105,797      111,106      841,583      776,140

  Net income before net earnings
    from nonutility subsidiary                 -            -
      -      188,621   Nonutility subsidiary:
    Net earnings                               -            -
      -       28,161     Marketable equity securities
      valuation allowance, net of tax          -            -
      -        4,067   Dividends:
    Preferred stock                            -            -
      -      (14,392)     Common stock
  -            -            -     (179,823)   Conversion of
convertible
    debentures                             2,220            2
     58            -  Conversion of preferred stock
22,318           22          169            -  Gain on acquisition
of preferred
    stock                                      -            -
     24            -  Other capital contributions
- -            -           25            -  Sale of common stock
through
    Shareholder Dividend
    Reinvestment Plan                  1,787,724        1,788
 42,414            -  Issuance of common stock to
    Employee Savings Plans               378,384          378
  9,028            -  Sale of common stock through
    public offerings                   1,000,000        1,000
 25,788            -                                     ----------
- -   ----------   ----------   ----------Balance, December 31, 1992
         114,296,443      114,296      919,089      802,774

  Net income before net earnings
    from nonutility subsidiary                 -            -
      -      216,478   Nonutility subsidiary:
    Net earnings                               -            -
      -       25,101     Marketable equity securities
      valuation allowance, net of tax          -            -
      -        1,172   Dividends:
    Preferred stock                            -            -
      -      (16,255)     Common stock
  -            -            -     (189,837)   Conversion of
convertible
    debentures                             3,480            4
     93            -  Conversion of preferred stock
5,534            6           42            -  Loss on acquisition
of preferred
    stock                                      -            -
    (24)           -  Other capital contributions
- -            -           69            -  Sale of common stock
through
    Shareholder Dividend
    Reinvestment Plan                  1,638,227        1,638
 42,655            -  Issuance of common stock to
    Employee Savings Plans               362,468          362
  9,277            -  Sale of common stock through
    public offerings                   1,491,500        1,492
 40,577            -                                     ----------
- -   ----------   ----------   ----------Balance, December 31, 1993
         117,797,652   $  117,798   $1,011,778   $  839,433
                              ===========   ==========   ==========

 ==========

  During the period of July through October 1993, the Company sold 1,491,500 shares of Common Stock at an average price of $28.21 per share through a Continuous Offering Stock Program pursuant to a "shelf" registration statement filed with the Securities and Exchange Commission in June 1992.
  The Company's Shareholder Dividend Reinvestment Plan (DRP) provides that shares of common stock purchased through the plan may be original issue shares or, at the option of the Company, shares purchased in the open market. The DRP permits additional cash investments by plan participants limited to one investment per month of not less than $25 and not more than $5,000.
  As of December 31, 1993, 52,714 shares of common stock were reserved for issuance upon the conversion of convertible preferred stock, 2,771,633 shares for issuance upon the conversion of the 7% convertible debentures, 3,392,500 shares for issuance upon the conversion of the 5% convertible debentures, 2,838,420 shares for issuance under the DRP and 191,275 shares for issuance under the Employee Savings Plans.
  Certain provisions of the Company's corporate charter, relating to preferred and preference stock, would impose restrictions on the payment of dividends under certain circumstances. No portion of retained income was so restricted at December 31, 1993.

(8)  Serial Preferred Stock
     ----------------------

The Company has authorized 11,211,044 shares of cumulative $50 par value Serial Preferred Stock. At December 31, 1993 and 1992, there were outstanding 5,461,038 shares and 5,491,986 shares, respectively. The various series of Serial Preferred Stock outstanding (excluding 2,952,200 shares of Redeemable Serial Preferred Stock - See Note 9) and the per share redemption price at which each series may be called by the Company are as follows.

- -----------------------------------------------------------------
                                    Redemption     December 31,
                                       Price      1993      1992
- -----------------------------------------------------------------
                                                  (Thousands of
                                                     Dollars)

$2.44 Series of 1957, 300,000 shares  $51.00    $15,000   $15,000
$2.46 Series of 1958, 300,000 shares  $51.00     15,000    15,000
$2.28 Series of 1965, 400,000 shares  $51.00     20,000    20,000
$3.82 Series of 1969, 500,000 shares  $51.00     25,000    25,000
$2.44 Convertible Series of 1966,
  8,838 and 9,786 shares,
  respectively                        $50.00        442       489
Auction Series A, 1,000,000 shares    $50.00     50,000    50,000
                                               --------  --------
                                               $125,442  $125,489
                                               ========  ========
- -----------------------------------------------------------------

  The $2.44 Convertible Series of 1966 is convertible into common stock of the Company at a price based upon a formula that is subject to adjustment in certain events. At December 31, 1993,
5.88 shares of common stock could be obtained upon the conversion of each share of convertible preferred stock at the then effective conversion price of $8.51 per share of common stock. The number of shares of this series converted into common stock was 948 shares in 1993, 3,827 shares in 1992 and 1,804 shares in 1991. The estimated fair value of this series, based on quoted market prices was $1.4 million at December 31, 1993 and 1992.
  Dividends on the Serial Preferred Stock, Auction Series A, are cumulative and are based on the rate determined by auction procedures prior to each dividend period. The maximum rate can range from 110% to 200% of the applicable "AA" Composite Commercial Paper Rate. The annual dividend rate is 3.02% ($1.51) for the period December 1, 1993 through February 28, 1994. The average annual dividend rates were 2.8% ($1.40) in 1993 and 3.412% ($1.706) in 1992. The estimated fair value of this series at December 31, 1993 and 1992, was the carrying amount.



                                45
  The estimated fair value at December 31, 1993 and 1992, for the remaining serial preferred stock (excluding the Redeemable Serial Preferred Stock) was $59.5 million and $55.7 million, respectively, based on current redemption prices and discounted cash flows using current rates for preferred stock with similar terms.

(9)  Redeemable Serial Preferred Stock
     ---------------------------------

The outstanding series of $50 par value Redeemable Serial
Preferred Stock are shown below.

- -----------------------------------------------------------------
                                                December 31,
                                              1993       1992
- -----------------------------------------------------------------
                                           (Thousands of Dollars)

$3.37  Series of 1987, 952,200 and
         982,200 shares, respectively       $ 47,610   $ 49,110
$3.89  Series of 1991, 1,000,000 shares       50,000     50,000
$3.40  Series of 1992, 1,000,000 shares       50,000     50,000
                                            --------   --------
                                             147,610    149,110
Redemption requirement due within one year      (610)      (610)
                                            --------   --------
                                            $147,000   $148,500
                                            ========   ========
- ----------------------------------------------------------------

  The shares of the $3.37 (6.74%) Series are subject to mandatory redemption, at par, through the operation of a sinking fund. Beginning June 1993, not less than 30,000 nor more than 60,000 shares will be redeemed annually. The option to redeem in excess of 30,000 shares annually is not cumulative; however, shares which are acquired or redeemed by the Company other than through the operation of the sinking fund may, at the option of the Company, be applied toward the satisfaction of sinking fund requirements. Presently, the shares are callable for redemption at a per share price of $52.25, which is reduced in succeeding years, equaling par value beginning June 1, 2002.
  The shares of the $3.89 (7.78%) Series are subject to mandatory redemption, at par, through the operation of a sinking fund which will redeem not less than 165,000 nor more than 330,000 shares annually, beginning June 1, 2001 and 175,000 shares on June 1, 2006. The option to redeem in excess of 165,000 shares annually is not cumulative. The shares may be called for redemption at any time at a per share price of $53.89; however, the shares are not redeemable prior to June 1, 1996, through certain refunding operations. The redemption price is reduced in succeeding years, equaling $50.98 beginning June 1, 2003.

  The shares of the $3.40 (6.80%) Series are subject to mandatory redemption, at par, through the operation of a sinking fund which will redeem 50,000 shares annually, beginning September 1, 2002 with the remaining shares redeemed on September 1, 2007. The shares are not redeemable prior to September 1, 2002; thereafter, the shares are redeemable at par.
  In the event of default with respect to dividends, or sinking fund or other redemption requirements relating to the serial preferred stock, no dividends may be paid, nor any other distribution made, on common stock. Payments of dividends on all series of serial preferred or preference stock, including series which are redeemable, must be made concurrently.
  The sinking fund requirements through 1998 with respect to the Redeemable Serial Preferred Stock are $.6 million in 1994 and $1.5 million annually thereafter.
  The estimated fair value of the Company's Redeemable Serial Preferred Stock was $164.1 million and $153.5 million based on quoted market prices at December 31, 1993 and 1992, respectively.



(10) Long-Term Debt

Details of long-term debt are shown below.

- -------------------------------------------------------------------
- -----------------------------------Interest
                                                    December 31,
Rate                                   Maturity
             1993          1992 -----------------------------------
- -------------------------------------------------------------------


          (Thousands of Dollars)
                                                             First
Mortgage Bonds
Fixed Rate Series:
4-5/8%                              December 1, 1993
          $        -    $   25,000 5-1/4%
    December 1, 1994                             15,000
15,000 5%                                  December 15, 1995
                     40,000        40,000 5-5/8%
           December 31, 1997                            18,000
   19,000 4-3/8%                              February 15, 1998
                        50,000        50,000 4-1/2%
              May 15, 1999                                 45,000
      45,000 9%                                  April 15, 2000
                          100,000       100,000 5-1/8%
                 April 1, 2001
15,000        15,000 5-7/8%                              May 1,
2002                                  35,000        35,000 6-5/8%
                            February 15, 2003
      40,000        40,000 5-5/8%
October 15, 2003                             50,000             -
7-3/4%                              March 15, 2004
                   -        45,000 6-1/2%
    July 1, 2004                                 15,000
15,000 6-1/8%                              July 1, 2007
                     38,300        38,300 6-1/2%
           July 1, 2007                                 20,000
   20,000 7-3/4%                              October 1, 2007
                             -        50,000 6-1/2%
              March 15, 2008                               78,000
           -5-7/8%                              October 15, 2008
                          50,000             -6-5/8%
               January 1, 2009                               7,500
       7,500 8-3/8%                              January 15, 2009
                                -       100,000 8-3/4%
                 April 15, 2010
- -        37,000 9-1/4%                              March 1, 2016
                                   -        75,000 8-3/4%
                    November 15, 2016
   -        75,000 8-1/4%                              March 1,
2017                                     -        75,000 9-3/4%
                          May 1, 2019
    43,000        75,000 8-5/8%                              August
15, 2019                              63,000        75,000 9%
                            June 1, 2021
     100,000       100,000 6%
September 1, 2022                            30,000        30,000
6-3/8%                              January 15, 2023
              37,000             -7-1/4%
   July 1, 2023                                100,000
- -6-7/8%                              September 1, 2023
              100,000             -6-7/8%
    October 15, 2024                             75,000
 -8-1/2%                              May 15, 2027
                75,000        75,000 7-1/2%
      March 15, 2028                               40,000
   -Variable Rate Series:
Adjustable rate                     December 1, 2001
              50,000        50,000
                                             ----------    --------
- --  Total First Mortgage Bonds
             1,329,800     1,326,800

Convertible Debentures
5%                                  September 1, 2002
             115,000       115,000 7%
    January 15, 2018                             68,834
70,376

Medium-Term Notes
8.61% to 8.72%                      October 15, 1993
                   -       100,000 9.08%
    July and August 1997                         50,000
50,000 7.46% to 7.60%                      January 2002
                     40,000        40,000 7.64%
           January 17, 2007                             35,000
   35,000
                    ----------    ----------  Total Utility Long-
Term Debt                                                1,638,634
   1,737,176 Net unamortized discount
                          (31,646)      (30,619) Current portion

(17,367)     (127,448)
                                 ----------    ----------  Net
Utility Long-Term Debt
    $1,589,621    $1,579,109
                                       ==========    ==========

Nonutility Subsidiary Long-term Debt
Varying rates through 2011
          $1,027,705    $  888,526
                                             ==========
==========

Utility Long-Term Debt
- ----------------------

The outstanding First Mortgage Bonds (bonds) are secured by a lien on substantially all of the Company's property and plant. Additional bonds may be issued under the mortgage as amended and supplemented in compliance with the provisions of the indenture.
  In January 1993, the Company issued $37 million of 6-3/8% First Mortgage Bonds due 2023, in conjunction with the sale at 99% by Prince George's County, Maryland, of a like amount of the County's Pollution Control Revenue Refunding Bonds. Proceeds were applied toward the redemption of the Company's $37 million 8-3/4% First Mortgage Bonds due 2010, at 102% of principal amount plus accrued interest, and a like amount of the County's Pollution Control Revenue Bonds.
  In February 1993, the Company sold, at 98.403%, $78 million of 6-1/2% First Mortgage Bonds due in 2008, and, at 99.385%, $40 million of 7-1/2% First Mortgage Bonds due in 2028. Proceeds from the sales were applied toward the March 1993 redemption, at 106.02% of principal amount plus accrued interest, of $75 million of 9-1/4% First Mortgage Bonds due in 2016.
  In June 1993, the Company sold, at 98.711%, $100 million of 7-1/4% First Mortgage Bonds due in 2023. A portion of the proceeds from the sale were applied to the August 1993 redemption, at 104.9% of principal amount plus accrued interest, of $75 million of 8-3/4% First Mortgage Bonds due in 2016.
  In August 1993, the Company sold, at 98.44%, $100 million of 6-7/8% First Mortgage Bonds due in 2023. Proceeds from the sale were applied to the September 1993 redemption, at 103.21% of principal amount plus accrued interest, of $100 million of 8-3/8% First Mortgage Bonds due in 2009.
  In September 1993, the Company sold, at 99.223%, $50 million of 5-5/8% First Mortgage Bonds due in 2003; at 98.968%, $50 million of 5-7/8% First Mortgage Bonds due in 2008; and, at 99.32%, $75 million of 6-7/8% First Mortgage Bonds due in 2024. Proceeds were applied to the November 1993 redemptions of $45 million of 7-3/4% First Mortgage Bonds due in 2004 at 102.1% of principal amount plus accrued interest, $50 million of 7-3/4% First Mortgage Bonds due in 2007 at 103.06% of principal amount plus accrued interest, and $75 million of 8-1/4% First Mortgage Bonds due in 2017 at 104.38% of principal amount plus accrued interest.
  On January 12, 1994, the Company sold, at par, $50 million of 6-1/4% Medium-Term Notes due in 2009 and, at 98.494%, $50 million of 7% Medium-Term Notes due in 2024. The notes were sold pursuant to a "shelf" registration statement filed with the Securities and Exchange Commission during September 1993, of which $225 million remains available.
  The interest rate on the $50 million Adjustable Rate series First Mortgage Bonds is adjusted annually on December 1, based upon 116% of the 10-year "constant maturity" United States Treasury bond rate for the preceding three-month period ended October 31. Effective December 1, 1993, the applicable interest rate is 6.657%. The applicable interest rate was 7.733% at


December 1, 1992 and 8.924% at December 1, 1991. The Bonds are nonredeemable prior to December 1, 1994. The estimated fair value of this bond series at December 31, 1993, based on the current market price was $54 million. The carrying value was considered to be the estimated fair value of this bond series at December 31, 1992.
  The 7% Convertible Debentures are convertible into shares of common stock at a conversion price of $27 per share.
  The 5% Convertible Debentures are convertible into shares of common stock at a conversion rate of 29-1/2 shares for each $1,000 principal amount.
  The aggregate amounts of maturities and sinking fund requirements for the Company's long-term debt outstanding at December 31, 1993 are $17.4 million in 1994, $44 million in 1995, $6 million in 1996, $56 million in 1997 and $50 million in 1998.
  The estimated fair value of the fixed rate First Mortgage Bonds, excluding amounts due within one year, in the aggregate, was $1.3 billion at December 31, 1993 and 1992; and the Convertible Debentures, excluding amounts due within one year, in the aggregate, was $177 million and $166 million, respectively. The estimated fair value at December 31, 1993 and 1992, was based on the current market price or for issues with no market price available, was based on discounted cash flows using current rates for bonds with similar terms and remaining maturities.
  At December 31, 1993 and 1992, the estimated fair value of the Medium-Term Notes, excluding amounts due within one year, in the aggregate, was $139 million and $132 million, respectively, based on discounted cash flows using current rates for notes with similar terms and remaining maturities.

Nonutility Subsidiary Long-Term Debt
- ------------------------------------

  Long-term debt at December 31, 1993 consisted of $947.9 million of unsecured borrowings from institutional lenders maturing at various dates between January 1994 and July 2003. The interest rates of such borrowings ranged from 3.64% to 10.65%. The weighted average interest rate was 7.45% at December 31, 1993, 8.13% at December 31, 1992 and 8.9% at December 31, 1991. Annual aggregate principal repayments are $160.8 million in 1994, $181.8 million in 1995, $173.2 million in 1996, $103.8 million in 1997, $92.3 million in 1998 and $236 million thereafter.
  The remaining $79.8 million was non-recourse debt, $54.7 million of which was secured by aircraft currently under operating lease. The debt is payable in monthly installments at rates of LIBOR (London Interbank Offered Rate) plus 1.25% and LIBOR plus 1.375% with final maturity on March 15, 2002. The remaining non-recourse debt of $25.1 million is related to PCI's majority owned real estate partnerships of which $16.5 million is due in consecutive monthly installments with maturity on February 28, 1994, at a floating rate of interest based on LIBOR plus 2%. The remaining non-recourse real estate debt consists of $8.6 million payable in monthly installments at a fixed rate of interest of 9.66% with final maturity on October 1, 2011.
  The estimated fair value of PCI's long-term debt, including non-recourse debt, was $1.1 billion and $925 million at December 31, 1993 and 1992, respectively, based on current rates offered to similar companies for debt with similar remaining maturities.





(11)  Short-Term Debt
      ---------------

The Company's short-term financing requirements have been satisfied principally through the sale of commercial promissory notes.
  The Company has $90 million in revolving credit agreements with a group of 11 banks and conventional bank line of credit agreements of $215.5 million with 21 banks to support its utility operations, all of which were unused during 1993, 1992 and 1991.

Nonutility Subsidiary Short-Term Notes Payable
- ----------------------------------------------

The nonutility subsidiary's short-term financing requirements have been satisfied principally through the sale of commercial promissory notes.
  The nonutility subsidiary maintains a minimum 100% line of credit back-up for its outstanding commercial promissory notes, all of which were unused during 1993, 1992 and 1991.




(12)  Commitments and Contingencies
      -----------------------------

The Company leases its general office building and certain data processing and duplicating equipment, motor vehicles, communication system and construction equipment under long-term lease agreements. The lease of the general office building expires in 2002 and leases of equipment extend for periods of up to 6 years. Charges under such leases are accounted for as operating expenses or construction expenditures, as appropriate.
  Rents, including property taxes and insurance, net of rental income from subleases, aggregated approximately $13.6 million in 1993, $12.6 million in 1992 and $11.4 million in 1991. The approximate annual commitments under all leases, reduced by rentals to be received under subleases are $11.3 million in 1994, $8.8 million in 1995, $7 million in 1996, $4.7 million in 1997, $4.6 million in 1998 and a total of $19.5 million in the years thereafter.
  The Company's long-term capacity purchase agreements with Ohio Edison and APS commenced June 1, 1987 and are expected to continue at the 450 megawatt level through 2005. Under the terms of the agreement with Ohio Edison, the Company is required to make capacity payments, subject to certain contingencies, which include a share of Ohio Edison's fixed operating and maintenance cost. The approximate monthly capacity commitment under this agreement, excluding fixed operating and maintenance cost, was $12,380 per megawatt, per month, through 1993; increasing to $18,060 per megawatt, per month, effective January 1994 through 1998; and increasing to $25,620 per megawatt, per month, in 1999 through 2005.
  The Company began a 25-year purchase agreement in June 1990 with SMECO for 84 megawatts of capacity supplied by a combustion turbine installed and owned by SMECO at the Company's Chalk Point Generating Station. The Company is responsible for all costs associated with operating and maintaining the facility. The capacity payment to SMECO is approximately $462,000 per month.
  The Company was a defendant in employment discrimination litigation which was pending in the United States District Court for the District of Columbia. In February 1993, the parties to the case reached tentative settlement of the claims and, in April 1993, the Company paid $38.26 million into a trust fund pursuant to the terms of the agreement. The funds will be disbursed from the trust fund to certain covered classes of current and former employees and applicants for employment and to cover the plaintiffs' legal and expert fees and costs. The Court approved the settlement agreement effective July 1993. The Company received insurance payments of $13.5 million in October 1993 and $24 million in January 1994, bringing the total recovered from insurance companies to $37.5 million. At December 31, 1993, approximately $.8 million was charged to non-operating expense.



  In August 1993, the Company was served with Amended Complaints filed in three jurisdictions (Prince George's County, Baltimore City, and Baltimore County), in separate ongoing, consolidated proceedings each denominated "In re: Personal Injury Asbestos Cases." The Company (and other defendants) were brought into these cases on a theory of premises liability under which plaintiffs argue that the Company was negligent in not providing a safe work environment for employees of its contractors who allegedly were exposed to asbestos while working on the Company's property. Initially, a total of approximately four hundred and forty-eight (448) individual plaintiffs added the Company to their Complaints. While the pleadings are not entirely clear, it appears that each plaintiff seeks $2 million in compensatory damages and $4 million in punitive damages from each defendant. In a related proceeding in the Baltimore City case, the Company was served, in September 1993, with a third party complaint by Owens Corning Fiberglass, Inc. (Owens Corning) alleging that Owens Corning was in the process of settling approximately 700 individual asbestos-related cases and seeking a judgment for contribution against the Company on the same theory of alleged negligence set forth above in the plaintiffs' case.
Subsequently, Pittsburgh Corning Corp. (Pittsburgh Corning) filed a third party complaint against the Company, seeking contribution for the same plaintiffs involved in the Owens Corning third party complaint. Since the filings, a number of the individual suits have been disposed of without any payment by the Company. While the aggregate amount specified in the remaining suits would exceed $1 billion, the Company believes the amounts are greatly exaggerated as were the claims already disposed of. The amount of total liability, if any, and any related insurance recovery cannot be precisely determined at this time; however, based on information and relevant circumstances known at this time, the Company does not believe these suits will have a material adverse effect on its financial position.
  The Company is subject to contingencies associated with environmental matters, principally related to possible obligations to remove or mitigate the effects on the environment of the disposal of certain substances at the sites discussed below.
  During 1993, the Company participated with two other potentially responsible parties (PRPs) in a removal action at a site in Harmony, West Virginia pursuant to an Administrative Order (AO) issued by the Environmental Protection Agency (EPA). Approximately $3 million (of which the Company has paid one-third, subject to possible reallocation) was expended on the removal action, which the EPA has stated is in compliance with the AO. Approximately $1.9 million of this cost has now been recovered from third parties. EPA oversight costs, which are not expected to be material, have not yet been assessed. While compliance with the AO has been completed, the Company cannot determine whether it will be subject to any future liability with respect to this site.


  The Company is currently participating with certain other PRPs in a Remedial Investigation/Feasibility Study (RI/FS) with respect to a site in Philadelphia, Pennsylvania. Pursuant to an agreement among the participating PRPs, the Company is responsible for 12% of the costs of the RI/FS. Total costs of the RI/FS, including legal fees, are currently estimated to be $6.5 million. The Company has paid $548,000 to date. The Company cannot estimate the extent of the EPA's administrative and oversight costs or the expense associated with a remedy ultimately acceptable to the EPA with respect to this site.
  The Company is involved in other legal and administrative (including environmental) proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Management is of the opinion that the final disposition of these proceedings will not have a material adverse effect on the Company's financial position or results of operations.


(13)  Supplemental Cash Flow Information
      ----------------------------------

Listed below is supplemental disclosure of cash flow information.

- -----------------------------------------------------------------
                                       1993      1992     1991
- -----------------------------------------------------------------
                                        (Thousands of Dollars)

Cash paid for:
  Interest, net of capitalized
    interest (including nonutility
    subsidiary interest of $76,556,
    $86,917 and $71,636)             $206,955   204,657   181,311
  Income taxes                       $ 67,741    52,764    59,318

Nonutility subsidiary noncash
  transactions:
  Promissory note received in
    exchange for equipment           $      -    10,000         -
  Property transferred to
    partnership                      $      -         -    84,356
  Consolidation of majority-owned
    subsidiaries                     $ 35,320         -         -
- -----------------------------------------------------------------

  For purposes of the consolidated financial statements, cash and cash equivalents include cash on hand, money market funds and commercial paper with maturities of three months or less.



(14)  Selected Nonutility Subsidiary Financial Information
      ----------------------------------------------------

Selected financial information of the Company's principal consolidated nonutility investment subsidiary, Potomac Capital Investment Corporation (PCI) and its subsidiaries, is presented below. The Company's equity investment in PCI, which was reduced by a $14 million dividend in 1993 and a $12 million dividend in 1992, was $290.9 million and $278.6 million at December 31, 1993 and 1992, respectively.

- -----------------------------------------------------------------
                                      For the year ended
                                          December 31,
                                  1993        1992        1991
- -----------------------------------------------------------------
                                      (Thousands of Dollars)
Income
  Leasing activities            $114,226    $122,087    $128,714
  Marketable securities           38,417      37,062      21,095
  Other                          (13,302)      2,005      (4,752)
                                --------    --------    --------
                                 139,341     161,154     145,057
                                --------    --------    --------
Expenses
  Interest                        77,861      86,156      80,269
  Administrative and general      14,640       9,762      14,021
  Depreciation and operating      66,817      34,559      27,667
  Income tax expense             (45,078)      2,516        (251)
                                --------    --------    --------
                                 114,240     132,993     121,706
                                --------    --------    --------
Net earnings from nonutility
  subsidiary                    $ 25,101    $ 28,161    $ 23,351
                                ========    ========    ========



Marketable Securities
- ---------------------

At December 31, 1993, marketable securities consist primarily of preferred stocks with mandatory redemption features and corporate debt securities. Preferred stocks with mandatory redemption features and corporate debt securities are generally carried at cost and amortized cost, respectively. PCI has both the ability and intent to hold these securities until maturity. Certain of these securities which PCI believes have been permanently impaired have been carried at estimated net realizable value. Equity securities have been carried at the lower of cost or market and any unrealized losses thereon are recognized, net of tax, in common equity. At December 31, 1992, the cost of equity securities exceeded the carrying value by approximately $1.8 million.

- -----------------------------------------------------------------
                                       December 31,
                                1993                 1992
- -----------------------------------------------------------------
                                 (Thousands of Dollars)

                         Carrying   Market    Carrying    Market
                          Value     Value      Value      Value
                        ---------  --------   --------   --------

Mandatory redeemable
  preferred stock       $465,034   $472,633   $365,029   $374,428
Debt securities            1,116        518      3,223      1,622
Equity securities              3          -     28,931     28,931
                        --------   --------   --------   --------

  Total                 $466,153   $473,151   $397,183   $404,981
                        ========   ========   ========   ========
- -----------------------------------------------------------------

  Net recognized gains or losses from marketable securities amounted to gains of $7 million and $7.5 million in 1993 and 1992, respectively, and a loss of $7.7 million in 1991.

  In May 1993, the FASB issued SFAS No. 115 entitled "Accounting for Certain Investments in Debt and Equity Securities," which will become effective for fiscal years beginning after December 15, 1993. The Company is evaluating the effects of applying SFAS No. 115 and does not expect implementation to have a material impact on the results of operations.



Investment in Finance Leases
- ----------------------------

PCI's net investment in finance leases consists primarily of direct finance leases and are summarized below.

- -----------------------------------------------------------------
                                                December 31,
                                              1993        1992
- -----------------------------------------------------------------
                                           (Thousands of Dollars)

Rents receivable                            $419,284    $601,084
Estimated residual values                    155,187     162,646
Less: Unearned and deferred income          (215,947)   (307,052)
                                            --------    --------
Investment in finance leases                 358,524     456,678
Less: Deferred taxes arising from
  finance leases                            (130,833)   (167,555)
                                            --------    --------
Net investment in finance leases            $227,691    $289,123
                                            ========    ========
- -----------------------------------------------------------------

  Minimum lease payments receivable from finance leases, primarily aircraft, for each of the years 1994 through 1998 are $29.5 million, $30.6 million, $29.4 million, $27.1 million and $31.2 million, respectively. Net income from leveraged leases was $1.1 million in 1993, $7.1 million in 1992 and $2.5 million in 1991.

Operating Lease Equipment
- -------------------------

Rent payments receivable from aircraft equipment operating leases for each of the years 1994 through 1998 are $51.8 million in 1994, $48.1 million in 1995, $46.6 million in 1996, $43.9 million in 1997 and $34.7 million in 1998.









(15) Quarterly Financial Summary (Unaudited)


- -------------------------------------------------------------------
- --------------------------------------------------
                                         1st          2nd
3rd          4th
      Quarter      Quarter      Quarter      Quarter       Total --
- -------------------------------------------------------------------
- ------------------------------------------------
                                           (Thousands of Dollars
except Per Share Data)
1993
Operating Revenue                                    $   331,236
   416,152      610,540      344,514    1,702,442 Total Revenue
                                    $   339,455      419,693
614,261      351,796    1,725,205 Operating Expenses
                    $   302,833      332,796      442,306
322,608    1,400,543 Operating Income
       $    36,622       86,897      171,955       29,188
324,662 Net Income                                           $
13,044       77,022      144,671        6,842      241,579 Earnings
for Common Stock                            $     8,931
72,974      140,631        2,788      225,324 Earnings Per Common
Share                            $       .08          .63
1.21         0.02         1.95 Dividends Per Share
                 $       .41          .41          .41          .41

       1.64

1992
Operating Revenue                                    $   321,119
   381,294      544,753      315,001    1,562,167 Total Revenue
                                    $   325,946      390,536
553,631      331,445    1,601,558 Operating Expenses
                    $   296,616      320,874      405,903
298,712    1,322,105 Operating Income
       $    29,330       69,662      147,728       32,733
279,453 Income Before Cumulative Effect of Accounting Change $
8,049       49,159      122,804       20,748      200,760
Cumulative Effect of Accounting Change,
  Net of Income Taxes                                $    16,022
         -            -            -       16,022 Net Income
                                    $    24,071       49,159
122,804       20,748      216,782 Earnings for Common Stock
                    $    20,667       45,839      119,243
16,641      202,390 Earnings Per Common Share
  Before Cumulative Effect of Accounting Change      $       .04
       .41         1.06          .15         1.66   Cumulative
Effect of Accounting Change             $       .14            -
         -            -          .14     Total
                       $       .18          .41         1.06
   .15         1.80 Dividends Per Share
      $       .40          .40          .40          .40
1.60

1991
Operating Revenue                                    $   289,522
   361,063      562,710      338,771    1,552,066 Total Revenue
                                    $   311,342      374,466
572,317      361,190    1,619,315 Operating Expenses
                    $   285,775      308,992      418,973
315,344    1,329,084 Operating Income
       $    25,567       65,474      153,344       45,846
290,231 Net Income                                           $
6,943       42,755      132,923       27,543      210,164 Earnings
for Common Stock                            $     4,253
40,047      129,463       24,103      197,866 Earnings Per Common
Share                            $       .04          .38
1.21          .22         1.87 Dividends Per Share
                 $       .39          .39          .39          .39

       1.56

The Company's sales of electric energy are seasonal and, accordingly, comparisons by quarter within a year are not meaningful.
   The total of the four quarterly earnings per share may not equal the earnings per share for the year due to changes in the number of common shares outstanding during the year.


Stock Market Information

- -------------------------------------------------------------------
- ----------------------------------------------------------1993
                              High         Low        1992
                            High         Low ----------------------
- -------------------------------------------------------------------
- ------------------------------------
                     2nd Quarter                          $27-3/8
    $25-5/8      2nd Quarter                            $26
  $23 3rd Quarter                          $28-7/8      $27-1/8
  3rd Quarter                            $27-1/2      $25-1/8 4th
Quarter                          $28-3/4      $24-5/8      4th
Quarter                            $26-3/4      $22-5/8 (Close
$26-3/4)                                                (Close
$23-7/8) Shareholders at December 31, 1993:  98,892
- -------------------------------------------------------------------
- ----------------------------------------------------------

Selected Consolidated Financial Data

- -------------------------------------------------------------------
- ----------------------------------------------------------
                               1993         1992         1991
   1990         1989         1988         1983 --------------------
- -------------------------------------------------------------------
- --------------------------------------
                                  (Thousands except Per Share Data)
                                                   Operating
Revenue                   $1,702,442    1,562,167    1,552,066
1,411,713    1,394,909    1,349,811    1,169,729

Total Revenue                       $1,725,205    1,601,558
1,619,315    1,501,728    1,531,024    1,411,630    1,308,735

Operating Expenses                  $1,400,543    1,322,105
1,329,084    1,245,579    1,256,553    1,138,667    1,091,617

Net Earnings from Nonutility
  Subsidiary                        $   25,101       28,161
23,351        5,035       31,100       27,938          181

Income Before Cumulative Effect of
  Accounting Change                 $  241,579      200,760
210,164      170,234      214,587      211,073      140,051

Cumulative Effect of Accounting
  Change, Net of Income Taxes       $        -       16,022
    -            -            -            -            -
Net Income                          $  241,579      216,782
210,164      170,234      214,587      211,073      140,051

Earnings for Common Stock           $  225,324      202,390
197,866      159,636      205,352      201,832      123,805

Average Common Shares Outstanding      115,640      112,390
105,911       98,621       95,203       94,450       93,135

Earnings Per Common Share
  Before Cumulative Effect of
    Accounting Change               $     1.95         1.66
 1.87         1.62         2.16         2.14         1.33
Cumulative Effect of Accounting
    Change                          $        -          .14
    -            -            -            -            -
Total                         $     1.95         1.80         1.87
       1.62         2.16         2.14         1.33

Cash Dividends Per Common Share     $     1.64         1.60
 1.56         1.52         1.46         1.38         0.89

Investment in Property
  and Plant                         $5,665,141    5,367,624
5,048,121    4,659,280    4,270,718    3,945,739    3,043,236

Net Investment in Property
  and Plant                         $4,131,142    3,931,257
3,706,866    3,397,992    3,097,532    2,857,006    2,282,748

Utility Assets                      $5,000,328    4,478,762
4,174,713    3,852,415    3,528,883    3,267,465    2,732,394

Nonutility Subsidiary Assets        $1,665,132    1,663,508
1,679,079    1,387,247    1,113,827      878,990       30,195

Total Assets                        $6,665,460    6,142,270
5,853,792    5,239,662    4,642,710    4,146,455    2,762,589

Long-Term Utility Obligations
  (including redeemable preferred
  and preference stock)             $1,736,621    1,727,609
1,662,157    1,516,073    1,286,429    1,243,490    1,133,621

- -------------------------------------------------------------------
- ----------------------------------------------------------
                                                             61







                                                     Appendix A




1. The 1993 Use of Revenue pie chart presents the following information.


                Fuel and Purchased Energy                31%
                Wages and Benefits                       10
                Materials and Services                    5
                Capacity Purchase Payments                6
                Taxes                                    17*
                Depreciation and Amortization             9*
                Interest                                  8*
                Preferred Stock Dividends                 1*
                Common Stock Dividends                   11*
                Retained Income                           2*
                                                        ---
                                                        100%
                                                        ===


               *Plant-Related Costs






                                                     Appendix A




2. The Cooling Degree Hours bar chart presents the following information.


                                                % of
                                               20-Year
                                               Average
                                               -------

                        1989                      94%

                        1990                      85%

                        1991                     123%

                        1992                      62%

                        1993                     122%




                                                     Appendix A




3. The System Fuel Costs line chart presents the following information.


    Year        Coal        Oil         Gas         System
    ----       ------      -----       -----        ------

    1984       $1.85       $4.88         -          $2.21

    1985       $1.83       $4.50         -          $2.22

    1986       $1.74       $3.07       $2.76        $1.92

    1987       $1.64       $2.97       $2.69        $1.81

    1988       $1.67       $2.74       $2.32        $1.84

    1989       $1.69       $2.78       $2.52        $1.95

    1990       $1.77       $3.00       $2.34        $1.94

    1991       $1.78       $2.76       $2.18        $1.93

    1992       $1.72       $2.50       $2.32        $1.85

    1993       $1.72       $2.55       $2.88        $1.90




















                                                     Appendix A




4. The Construction Expenditures bar chart presents the following information.


             Construction
             Expenditures                       Total Construction
         (excluding AFUDC and   Clean Air Act     Expenditures
            Clean Air Act)       Expenditures   (excluding AFUDC)
         --------------------   -------------   ------------------

Actual:

   1989           $329                -               $329
   1990            393                -                393
   1991            391              $ 8                399
   1992            298               30                328
   1993            237               63                300

Forecast:

   1994            226               64                290
   1995            244               36                280
   1996            215               25                240
   1997            177               33                210
   1998            200               45                245