Form 10-K405, Exhibit 13
period 1995-12-31
POTOMAC ELECTRIC POWER CO
filed 1996-04-01
CIK 79732

Exhibit 13




Financial Information
- ---------------------
Potomac Electric Power Company and Subsidiaries

Contents
- --------

Management's Discussion and Analysis of
  Consolidated Results of Operations and
  Financial Condition......................................   2
Report of Independent Accountants..........................  30
Consolidated Statements of Earnings........................  31
Consolidated Balance Sheets................................  32
Consolidated Statements of Cash Flows......................  34
Notes to Consolidated Financial Statements.................  35
Selected Consolidated Financial Data.......................  75
Explanation of Graphic Material....................  Appendix A



Management's Discussion and Analysis of Consolidated
  Results of Operations and Financial Condition
- ----------------------------------------------------

PROPOSED MERGER
- ---------------

In September 1995, Potomac Electric Power Company (the Company, PEPCO) announced a proposed merger (the Merger) with Baltimore Gas and Electric Company (BGE). The Merger Agreement was approved by the Board of Directors of each company on September 22, 1995. The Merger requires the approval of shareholders of each company and certain regulatory agencies, including the Federal Energy Regulatory Commission, the Public Service Commissions of Maryland and the District of Columbia and the Nuclear Regulatory Commission. The approval process is expected to take until the end of the first quarter of 1997 to complete.

     The Company believes that the Merger will provide opportunities to achieve benefits for its shareholders, customers, employees and communities that would not be available to the Company as a separate entity, including expanded opportunities in both the core utility operations and nonutility businesses. Preliminary estimates indicate that the Merger will result in savings of approximately $1.3 billion, net of costs to achieve, over 10 years primarily through economies of scale and eliminating duplicate functions which will result in a reduction in the combined work force of approximately 10%. Sharing of the net savings between customers and shareholders of the Company will be determined in regulatory proceedings. See the Notes to Consolidated Financial Statements, (13) Commitments and Contingencies, for additional information.

GENERAL
- -------

As an investor-owned electric utility, the Company is capital intensive, with a gross investment in property and plant of approximately $3 for each $1 of annual total revenue. The costs associated with property and plant investment amounted to 47% of the Company's total revenue in 1995. Fuel and purchased energy, capacity purchase payments and other operating expenses were 53% of total revenue. The Company's principal wholly owned subsidiary, Potomac Capital Investment Corporation (PCI), conducts nonutility investment programs with the objective of supplementing current utility earnings and building long-term shareholder value.

     The information set forth below discusses the results of operations, capital resources and liquidity during the period
1993 through 1995 for the Company and PCI.


     The Company's earnings for common stock during 1995 totaled $77.5 million, as compared to $210.7 million in 1994. As set forth below, utility earnings increased from $1.63 in 1994 to $1.70 in 1995. With noncash, nonrecurring charges of $1.04 related to the decision to end aircraft equipment leasing investment by PCI, consolidated earnings per share for common stock decreased from $1.79 in 1994 to $.65 for 1995.

- -----------------------------------------------------------------
                              1995        1994         1993
- -----------------------------------------------------------------

Utility Operations           $1.70       $1.63        $1.73
Nonutility Subsidiary        (1.05)        .16          .22
                             -----       -----        -----
Consolidated                 $ .65       $1.79        $1.95
                             =====       =====        =====
- -----------------------------------------------------------------

The average number of common shares outstanding at December 31, 1995, increased by .4 million shares as compared to December 31, 1994.



UTILITY
- -------

RESULTS OF OPERATIONS
- ---------------------

Total Revenue
- -------------

The changes in total revenue are shown in the following table.

- -----------------------------------------------------------------
                                         Increase (Decrease)
                                           from Prior Year
                                      1995      1994      1993
- -----------------------------------------------------------------
                                        (Millions of Dollars)

Change in kilowatt-hour sales        $ 27.2    $(18.7)   $ 87.0
Change in base rate revenue            42.8      32.2      45.4
Change in fuel adjustment clause
   billings to cover cost of
   fuel and interchange and
   capacity purchase payments         (39.3)     73.2       8.0
Change in other revenue                 1.1       1.5       (.1)
                                     ------    ------    ------
Change in Operating Revenue            31.8      88.2     140.3
                                     ------    ------    ------
Change in interchange deliveries       21.2       9.7     (16.7)
                                     ------    ------    ------
   Change in Total Revenue           $ 53.0    $ 97.9    $123.6
                                     ======    ======    ======
- -----------------------------------------------------------------

     The $42.8 million change in 1995 base rate revenue compared to 1994 reflects the effects of a District of Columbia rate increase of $27.9 million (effective in July 1995), the continued effect of a 1994 rate increase in the District of Columbia and an increase of $29.2 million associated with the Company's Demand Side Management (DSM) surcharge tariff rate in Maryland, which includes $8.7 million for achieving specified 1994 Maryland energy goals associated with the conservation incentive provision of the tariff.

     The increase in base rate revenue in 1994 as compared to 1993 reflects the effect of a District of Columbia rate increase of $26.7 million (effective primarily in March 1994) and the continued effect of 1993 rate increases in Maryland. Also, 1994 revenue reflects cooler weather during the summer billing months as compared to the warmer than average weather during the corresponding period in 1993. The Company's base rates in the summer period are higher than at other times of the year, and for many customers incorporate time-of-use rates, to encourage customer conservation and peak load shifting. In addition, 1994 base rate revenue reflects $5 million for achieving specified 1993 Maryland energy goals associated with the conservation incentive provision of the Company's DSM surcharge tariff.

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

     An increase in 1995 and 1994 and a decrease in 1993 in revenue from interchange deliveries reflect changes in levels and pricing in energy delivered to the Pennsylvania-New Jersey-Maryland Interconnection Association (PJM). Interchange deliveries in 1995 also reflect an increase in the number of companies involved in power sales tariff interchange transactions, where the Company buys energy from one party for the purpose of selling that energy to a third party. Interchange deliveries continue to be a component of the Company's fuel rates.



Kilowatt-hour Sales
- -------------------
- -----------------------------------------------------------------
                                                   1995    1994
                                                    vs.     vs.
                          1995     1994     1993   1994    1993
- -----------------------------------------------------------------
                      (Millions of Kilowatt-hours)

By Customer Type
  Residential            6,707    6,574    6,727    2.0%   (2.3)%
  Commercial            11,861   11,685   11,751    1.5     (.6)
  U.S. Government        3,998    4,010    3,986    (.3)     .6
  D.C. Government          879      914      903   (3.8)    1.2
  Wholesale              2,465    2,363    2,327    4.3     1.5
                        ------   ------   ------
    Total energy sales  25,910   25,546   25,694    1.4     (.6)
                        ======   ======   ======

Interchange
  Energy deliveries      1,784      800      483      -    65.6
                        ======   ======   ======

By Geographic Area
  Maryland, including
    wholesale           15,594   15,251   15,319    2.2     (.4)
  District of Columbia  10,316   10,295   10,375     .2     (.8)
                        ------   ------   ------
    Total energy sales  25,910   25,546   25,694    1.4     (.6)
                        ======   ======   ======
- -----------------------------------------------------------------

     Kilowatt-hour sales increased 1.4% in 1995 resulting in part from a 1% increase in customers. Cooling degree hours and heating degree days remained relatively stable as compared to 1994, but were above the 20-year averages by 4% for cooling degree hours and 5% for heating degree days. Kilowatt-hour sales decreased slightly in 1994 as compared to 1993 as customer usage was down because of 14% fewer cooling degree hours in the summer of 1994. Assuming future weather conditions approximate historical averages, the Company expects its compound annual growth in kilowatt-hour sales to range between 1% and 2% over the next decade.


     The 1995 summer peak demand of 5,732 megawatts occurred on August 4, 1995. This compares with the 1994 summer peak demand of 5,660 megawatts, and the all-time summer peak demand of 5,769 megawatts which occurred in July 1991. The Company's present generation capability, including capacity purchase contracts, is 6,576 megawatts. In addition, the Company had approximately 270 megawatts available from its dispatchable energy use management programs to meet the 1995 summer peak demand. Based on average weather conditions, the Company estimates that its peak demand will grow at a compound annual rate of approximately 1%, reflecting continuing success with conservation and energy use management programs and anticipated service area growth trends. The 1994-1995 winter season peak demand of 4,685 megawatts was 6.5% below the all-time winter peak demand of 5,010 megawatts which was established in January 1994.

Operating Expenses
- ------------------

Fuel, Purchased Energy and Capacity Purchase Payments

- -----------------------------------------------------------------
                               1995         1994         1993
- -----------------------------------------------------------------
                                   (Millions of Dollars)

Fuel expense                  $355.4       $392.7       $354.3
                              ------       ------       ------
Purchased energy
  PJM receipts                  79.4        108.8        108.9
  Other purchases              114.2         64.6         64.5
                              ------       ------       ------
    Total purchased energy     193.6        173.4        173.4
                              ------       ------       ------
  Fuel and purchased energy   $549.0       $566.1       $527.7
                              ======       ======       ======
Capacity purchase payments    $125.8       $127.8       $ 96.3
                              ======       ======       ======
- -----------------------------------------------------------------

Net System Generation and Purchased Energy were as follows.

- -----------------------------------------------------------------
                               1995         1994         1993
- -----------------------------------------------------------------
                                (Millions of Kilowatt-hours)

Net system generation         19,234       19,320       19,145
                              ======       ======       ======

Purchased energy               9,755        8,356        8,448
                              ======       ======       ======
- -----------------------------------------------------------------

     The 1995 decrease in fuel expense reflects the decrease in the system average fuel cost summarized below and a .4% decrease in net generation. The 1994 increase in fuel expense reflects an increase of .9% in net generation and increased use of major cycling and peaking generation units which burn higher cost fuels. During January 1994, severe cold weather sent demand for electricity to a new winter peak, which required significantly increased net generation. Major cycling and peaking generation units were used to meet the increased demand. The 1993 increase in fuel expense primarily reflects a 4.8% increase in net generation resulting from the increase in kilowatt-hour sales, partially offset by the Company's ability to purchase low-cost economy energy from PJM, which helped keep the fuel expense increase to a minimum.

     The Company's unit costs of fuel burned and the percentages of system fuel requirements obtained from coal, oil and natural gas were as shown in the following table.

- -----------------------------------------------------------------
              Percent of                    Unit Cost
             Fuel Burned                 of Fuel Burned
         -------------------     --------------------------------
                                                          System
         Coal     Oil    Gas     Coal     Oil     Gas     Average
- -----------------------------------------------------------------
                                        (Per Million Btu)
1995     85.4     6.1    8.5    $1.60    $3.22    $2.10    $1.74
1994     76.1    18.4    5.5     1.73     2.70     2.49     1.95
1993     79.4    17.4    3.2     1.72     2.55     2.88     1.90
- -----------------------------------------------------------------

     The 1995 system average unit fuel cost decreased by approximately 11% which was primarily the result of the increased use of lower-cost coal and gas and decreased net generation. The increase of approximately 3% in the 1994 system average unit fuel cost compared with the 1993 system average resulted from increased use of major cycling and peaking generation units which burn higher cost fuels. The Company's major cycling and certain peaking units can burn natural gas or oil, adding flexibility in selecting the most cost-effective fuel mix. The increase in the percent of gas burned in 1995 and 1994 reflects the decreased price of gas and the increased price of oil. The decrease in the actual percent of coal contribution to the fuel mix in 1994 primarily reflects major outages for construction related to Clean Air Act additions on baseload coal-fired generation units.

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

     In addition to PJM interchange activity, the Company has interconnection agreements with Allegheny Power System (APS) and Virginia Power. These agreements provide a mechanism and the flexibility to purchase power from these parties or from others with whom they are interconnected on an as-needed basis in amounts mutually agreed to from time-to-time pursuant to negotiated rates, terms and conditions. "Other purchases" includes the cost of this energy together with purchases of energy from Ohio Edison under the Company's 1987 long-term capacity purchase agreements with Ohio Edison and APS. During 1995, the Company entered into an agreement with PECO Energy Company (PECO) to purchase up to 300, but not less than 200 megawatt-hours of energy each hour beginning on June 1, 1995. The agreement will remain in effect until either party gives 30-day notice of termination.

     In early 1995, the Federal Energy Regulatory Commission
(FERC) approved a power sales tariff, filed by the Company, which allows both sales from Company-owned generation and sales of energy purchased by the Company. This tariff expands the Company's opportunities to participate in direct energy sales with other utilities and power marketers. Through the use of similar tariffs, many other parties are now in a position to buy and sell energy. The Company is actively encouraging this market by buying energy for its own use, selling energy and buying energy for contemporaneous resale, when economic transactions are available.

     Pursuant to the Company's long-term capacity purchase agreements with Ohio Edison and APS, the Company is purchasing 450 megawatts of capacity and associated energy through the year 2005. The monthly capacity commitment under these agreements, excluding an allocation of fixed operating and maintenance cost, increased from $12,380 per megawatt through 1993 to $18,060 per megawatt effective January 1994, with provision for escalation in 1999. In addition, from June 1994 through May 1995, the Company purchased 147 megawatts of capacity from Pennsylvania Power and Light Company.

     The Company has a purchase agreement with Southern Maryland Electric Cooperative, Inc. (SMECO), through 2015, for 84 megawatts of capacity supplied by a combustion turbine installed and owned by SMECO at the Company's Chalk Point Generating Station. The Company is responsible for all costs associated with operating and maintaining the facility. The capacity payment to SMECO is $462,000 per month. Capacity purchase payments incurred under agreements with Ohio Edison and SMECO, compare favorably with other long-term capacity and energy alternatives.

Other Operation and Maintenance Expenses
- ----------------------------------------

Other operation and maintenance expenses totaled $316.9 million for 1995. These expenses increased by $18.2 million (6.1%) in 1995, including $15.2 million relating to the December 1994 sale and leaseback of the Company's control center system. These expenses decreased by $2.8 million (.9%) in 1994 and increased by $6.2 million (2.1%) in 1993. The Company's budget and cost control disciplines have resulted in a 16% decline in the number of Company employees since 1989. Utility operating results were also affected by a nonrecurring charge of $7.4 million in January 1995 for one-time operating costs associated with the Company's successful Voluntary Severance Program, which will provide annual savings in operating and construction costs of approximately $15 million. Bad debt expense, as a percent of revenues, was .4% in 1995, 1994 and 1993. At December 31, 1995, accounts receivable included $23.4 million, or 9.4% of outstanding receivables, due from agencies of the District of Columbia for electric service and maintenance, of which $17.8 million, or 7.2% of outstanding receivables, was in arrears. As of February 2, 1996, the District of Columbia accounts receivable balance had been reduced to $10.2 million due to the receipt of additional payments. The Company believes that amounts owned by the District of Columbia will be paid and, accordingly, has not established a bad debt reserve for this receivable balance.

Depreciation and Amortization Expense, Income Taxes and
Other Taxes
- -------------------------------------------------------

Depreciation and amortization expense increased by $25.5 million (14.2%), $16.4 million (10%) and $13.8 million (9.2%) in 1995,
1994 and 1993, respectively, due to additional investment in property and plant and amortization of increased amounts of conservation costs associated with the Company's DSM program.
The increase in income taxes in 1995 and 1994, reflects higher taxable operating income. The increase in income taxes in 1993 reflects the higher federal income tax rate which became effective in 1993 and higher taxable income. Other taxes decreased by $3.4 million (1.6%) in 1995, and increased by $4.8 million (2.4%) and $7.1 million (3.6%) in 1994 and 1993, respectively. The decrease in 1995 reflects the reduction in the county fuel-energy tax rates. The increases in 1994 and 1993 reflect changes in the levels of operating revenue and plant investment upon which taxes are based.


Other Income, Net Utility Interest Charges and Allowance
for Funds Used During Construction
- --------------------------------------------------------

Other income reflected the net (loss) earnings from PCI of $(124.4) million in 1995, $19.1 million in 1994 and $25.1 million in 1993. See the Nonutility Subsidiary discussion below and the discussion included in Note (15) of the Notes to Consolidated Financial Statements, Selected Nonutility Subsidiary Financial Information. In addition, other income, which included credits for the capital cost recovery factor associated with unamortized DSM costs, in 1994 reflects a total after-tax reduction of approximately $4.1 million in connection with District of Columbia Public Service Commission decisions. This included disallowance of rate case test period DSM program expenditures, adoption of an unbilled revenue adjustment applicable to the District of Columbia portion of the 1992 accounting change related to unbilled revenue and adoption of a three-year phase-in period to reflect increased postretirement benefit costs. In 1993, "Other, net" also included $2.8 million from the adoption of Statement of Financial Accounting Standards (SFAS) No. 109 entitled "Accounting for Income Taxes".

     Net utility interest charges were relatively stable during the three-year period 1993 through 1995, notwithstanding increased levels of borrowing. Short-term borrowing costs have remained relatively low and, with the refinancing of higher cost issues, the average cost of outstanding long-term utility debt declined from 8.1% at the beginning of 1993 to 7.51% at the end of 1995.

     Allowance For Funds Used During Construction (AFUDC) credits, which decreased during the period 1993 through 1995, relate to portions of the Company's Construction Work In Progress investment. See the Construction and Generating Capacity discussion below. In 1995, AFUDC decreased by $9.7 million, primarily due to the control center system which came on-line in December 1994. See the Capital Resources and Liquidity discussion below.

CAPITAL RESOURCES AND LIQUIDITY
- -------------------------------

The Company's total investment in property and plant, at original cost, was $6.2 billion at year-end 1995. Investment in property and plant construction, net of AFUDC, was $819.7 million for the period 1993 through 1995.

     Internally generated cash from utility operations, after dividends, totaled $270 million for the period 1993 through 1995. Sales of First Mortgage Bonds, Medium-Term Notes and Common Stock during the period 1993 through 1995 provided a total of $1.1 billion. During the years 1993 through 1995, the Company retired


$896 million in outstanding long-term securities, including refinancings, scheduled debt maturities and sinking fund retirements. Interim financing was provided principally through the issuance of short-term commercial promissory notes. During the three-year period 1996 through 1998, capital resources of $228.8 million ($26.3 million in 1996) will be required to meet scheduled debt maturities and sinking fund requirements, and additional amounts will be required for working capital and other needs. Approximately $870 million is expected to be available from depreciation and amortization charges and income tax deferrals over the three-year period of which approximately $317 million is the 1996 portion.

     During 1995, the Company sold $191 million principal amount of First Mortgage Bonds, $4.6 million of Common Stock and short-term borrowings increased by $68.9 million. Proceeds were applied to meet construction requirements of $221.6 million, and scheduled debt maturities and the refinancing of higher cost debt or shorter maturity debt totaling $117.5 million. See the discussion included in Notes (7) and (10) of the Notes to Consolidated Financial Statements, Common Equity and Long-Term Debt, respectively, for additional information.

     Reflecting the refinancings of debt and the respective principal amounts outstanding, total annualized interest costs for all utility long-term debt outstanding at December 31, 1995, was $127.9 million, compared with $123.7 million and $114 million at December 31, 1994 and 1993, respectively.

     During December 1994, the Company entered into a sale (at cost) and leaseback agreement for its new control center system (system). The system is an integrated energy management system used by the Company's power dispatchers to centrally control the operation of the Company's electric system, which consists of all of its generating units, the transmission system and the distribution system. The Company has accounted for the lease of the system as a capital lease, recorded at the present value of future lease payments which totaled $152 million. This lease has been treated as an operating lease for ratemaking purposes.

     Dividends on preferred stock were $16.9 million in 1995, $16.4 million in 1994 and $16.3 million in 1993. The embedded cost of preferred stock was 6.43% at December 31, 1995, 6.53% at December 31, 1994, and 6.2% at December 31, 1993.


     The Company's capitalization ratios (excluding nonutility subsidiary debt), at December 31, 1995, are presented below.

- -----------------------------------------------------------------
                                    Excluding      Including
                                   Amounts Due    Amounts Due
                                   In One Year    In One Year
- -----------------------------------------------------------------
Long-term debt                        45.9%          42.8%
Redeemable serial preferred stock      3.6            3.4
Serial preferred stock                 3.2            3.0
Common equity                         47.3           44.1
Short-term debt and amounts due in
  one year                               -            6.7
                                     -----          -----
  Total capitalization               100.0%         100.0%
                                     =====          =====
- -----------------------------------------------------------------

     Year-end 1995 outstanding utility short-term indebtedness totaled $258.5 million compared with $189.6 million and $294.6 million at the end of 1994 and 1993, respectively.

     The Company maintains 100% line of credit back-up for its outstanding commercial promissory notes, which was unused during 1995, 1994 and 1993.

Conservation
- ------------

The Company's conservation and energy use management programs
(EUM) are designed to curb growth in demand in order to defer the need for construction of additional generating capacity and to cost-effectively increase the efficiency of energy use. In 1994, the Company reevaluated its conservation programs, including additional review and consideration of the current and prospective effect of these programs on customer rates and bills. As a result of this reevaluation, the Company phased out several conservation programs and reduced rebate levels for others. In a June 1995 order, the Public Service Commission of the District of Columbia adopted conservation spending limits for the four-year period 1995 through 1998. By narrowing its conservation offerings and limiting conservation spending, the Company expects to continue to encourage its customers to use energy efficiently without significantly increasing electricity prices. The Company expects to realize approximately 80% of the previously estimated benefits from conservation for approximately 45% of estimated cost.

     During 1995, the Company invested approximately $100 million in energy conservation programs. The Company recovers the costs of its conservation programs in its Maryland jurisdiction through a base rate surcharge which amortizes costs over a five-year period and permits the Company to earn a return on its conservation investment while receiving compensation for lost revenue. In addition, when the Company's performance exceeds its annual goals, the Company earns a performance bonus. The Company was awarded a bonus of $8.7 million in 1995, based on 1994 performance, which followed a bonus of $5 million in 1994, based on 1993 performance.

     In the District of Columbia, conservation costs are amortized over 10 years with an accrued return on unamortized costs. In June 1995, the Commission adopted a base rate surcharge for the recovery of actual conservation costs prudently incurred since June 30, 1993; prior to this decision, conservation costs had been considered in base rate cases. This surcharge includes both a conservation expenditure component and a component for recovering certain expenditures associated with complying with the Clean Air Act Amendments of 1990. The conservation component is to be updated annually in the spring of each year, while the Clean Air Act component is updated quarterly.

     In 1995, approximately 157,000 customers participated in continuing energy use management programs which cycle air conditioners and water heaters during peak periods. In addition, the Company operates a commercial load program which provides incentives to customers for reducing energy use during peak periods. Time-of-use rates have been in effect since the early 1980s and currently approximately 60% of the Company's revenue is based on time-of-use rates.

     It is estimated that peak load reductions of over 600 megawatts have been achieved to date from conservation and energy use management programs and that additional peak load reductions of approximately 430 megawatts will be achieved in the next five years. The Company also estimates that, in 1995, energy savings of more than 1.2 billion kilowatt-hours have been realized through operation of its conservation and energy use management programs. During the next five years, the Company's projected costs for these programs to encourage the efficient use of electric energy and to reduce the need to build new generating facilities total $364 million ($77 million in 1996).

Construction and Generating Capacity
- ------------------------------------

Construction expenditures, excluding AFUDC, are projected to total $1.1 billion for the five-year period 1996 through 2000, which includes $112 million of estimated Clean Air Act expenditures. In 1996, construction expenditures are projected to total $170 million, which includes $6 million of estimated Clean Air Act expenditures. As a result of lower rates of projected load growth resulting in large part from implementing economical conservation programs, the Company previously reduced its projected construction expenditures by $155 million in 1994 and $425 million in 1993. The Company plans to finance its construction program primarily through funds provided by operations.

     A 32-megawatt municipally financed resource recovery facility in Montgomery County, Maryland, began commercial operation in August 1995. Under the contract covering this project, the Company will initially purchase energy without capacity payment obligations. In addition, the Company has an agreement with Panda Energy Corporation for a 230-megawatt gas-fueled combined-cycle cogeneration project in Prince George's County, Maryland, scheduled for operation in the fourth quarter of 1996. The 25-year agreement currently requires capacity purchase payments to Panda Energy Corporation of approximately $1.6 million per month from January 1, 1997, through December 31, 1998. Capacity payments in 1999 and 2000 are approximately $3 million per month and generally increase thereafter, peaking at approximately $4.5 million per month. The project was financed in April 1995 and is currently one-third complete. The Company projects that existing contracts for nonutility generation and the Company's commitment to conservation will provide adequate reserve margins to meet customers' needs well beyond the year 2000. In 1995, the Maryland Public Service Commission issued an order that requires electric utilities to competitively procure future capacity resources. The Company believes that completion of the first combined-cycle unit at its Station H facility in Dickerson, Maryland, currently scheduled for 2004, is likely to be the most cost-effective alternative for the next increment of capacity. This will add a steam cycle to the two existing combustion turbine units.

CLEAN AIR ACT
- -------------

The Company has implemented cost-effective plans for complying with Phase I of the Clean Air Act (CAA) which requires the reduction of sulfur dioxide and nitrogen oxides emissions to achieve prescribed standards. Boiler burner equipment for nitrogen oxides emissions control has been replaced and the use of lower, sulfur coal has been instituted at the Company's Phase I affected stations, Chalk Point and Morgantown. Anticipated capital expenditures for complying with the second phase of the CAA total $112 million over the next five years. The Company's plans call for continued replacement of boiler burner equipment for nitrogen oxides emissions control and further use of lower-sulfur fuel and cofiring with natural gas for sulfur dioxide (SO2) emissions control. If economical, the Company will purchase SO2 emission allowances in lieu of burning lower-sulfur fuel.


     The Company owns a 9.72% undivided interest in the Conemaugh Generating Station located in western Pennsylvania. Nitrogen oxides emissions reduction equipment and flue gas desulfurization equipment have been installed at the station for compliance with Phase I of the CAA. The Company's share of construction costs for this equipment was $36.2 million. As a result of installing the flue gas desulfurization equipment, the station has received additional SO2 emission allowances. The Company's share of these bonus allowances will be used to reduce the need for lower-sulfur fuel at its other plants.

BASE RATE PROCEEDINGS
- ---------------------

The Company is subject to utility rate regulation based upon the historical costs of plant investment, using recent test years to measure the cost of providing service. The rate-making process does not give recognition to the current cost of replacing plant and the impact of inflation. Changes in industry structure and regulation may affect the extent to which future rates are based upon current costs of providing service. The regulatory commissions have authorized fuel rates which provide for billing customers on a timely basis for the actual cost of fuel and interchange and for emission allowance costs and, in the District of Columbia, for purchased capacity.

     Annual base rate increases which became effective during the period 1993 through 1995 are shown below.

- -----------------------------------------------------------------
                                         District
                                            of
Year              Total     Maryland     Columbia   Wholesale
- -----------------------------------------------------------------
                            (Millions of Dollars)

1995             $ 30.2       $   -       $27.9        $2.3
1994               29.3           -        26.7         2.6
1993               38.1        34.3           -         3.8
                 ------       -----       -----        ----
                 $ 97.6       $34.3       $54.6        $8.7
                 ======       =====       =====        ====
- -----------------------------------------------------------------

Maryland
- --------

Pursuant to a settlement agreement, base rate revenue was increased by $27 million, or 3%, effective November 1, 1993. The Commission previously authorized an increase in base rate revenue of $7.3 million, effective June 1, 1993, pursuant to an October 1992 settlement agreement. In connection with the settlement agreements, no determination was made with respect to rate of return. The rate of return on common stock equity most recently determined for the Company in a fully litigated rate case was 12.75%, established by the Commission in a June 1991 rate increase order.

     The Company's Maryland DSM Surcharge, which provides for the recovery of conservation program costs over a five-year period and includes provisions for the recovery of lost revenue, a capital cost recovery factor, calculated at 9.46%, on unrecovered program balances and an incentive amount based on achieving prior-year goals, was increased effective July 1, 1995. The new rate will result in an increase in the annual surcharge recovery of approximately $29 million, including the initial amortization of 1995 projected program costs and the previously mentioned incentives of $8.7 million and $5 million for exceeding 1994 and 1993 program goals, respectively.

District of Columbia
- --------------------

On June 30, 1995, in Formal Case No. 939, the Commission authorized a $27.9 million, or 3.8%, increase in base rate revenue effective July 11, 1995. The authorized rates are based on a 9.09% rate of return on average rate base, including an 11.1% return on common stock equity and a capital structure which excludes short-term debt. In addition, the Commission approved the Company's Least-Cost Plan filed in June 1994. A four-year DSM spending cap for the period 1995-1998 was approved, consistent with the Company's proposal to narrow the scope of DSM activities by discontinuing operation of certain DSM programs and by reducing expenditures on the remaining programs. This will enable the Company to implement cost-effective conservation programs while limiting the impact of such programs on the price of electricity. An Environmental Cost Recovery Rider (ECRR) was approved to provide for full cost recovery of actual conservation program expenditures, through a billing surcharge. Costs will be amortized over 10 years, with a return on unamortized amounts by means of a capital cost recovery factor computed at the authorized rate of return. The initial rate, which reflects all actual costs expended from July 1993 through December 1994, will result in $15 million of additional revenue annually. Subsequent rate updates will be filed annually on June 1 to reflect the prior year's actual costs, subject to the annual surcharge recovery limit within the four-year spending cap (amounts spent in excess of the annual surcharge recovery limit, but within the four-year spending cap, are deferred for future recovery). Pre-July 1993 conservation costs receive rate base treatment. Although the Commission denied the Company's request to recover "lost revenue" due to DSM programs, through the surcharge, a process has been established whereby the Company can seek recovery of lost revenue in a separate proceeding. The Commission also increased the time period for filing Least-Cost Planning cases from two to three years.


Wholesale
- ---------

The Company has a 10-year full service power supply contract with the Southern Maryland Electric Cooperative, Inc. (SMECO), a wholesale customer. The contract period is to be extended for an additional year on January 1 of each year, unless notice is given by either party of termination of the contract at the end of the 10-year period. The full service obligation can be reduced by SMECO by up to 20% of its annual requirements with a five-year advance notice for each such reduction. SMECO rates were increased by $2.3 million effective January 1, 1995, and $2.6 million effective January 1, 1994. A new agreement was recently concluded with SMECO for the years 1996 through 1998. A rate reduction of $2 million from the 1995 rate level is scheduled to become effective January 1, 1996, with an additional $2.5 million rate reduction effective January 1, 1998. Approval of the rate settlement by the Federal Energy Regulatory Commission is expected in February 1996. SMECO has agreed not to give the Company a notice of reduction or termination of service (to take effect after five years or nine years, respectively) prior to December 15, 1998.

COMPETITION
- -----------
The electric utility industry is subject to increasing competitive pressures, stemming from a combination of increasing independent power production, greater reliance upon long-distance transmission, and regulatory and legislative initiatives intended to increase bulk power competition, including the Energy Policy Act of 1992. Since the early 1980s, the Company has pursued strategies which achieve financial flexibility through conservation and energy use management programs, extension of the useful life of generating equipment, cost-effective purchases of capacity and energy and preservation of scheduling flexibility to add new generating capacity in relatively small increments. The Company serves a unique and stable service territory and is a low-cost energy producer with customer prices which compare favorably with regional and national averages.

     On August 18, 1995, the Maryland Public Service Commission issued an order in a generic proceeding dealing with electric industry structure and the advent of competition. The Commission found that competition at the wholesale level holds the greatest potential for producing significant benefits, while competition at the retail level would carry many potential problems and difficult-to-find solutions. The Commission stated that it was intrigued by a restructuring concept suggested by the Company, which calls for functionally dividing the utility into generation and transmission/distribution segments. The Commission encouraged the Company to develop the concept further and suggested that other electric utilities in the state develop similar proposals specific to their competitive positions. A proceeding dealing with structure and competition was initiated by the District of Columbia Commission during 1995.

     Based on the regulatory framework in which it operates, the Company currently applies the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" in accounting for its utility operations. SFAS No. 71 allows regulated entities, in appropriate circumstances, to establish regulatory assets and to defer the income statement impact of certain costs that are expected to be recovered in future rates. Deregulation of portions of the Company's business could, in the future, result in not meeting the rate recovery criteria for application of SFAS No. 71 for part or all of the business.
While the Company does not foresee such a situation at this time, if this were to occur in the transition to a more competitive business, accounting standards of enterprises in general would apply which would entail the write-off of any previously deferred costs to results of operations. Regulatory assets include deferred income taxes, unamortized conservation costs and unamortized debt reacquisition costs recoverable through future rates.

RESTRUCTURING OF THE BULK POWER MARKET
- --------------------------------------

In March 1995, the FERC issued a Notice of Proposed Rulemaking
(NOPR) on competition in the wholesale energy market. The FERC's goal is to achieve greater competition in the bulk power market through open access to utilities' high voltage transmission lines. The Company, through its membership in PJM, endorses the goals of the FERC. PJM has many years of experience in providing economically efficient transmission and generation services throughout the Mid-Atlantic region, and has achieved for its members, including the Company, significant cost savings through shared generating reserves and integrated operations. In order to meet the FERC's goals, the PJM members plan to implement significant market-oriented changes which will support broader market participation and achieve even greater efficiencies. The PJM members are working to transform today's coordinated cost-based pool dispatch into a vigorous price-based regional energy market operating under a standard of transmission service comparability. The Company, together with PJM, supports the evolution of new market-based structures to make competition truly effective.

     Subsequent to this NOPR, Duquesne Light Company requested that it be provided with 300 megawatts of transmission service, firm and non-firm with flexible destinations, for 20 years on the PJM and APS systems. During May 1995, FERC issued an order directing the PJM and APS companies to provide Duquesne with the transmission service it requested and to negotiate jointly the appropriate rates, terms and conditions. On June 30, 1995, a


"final offer" was submitted as directed by the transmitting companies. This final offer contained the allocation of the 300 megawatts among the member utilities and each company's firm transmission rates. Final briefs were filed with FERC on July 25, 1995. The transmitting companies are currently awaiting a decision from FERC.

     On November 30, 1995, the PJM members filed with the FERC a detailed proposal that offers to all generators and wholesale buyers of electricity a regional energy market and open access to PJM high voltage transmission lines. Under the proposal, PJM will be transformed into an Independent System Operator (ISO), which will administer a rate structure designed to eliminate dealing with each company separately for transactions through PJM. The ISO will administer operations, operate the regional energy market and administer transmission service. PJM expects to implement the new structure by year-end 1996. This change is not expected to have a material effect on the operations of the Company.

THE COVE POINT JOINT VENTURE
- ----------------------------

Subsidiaries of the Company and Columbia Gas System, Inc., have formed a 50/50 joint venture partnership (the Partnership) to own and operate natural gas storage and terminaling facilities at Cove Point, Maryland, and an 87-mile natural gas pipeline that extends from Cove Point to Loudoun County, Virginia. These facilities were previously owned by Columbia LNG Corporation, a Columbia Gas subsidiary.

     Under the agreement, Columbia LNG Corp. contributed its Cove Point terminal and pipeline assets and $7 million in cash in exchange for an equity interest in the Partnership, and the Company's subsidiaries invested $25 million in the form of equity and debt. This investment was used by the Partnership to construct a new liquefaction unit and to recommission certain existing facilities at the terminal that are being used in the peaking service business. In November 1994, the FERC approved the project based on cost-of-service rates. Commercial operation began on September 28, 1995, and to date, in accordance with the business plan, the Partnership has sold storage service for one of the four storage tanks.

     One of the Company's principal strategic interests in the Cove Point project is to secure a reliable and cost-effective source of transportation for gas to provide fuel to the generators at its Chalk Point Generating Station. The 87-mile Cove Point pipeline is the sole means of delivering natural gas to southern Maryland where Chalk Point is located. The FERC-approved transportation rates on the pipeline resulted in a 49% decrease from the transportation rates previously paid by the


Company. The Company has expanded Chalk Point's fuel flexibility to burn increased amounts of gas to comply with the CAA and minimize customer costs.

JOINT VENTURE FOR WIRELESS DATA COMMUNICATION NETWORK AND NEW
- -------------------------------------------------------------
  ENERGY SERVICES SUBSIDIARY FORMED; W. A. CHESTER, L.L.C.
  --------------------------------------------------------
  ACQUIRED
  --------

In May 1995, a subsidiary of the Company, PepData, Inc. and Metricom, Inc., entered into a joint venture agreement to own and operate a wireless data communication network which will offer economical data communication services to approximately four million people in the Washington, D.C. metropolitan area. The agreement calls for the Company to invest $7 million and to own 20 percent of the joint venture company, Metricom DC L.L.C., which will install radio devices on public and private facilities to create the wireless data communication service. This data service, known as "Ricochet," will enable computer users to access on-line services such as the Internet, E-Mail and local area networks. The service will be offered at a fixed monthly rate, which will include unlimited use of the service and access to the Internet. The joint venture is currently obtaining the necessary state and local approvals required for the deployment and operation of the communication service. Operation is expected to begin during 1996. As of December 31, 1995, the Company has invested $.1 million in the joint venture.

     Also in May 1995, a subsidiary, PEPCO Services, Inc., was formed to offer a range of energy-related services to businesses and government organizations in the region. The energy-related services provided by the subsidiary include assessment of existing energy systems, installation of lighting, heating, cooling and refrigeration systems including provision of financing and leasing arrangements or shared-savings arrangements, and facilities management. As of December 31, 1995, the Company has invested $1.3 million in this subsidiary.

     On December 31, 1995, a newly formed, wholly owned subsidiary acquired, for $1 million, the assets of the W. A. Chester Division of Fischbach Power Services, Inc., which specializes in providing underground cable construction and maintenance services for utility companies. The new company known as W. A. Chester, L.L.C. intends to provide a broad array of high-quality, cost-saving services for utility and telecommunications companies.


NEW ACCOUNTING STANDARD
- -----------------------

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121 entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which will become effective for the Company's 1996 consolidated financial statements. This statement requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. In addition, regulated companies are required to write-off regulatory assets whenever those assets no longer are probable of recovery from customers through future rates. The Company does not expect implementation of this pronouncement to have a material impact on its consolidated financial statements.

ENVIRONMENTAL MATTERS
- ---------------------

The Company is subject to federal, state and local legislation and regulation with respect to environmental matters, including air and water quality and the handling of solid and hazardous waste. As a result, the Company is subject to environmental contingencies, principally related to possible obligations to remove or mitigate the effects on the environment of the disposal, effected in accordance with applicable laws at the time, of certain substances at various sites. During 1995, the Company was participating in environmental assessments and cleanups under these laws at four federal Superfund sites and a private party site as a result of litigation. While the total cost of remediation at these sites may be substantial, the Company shares liability with other potentially responsible parties. Based on the information known to the Company at this time, management is of the opinion that resolution of these matters will not have a material effect on the results of operations or financial position of the Company.

     See the discussion included in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, for additional information.


NONUTILITY SUBSIDIARY
- ---------------------

RESULTS OF OPERATIONS
- ---------------------

In 1995, PCI incurred a net operating loss of $124.4 million ($1.05 per share) of which $122.2 million ($1.04 per share) was the result of nonrecurring, noncash, after-tax charges associated with the Company's decision to exit the aircraft equipment leasing business. This compared with contributions to consolidated net earnings of $19.1 million ($.16 per share) in 1994 and $25.1 million ($.22 per share) in 1993. As summarized below, in May 1995, PCI adopted a plan to end its investment in the aircraft equipment leasing business and made a second quarter $110 million noncash, after-tax charge against earnings. Additional noncash, after-tax charges of $12.2 million were made to recognize a noncash valuation adjustment for aircraft equipment under a master lease agreement.

     The plan to exit the aircraft equipment leasing business was developed following comprehensive review and analysis, and is designed to preserve value through an orderly withdrawal from the business. The decision to exit the business was based on an accumulation of factors which led to the conclusion that the aircraft leasing business was no longer consistent with PCI's goal of providing a stable supplement to consolidated earnings. These factors include the recent inability to secure satisfactory leases for certain aircraft returned by prior lessees, continuing difficulties and credit risks associated with certain lessees, and PCI's evaluation of the prospects for its aircraft lease portfolio and the airline industry in general.

     Under the plan, PCI will make no new investments to increase the size of the aircraft leasing portfolio. In addition, 13 aircraft, (seven L1011 aircraft, two F28-4000 aircraft, one A300 aircraft, two B747-200 aircraft and one B747-200F aircraft) were designated for sale over 18 to 24 months from the date the plan was announced. These aircraft are subject to short-term, usage-based leases, long-term leases that will expire in the near term, or are not currently under lease. Negotiations continue with respect to the sale of these aircraft. The B747-200F aircraft currently is the subject of litigation with the lessee. (See the Notes to Consolidated Financial Statements, (13) Commitments and Contingencies, Nonutility Subsidiary, for additional information.) The book value of these aircraft (which, prior to adoption of the plan, was $295 million) was reduced to an estimated net realizable value of approximately $105 million. After taking into account the elimination of a previously established reserve of approximately $22 million for future repair and maintenance expenditures and other minor adjustments, the result was an immediate noncash charge to after-tax earnings of approximately $110 million for the second quarter of 1995.


There will be no future depreciation of, or routine accrual for repair and maintenance expenditures with respect to, these aircraft. For accounting purposes, gains or losses from the sale of individual aircraft will be deferred until completion of the disposal process.

     Also as a result of differences between the guaranteed residual value and the expected market value of the two aircraft under the master lease agreement, PCI, following generally accepted accounting principles, recorded $12.2 million in additional after-tax charges against 1995 earnings. In October 1995, PCI terminated the master lease, purchasing for $52 million the two DC-10-30 aircraft on operating lease to Canadian Airlines International, Ltd. (Canadian Airlines). Depreciation and interest charges following purchase are substantially the same as the master lease rental payments.

     In accordance with the plan, PCI will continue to hold and closely monitor the remainder of its aircraft leasing portfolio, with the objective of identifying future opportunities for disposition of these investments on favorable terms. Included in this portion of the portfolio are two wholly owned DC-10-30 aircraft, six majority-owned aircraft (three DC-10-30 aircraft and three B747-200 aircraft) and two DC-10-30 aircraft held by partnerships in which PCI has a 50% interest, all of which are under long-term operating leases to Canadian Airlines, Continental Airlines or United Airlines. Depreciation on each of these aircraft has been increased in order to achieve book values at lease expiration that will correspond to their respective anticipated residual values. The net effect of this revised depreciation, coupled with the elimination of further depreciation on the aircraft designated for sale, will result in higher depreciation charges through 1997, and lower depreciation charges thereafter, as compared to the depreciation charges PCI would have incurred absent the plan. No adjustments were made to the remainder of PCI's aircraft leasing portfolio, which consists of 12 full or partial interests in aircraft under leveraged leases or direct finance leases (one DC-10-30 aircraft, three MD-82 aircraft, four B737-300 aircraft, two B747-300 aircraft, one B757-200 aircraft and one MD-11F aircraft).

     As a part of its plan to exit the aircraft equipment leasing business, PCI has formed a joint venture with an affiliate of a major institutional investor to assist with the disposition of 19 portfolio aircraft. All the assets of the venture are fully consolidated on PCI's financial statements with the outside investor's portion reflected as minority interest.


     In January 1995, Continental announced its intention to seek the early termination of all of its A300 aircraft leases and rental reductions under certain leases of other widebody aircraft. Following negotiations, in April 1995, PCI signed an agreement with Continental regarding this matter. As compensation for the 1995 early return and lease termination of the A300 aircraft, PCI received Continental 6% convertible debentures with an aggregate face value of $9.6 million. In November 1995, PCI sold the debentures for 97% of par value, resulting in a pre-tax gain of $7.1 million. The agreement with Continental also provides for the deferral of approximately 40% of aggregate monthly rentals from the four majority-owned and two jointly owned DC-10-30 aircraft for a period of 16 months, commencing February 1995. The deferred amounts are to be repaid over a three and one-half year period with 8% interest, commencing June 1, 1996, at which time the aggregate deferred amount will be approximately $20 million. In addition, as part of the agreement, PCI obtained cross-default provisions in its Continental leases and improvements in aircraft return conditions.


     PCI's aircraft portfolio at December 31, 1995, is summarized below.

    Aircraft
 Designated for
Sale in Near Term    Qty(1)  Year(2)   Lessee          Lease Type
- ------------------   --------------------------------------------

A300 aircraft          1     1979      (4)             N/A
B747-200 aircraft      2     1976/77   (3) (4)         N/A
B747-200F aircraft
  & spare engine       1     1976      Atlas Air       Operating
F28-4000 aircraft
  & spare engine       2     1979/80   USAir(3)        Operating
L1011-50 aircraft      2     1974      ING(3)          Operating
L1011-50 aircraft      1     1975      TWA(3)          Operating
L1011-100 aircraft     4     1974/75   (3) (4)         N/A

     Aircraft
  With Increased
   Depreciation
- -------------------

B747-200 aircraft
  & spare engine       1     1972      Continental(3)  Operating
B747-200 aircraft      2     1978      United(3)       Operating
DC-10-30 aircraft      4     1973      Continental(3)  Operating
DC-10-30 aircraft      1     1974      Continental(3)  Operating
DC-10-30 aircraft      2     1975/76   Canadian(5)     Operating

- -----------------------------------------------------------------
(1) Includes all equipment in which PCI has a greater than 10% ownership interest.
(2)  Year of manufacture.
(3)  PCI owns a partial interest in certain of this equipment.
(4)  Currently not on lease.
(5)  Subject to a master lease agreement prior to October 1995.



All Other Aircraft
    Equipment        Qty(1)  Year(2)   Lessee          Lease Type
- ------------------   --------------------------------------------

B737-300 aircraft      4     1988      United(3)       Direct
                                                         Finance
B747-300 Combi
  aircraft             1     1984      KLM(3)          Leveraged
B747-300 aircraft      1     1985      Singapore(3)    Leveraged
B757-200 aircraft      1     1986      Northwest       Leveraged
DC-10-30 aircraft      1     1979      Continental(3)  Direct
                                                         Finance
MD-11F aircraft        1     1993      Fed. Express    Leveraged
MD-82 aircraft         1     1982      Continental(3)  Direct
                                                         Finance
MD-82 aircraft
  & spare engine       2     1987      Continental(3)  Direct
                                                         Finance
Aircraft Engines      10     Various   Various         Operating

- -----------------------------------------------------------------
(1) Includes all equipment in which PCI has a greater than 10% ownership interest.
(2)  Year of manufacture.
(3)  PCI owns a partial interest in certain of this equipment.

     In September 1995, PCI purchased from and leased back to an Australian governmental entity two 350 megawatt (gross) coal-fired electric generating units located in Queensland, Australia. PCI's original equity investment totaled $96 million and is accounted for as a leveraged lease.

     During 1994, PCI purchased from and leased back to a Dutch electric utility company an approximate one-third undivided interest in a recently-constructed 650 megawatt (gross) base load, coal and gas-fired power plant located in The Netherlands. PCI's original equity investment totaled $60 million and is accounted for as a leveraged lease.

     PCI's investment in finance leases at December 31, 1995, included a net investment of $50.6 million in five 30-megawatt Solar Electric Generating Systems (SEGS) projects in the Mojave Desert in California. The Company owns 22%, 10%, 19%, 31%, and 25% of SEGS projects III through VII, respectively. During December 1995, PCI recorded a $3.2 million pre-tax writedown related to its investment in the SEGS III project. The five SEGS power generating projects sell electricity to Southern California Edison Company (Edison) under 30 year Interim Standard Offer No. 4 power purchase agreements which fix the capacity charge for the term of the agreement and fix the energy rate paid by Edison for the first 10 years of the agreements. For the remaining term of the agreements, energy rates are variable, based on Edison's avoided cost of generation. The SEGS projects are scheduled to begin supplying electricity at avoided cost rates at various times beginning in early 1997 through the end of 1998. As a result of declines in Edison's avoided costs subsequent to the inception of these agreements, revenue at these projects currently is expected to be substantially lower than revenue presently being realized under the fixed energy price terms of the agreements. If current avoided cost levels were to continue, PCI could experience reduced earnings or incur additional losses associated with these projects. In conjunction with other project investors, PCI is investigating and pursuing alternatives for these projects, including but not limited to, renegotiating the power purchase agreements and restructuring the associated non-recourse debt.

     PCI generates income primarily from its leasing activities and securities investments. Income from leasing activities, which includes rental income, gains on asset sales, interest income and fees totaled $100.7 million in 1995 compared to $111.3 million in 1994 and $114.2 million in 1993. The decrease in 1995 revenue from leasing activities over 1994 was primarily due to a decrease in rental income from operating leases and reduced fee income.

     PCI's marketable securities portfolio contributed pre-tax income of $36.1 million in 1995 compared with $35.1 million and $38.4 million in 1994 and 1993, respectively, which results included net realized gains of $.4 million in 1995 compared with $.8 million and $7 million in 1994 and 1993, respectively.

     Other income decreased in 1995 compared to 1994 primarily due to a 1994 sale of real estate held for development.


     Expenses, before income taxes, which include interest, depreciation and operating, and administrative and general expenses totaled $174.5 million in 1995 compared to $150.6 million and $159.3 million in 1994 and 1993, respectively. Expenses increased in 1995 over 1994 primarily as a result of the $18.8 million pre-tax charge in 1995 to recognize the difference between the guaranteed residual value and the expected market value of aircraft subject to the master lease agreement which expired in September 1995. Depreciation expense also increased in 1995 as a result of the plan to exit the aircraft equipment leasing business.

     PCI had income tax credits of $85.7 million in 1995 compared to income tax credits of $22.7 million and $45.1 million in 1994 and 1993, respectively. The increase in income tax credits in 1995 over 1994 and 1993 was the result of the previously mentioned charge relating to the decision to exit the aircraft equipment leasing business.

CAPITAL RESOURCES AND LIQUIDITY
- -------------------------------

The $530.3 million securities portfolio, consisting primarily of investment grade preferred stocks, provides PCI significant liquidity and investment flexibility.

     Investments in leased equipment of approximately $155 million in 1995 were for the purchase of two 350 megawatt (gross) coal-fired electric generating units located in Australia for $96 million, two DC-10-30 aircraft previously under a master lease for $52 million and $7.4 million for the purchase of aircraft engines placed under operating leases. The aircraft are on operating lease to Canadian Airlines. The electric generating units were purchased and leased back under a long-term leveraged lease to an Australian governmental entity.

     PCI's outstanding short-term debt totaled $223.4 million at December 31, 1995, an increase of $175 million from the $48.4 million outstanding at December 31, 1994. During 1995, PCI issued $182 million in long-term debt, including non-recourse debt, and debt repayments totaled $275 million. At December 31, 1995, PCI had $394 million available under its Medium-Term Note Program and $400 million of unused short-term bank credit lines.

     PCI has paid a total of $100 million in dividends to PEPCO, including a $9 million dividend paid in January 1995. PCI paid a dividend of $50 million to the Company in December 1990, and subsequent dividend payments, through January 1995, have been approximately 50% of annual net earnings, with consideration given to future business plans, debt-to-equity ratios and anticipated capital requirements.


Report of Independent Accountants


To the Shareholders and
Board of Directors of
Potomac Electric Power Company


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings and of cash flows present fairly, in all material respects, the financial position of Potomac Electric Power Company and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





/s/ Price Waterhouse LLP
Washington, D.C.
January 19, 1996



Consolidated Statements of Earnings
Potomac Electric Power Company and Subsidiaries

- ------------------------------------------------------------------------------------------------------
                                                                    For the year ended December 31,
                                                                    1995         1994         1993
- ------------------------------------------------------------------------------------------------------
                                                                         (Thousands of Dollars)
Revenue (Note 2)
  Operating revenue                                              $1,822,432   $1,790,600   $1,702,442
  Interchange deliveries                                             53,670       32,474       22,763
                                                                 ----------   ----------   ----------
    Total Revenue                                                 1,876,102    1,823,074    1,725,205
                                                                 ----------   ----------   ----------

Operating Expenses
  Fuel                                                              355,453      392,730      354,282
  Purchased energy                                                  193,592      173,384      173,456
                                                                 ----------   ----------   ----------
    Fuel and purchased energy                                       549,045      566,114      527,738
  Capacity purchase payments (Note 13)                              125,769      127,822       96,288
  Other operation                                                   224,030      206,106      207,814
  Maintenance                                                        92,859       92,614       93,668
  Depreciation and amortization                                     205,490      179,986      163,607
  Income taxes (Note 4)                                             128,460      119,859      110,176
  Other taxes (Note 5)                                              202,708      206,080      201,252
                                                                 ----------   ----------   ----------
    Total Operating Expenses                                      1,528,361    1,498,581    1,400,543
                                                                 ----------   ----------   ----------
Operating Income                                                    347,741      324,493      324,662
                                                                 ----------   ----------   ----------

Other (Loss) Income
  Nonutility subsidiary (Note 15)
    Income                                                          134,493      147,006      139,341
    Loss on assets held for disposal                               (170,078)           -            -
    Expenses, including interest and income taxes                   (88,812)    (127,918)    (114,240)
                                                                 ----------   ----------   ----------
      Net (loss) earnings from nonutility subsidiary               (124,397)      19,088       25,101
  Allowance for other funds used during construction                  1,548        9,123       13,242
  Other, net                                                          8,549        4,046       10,221
                                                                 ----------   ----------   ----------
    Total Other (Loss) Income                                      (114,300)      32,257       48,564
                                                                 ----------   ----------   ----------
Income Before Utility Interest Charges                              233,441      356,750      373,226
                                                                 ----------   ----------   ----------

Utility Interest Charges
  Interest on debt                                                  146,558      139,210      141,393
  Allowance for borrowed funds used during construction              (7,508)      (9,622)      (9,746)
                                                                 ----------   ----------   ----------
    Net Utility Interest Charges                                    139,050      129,588      131,647
                                                                 ----------   ----------   ----------

Net Income                                                           94,391      227,162      241,579
Dividends on Preferred Stock                                         16,851       16,437       16,255
                                                                 ----------   ----------   ----------
Earnings for Common Stock                                        $   77,540   $  210,725   $  225,324
                                                                 ==========   ==========   ==========

Average Common Shares Outstanding (000s)                            118,412      118,006      115,640

Earnings Per Common Share <F1>                                         $.65        $1.79        $1.95

Cash Dividends Per Common Share                                       $1.66        $1.66        $1.64

<F1>No material dilution would occur if all of the convertible preferred stock and debentures were  converted into common stock.

Consolidated Balance Sheets
Potomac Electric Power Company and Subsidiaries


- ---------------------------------------------------------------------------------------------
                                                                          December 31,
Assets                                                                 1995         1994
- ---------------------------------------------------------------------------------------------
                                                                     (Thousands of Dollars)
Property and Plant - at original cost (Notes 6 and 10)
  Electric plant in service                                        $ 6,041,203   $ 5,801,349
  Construction work in progress                                         93,047       147,224
  Electric plant held for future use                                     4,082        18,041
  Nonoperating property                                                 22,771         7,556
                                                                   -----------   -----------
                                                                     6,161,103     5,974,170
  Accumulated depreciation                                          (1,760,792)   (1,639,771)
                                                                   -----------   -----------
      Net Property and Plant                                         4,400,311     4,334,399
                                                                   -----------   -----------



Current Assets
  Cash and cash equivalents                                              5,844         7,198
  Customer accounts receivable, less allowance for uncollectible
    accounts of $1,669 and $2,432                                      137,456       107,351
  Other accounts receivable, less allowance for uncollectible
    accounts of $300                                                    36,765        57,128
  Accrued unbilled revenue (Note 1)                                     73,622        67,543
  Prepaid taxes                                                         36,255        34,352
  Other prepaid expenses                                                 7,562         5,448
  Material and supplies - at average cost
    Fuel                                                                63,203        73,671
    Construction and maintenance                                        70,497        72,447
                                                                   -----------   -----------
      Total Current Assets                                             431,204       425,138
                                                                   -----------   -----------



Deferred Charges
  Income taxes recoverable through future rates, net (Note 4)          244,181       251,357
  Conservation costs, net                                              230,412       161,204
  Unamortized debt reacquisition costs                                  58,360        56,725
  Other                                                                138,619        98,783
                                                                   -----------   -----------
      Total Deferred Charges                                           671,572       568,069
                                                                   -----------   -----------


Nonutility Subsidiary Assets
  Cash and cash equivalents                                              1,594             -
  Marketable securities (Notes 11 and 15)                              530,323       473,608
  Investment in finance leases (Note 15)                               489,430       410,327
  Operating lease equipment, net of accumulated depreciation
    of $79,275 and $116,832 (Note 15)                                  272,947       544,064
  Assets held for disposal                                             104,370             -
  Receivables, less allowance for uncollectible
    accounts of $6,000 and $5,000                                       74,957        76,426
  Other investments                                                    125,783       147,313
  Other assets                                                          15,659        22,551
                                                                   -----------   -----------
      Total Nonutility Subsidiary Assets                             1,615,063     1,674,289
                                                                   -----------   -----------
      Total Assets                                                 $ 7,118,150   $ 7,001,895
                                                                   ===========   ===========

                                                              32




- ---------------------------------------------------------------------------------------------
                                                                          December 31,
Capitalization and Liabilities                                         1995         1994
- ---------------------------------------------------------------------------------------------
                                                                     (Thousands of Dollars)
Capitalization
  Common equity (Note 7)
    Common stock, $1 par value - authorized 200,000,000 shares,
      issued 118,494,577 and 118,248,103 shares                    $   118,495   $   118,248
    Premium on stock and other capital contributions                 1,025,088     1,020,689
    Capital stock expense                                              (14,567)      (14,163)
    Retained income                                                    742,296       830,524
                                                                   -----------   -----------
      Total Common Equity                                            1,871,312     1,955,298

  Preference stock, cumulative, $25 par value -
    authorized 8,800,000 shares, no shares issued or outstanding             -             -
  Serial preferred stock (Notes 8 and 11)                              125,325       125,409
  Redeemable serial preferred stock (Notes 9 and 11)                   143,485       143,563
  Long-term debt (Notes 10 and 11)                                   1,817,077     1,723,399
                                                                   -----------   -----------
      Total Capitalization                                           3,957,199     3,947,669
                                                                   -----------   -----------

Other Non-Current Liabilities
  Capital lease obligation (Note 13)                                   165,235       167,324
                                                                   -----------   -----------
      Total Other Non-Current Liabilities                              165,235       167,324
                                                                   -----------   -----------

Current Liabilities
  Long-term debt due within one year                                    26,280        45,445
  Short-term debt (Note 12)                                            258,465       189,600
  Accounts payable and accrued payroll                                 104,396       117,909
  Capital lease obligation due within one year                          20,772        20,772
  Taxes accrued                                                         19,111        20,509
  Interest accrued                                                      38,532        36,840
  Customer deposits                                                     23,372        22,563
  Other                                                                 62,662        84,841
                                                                   -----------   -----------
      Total Current Liabilities                                        553,590       538,479
                                                                   -----------   -----------

Deferred Credits
  Income taxes (Note 4)                                                892,544       848,456
  Investment tax credits (Note 4)                                       64,607        68,256
  Other                                                                 35,089        31,766
                                                                   -----------   -----------
      Total Deferred Credits                                           992,240       948,478
                                                                   -----------   -----------

Nonutility Subsidiary Liabilities
  Long-term debt (Notes 10 and 11)                                   1,047,484     1,140,505
  Short-term notes payable (Note 12)                                   223,350        48,400
  Deferred taxes and other (Note 4)                                    179,052       211,040
                                                                   -----------   -----------
      Total Nonutility Subsidiary Liabilities                        1,449,886     1,399,945
                                                                   -----------   -----------
Commitments and Contingencies (Note 13)

      Total Capitalization and Liabilities                         $ 7,118,150   $ 7,001,895
                                                                   ===========   ===========

Consolidated Statements of Cash Flows
Potomac Electric Power Company and Subsidiaries

- -----------------------------------------------------------------------------------------------------
                                                                      For the year ended December 31,
                                                                       1995        1994        1993
- -----------------------------------------------------------------------------------------------------
                                                                          (Thousands of Dollars)
Operating Activities
  Income from utility operations                                   $ 218,788   $ 208,074   $ 216,478
  Adjustments to reconcile income to net cash
    from operating activities:
    Depreciation and amortization                                    205,490     179,986     163,607
    Deferred income taxes and investment tax credits                  51,774      44,641      27,711
    Allowance for funds used during construction                      (9,056)    (18,745)    (22,988)
    Changes in materials and supplies                                 12,418     (13,883)     44,509
    Changes in accounts receivable and accrued unbilled revenue      (15,822)     (6,098)    (35,399)
    Changes in accounts payable                                      (14,419)      8,257        (441)
    Changes in other current assets and liabilities                   (1,484)     (6,760)      4,317
    Changes in deferred conservation costs                          (104,796)    (92,504)    (59,639)
    Net other operating activities                                   (45,664)        360     (37,121)
  Nonutility subsidiary:
    Net (loss) earnings                                             (124,397)     19,088      25,101
    Deferred income taxes                                            (49,697)      6,386     (32,814)
    Loss on assets held for disposal                                 170,078           -           -
    Changes in other assets and net other operating activities        83,509      47,648      56,897
                                                                   ---------   ---------   ---------
Net Cash From Operating Activities                                   376,722     376,450     350,218
                                                                   ---------   ---------   ---------

Investing Activities
  Total investment in property and plant                            (230,675)   (316,890)   (322,951)
  Allowance for funds used during construction                         9,056      18,745      22,988
                                                                   ---------   ---------   ---------
    Net investment in property and plant                            (221,619)   (298,145)   (299,963)
  Nonutility subsidiary:
    Purchase of marketable securities                                (35,221)   (127,335)   (254,213)
    Proceeds from sale or redemption of marketable securities         27,846      82,444     194,295
    Investment in leased equipment                                  (154,766)    (72,134)    (32,360)
    Proceeds from sale or disposition of leased equipment                  -       1,150     120,529
    Proceeds from sale of assets                                       5,966           -           -
    Purchase of other investments                                     (3,818)     (7,191)    (44,628)
    Proceeds from sale or distribution of other investments           15,614      18,429           -
    Investment in promissory notes                                    (7,955)       (542)     (1,628)
    Proceeds from promissory notes                                     7,977       4,902       3,013
                                                                   ---------   ---------   ---------
Net Cash Used by Investing Activities                               (365,976)   (398,422)   (314,955)
                                                                   ---------   ---------   ---------

Financing Activities
  Dividends on common stock                                         (196,469)   (195,755)   (189,837)
  Dividends on preferred stock                                       (16,851)    (16,437)    (16,255)
  Issuance of common stock                                             4,580       9,285      96,001
  Redemption of preferred stock                                          (78)     (4,047)     (1,500)
  Issuance of long-term debt                                         188,594     302,999     521,264
  Reacquisition and retirement of long-term debt                    (117,465)   (144,422)   (628,448)
  Proceeds from sale and leaseback of control center system                -     152,000           -
  Short-term debt, net                                                68,865    (105,015)    233,015
  Other financing activities                                         (23,611)    (14,452)    (26,199)
  Nonutility subsidiary:
    Issuance of long-term debt                                       182,000     286,750     363,653
    Repayment of long-term debt                                     (275,021)   (173,950)   (247,077)
    Short-term debt, net                                             174,950     (77,850)   (137,265)
                                                                   ---------   ---------   ---------
Net Cash (Used by) From Financing Activities                         (10,506)     19,106     (32,648)
                                                                   ---------   ---------   ---------
Net Increase (Decrease) In Cash and Cash Equivalents                     240      (2,866)      2,615
Cash and Cash Equivalents at Beginning of Year                         7,198      10,064       7,449
                                                                   ---------   ---------   ---------
Cash and Cash Equivalents at End of Year (Note 14)                 $   7,438   $   7,198   $  10,064
                                                                   =========   =========   =========

Notes to Consolidated Financial Statements
- ------------------------------------------

(1)  Summary of Significant Accounting Policies
     ------------------------------------------

The Company is engaged in the generation, transmission, distribution and sale of electric energy in the Washington, D.C. metropolitan area. The Company's retail service territory includes all of the District of Columbia and major portions of Montgomery and Prince George's counties in suburban Maryland.

     Potomac Capital Investment Corporation (PCI), a wholly owned subsidiary of the Company, was formed in 1983 to provide a permanent vehicle for the conduct of the Company's ongoing nonutility investment programs. PCI's principal investments have been in aircraft and power generation equipment, equipment leasing and marketable securities, primarily preferred stock with mandatory redemption features. PCI also has investments in real estate properties in the Washington, D.C. metropolitan area.

     The Company's utility operations are regulated by the Maryland and District of Columbia public service commissions and its wholesale business by the Federal Energy Regulatory Commission (FERC). The Company complies with the Uniform System of Accounts prescribed by the FERC and adopted by the Maryland and District of Columbia regulatory commissions. Based upon the regulatory framework in which it operates, the Company currently applies the provisions of Statement of Financial Accounting Standards (SFAS) No. 71 entitled "Accounting for the Effects of Certain Types of Regulation" in accounting for certain deferred charges and credits to be recognized in future customer billings pursuant to regulatory authorization: deferred income taxes, unamortized conservation costs and unamortized debt reacquisition costs.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

     Certain prior year amounts have been reclassified to conform to the current year presentation.

     A description of significant accounting policies follows.


Principles of Consolidation
- ---------------------------

The consolidated financial statements combine the financial results of the Company and all majority-owned subsidiaries. The
Company's principal subsidiary is PCI. All material intercompany balances and transactions have been eliminated.

Total Revenue
- -------------

Revenue is accrued for service rendered but unbilled as of the end of each month. The Company includes in revenue the amounts received for sales to other utilities related to pooling and interconnection agreements. Amounts received for such interchange deliveries are a component of the Company's fuel rates.

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

     In the District of Columbia, pre-July 1993 conservation costs receive rate base treatment. Conservation expenditures for the period July 1993 to December 1994 are recovered through a surcharge mechanism which initially became effective July 11, 1995, and which will be updated annually on June 1 to recover 1995 and subsequent conservation expenditures, including a capital cost recovery factor, which is a mechanism that enables the Company to earn a return on certain costs, principally unamortized demand side management (DSM) costs not in rate base. A procedure has been established to consider lost revenue without the need for base rate proceedings. In Maryland, conservation costs are recovered through a surcharge rate which reflects amortization of program costs, including costs in the year during which the surcharge commences, a capital cost recovery factor, incentives, applicable taxes and estimated lost revenue. The surcharge is established annually in a collaborative process with the recovery of lost revenue subject to an earnings test performed on a quarterly basis.


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

     PCI investments in equipment under operating leases are stated at cost less accumulated depreciation, except that assets held for disposal are carried at estimated fair value less estimated costs to sell. Depreciation is recorded on a straight line basis over the equipment's estimated useful life. No depreciation is taken on assets held for disposal.

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

     The Company uses separate depreciation rates for each electric plant account. The rates, which vary from jurisdiction to jurisdiction, were equivalent to a system-wide composite depreciation rate of approximately 3.1% for 1995, 1994 and 1993.

Conservation
- ------------

In general, the Company accounts for conservation expenditures in connection with its DSM program as a deferred charge, and amortizes the costs over five years in Maryland and 10 years in the District of Columbia. At December 31, 1995, unamortized conservation costs totaled $105.5 million in Maryland and $124.9 million in the District of Columbia.


Allowance for Funds Used During Construction
- --------------------------------------------

In general, the Company capitalizes AFUDC with respect to investments in Construction Work in Progress with the exception of expenditures required to comply with federal, state or local environmental regulations (pollution control projects), which are included in rate base without capitalization of AFUDC. The Company accrues a capital cost recovery factor on the retail jurisdictional portion of certain pollution control projects related to compliance with the Clean Air Act (CAA). The base for calculating this return is the amount by which the retail jurisdictional CAA expenditure balance exceeds the CAA balance included in rate base in the Company's most recently completed base rate proceeding.

     The jurisdictional AFUDC capitalization rates are determined as prescribed by the FERC. The effective capitalization rates were approximately 7.9% in 1995, 7.6% in 1994 and 8.7% in 1993, compounded semiannually.

Amortization of Debt Issuance and Reacquisition Costs
- -----------------------------------------------------

The Company defers and amortizes expenses incurred in connection with the issuance of long-term debt, including premiums and discounts associated with such debt, over the lives of the respective issues. Costs associated with the reacquisition of debt are also deferred and amortized over the lives of the new issues.

New Accounting Standard
- -----------------------

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121 entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which will become effective for the Company's 1996 consolidated financial statements. This statement requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. In addition, regulated companies are required to write-off regulatory assets whenever those assets no longer are probable of recovery from customers through future rates. The Company does not expect implementation of this pronouncement to have a material impact on its consolidated financial statements.


Nonutility Subsidiary Receivables
- ---------------------------------

PCI, the Company's nonutility subsidiary, continuously monitors its receivables and establishes an allowance for doubtful accounts against its notes receivable, when deemed appropriate, on a specific identification basis. The direct write-off method is used when trade receivables are deemed uncollectible.

(2)  Total Revenue
     -------------

The Company's retail service area includes all of the District of Columbia and major portions of Montgomery and Prince George's counties in suburban Maryland. The Company supplies electricity, at wholesale, under a contract with Southern Maryland Electric Cooperative, Inc. (SMECO), and also delivers economy energy to the Pennsylvania-New Jersey-Maryland Interconnection Association
(PJM) of which the Company is a member. PJM is composed of 11 electric utilities which operate on a fully integrated basis.

     Total revenue for each year was comprised as shown below.

- -----------------------------------------------------------------
                        1995             1994           1993
                -------------------------------------------------
                 Amount    %     Amount     %     Amount     %
- -----------------------------------------------------------------
                              (Thousands of Dollars)

Residential    $  543,532  30.0 $  524,738  29.5 $  505,173  29.8
Commercial        848,892  46.8    834,323  46.8    791,357  46.6
U.S. Government   252,144  13.9    254,030  14.2    238,192  14.0
D.C. Government    52,105   2.9     56,655   3.2     53,551   3.2
Wholesale         117,117   6.4    113,318   6.3    108,162   6.4
               ---------- -----  --------- ----- ---------- -----
  Sales of
    electricity 1,813,790 100.0  1,783,064 100.0  1,696,435 100.0
                          =====            =====            =====
Other electric
  revenue           8,642            7,536            6,007
               ----------       ----------       ----------
  Operating
    revenue     1,822,432        1,790,600        1,702,442

Interchange
  deliveries       53,670           32,474           22,763
               ----------       ----------       ----------

 Total Revenue $1,876,102       $1,823,074       $1,725,205
               ==========       ==========       ==========
- -----------------------------------------------------------------

     Sales of electricity include base rate revenue and fuel rate revenue. Fuel rate revenue was $526.6 million in 1995, $557.4 million in 1994 and $487.9 million in 1993.

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


     Pension expense included in net income was $13.9 million in 1995, $14.3 million in 1994 and $13.7 million in 1993. The net periodic pension cost was computed as follows.

- -----------------------------------------------------------------
                                        1995      1994     1993
- -----------------------------------------------------------------
                                       (Thousands of Dollars)

Service cost-benefits earned         $ 9,900   $10,800   $10,300
Interest cost on projected
  benefit obligation                  28,400    26,800    25,100
Actual return on Program assets      (51,900)   (4,600)  (24,300)
Differences between actual
  and expected return on
  Program assets and net
  amortization                        27,500   (18,700)    2,600
                                     -------   -------   -------

  Pension cost                       $13,900   $14,300   $13,700
                                     =======   =======   =======
- -----------------------------------------------------------------


     Program assets are stated at fair value and were comprised of approximately 60% and 70% of cash equivalents and fixed income investments and the balance in equity investments at December 31, 1995 and 1994, respectively. The following table sets forth the Program's funded status and amounts recognized on the Consolidated Balance Sheets.

- -----------------------------------------------------------------
                                                1995        1994
- -----------------------------------------------------------------
                                           (Thousands of Dollars)

Actuarial present value of benefit obligations:
  Program benefits:
    Vested benefits                        $(295,700)  $(252,300)
    Nonvested benefits                       (44,000)    (30,000)
                                           ---------   ---------
Accumulated benefit obligation             $(339,700)  $(282,300)
                                           =========   =========
Actuarial present value of projected
  benefit obligation                       $(399,400)  $(338,600)
Program assets at fair value                 360,500     289,100
                                           ---------   ---------
Projected benefit obligation in excess of
  Program assets                             (38,900)    (49,500)
Unrecognized actuarial loss                   55,600      35,600
Unrecognized prior service cost               16,300      17,600
Unrecognized net obligation at
  January 1, 1987, being recognized
  over 18 years                                  300         400
                                           ---------   ---------
Prepaid pension expense                    $  33,300   $   4,100
                                           =========   =========
- -----------------------------------------------------------------

     The assumed weighted average discount rate and weighted average rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 4% in 1995 and 8.5% and 4.5% in 1994, respectively. The assumed long-term rate of return on Program assets was 9% in 1995 and 1994.

     In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees and inactive employees covered by disability plans. The health care plan pays stated percentages of most necessary medical expenses incurred by these employees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. The life insurance plan pays benefits based on base salary at the time of retirement and age at the date of death. Participants become eligible for the benefits of these plans if they retire under the provisions of the Company's General Retirement Program with 10 years of service or become inactive employees under the Company's disability plans. The Company is amortizing the unrecognized transition obligation measured at January 1, 1993, over a 20-year period.

     Postretirement benefit expense included in net income was $9 million, $8.7 million and $9.3 million in 1995, 1994 and 1993, respectively. The following table sets forth the components of the postretirement expense.

- -----------------------------------------------------------------
                                         1995     1994     1993
- -----------------------------------------------------------------
                                           (Thousands of Dollars)

Service cost-benefits attributable
  to service during the year           $ 2,300  $ 2,600  $ 2,500
Interest cost on accumulated
  postretirement benefit obligation      4,500    4,200    4,400
Actual (return) loss on plan assets     (1,900)     200     (400)
Amortization of transition
  obligation                             2,100    2,500    2,800
Difference between actual and
  expected return on plan assets
  and net amortization                   2,000     (800)       -
                                       -------  -------  -------
Net postretirement benefit cost        $ 9,000  $ 8,700  $ 9,300
                                       =======  =======  =======
- -----------------------------------------------------------------


     The following table sets forth the accumulated postretirement benefit obligation reconciled to the amounts recognized on the Consolidated Balance Sheets.

- -----------------------------------------------------------------
                                              1995        1994
- -----------------------------------------------------------------
                                           (Thousands of Dollars)

Accumulated postretirement
  benefit obligation to
    Retirees and dependents               $(40,100)   $(34,600)
    Active employees fully eligible         (9,300)    (10,600)
    Active employees not fully
      eligible                             (15,200)    (14,800)
                                          --------    --------
Total accumulated postretirement
  benefit obligation                       (64,600)    (60,000)
Plan assets at fair value                    7,800       4,500
                                          --------    --------
Accumulated postretirement benefit
  obligation in excess of plan assets      (56,800)    (55,500)
Unrecognized transition obligation          35,800      45,200
Unrecognized actuarial loss                 23,100      11,100
                                          --------    --------
Prepaid postretirement benefit
  cost                                    $  2,100    $    800
                                          ========    ========
- -----------------------------------------------------------------

     The Company's obligation at December 31, 1995 and 1994, was based on discount rates of 7.5% and 8.5%, respectively, and weighted average rates of increase in future compensation levels of 4% and 4.5%, respectively. The assumed health-care cost trend rate is 7.5% which declines to 5.5% after a four-year period. A one percentage point increase in the health-care cost trend rate would increase the Accumulated Postretirement Benefit Obligation by $3.1 million to approximately $67.7 million and the sum of the service cost and interest cost for 1995 by approximately $.4 million.

     In January 1995 and 1994, the Company funded the 1995 and 1994 portions of its estimated liability for postretirement medical and life insurance costs through the use of an Internal Revenue Code (IRC) 401 (h) account, within the Company's pension plan, and an IRC 501 (c)(9) Voluntary Employee Beneficiary Association (VEBA). The Company plans to fund the 401(h) account and the VEBA annually. In January 1996, the 1996 portion of the Company's estimated liability will be funded. Assets were comprised of cash equivalents, fixed income investments and equity investments and the assumed return on plan assets was 9% in 1995 and 1994.


(4) Income Taxes
    ------------

The provision for income taxes, reconciliation of consolidated income tax expense and components of consolidated deferred tax liabilities (assets) are set forth below.


Provisions for Income Taxes
- ---------------------------

- ---------------------------------------------------------------------------------------------------
                                                                     1995        1994        1993
- ---------------------------------------------------------------------------------------------------
                                                                        (Thousands of Dollars)

Utility current tax expense
  Federal                                                        $  68,492   $  63,395   $  69,007
  State and local                                                    9,173       8,612       9,801
                                                                 ---------   ---------   ---------
Total utility current tax expense                                   77,665      72,007      78,808
                                                                 ---------   ---------   ---------
Utility deferred tax expense
  Federal                                                           48,339      42,070      26,784
  State and local                                                    7,084       6,221       5,100
  Investment tax credits                                            (3,649)     (3,650)     (3,469)
                                                                 ---------   ---------   ---------
Total utility deferred tax expense                                  51,774      44,641      28,415
                                                                 ---------   ---------   ---------

Total utility income tax expense                                   129,439     116,648     107,223
                                                                 ---------   ---------   ---------

Nonutility subsidiary current tax expense
  Federal                                                          (35,592)    (29,315)    (13,022)
                                                                 ---------   ---------   ---------

Nonutility subsidiary deferred tax expense
  Federal                                                          (50,116)      6,758     (31,360)
  State and local                                                        -        (138)       (696)
                                                                 ---------   ---------   ---------
Total nonutility subsidiary deferred tax expense                   (50,116)      6,620     (32,056)
                                                                 ---------   ---------   ---------

Total nonutility subsidiary income tax expense                     (85,708)    (22,695)    (45,078)
                                                                 ---------   ---------   ---------

Total consolidated income tax expense                               43,731      93,953      62,145
Income taxes included in other income                              (84,729)    (25,906)    (48,031)
                                                                 ---------   ---------   ---------
Income taxes included in utility operating expenses              $ 128,460   $ 119,859   $ 110,176
                                                                 =========   =========   =========





Reconciliation of Consolidated Income Tax Expense
- -------------------------------------------------


- ---------------------------------------------------------------------------------------------------
                                                                     1995        1994        1993
- ---------------------------------------------------------------------------------------------------
                                                                        (Thousands of Dollars)


Income before income taxes                                       $ 138,122   $ 321,115   $ 303,724
                                                                 =========   =========   =========

Utility income tax at federal statutory rate                     $ 121,879   $ 113,653   $ 113,295
  Increases (decreases) resulting from
    Depreciation                                                     9,173       8,022       5,096
    Removal costs                                                   (7,204)     (4,086)     (4,385)
    Allowance for funds used during construction                       595      (2,411)     (3,852)
    Other                                                           (1,613)     (4,175)     (6,477)
    State income taxes, net of federal effect                       10,648       9,683       9,686
    Tax credits                                                     (4,039)     (4,038)     (3,873)
    Cumulative effect of tax rate change                                 -           -      (2,267)
                                                                 ---------   ---------   ---------
Total utility income tax expense                                   129,439     116,648     107,223
                                                                 ---------   ---------   ---------

Nonutility subsidiary income tax at federal statutory rate         (73,537)     (1,262)     (6,992)
  Increases (decreases) resulting from
    Dividends received deduction                                    (8,524)     (8,487)     (7,672)
    Reversal of previously accrued deferred taxes                        -      (8,206)    (35,904)
    Other                                                           (3,647)     (4,602)       (408)
    State income taxes, net of federal effect                            -        (138)       (696)
    Cumulative effect of tax rate change                                 -           -       6,594
                                                                 ---------   ---------   ---------
Total nonutility subsidiary income tax expense                     (85,708)    (22,695)    (45,078)
                                                                 ---------   ---------   ---------

Total consolidated income tax expense                               43,731      93,953      62,145
Income taxes included in other income                              (84,729)    (25,906)    (48,031)
                                                                 ---------   ---------   ---------
Income taxes included in utility operating expenses              $ 128,460   $ 119,859   $ 110,176
                                                                 =========   =========   =========


Components of Consolidated Deferred Tax Liabilities (Assets)
- ------------------------------------------------------------

                                                                     At December 31,
                                                                 ----------------------
                                                                    1995        1994
                                                                 ----------------------
                                                                 (Thousands of Dollars)

Utility deferred tax liabilities (assets)
  Depreciation and other book to tax basis differences           $ 773,323   $ 723,248
  Rapid amortization of certified pollution control
    facilities                                                      26,640      29,018
  Deferred taxes on amounts to be collected through
    future rates                                                    92,472      95,465
  Property taxes                                                    11,808      11,212
  Deferred fuel                                                     (7,154)        177
  Prepayment premium on debt retirement                             22,080      21,537
  Deferred investment tax credit                                   (24,464)    (25,922)
  Contributions in aid of construction                             (27,206)    (24,954)
  Contributions to pension plan                                     10,859           -
  Other                                                             25,124      25,454
                                                                 ---------   ---------
Total utility deferred tax liabilities (net)                       903,482     855,235
Current portion of utility deferred tax liabilities
  (included in Other Current Liabilities)                           10,938       6,779
                                                                 ---------   ---------
Total utility deferred tax liabilities (net) - noncurrent        $ 892,544   $ 848,456
                                                                 =========   =========

Nonutility subsidiary deferred tax liabilities (assets)
  Finance leases                                                 $ 149,103     134,925
  Operating leases                                                  66,802     117,782
  Reversal of previously accrued taxes related
    to partnerships                                                (11,593)    (16,385)
  Alternative minimum tax                                          (84,512)    (77,167)
  Other                                                            (16,840)    (24,477)
                                                                 ---------   ---------
Total nonutility subsidiary deferred tax liabilities (net),
  (included in Deferred taxes and other)                         $ 102,960   $ 134,678
                                                                 =========   =========



     The utility net deferred tax liability represents the tax effect, at presently enacted tax rates, of temporary differences between the financial statement and tax bases of assets and liabilities. The portion of the utility net deferred tax liability applicable to utility operations, which has not been reflected in current service rates, represents income taxes recoverable through future rates, net and is recorded as a Deferred Charge on the balance sheet. No valuation allowance for deferred tax assets was required or recorded at December 31, 1995 and 1994.

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


(5)  Other Taxes
     -----------

Taxes, other than income taxes, charged to utility operating expenses for each period are shown below.

- ----------------------------------------------------------------
                                 1995          1994         1993
- ----------------------------------------------------------------
                                    (Thousands of Dollars)

Gross receipts               $ 95,158      $ 93,549     $ 88,044

Property                       64,991        60,443       58,193

Payroll                        11,269        11,063       10,534

County fuel-energy             21,887        30,842       34,614

Environmental, use and
  other                         9,403        10,183        9,867
                             --------      --------     --------

                             $202,708      $206,080     $201,252
                             ========      ========     ========
- -----------------------------------------------------------------


(6)  Jointly Owned Generating Facilities
     -----------------------------------

The Company owns a 9.72% undivided interest in the Conemaugh Generating Station located near Johnstown, Pennsylvania, consisting of two baseload units totaling 1,700 megawatts. The Company and other utilities own the station as tenants in common and share costs and output in proportion to their ownership shares. Each owner has arranged its own financing relating to its share of the facility. The Company's share of the operating expenses of the station is included in the Consolidated Statements of Earnings. The Company's investment in the Conemaugh facility of $85.7 million at December 31, 1995, and $81.1 million at December 31, 1994, includes $1.3 million and $9.5 million of Construction Work in Progress, respectively.


(7) Common Equity

Changes in common stock, premium on stock and retained income are summarized below.

- ---------------------------------------------------------------------------------------
                                           Common Stock           Premium     Retained
                                        Shares      Par Value     on Stock     Income
- ---------------------------------------------------------------------------------------
                                                          (Thousands of Dollars)

Balance, December 31, 1992           114,296,443   $  114,296   $  919,089   $  802,774

  Net income before net earnings
    from nonutility subsidiary                 -            -            -      216,478
  Nonutility subsidiary:
    Net earnings                               -            -            -       25,101
    Marketable equity securities
      valuation allowance, net of tax          -            -            -        1,172
  Dividends:
    Preferred stock                            -            -            -      (16,255)
    Common stock                               -            -            -     (189,837)
  Conversion of convertible
    debentures                             3,480            4           93            -
  Conversion of preferred stock            5,534            6           42            -
  Loss on acquisition of preferred
    stock                                      -            -          (24)           -
  Other capital contributions                  -            -           69            -
  Sale of common stock through
    Shareholder Dividend
    Reinvestment Plan                  1,638,227        1,638       42,655            -
  Issuance of common stock to
    Employee Savings Plans               362,468          362        9,277            -
  Sale of common stock through
    public offerings                   1,491,500        1,492       40,577            -
                                     -----------   ----------   ----------   ----------
Balance, December 31, 1993           117,797,652      117,798    1,011,778      839,433

  Net income before net earnings
    from nonutility subsidiary                 -            -            -      208,074
  Nonutility subsidiary:
    Net earnings                               -            -            -       19,088
    Marketable securities net
      unrealized loss, net of tax              -            -            -      (23,879)
  Dividends:
    Preferred stock                            -            -            -      (16,437)
    Common stock                               -            -            -     (195,755)
  Conversion of preferred stock            3,845            4           29            -
  Gain on acquisition of preferred
    stock                                      -            -          109            -
  Other capital reductions                     -            -          (66)           -
  Sale of common stock through
    Shareholder Dividend
    Reinvestment Plan                    355,198          355        6,603            -
  Issuance of common stock to
    Employee Savings Plans                91,408           91        2,236            -
                                     -----------   ----------   ----------   ----------
Balance, December 31, 1994           118,248,103      118,248    1,020,689      830,524

  Net income before net loss
    from nonutility subsidiary                 -            -            -      218,788
  Nonutility subsidiary:
    Net loss                                   -            -            -     (124,397)
    Marketable securities net
      unrealized gain, net of tax              -            -            -       30,701
  Dividends:
    Preferred stock                            -            -            -      (16,851)
    Common stock                               -            -            -     (196,469)
  Conversion of preferred stock            9,730           10           74            -
  Gain on acquisition of preferred
    stock                                      -            -            5            -
  Other capital reductions                     -            -          (23)           -
  Sale of common stock through
    Shareholder Dividend
    Reinvestment Plan                    158,501          159        2,881            -
  Issuance of common stock to
    Employee Savings Plans                78,243           78        1,462            -
                                     -----------   ----------   ----------   ----------
Balance, December 31, 1995           118,494,577   $  118,495   $1,025,088   $  742,296
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

     As of December 31, 1995, 39,139 shares of common stock were reserved for issuance upon the conversion of convertible preferred stock, 2,771,633 and 3,392,500 shares were reserved for conversion of the 7% and 5% convertible debentures, respectively, 2,324,721 shares were reserved for issuance under the DRP and 1,221,624 shares were reserved for issuance under the Employee Savings Plans. Under the Stock Option Agreement with Baltimore Gas and Electric Company, 23,579,900 shares could become issuable, contingent upon specific events associated with termination of the Merger Agreement. See Note (13) Commitments and Contingencies for additional information.

     Certain provisions of the Company's corporate charter, relating to preferred and preference stock, would impose restrictions on the payment of dividends under certain circumstances. No portion of retained income was so restricted at December 31, 1995.


(8)  Serial Preferred Stock
     ----------------------

The Company has authorized 11,126,222 shares of cumulative $50 par value Serial Preferred Stock. At December 31, 1995 and 1994, there were outstanding 5,376,202 shares and 5,379,433 shares, respectively. The various series of Serial Preferred Stock outstanding (excluding 2,869,696 shares of Redeemable Serial Preferred Stock - See Note 9) and the per share redemption price at which each series may be called by the Company are as follows.

- -----------------------------------------------------------------
                                    Redemption     December 31,
                                       Price      1995      1994
- -----------------------------------------------------------------
                                                  (Thousands of
                                                     Dollars)

$2.44 Series of 1957, 300,000 shares  $51.00    $15,000   $15,000
$2.46 Series of 1958, 300,000 shares  $51.00     15,000    15,000
$2.28 Series of 1965, 400,000 shares  $51.00     20,000    20,000
$3.82 Series of 1969, 500,000 shares  $51.00     25,000    25,000
$2.44 Convertible Series of 1966,
  6,506 and 8,182 shares,
  respectively                        $50.00        325       409
Auction Series A, 1,000,000 shares    $50.00     50,000    50,000
                                               --------  --------
                                               $125,325  $125,409
                                               ========  ========
- -----------------------------------------------------------------

     The $2.44 Convertible Series of 1966 is convertible into common stock of the Company at a price based upon a formula that is subject to adjustment in certain events. At December 31, 1995, 5.88 shares of common stock could be obtained upon the conversion of each share of convertible preferred stock at the then effective conversion price of $8.51 per share of common stock. The number of shares of this series converted into common stock was 1,676 shares in 1995, 656 shares in 1994 and 948 shares in 1993.

     Dividends on the Serial Preferred Stock, Auction Series A, are cumulative and are based on the rate determined by auction procedures prior to each dividend period. The maximum rate can range from 110% to 200% of the applicable "AA" Composite Commercial Paper Rate. The annual dividend rate is 4.335% ($2.1675) for the period December 1, 1995, through February 29, 1996. The average annual dividend rates were 4.638% ($2.319) in 1995 and 3.55% ($1.775) in 1994.



(9)  Redeemable Serial Preferred Stock
     ---------------------------------

The outstanding series of $50 par value Redeemable Serial
Preferred Stock are shown below.

- -----------------------------------------------------------------
                                                December 31,
                                              1995       1994
- -----------------------------------------------------------------
                                           (Thousands of Dollars)

$3.37  Series of 1987, 869,696 and
         871,251 shares, respectively       $ 43,485   $ 43,563
$3.89  Series of 1991, 1,000,000 shares       50,000     50,000
$3.40  Series of 1992, 1,000,000 shares       50,000     50,000
                                            --------   --------
                                            $143,485   $143,563
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

     The shares of the $3.89 (7.78%) Series are subject to mandatory redemption, at par, through the operation of a sinking fund which will redeem not less than 165,000 nor more than 330,000 shares annually, beginning June 1, 2001, and 175,000 shares on June 1, 2006. The option to redeem in excess of 165,000 shares annually is not cumulative. The shares may be called for redemption at any time at a per share price of $53.89; however, the shares are not redeemable prior to June 1, 1996, through certain refunding operations. The redemption price is reduced in succeeding years, equaling $50.98 beginning June 1, 2003.


     The shares of the $3.40 (6.80%) Series are subject to mandatory redemption, at par, through the operation of a sinking fund which will redeem 50,000 shares annually, beginning September 1, 2002, with the remaining shares redeemed on September 1, 2007. The shares are not redeemable prior to September 1, 2002; thereafter, the shares are redeemable at par.

     In the event of default with respect to dividends, or sinking fund or other redemption requirements relating to the serial preferred stock, no dividends may be paid, nor any other distribution made, on common stock. Payments of dividends on all series of serial preferred or preference stock, including series which are redeemable, must be made concurrently.

     The sinking fund requirements through 2000 with respect to the Redeemable Serial Preferred Stock are $1 million in 1997 and
$1.5 million annually thereafter.



(10) Long-Term Debt


Details of long-term debt are shown below.
- ------------------------------------------------------------------------------------------------------
Interest                                                                            December 31,
 Rate                                   Maturity                                 1995          1994
- ------------------------------------------------------------------------------------------------------
                                                                               (Thousands of Dollars)
First Mortgage Bonds
Fixed Rate Series:
5%                                  December 15, 1995                        $        -    $   40,000
5-5/8%                              December 31, 1997                                 -        16,000
4-3/8%                              February 15, 1998                            50,000        50,000
4-1/2%                              May 15, 1999                                 45,000        45,000
9%                                  April 15, 2000                              100,000       100,000
5-1/8%                              April 1, 2001                                15,000        15,000
5-7/8%                              May 1, 2002                                  35,000        35,000
6-5/8%                              February 15, 2003                            40,000        40,000
5-5/8%                              October 15, 2003                             50,000        50,000
6-1/2%                              September 15, 2005                          100,000             -
6-1/2%                              March 15, 2008                               78,000        78,000
5-7/8%                              October 15, 2008                             50,000        50,000
5-3/4%                              March 15, 2010                               16,000             -
8-5/8%                              August 15, 2019                                   -        59,800
9%                                  June 1, 2021                                100,000       100,000
6%                                  September 1, 2022                            30,000        30,000
6-3/8%                              January 15, 2023                             37,000        37,000
7-1/4%                              July 1, 2023                                100,000       100,000
6-7/8%                              September 1, 2023                           100,000       100,000
5-3/8%                              February 15, 2024                            42,500        42,500
5-3/8%                              February 15, 2024                            38,300        38,300
6-7/8%                              October 15, 2024                             75,000        75,000
7-3/8%                              September 15, 2025                           75,000             -
8-1/2%                              May 15, 2027                                 75,000        75,000
7-1/2%                              March 15, 2028                               40,000        40,000
Variable Rate Series:
Adjustable rate                     December 1, 2001                             50,000        50,000
                                                                             ----------    ----------
  Total First Mortgage Bonds                                                  1,341,800     1,266,600

Convertible Debentures
5%                                  September 1, 2002                           115,000       115,000
7%                                  January 15, 2018                             66,747        68,412

Medium-Term Notes
6.25%                               May 28, 1996                                 25,000        25,000
6.66% to 6.73%                      May 1997                                    100,000       100,000
9.08%                               July and August 1997                         50,000        50,000
7.46% to 7.60%                      January 2002                                 40,000        40,000
7.64%                               January 17, 2007                             35,000        35,000
6.25%                               January 20, 2009                             50,000        50,000
7%                                  January 15, 2024                             50,000        50,000
                                                                             ----------    ----------
  Total Utility Long-Term Debt                                                1,873,547     1,800,012
Net unamortized discount                                                        (30,190)      (31,168)
Current portion                                                                 (26,280)      (45,445)
                                                                             ----------    ----------
  Net Utility Long-Term Debt                                                 $1,817,077    $1,723,399
                                                                             ==========    ==========

Nonutility Subsidiary Long-term Debt
Varying rates through 2011                                                   $1,047,484    $1,140,505
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

     During 1995, the Company issued $100 million of 6-1/2% First Mortgage Bonds, $75 million of 7-3/8% First Mortgage Bonds and $16 million of 5-3/4% First Mortgage Bonds with various maturities. A portion of the proceeds from these financings was used to redeem $75.8 million of higher cost or shorter maturity First Mortgage Bonds, to satisfy current long-term debt maturities of $40 million and to refund short-term debt.

     The interest rate on the $50 million Adjustable Rate series First Mortgage Bonds is adjusted annually on December 1, based upon 116% of the 10-year "constant maturity" United States Treasury bond rate for the preceding three-month period ended October 31. Effective December 1, 1995, the applicable interest rate is 7.443%. The applicable interest rate was 8.68% at December 1, 1994, and 6.657% at December 1, 1993.

     The 7% Convertible Debentures are convertible into shares of common stock at a conversion price of $27 per share.

     The 5% Convertible Debentures are convertible into shares of common stock at a conversion rate of 29-1/2 shares for each $1,000 principal amount.

     The aggregate amounts of maturities for the Company's long-term debt outstanding at December 31, 1995, are $26.3 million in 1996, $150 million in 1997, $50 million in 1998, $45 million in 1999 and $100 million in 2000.

Nonutility Subsidiary Long-Term Debt
- ------------------------------------

Long-term debt at December 31, 1995, consisted of $981.3 million of recourse debt from institutional lenders maturing at various dates between 1996 and 2003. The interest rates of such borrowings ranged from 5% to 10.1%. The weighted average interest rate was 7.66% at December 31, 1995, 7.47% at December 31, 1994, and 7.45% at December 31, 1993. Annual aggregate principal repayments are $230.5 million in 1996, $169.5 million in 1997, $251.3 million in 1998, $140.5 million in 1999, $93 million in 2000 and $96.5 million thereafter.


     Long-term debt also includes $66.2 million of non-recourse debt, $42.6 million of which was secured by aircraft currently under operating lease. The debt is payable in monthly installments at rates of LIBOR (London Interbank Offered Rate) plus 1.25% and LIBOR plus 1.375% with final maturity on March 15, 2002. Non-recourse debt of $23.6 million is related to PCI's majority-owned real estate partnerships of which $15.4 million is due in consecutive monthly installments with maturity on May 11, 2001, based on a 30-year amortization period at a fixed rate of interest of 9.05%. The remaining non-recourse real estate debt consists of $8.2 million payable in monthly installments at a fixed rate of interest of 9.66% with final maturity on October 1, 2011.


(11) Fair Value of Financial Instruments
- ----------------------------------------

The estimated fair values of the Company's financial instruments at December 31, 1995, and 1994 are shown below.


- ------------------------------------------------------------------------------------------------
                                                              December 31,
                                               1995                             1994
- ------------------------------------------------------------------------------------------------
                                      Carrying         Fair            Carrying         Fair
                                       Amount          Value            Amount          Value
                                    -----------     -----------      -----------     -----------
                                                        (Thousands of Dollars)
Utility
  Capitalization and Liabilities
    Serial preferred stock          $  125,325         114,590          125,409         102,102
    Redeemable serial
      preferred stock               $  143,485         145,046          143,563         134,008
    Long-term debt
      First Mortgage Bonds          $1,326,560       1,385,609        1,208,076       1,093,208
      Medium-Term Notes             $  323,007         336,351          347,712         324,223
      Convertible Debentures        $  167,510         174,054          167,611         146,098

Nonutility Subsidiary
  Assets
    Marketable securities           $  530,323         530,323          473,608         473,608
    Notes receivable                $   62,175          63,184           61,278          58,616
  Liabilities
    Long-term debt                  $1,047,484       1,071,354        1,140,505       1,122,638
- ------------------------------------------------------------------------------------------------




     The methods and assumptions below were used to estimate, at December 31, 1995 and 1994, the fair value of each class of financial instruments shown above for which it is practicable to estimate that value.

     The fair value of the Company's long-term debt, which includes First Mortgage Bonds, Medium-Term Notes and Convertible Debentures, excluding amounts due within one year, was based on the current market price, or for issues with no market price available, was based on discounted cash flows using current rates for similar issues with similar terms and remaining maturities.

     The fair value of the Company's Serial Preferred Stock, including Redeemable Serial Preferred Stock was based on quoted market prices or discounted cash flows using current rates of preferred stock with similar terms.

     The fair value of PCI's Marketable Securities was based on quoted market prices.

     The fair value of PCI's Notes Receivable was based on discounted future cash flows using current rates and similar terms.

     The fair value of PCI's long-term debt, including non-recourse debt, was based on current rates offered to similar companies for debt with similar remaining maturities.

     The carrying amounts of all other financial instruments approximate fair value.

(12)  Short-Term Debt
      ---------------

The Company's short-term financing requirements have been satisfied principally through the sale of commercial promissory notes. Interest rates for the Company's short-term financing during the year ranged from 5.7% to 6.1%.

     The Company maintains a minimum 100% line of credit back-up for its outstanding commercial promissory notes, which was unused during 1995, 1994 and 1993.


Nonutility Subsidiary Short-Term Notes Payable
- ----------------------------------------------

The nonutility subsidiary's short-term financing requirements have been satisfied principally through the sale of commercial promissory notes.

     The nonutility subsidiary maintains a minimum 100% line of credit back-up for its outstanding commercial promissory notes, which was unused during 1995, 1994 and 1993.

(13)  Commitments and Contingencies
      -----------------------------

Proposed Merger
- ---------------

On September 22, 1995, the Company entered into an Agreement and Plan of Merger with Baltimore Gas and Electric Company (BGE). This Agreement provides for a strategic business combination in which each company will merge into Constellation Energy Corporation (Constellation Energy), a newly formed company to create an integrated, non-holding company structure (the Merger). Each outstanding share of the Company's common stock will be converted into the right to receive .997 of a share of common stock of Constellation Energy and each outstanding share of BGE common stock will be converted into the right to receive one share of Constellation Energy's common stock. This transaction is expected to qualify as a tax-free exchange of shares for the holders of each company's common stock and as a pooling of interests for accounting purposes. Constellation Energy will serve a population of approximately 4.5 million with approximately 1.8 million electric customers and over 530,000 natural gas customers. It is estimated that savings from the combined utility systems will approximate $1.3 billion over 10 years, net of costs to achieve. The allocation of the net savings between customers and shareholders of the Company will be determined in regulatory proceedings. The Merger requires the approval of shareholders of each company and certain regulatory agencies including the Federal Energy Regulatory Commission, the Public Service Commissions of Maryland and the District of Columbia and the Nuclear Regulatory Commission. The approval process is expected to take until the end of the first quarter of 1997 to complete.

     If the Merger Agreement is terminated by either the Company or BGE due to a material breach by the other party, the breaching party must pay the non-breaching party, as liquidated damages, $10 million in cash in respect of out-of-pocket expenses. The Merger Agreement also requires payment of a termination fee of $75 million in cash, plus $10 million in cash in respect of out-of-pocket expenses, by one party to the other if the Merger

Agreement is terminated under certain circumstances including, if either the Company or BGE terminates the Merger Agreement after the Board of Directors of the other party withdraws or adversely modifies its recommendation of the transaction. The termination fees payable by the Company under these provisions and the aggregate amount which could be payable by the Company upon a required repurchase of an option (or shares of common stock issued pursuant to the exercise of the option) granted by the Company to BGE in connection with entry into the Merger Agreement may not exceed $125 million in the aggregate.

     The Company has approved a severance plan for all exempt and non-bargaining unit employees who lose employment due to the Merger. Employees who lose employment as a result of the Merger will receive two weeks of pay per year of service, with a minimum payment of eight weeks of pay. In addition, employees will receive company-subsidized health and dental insurance for two weeks for each year of service, with a minimum of eight weeks of insurance coverage.

     In December 1995, an extension of the current 1993 Labor Agreement between the Company and Local 1900 of the International Brotherhood of Electrical Workers was ratified by the Union members. The 1995 Agreement extends the 1993 Agreement, which was due to expire on June 1, 1996, for two years or until the effective date of the Merger with BGE, whichever occurs first. This Agreement provides severance benefits, previously approved by the Company for exempt and non-bargaining unit employees, for all union members and provides for a lump-sum payment of 2% of base pay on January 5, 1996, a lump-sum payment of 1% of base pay on June 7, 1996, and a lump-sum payment of 3% of base pay on June 6, 1997, or the effective date of the Merger, whichever occurs first.

Leases
- ------

The Company leases its general office building and certain data processing and duplicating equipment, motor vehicles, communication system and construction equipment under long-term lease agreements. The lease of the general office building expires in 2002 and leases of equipment extend for periods of up to six years. Charges under such leases are accounted for as operating expenses or construction expenditures, as appropriate.

     Rents, including property taxes and insurance, net of rental income from subleases, aggregated approximately $15.6 million in 1995, $14.9 million in 1994 and $13.6 million in 1993. The approximate annual commitments under all operating leases, reduced by rentals to be received under subleases are $13.8 million in 1996, $7.7 million in 1997, $6.2 million in 1998, $5.6 million in 1999, $4.6 million in 2000 and a total of $10.8 million in the years thereafter.


     The Company entered into a sale (at cost) and leaseback agreement, in December 1994, for its control center system (system). The system is an integrated energy management system used by the Company's power dispatchers to centrally control the operation of the Company's electric system, which consists of all of its generating units, the transmission system and the distribution system. The lease of the system is accounted for as a capital lease, and was recorded at the present value of future lease payments which totaled $152 million. The lease requires semi-annual payments of $7.6 million over a 25-year period and provides for transfer of ownership of the system to the Company for $1 at the end of the lease term. Under SFAS No. 71, the amortization of leased assets is modified so that the total of interest on the obligation and amortization of the leased asset is equal to the rental expense allowed for ratemaking purposes. This lease has been treated as an operating lease for ratemaking purposes.

Fuel Contracts
- --------------

The Company has numerous coal contracts with various expiration dates through 2003 for aggregate annual deliveries of approximately 3.2 million tons. Deliveries under these contracts are expected to provide approximately 48% of the estimated system coal requirements in 1996. Approximately 52% of the estimated system coal requirements in 1996 will be purchased under shorter term agreements and on a spot basis from a variety of suppliers. Prices under the Company's coal contracts are generally determined by reference to base amounts adjusted to reflect provisions for changes in suppliers' costs, which in turn are determined by reference to published indices and limited by current market prices.

Capacity Purchase Agreements
- ----------------------------

The Company's long-term capacity purchase agreements with Ohio Edison and APS commenced June 1, 1987, and are expected to continue at the 450 megawatt level through 2005. Under the terms of the agreement with Ohio Edison, the Company is required to make capacity payments, subject to certain contingencies, which include a share of Ohio Edison's fixed operating and maintenance cost. The approximate monthly capacity commitment under this agreement, excluding an allocation of fixed operating and maintenance cost, is $18,060 per megawatt through 1998 and $25,620 per megawatt from 1999 through 2005.


     The Company began a 25-year purchase agreement in June 1990 with SMECO for 84 megawatts of capacity supplied by a combustion turbine installed and owned by SMECO at the Company's Chalk Point Generating Station. The Company is responsible for all costs associated with operating and maintaining the facility. The Company is accounting for this agreement as a capital lease, recorded at fair market value which totaled $37.1 million at the date construction was complete. The capacity payment to SMECO is $462,000 per month. Under SFAS No. 71, amortization of leased assets is modified so that the total of interest on the obligation and amortization of the leased asset is equal to rental expense allowed for ratemaking purposes. This agreement has been treated as an operating lease for ratemaking purposes.

     The Company has a 25-year agreement with Panda Energy Corporation for 230 megawatts of capacity supplied by a gas-fueled combined-cycle cogenerator which is scheduled for operation in the fourth quarter of 1996. The agreement currently requires capacity purchase payments to Panda Energy Corporation of approximately $1.6 million per month from January 1, 1997, through December 31, 1998. Capacity payments in 1999 and 2000 are approximately $3 million per month and generally increase thereafter peaking at approximately $4.5 million per month.

Environmental Contingencies
- ---------------------------

The Company is subject to contingencies associated with environmental matters, principally related to possible obligations to remove or mitigate the effects on the environment of the disposal of certain substances at the sites discussed below.

     During 1993, the Company and two other potentially responsible parties (PRP) completed a removal action at a site in Harmony, West Virginia, pursuant to an Administrative Order (AO) issued by the U.S. Environmental Protection Agency (EPA). Approximately $3 million (of which the Company has paid one-third, subject to possible reallocation) was expended on the removal action, which the EPA has stated is in compliance with the AO. The Company and two other PRPs have entered into settlements with third parties to recover approximately $2.4 million of this cost. EPA oversight costs, which are not expected to be material, have not yet been assessed. While compliance with the AO has been completed, the Company cannot determine whether it will be subject to any future liability with respect to this site.

     In October 1994, a Remedial Investigation/Feasibility Study (RI/FS) report was submitted to the EPA with respect to a site in Philadelphia, Pennsylvania. Pursuant to an agreement among the PRPs, the Company is responsible for 12% of the costs of the RI/FS. Total costs of the RI/FS and associated activities prior to the issuance of a Record of Decision (ROD) by the EPA, including legal fees, are currently estimated to be $5.6 million. The Company has paid $2.5 million as of December 31, 1995. The report included a number of possible remedies, the estimated costs of which range from $2 million to $90 million. On July 20, 1995, the EPA announced its proposed remedial action plan for the site and indicated it will accept comments on the plan from any interested parties. The EPA's estimate of the costs associated with implementation of the plan is approximately $17 million.
The Company cannot predict whether the EPA will include the plan in its ROD as proposed or make changes as a result of comments received. In addition, the Company cannot estimate the total extent of the EPA's administrative and oversight costs. To date, the Company has accrued $1.7 million for its share of this contingency.

     On October 3, 1995, the Company received notice from the EPA that it, along with several hundred other companies, may be a PRP in connection with the Spectron Superfund Site located in Elkton, Maryland. The site was operated as a hazardous waste disposal, recycling, and processing facility from 1961 to 1988. A group of PRPs allege, based on records they have collected, that the Company's share of liability at this site is .0042%. The EPA has also indicated that a de minimis settlement is likely to be appropriate for this site. While the outcome of negotiations and the ultimate liability with respect to this site cannot be predicted, the Company believes that its liability at this site will not have a material adverse effect on its financial position or results of operations.

     On December 5, 1995, the Company received notice from the EPA that it is a PRP under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA or Superfund) with respect to the release or threatened release of radioactive and mixed radioactive and hazardous wastes at a site in Denver, Colorado, operated by RAMP Industries, Inc. A preliminary investigation by the Company indicates that the Company's connection to the site arises from an agreement with a vendor to package, transport and dispose of two laboratory instruments containing small amounts of radioactive material at a Nevada facility. While the Company cannot predict its liability at this site, the Company believes that it will not have a material adverse effect on its financial position or results of operations.

Litigation
- ----------

During 1993, the Company was served with Amended Complaints filed in three jurisdictions (Prince George's County, Baltimore City, and Baltimore County), in separate ongoing, consolidated proceedings each denominated "In re: Personal Injury Asbestos Case." The Company (and other defendants) were brought into these cases on a theory of premises liability under which plaintiffs argue that the Company was negligent in not providing a safe work environment for employees of its contractors who allegedly were exposed to asbestos while working on the Company's property. Initially, a total of approximately four hundred and forty-eight (448) individual plaintiffs added the Company to their Complaints. While the pleadings are not entirely clear, it appears that each plaintiff seeks $2 million in compensatory damages and $4 million in punitive damages from each defendant. In a related proceeding in the Baltimore City case, the Company was served, in September 1993, with a third-party complaint by Owens Corning Fiberglass, Inc. (Owens Corning) alleging that Owens Corning was in the process of settling approximately 700 individual asbestos-related cases and seeking a judgment for contribution against the Company on the same theory of alleged negligence set forth above in the plaintiffs' case.
Subsequently, Pittsburgh Corning Corp. (Pittsburgh Corning) filed a third-party complaint against the Company, seeking contribution for the same plaintiffs involved in the Owens Corning third-party complaint. Since the filings, a number of the individual suits have been disposed of without any payment by the Company. The third-party complaints involving Pittsburgh Corning and Owens Corning were dismissed by the Baltimore City Court during 1994 without any payment by the Company. While the aggregate amount specified in the remaining suits would exceed $1 billion, the Company believes the amounts are greatly exaggerated as were the claims already disposed of. The amount of total liability, if any, and any related insurance recovery cannot be precisely determined at this time; however, based on information and relevant circumstances known at this time, the Company does not believe these suits will have a material adverse effect on its financial position. However, an unfavorable decision rendered against the Company could have a material adverse effect on results of operations in the fiscal year in which a decision is rendered.

     The Company is involved in other legal and administrative (including environmental) proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Management is of the opinion that the final disposition of these proceedings will not have a material adverse effect on the Company's financial position or results of operations.

Nonutility Subsidiary
- ---------------------

In May 1995, PCI adopted a plan to exit the aircraft equipment leasing business. The plan, which was developed following comprehensive review, is designed to permit a withdrawal from the aircraft leasing business on an orderly basis designed to preserve value. Under the plan, PCI will make no new investments to increase the size of the aircraft leasing portfolio. In addition, thirteen aircraft have been designated for sale over 18 to 24 months from the date the plan was announced. These aircraft are subject to short-term, usage-based leases, long-term leases that will expire in the near term, or are not currently under lease. The book value of these aircraft (which, prior to adoption of the plan, was $295 million) was reduced to an estimated net realizable value of approximately $105 million. After taking into account the elimination of a previously established reserve of approximately $22 million for future repair and maintenance expenditures and other minor adjustments, the result was an immediate noncash charge to after-tax earnings of approximately $110 million for the second quarter of 1995. There will be no future depreciation of, or routine accrual for repair and maintenance expenditures with respect to these aircraft. For accounting purposes, gains or losses from the sale of individual aircraft will be deferred until completion of the disposal process.

     In accordance with the plan, PCI will continue to hold and closely monitor the remainder of its aircraft leasing portfolio, with the objective of identifying future opportunities for disposition of these investments on favorable terms.
Depreciation on two wholly owned aircraft, six majority-owned aircraft and two aircraft held by partnerships, in which PCI has a 50% interest, has been increased in order to achieve book values at lease expiration that will correspond to their respective anticipated residual values. The net effect of this revised depreciation, coupled with the elimination of further depreciation on the aircraft designated for sale, will result in higher depreciation charges through 1997, and lower depreciation charges thereafter, as compared to the depreciation charges PCI would have incurred absent the plan. No adjustments were made to the remainder of PCI's aircraft leasing portfolio, which consists of 12 full or partial interests in aircraft under leveraged leases or direct finance leases.

     PCI will continue to market and sell the 13 aircraft designated for sale and will continue to closely monitor the aircraft in its portfolio not designated for near term sale with the objective of identifying future opportunities for sale or other disposition on favorable terms. Satisfactory execution of the entire plan may be affected by future aircraft market conditions and events, which may have an impact on equipment values and sales opportunities and, in the case of the portion of the portfolio on long-term lease, the creditworthiness of PCI's lessees.

     In April 1995, PCI reached agreement with Continental providing for the deferral of approximately 40% of aggregate monthly rentals from the four majority-owned and two jointly owned DC-10-30 aircraft for a period of 16 months, commencing February 1995. The deferred amounts are to be repaid over a three and one-half year period with 8% interest, commencing


June 1, 1996, at which time the aggregate deferred amount will be approximately $20 million. As part of the agreement, PCI obtained cross-default provisions in its Continental leases and improvements in aircraft return conditions.

     During July 1995, Atlas Air, Inc. filed suit in New York Superior Court requesting a declaratory judgment that the duration of its lease of one B747-200F aircraft from PCI may be extended by Atlas, without PCI's consent, from December 1995 until as late as December 1999. On August 22, 1995, PCI filed its answer to Atlas' complaint, stating that Atlas' position is contrary to the plain meaning of the lease agreement and Atlas' own prior course of conduct acknowledging the December 1995 lease termination date. Cross-motions for summary judgment were filed, and the Court ruled in Atlas' favor on December 27, 1995. A new and separate complaint, based on PCI's termination of the lease agreement because of Atlas' failure to make certain lease payments, was filed by PCI on December 29, 1995. The parties have agreed to an expedited procedural schedule, and PCI's motion for summary judgment was submitted on January 10, 1996. Management is of the opinion that the outcome of this litigation will not have a material adverse effect on its financial position or results of operations.


(14)  Supplemental Disclosure of Cash Flow Information
      ------------------------------------------------

Listed below is supplemental disclosure of cash flow information.

- -----------------------------------------------------------------
                                         1995      1994      1993
- -----------------------------------------------------------------
                                        (Thousands of Dollars)

Cash paid for:
  Interest, net of capitalized
    interest (including nonutility
    subsidiary interest of $93,672,
    $83,724 and $76,556)             $223,789   203,013   206,955

  Income taxes                       $ 44,725    51,368    67,741

Nonutility subsidiary noncash
  transactions:

  Consolidation of majority-owned
    subsidiaries                     $      -         -    35,320

- -----------------------------------------------------------------

     For purposes of the consolidated financial statements, cash and cash equivalents include cash on hand, money market funds and commercial paper with maturities of three months or less.


(15)  Selected Nonutility Subsidiary Financial Information
      ----------------------------------------------------

Selected financial information of the Company's principal consolidated nonutility investment subsidiary, Potomac Capital Investment Corporation (PCI) and its subsidiaries, is presented below. Subsidiary equity at December 31, 1995, and December 31, 1994, was $168.4 million and $271.1 million, respectively. These amounts include $6.8 million of unrealized appreciation and $23.9 million of unrealized depreciation, respectively, at December 31, 1995 and 1994 relating to the marketable securities portfolio on an after-tax basis. PCI paid dividends to the parent Company of $9 million in 1995 and $15 million in 1994.

- -----------------------------------------------------------------
                                        For the year ended
                                            December 31,
                                    1995        1994        1993
- -----------------------------------------------------------------
                                      (Thousands of Dollars)
Income
  Leasing activities           $ 100,640    $111,262    $114,226
  Marketable securities           36,121      35,148      38,417
  Other                           (2,268)        596     (13,302)
                               ---------    --------    --------
                                 134,493     147,006     139,341
                               ---------    --------    --------
Loss on assets held for
  disposal                      (170,078)          -           -
                               ---------    --------    --------
Expenses
  Interest                        91,637      84,783      77,861
  Administrative and general      10,479      10,259      14,640
  Depreciation and operating      72,404      55,571      66,817
  Income tax credit              (85,708)    (22,695)    (45,078)
                               ---------    --------    --------
                                  88,812     127,918     114,240
                               ---------    --------    --------
  Net (loss) earnings from
    nonutility subsidiary      $(124,397)   $ 19,088    $ 25,101
                               =========    ========    ========


Marketable Securities
- ---------------------

PCI's marketable securities are classified as available-for-sale for financial reporting purposes. Investment grade preferred stocks with mandatory redemption features made up 96% of the portfolio at December 31, 1995. Net unrealized gains and losses on such securities are reflected, net of tax, in stockholder's equity.


                               70


- -------------------------------------------------------------------------------------------
                                                         December 31,
                                          1995                                1994
                          -----------------------------------------------------------------
                                                       Net
                                         Market     Unrealized                     Market
                             Cost        Value     Gain (Loss)         Cost        Value
- -------------------------------------------------------------------------------------------
                                                     (Thousands of Dollars)
Mandatory redeemable
  preferred stock        $  519,488   $  530,115   $    10,627     $  511,791   $  473,608
Equity securities               341          208          (133)             3            -
                         ----------   ----------   -----------     ----------   ----------
  Total                  $  519,829   $  530,323   $    10,494     $  511,794   $  473,608
                         ==========   ==========   ===========     ==========   ==========
- -------------------------------------------------------------------------------------------



     Included in net unrealized gains and losses are gross unrealized gains of $17.1 million and gross unrealized losses of $6.6 million at December 31, 1995, and gross unrealized gains of $1.8 million and gross unrealized losses of $40 million at December 31, 1994.

     In determining gross realized gains and losses on sales or maturities of securities, specific identification is used. Gross realized gains were $.8 million and $2.9 million for 1995 and 1994, respectively. Gross realized losses were $.4 million and $2.1 million for 1995 and 1994, respectively.

     Net recognized gains from marketable securities amounted to $7 million in 1993.

     At December 31, 1995, the contractual maturities for mandatory redeemable preferred stock are $65.1 million within one year, $93 million from one to five years, $115.8 million from five to 10 years and $245.6 million for over 10 years.


Leasing Activities
- ------------------

PCI's net investment in finance leases are summarized below.

- -----------------------------------------------------------------
                                                December 31,
                                              1995        1994
- -----------------------------------------------------------------
                                           (Thousands of Dollars)

Rents receivable                            $691,371    $517,052
Estimated residual values                    153,815     153,814
Less: Unearned and deferred income          (355,756)   (260,539)
                                            --------    --------
Investment in finance leases                 489,430     410,327
Less: Deferred taxes arising from
  finance leases                            (149,103)   (134,925)
                                            --------    --------
  Net investment in finance leases          $340,327    $275,402
                                            ========    ========
- -----------------------------------------------------------------

     Minimum lease payments receivable from finance leases, primarily aircraft, for each of the years 1996 through 2000 are $32.3 million, $27.1 million, $31.2 million, $30 million and $32.8 million, respectively. Net income from leveraged leases was $11 million in 1995, $5.6 million in 1994 and $1.1 million in 1993.

     Rent payments receivable from aircraft equipment operating leases for each of the years 1996 through 2000 are $46.4 million in 1996, $38.8 million in 1997, $31.4 million in 1998, $25.3 million in 1999 and $25.1 million in 2000.

     In September 1995, PCI purchased from and leased back to an Australian governmental entity two 350 megawatt (gross) coal-fired electric generating units located in Queensland, Australia. PCI's original equity investment totaled $96 million and is being accounted for as a leveraged lease.

     During 1994, PCI purchased from and leased back to a Dutch electric utility company an approximate one-third undivided interest in a recently-constructed 650 megawatt (gross) baseload, coal and gas-fired power plant located in The Netherlands. PCI's original equity investment totaled $60 million and is accounted for as a leveraged lease.



(16) Quarterly Financial Summary (Unaudited)
- ---------------------------------------------------------------------------------------------------------------------
                                                          1st          2nd          3rd          4th
                                                        Quarter      Quarter      Quarter      Quarter       Total
- ---------------------------------------------------------------------------------------------------------------------
                                                              (Thousands of Dollars except Per Share Data)
1995
Operating Revenue                                    $   363,433      440,455      642,511      376,033    1,822,432
Total Revenue                                        $   364,909      445,359      663,584      402,250    1,876,102
Operating Expenses                                   $   334,091      354,120      480,348      359,802    1,528,361
Operating Income                                     $    30,818       91,239      183,236       42,448      347,741
Net (Loss) Income                                    $    (3,972)     (56,838)     145,947        9,254       94,391
(Loss) Earnings for Common Stock                     $    (8,213)     (61,072)     141,747        5,078       77,540
(Loss) Earnings Per Common Share                     $      (.07)        (.52)        1.20          .04          .65
Dividends Per Share                                  $      .415         .415         .415         .415         1.66

1994
Operating Revenue                                    $   374,910      458,431      605,023      352,236    1,790,600
Total Revenue                                        $   393,044      467,451      607,476      355,103    1,823,074
Operating Expenses                                   $   355,708      370,439      447,020      325,414    1,498,581
Operating Income                                     $    37,336       97,012      160,456       29,689      324,493
Net Income                                           $    14,414       64,293      134,702       13,753      227,162
Earnings for Common Stock                            $    10,268       60,224      130,576        9,657      210,725
Earnings Per Common Share                            $       .09          .51         1.11          .08         1.79
Dividends Per Share                                  $      .415         .415         .415         .415         1.66

1993
Operating Revenue                                    $   331,236      416,152      610,540      344,514    1,702,442
Total Revenue                                        $   339,455      419,693      614,261      351,796    1,725,205
Operating Expenses                                   $   302,833      332,796      442,306      322,608    1,400,543
Operating Income                                     $    36,622       86,897      171,955       29,188      324,662
Net Income                                           $    13,044       77,022      144,671        6,842      241,579
Earnings for Common Stock                            $     8,931       72,974      140,631        2,788      225,324
Earnings Per Common Share                            $       .08          .63         1.21          .02         1.95
Dividends Per Share                                  $       .41          .41          .41          .41         1.64


The Company's sales of electric energy are seasonal and, accordingly, comparisons by quarter within a year are not meaningful.
   The total of the four quarterly earnings per share may not equal the earnings per share for the year due to changes in the number of common shares outstanding during the year.

Stock Market Information
- ---------------------------------------------------------------------------------------------------------------------------------
1995                                       High         Low        1994                                      High         Low
- ---------------------------------------------------------------------------------------------------------------------------------
1st Quarter                              $20-1/8      $18-3/8      1st Quarter                             $26-5/8      $21-3/4
2nd Quarter                              $22-1/2      $18-1/2      2nd Quarter                             $23-1/2      $18-1/2
3rd Quarter                              $24-5/8      $20-1/2      3rd Quarter                             $21-1/2      $18-3/8
4th Quarter                              $26-1/4      $24          4th Quarter                             $19-3/4      $18-1/4
(Close $26-1/4)                                                    (Close $18-3/8)
Shareholders at December 31, 1995:     96,958
- ---------------------------------------------------------------------------------------------------------------------------------

Selected Consolidated Financial Data
- ---------------------------------------------------------------------------------------------------------------------------------
                                            1995         1994         1993         1992          1991         1990         1985
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                   (Thousands except Per Share Data)
Operating Revenue                       $1,822,432    1,790,600    1,702,442    1,562,167     1,552,066    1,411,713    1,315,699

Total Revenue                           $1,876,102    1,823,074    1,725,205    1,601,558     1,619,315    1,501,728    1,398,768

Operating Expenses                      $1,528,361    1,498,581    1,400,543    1,322,105     1,329,084    1,245,579    1,144,436

Net (Loss) Earnings from
  Nonutility Subsidiary                 $ (124,397)      19,088       25,101       28,161        23,351        5,035       14,878

Income Before Cumulative Effect of
  Accounting Change                     $   94,391      227,162      241,579      200,760       210,164      170,234      183,618

Cumulative Effect of Accounting
  Change, Net of Income Taxes           $        -            -            -       16,022             -            -            -

Net Income                              $   94,391      227,162      241,579      216,782       210,164      170,234      183,618

Earnings for Common Stock               $   77,540      210,725      225,324      202,390       197,866      159,636      169,093

Average Common Shares Outstanding          118,412      118,006      115,640      112,390       105,911       98,621       94,230

Earnings (Loss) Per Common Share
  Utility Operations                    $     1.70         1.63         1.73         1.55 <F1>     1.65         1.57         1.63
  Nonutility Subsidiary                 $    (1.05)         .16          .22          .25           .22          .05          .16
    Consolidated                        $      .65         1.79         1.95         1.80 <F1>     1.87         1.62         1.79

Cash Dividends Per Common Share         $     1.66         1.66         1.64         1.60          1.56         1.52         1.08

Investment in Property
  and Plant                             $6,161,103    5,974,170    5,701,550    5,404,265     5,084,964    4,695,966    3,339,911

Net Investment in Property
  and Plant                             $4,400,311    4,334,399    4,167,551    3,967,898     3,743,709    3,434,678    2,454,559

Utility Assets                          $5,503,087    5,327,606    5,036,737    4,515,403     4,211,556    3,889,101    2,881,110

Nonutility Subsidiary Assets            $1,615,063    1,674,289    1,665,132    1,663,508     1,679,079    1,387,247      366,704

Total Assets                            $7,118,150    7,001,895    6,701,869    6,178,911     5,890,635    5,276,348    3,247,814

Long-Term Utility Obligations
  (including redeemable preferred
  stock)                                $1,960,562    1,866,962    1,736,621    1,727,609     1,662,157    1,516,073    1,144,671

- ---------------------------------------------------------------------------------------------------------------------------------

<F1>Includes $.14 as the cumulative effect of an accounting change for unbilled revenue.

                                                       Appendix A




1. The System Fuel Costs line chart presents the following information.


     Year         Coal           Oil           Gas         System
     ----         -----         -----         -----        ------

     1986         $1.74         $3.07         $2.76        $1.92

     1987         $1.64         $2.97         $2.69        $1.81

     1988         $1.67         $2.74         $2.32        $1.84

     1989         $1.69         $2.78         $2.52        $1.95

     1990         $1.77         $3.00         $2.34        $1.94

     1991         $1.78         $2.76         $2.18        $1.93

     1992         $1.72         $2.50         $2.32        $1.85

     1993         $1.72         $2.55         $2.88        $1.90

     1994         $1.73         $2.70         $2.49        $1.95

     1995         $1.60         $3.22         $2.10        $1.74








                                                       Appendix A




2. The Construction Expenditures bar chart presents the following information.


                                                        Total
                    Construction                     Construction
                    Expenditures       Clean Air     Expenditures
                  (excluding AFUDC        Act         (excluding
          Year   and Clean Air Act)   Expenditures      AFUDC)
          ----   ------------------   ------------  ------------

Actual:   1991         $391               $ 8            $399
          1992          298                30             328
          1993          237                63             300
          1994          240                58             298
          1995          220                27             247

Forecast: 1996          164                 6             170
          1997          199                21             220
          1998          210                30             240
          1999          211                29             240
          2000          228                27             255