Form 10-K, Exhibit 13
period 1996-12-31
POTOMAC ELECTRIC POWER CO
filed 1997-02-28
CIK 79732

Exhibit 13




Financial Information
---------------------
Potomac Electric Power Company and Subsidiary

Contents
--------

Management's Discussion and Analysis of
  Consolidated Results of Operations and
  Financial Condition......................................   2
Report of Independent Accountants..........................  28
Consolidated Statements of Earnings........................  29
Consolidated Balance Sheets................................  30
Consolidated Statements of Cash Flows......................  32
Notes to Consolidated Financial Statements.................  33
Selected Consolidated Financial Data.......................  72
Explanation of Graphic Material..................... Appendix A




Management's Discussion and Analysis of Consolidated
  Results of Operations and Financial Condition
----------------------------------------------------

PROPOSED MERGER UPDATE
----------------------

Shareholders of Potomac Electric Power Company (the Company, PEPCO) and Baltimore Gas and Electric Company (BGE), at separate special meetings during March 1996, approved a proposed merger (the Merger) to form Constellation Energy Corporation (Constellation Energy). The Company and BGE filed a joint Application for Authorization and Approval of the Merger with the Federal Energy Regulatory Commission (FERC) on January 11, 1996, and with the Maryland and District of Columbia Public Service Commissions on April 8, 1996. On July 31, 1996, FERC set the application for hearing on the issue of whether the Merger would impact competition. Hearings began on October 21, 1996, and the Administrative Law Judge certified the record to the Commission on October 25, 1996. The case was placed before FERC for decision in December 1996. The Maryland Commission conducted hearings during June, September and December 1996. The case was placed before the Maryland Commission for decision in January 1997. A prehearing conference was conducted by the District of Columbia Commission in May 1996 and a procedural schedule was published in July 1996. The hearings, which were originally scheduled to take place in December 1996, have been rescheduled for February 1997. The case is expected to be before the District of Columbia Commission for decision in March 1997. The Nuclear Regulatory Commission has approved the transfer of BGE's ownership interest in the operating licenses for the two generating units at the Calvert Cliffs Nuclear Power Plant to Constellation Energy at the effective time of the Merger. In addition, the State Corporation Commission of Virginia has approved the Merger. The Merger also requires approval from the Pennsylvania Public Utility Commission. Completion of the approval process is expected to take until the end of the first quarter of 1997.

     The combination of the Company and BGE will create a larger, stronger company better able to maintain the low costs which will be essential to compete effectively in the future, and better able to contribute to economic and job development in the area. The Merger will result in lower operating costs than either company could produce alone. Over the first 10 years following the Merger, Constellation Energy expects to achieve net merger-related savings of $1.3 billion. The allocation of the net savings between customers and shareholders of Constellation Energy will be determined in regulatory proceedings. The applications set forth the proposed plans for Constellation Energy to share the benefits of the Merger with customers in the District of Columbia and Maryland. The proposal includes: 1) a freeze on base electric rates until at least January 1, 2000, 2)


a unique bill credit for all customers if Constellation Energy achieves certain financial targets, 3) an array of economic development incentives and 4) programs to address the energy needs of low-income customers. At December 31, 1996, the Company has deferred $29 million in costs related to the Merger.

See the Notes to Consolidated Financial Statements, (13)
Commitments and Contingencies, for additional information.

GENERAL
-------

As an investor-owned electric utility, the Company is capital intensive, with a gross investment in property and plant of approximately $3 for each $1 of annual total revenue. The costs associated with property and plant investment amounted to 47% of the Company's total revenue in 1996. Fuel and purchased energy, capacity purchase payments and other operating expenses were 53% of total revenue. The Company's wholly owned subsidiary, Potomac Capital Investment Corporation (PCI), conducts nonutility investment programs with the objective of supplementing current utility earnings and building long-term shareholder value.

     The information set forth below discusses the results of operations, capital resources and liquidity during the period
1994 through 1996 for the Company and PCI.

     The Company's earnings for common stock during 1996 totaled $220.4 million, as compared to $77.5 million in 1995. As set forth below, utility earnings per share increased from $1.70 in 1995 to $1.72 in 1996 and consolidated earnings increased from $.65 to $1.86 in 1996. The 1995 nonutility subsidiary results reflect noncash, nonrecurring charges of $1.04 related to PCI's May 1995 plan with respect to the aircraft leasing business.

-----------------------------------------------------------------
                              1996        1995         1994
-----------------------------------------------------------------

Utility Operations           $1.72       $1.70        $1.63
Nonutility Subsidiary          .14       (1.05)         .16
                             -----       -----        -----
Consolidated                 $1.86       $ .65        $1.79
                             =====       =====        =====
-----------------------------------------------------------------

The average number of common shares outstanding at December 31, 1996, was relatively unchanged from December 31, 1995.


                                3
UTILITY
-------

RESULTS OF OPERATIONS
---------------------

Total Revenue
-------------

The changes in total revenue are shown in the following table.

-----------------------------------------------------------------
                                         Increase (Decrease)
                                           from Prior Year
                                       1996      1995      1994
-----------------------------------------------------------------
                                        (Millions of Dollars)

Change in kilowatt-hour sales        $(11.5)   $ 27.2    $(18.7)
Change in base rate revenue            27.0      42.8      32.2
Change in fuel adjustment clause
   billings to cover cost of
   fuel and interchange and
   capacity purchase payments          (4.5)    (39.3)     73.2
Change in other revenue                 1.4       1.1       1.5
                                     ------    ------    ------
   Change in Operating Revenue         12.4      31.8      88.2
                                     ------    ------    ------
Change in interchange deliveries      121.8      21.2       9.7
                                     ------    ------    ------
   Change in Total Revenue           $134.2    $ 53.0    $ 97.9
                                     ======    ======    ======
-----------------------------------------------------------------

     The $27 million change in 1996 base rate revenue compared to 1995 reflects the continued effects of a 1995 $27.9 million rate increase in the District of Columbia (effective in July 1995) and an increase of $17.7 million associated with the Company's Demand Side Management (DSM) surcharge in Maryland, which includes a $.2 million increase in the conservation incentive provision of the tariff for achieving specified 1995 Maryland energy goals.

     The increase in base rate revenue in 1995 as compared to 1994 reflects the effects of a District of Columbia rate increase of $27.9 million and the continued effect of a 1994 rate increase in the District of Columbia. In addition, 1995 base rate revenue reflects an increase of $28 million associated with the Company's DSM surcharge in Maryland, which includes a $3.7 million increase in the conservation incentive provision of the tariff for achieving specified 1994 Maryland energy goals.



     The increase in base rate revenue in 1994 as compared to 1993 reflects the effect of a District of Columbia rate increase of $26.7 million (effective primarily in March 1994) and the continued effect of 1993 rate increases in Maryland. In addition, 1994 base rate revenue reflects $5 million associated with the conservation incentive provision of the DSM surcharge tariff for achieving specified 1993 Maryland energy goals.

     Increases in 1996 and 1995 revenue from interchange deliveries reflect the growth in the number of companies involved in power sales tariff interchange transactions, predominantly where the Company buys energy from one party for the purpose of selling that energy to a third party. Interchange deliveries in 1996, 1995 and 1994 also reflect changes in levels and pricing of energy delivered to the Pennsylvania-New Jersey-Maryland Interconnection Association (PJM). The benefits derived from interchange deliveries are passed through to the Company's customers through a fuel adjustment clause.



Kilowatt-hour Sales
-------------------
-----------------------------------------------------------------
                                                   1996    1995
                                                    vs.     vs.
                          1996     1995     1994   1995    1994
-----------------------------------------------------------------
                      (Millions of Kilowatt-hours)

By Customer Type
  Residential            6,869    6,707    6,574    2.4%    2.0%
  Commercial            11,712   11,861   11,685   (1.3)    1.5
  U.S. Government        3,902    3,998    4,010   (2.4)    (.3)
  D.C. Government          847      879      914   (3.6)   (3.8)
  Wholesale              2,570    2,465    2,363    4.3     4.3
                        ------   ------   ------
    Total energy sales  25,900   25,910   25,546      -     1.4
                        ======   ======   ======

Interchange
  Energy deliveries      7,063    1,784      800      -       -
                        ======   ======   ======

By Geographic Area
  Maryland, including
    wholesale           15,763   15,594   15,251    1.1     2.2
  District of Columbia  10,137   10,316   10,295   (1.7)     .2
                        ------   ------   ------
    Total energy sales  25,900   25,910   25,546      -     1.4
                        ======   ======   ======
-----------------------------------------------------------------

     Kilowatt-hour sales in 1996 remained relatively unchanged from 1995. Kilowatt-hour sales were affected by a .6% increase in the average number of customers and increased usage of electricity during the blizzard-like conditions in the first quarter of 1996, which brought a record amount of snowfall to the Washington, D.C. area, and were partially offset by decreased usage of electricity during the summer months due to the cooler than average summer weather of 1996. Cooling degree hours were 19% and 17% below the 1995 and 20-year average, respectively. Kilowatt-hour sales increased 1.4% in 1995 resulting in part from a 1% increase in customers. Cooling degree hours in 1995 remained relatively stable as compared to 1994. Assuming future weather conditions approximate historical averages, the Company expects its compound annual growth in kilowatt-hour sales to range between 1% and 2% over the next decade.



     The 1996 summer peak demand of 5,288 megawatts occurred on June 17, 1996. This compares with the 1995 summer peak demand of 5,732 megawatts, and the all-time summer peak demand of 5,769 megawatts which occurred in July 1991. The Company's present generation capability, including capacity purchase contracts, is 6,716 megawatts. In addition, the Company had approximately 265 megawatts available from its dispatchable energy use management programs to meet the 1996 summer peak demand. Based on average weather conditions, the Company estimates that its peak demand will grow at a compound annual rate of approximately 1.5%. The 1995-1996 winter season peak demand of 4,831 megawatts was 3.6% below the all-time winter peak demand of 5,010 megawatts which was established in January 1994.

Operating Expenses
------------------

Fuel, Purchased Energy and Capacity Purchase Payments

-----------------------------------------------------------------
                                1996         1995         1994
-----------------------------------------------------------------
                                   (Millions of Dollars)

Fuel expense                  $327.8       $355.4       $392.7
                              ------       ------       ------
Purchased energy
  PJM receipts                 114.6         79.4        108.8
  Other purchases              221.4        114.2         64.6
                              ------       ------       ------
    Total purchased energy     336.0        193.6        173.4
                              ------       ------       ------
  Fuel and purchased energy   $663.8       $549.0       $566.1
                              ======       ======       ======
Capacity purchase payments    $125.8       $125.8       $127.8
                              ======       ======       ======
-----------------------------------------------------------------

Net System Generation and Purchased Energy were as follows.

-----------------------------------------------------------------
                                1996         1995         1994
-----------------------------------------------------------------
                                (Millions of Kilowatt-hours)

Net system generation         18,041       19,234       19,320
                              ======       ======       ======

Purchased energy              16,157        9,755        8,356
                              ======       ======       ======
-----------------------------------------------------------------


     The 1996 decrease in fuel expense reflects a decrease of 6.2% in net generation, partially offset by an increase in the system average fuel cost summarized below. The 1995 decrease in fuel expense reflects the decrease in the system average fuel cost summarized below and a .4% decrease in net generation. The relatively high 1994 fuel expense reflects increased generation and use of major cycling and peaking generation units which burn higher cost fuels, especially during January 1994 when severe cold weather sent demand for electricity to a new winter peak.

     The Company's unit costs of fuel burned and the percentages of system fuel requirements obtained from coal, oil and natural gas were as shown in the following table.

-----------------------------------------------------------------
              Percent of                    Unit Cost
             Fuel Burned                 of Fuel Burned
         -------------------     --------------------------------
                                                          System
         Coal     Oil    Gas     Coal     Oil     Gas     Average
-----------------------------------------------------------------
                                        (Per Million Btu)
1996     89.7     6.9    3.4    $1.62    $3.55    $2.92    $1.80
1995     85.4     6.1    8.5     1.60     3.22     2.10     1.74
1994     76.1    18.4    5.5     1.73     2.70     2.49     1.95
-----------------------------------------------------------------

     The 1996 system average unit fuel cost increased by approximately 3% which was primarily the result of the increase in the cost of residual oil and an increase in the percent of residual oil contribution to the fuel mix. The decrease of approximately 11% in the 1995 system average unit fuel cost compared with the 1994 system average resulted from increased use of lower-cost coal and gas and decreased net generation. The Company's major cycling and certain peaking units can burn either natural gas or oil, adding flexibility in selecting the most cost-effective fuel mix. The decrease in the percent of gas burned in 1996 reflects the increased price of gas and the increased usage of lower-cost coal. The increase in the percent of gas burned in 1995 reflects the decreased price of gas and the increased price of oil.

     The Company's generating and transmission facilities are interconnected with those of other members of the PJM power pool and other utilities. The pricing of PJM-dispatched internal economy energy transactions is currently based upon "split savings" whereby such energy is priced halfway between the cost that the purchaser would incur if the energy were supplied by its own sources and the cost of production to the company actually supplying the energy (See Restructuring of the Bulk Power Market discussion below).


     In addition to interchange with PJM, the Company is actively participating in the emerging bilateral energy sales marketplace. The Company's wholesale power sales tariff allows both sales from Company-owned generation and sales of energy purchased by the Company from other market participants. Over 40 utilities and marketers have executed service agreements allowing them to arrange purchases under this tariff. The Company has also executed service agreements allowing it to purchase energy under other market participants' power sales tariffs. These agreements greatly expand the opportunities for economic transactions. During 1996, the Company entered into purchases, sales and purchase-for-resale agreements producing approximately $11 million in savings that are passed along to customers.

     Throughout 1996, the Company purchased energy from Ohio Edison under the Company's 1987 long-term capacity purchase agreements with Ohio Edison and Allegheny Power System (APS), and from the Northeast Maryland Waste Disposal Authority under an avoided cost-based purchase agreement for a 32-megawatt Montgomery County Resource Recovery Facility. Pursuant to the Company's long-term capacity purchase agreements with Ohio Edison and APS, the Company is purchasing 450 megawatts of capacity and associated energy through the year 2005. Capacity payments for the Montgomery County Resource Recovery facility are not expected to commence until after the year 2000. In August 1996, the Company began purchasing energy from the Panda Brandywine L.P. (Panda) facility, pursuant to a 25-year power purchase agreement for 230 megawatts of capacity supplied by a gas-fueled combined-cycle cogenerator. The Panda facility achieved full commercial operation in October 1996. Capacity payments under this agreement commence in January 1997. The capacity expense under these agreements, including an allocation of a portion of Ohio Edison's fixed operating and maintenance costs, totaled $120 million in 1996. Commitments under these agreements are estimated at $141 million in 1997, $139 million in 1998, $200 million in 1999 and 2000 and $211 million in 2001.

     The Company has a purchase agreement with Southern Maryland Electric Cooperative, Inc. (SMECO), through 2015, for 84 megawatts of capacity supplied by a combustion turbine installed and owned by SMECO at the Company's Chalk Point Generating Station. The Company is responsible for all costs associated with operating and maintaining the facility. The capacity payment to SMECO is approximately $5.5 million per year.


     In January 1996, the Company filed an open access transmission tariff with the FERC, which was amended in July 1996, in compliance with FERC's Order No. 888. The service agreement under this tariff has been signed by a number of utilities and power marketers throughout the country, and these entities are now eligible to purchase transmission service from the Company. This tariff would be suspended by the proposed PJM poolwide transmission tariff.

     The Company began selling capacity to GPU, Inc. in October
1996 in the amount of 100 megawatts during both October and November 1996 and 90 megawatts for December 1996. Capacity sales are expected to continue during 1997.

     As electricity becomes more actively traded as a commodity, the bulk power market is developing methods for traders to hedge against price volatility. New York Mercantile Exchange (NYMEX) futures contracts for electricity began trading in 1996 for delivery at the California-Oregon border and at Palo Verde Substation in Arizona. The NYMEX predicts that an east coast contract will be introduced in 1997 which will have greater relevance to transactions in the mid-Atlantic marketplace. In addition, some market participants are using customized instruments to hedge prices for both capacity and energy. Such instruments include forward contracts to fix prices, options to set ceilings or floors on prices and contracts-for-differences to exchange variable prices for a fixed price. The proposed mid-Atlantic energy market is expected to feature a secondary market in transmission congestion hedging. In the future, the Company expects to participate in the hedging markets as part of its strategy to control costs and avoid unreasonable risks. In some instances, as part of its overall bulk power marketing activity, the Company may offer to sell hedging instruments.

Other Operation and Maintenance Expenses
----------------------------------------

Other operation and maintenance expenses totaled $314.9 million for 1996. These expenses decreased by $2 million (.6%) in 1996, including the $1.8 million and $.9 million paid on January 5, 1996, and June 7, 1996, respectively, to union members as part of the 1995 Labor Agreement between the Company and Local 1900 of the International Brotherhood of Electrical Workers. These expenses increased by $18.2 million (6.1%) in 1995, including $15.2 million related to the December 1994 sale and leaseback of the Company's control center system, and decreased by $2.8 million (.9%) in 1994. The Company's budget and cost control disciplines have resulted in a 13% decline in the number of Company employees since 1993. In addition, utility operating results were affected by a nonrecurring charge of $7.4 million in January 1995 for one-time operating costs associated with the


Company's successful Voluntary Severance Program, which has provided annual savings in operating and construction costs of approximately $15 million. Bad debt expense, as a percent of revenue was .4% in 1996, 1995 and 1994. At December 31, 1996, accounts receivable included $12.4 million, or 5.2% of outstanding receivables, due from agencies of the District of Columbia for electric service and maintenance, of which $7 million, or 2.9% of outstanding receivables, was in arrears. As of January 29, 1997, the District of Columbia accounts receivable balance had been reduced to $8.2 million due to receipt of additional payments. The Company believes that amounts owed by the District of Columbia will be paid and, accordingly, has not established a bad debt reserve for this receivable balance.

Depreciation and Amortization Expense, Income Taxes and
Other Taxes
-------------------------------------------------------

Depreciation and amortization expense increased by $17.5 million (8.5%), $25.5 million (14.2%) and $16.4 million (10%) in 1996,
1995 and 1994, respectively, due to additional investment in property and plant and amortization of increased amounts of conservation costs associated with the Company's DSM program.
The increase in income taxes in 1996, 1995 and 1994, reflects higher taxable operating income. Other taxes decreased by $2.3 million (1.2%) and $3.4 million (1.6%) in 1996 and 1995, respectively, and increased by $4.8 million (2.4%) in 1994. The decreases in 1996 and 1995 reflect the reduction in county fuel-energy tax rates. The increase in 1994 reflects changes in the levels of operating revenue and plant investment upon which taxes are based.

Other Income, Allowance for Funds Used During Construction and
Capital Cost Recovery Factor, and Utility Interest Charges
--------------------------------------------------------------

Other income reflects net earnings (loss) from PCI of $16.9 million in 1996, $(124.4) million in 1995 and $19.1 million in 1994. See the Nonutility Subsidiary discussion below and the discussion included in Note (15) of the Notes to Consolidated Financial Statements, Selected Nonutility Subsidiary Financial Information. Other income also reflects credits for the equity components of the Allowance for Funds Used During Construction (AFUDC) accrued on the Company's Construction Work In Progress expenditures not in rate base and the Capital Cost Recovery Factor (CCRF) accrued on certain pollution control expenditures related to Clean Air Act compliance. AFUDC equity totaled $1.4 million in 1996, $1.5 million in 1995 and $9.1 million in 1994; CCRF equity credits totaled $5.2 million in 1996, $4.7 million in 1995 and $3.5 million in 1994. In addition, other income includes, in "Other, net", CCRF accruals on unamortized District of Columbia DSM costs not in rate base, totaling $8.8 million in


1996, $4.8 million in 1995 and $4.1 million in 1994. "Other, net" in 1994 also reflects a total after-tax reduction of approximately $4.1 million associated with District of Columbia Public Service Commission decisions. These include disallowance of rate case test period DSM program expenditures, adoption of an unbilled revenue adjustment applicable to the District of Columbia portion of the 1992 accounting change related to unbilled revenue and adoption of a three-year phase-in period to reflect increased postretirement benefit costs.

     Utility interest charges were relatively stable during the three-year period 1994 through 1996, notwithstanding changes in the levels of borrowing. Short-term borrowing costs have remained relatively low and, with the refinancing of higher cost issues, the average cost of outstanding long-term utility debt declined from 7.68% at the beginning of 1994 to 7.48% at the end of 1996. Utility interest charges were offset by both the debt component of AFUDC which totaled $3.9 million in 1996, $7.5 million in 1995 and $9.6 million in 1994; and by the debt component of Clean Air Act CCRF which totaled $3.6 million in 1996, $3.3 million in 1995 and $2.5 million in 1994. Total AFUDC decreased by $9.7 million in 1995, primarily due to the control center system which came on-line in December 1994.

CAPITAL RESOURCES AND LIQUIDITY
-------------------------------

The Company's total investment in property and plant, at original cost, was $6.3 billion at year-end 1996. Investment in property and plant construction, net of AFUDC and CCRF, was $685.9 million for the period 1994 through 1996.

     Internally generated cash from utility operations, after dividends, totaled $386.4 million for the period 1994 through 1996. Sales of First Mortgage Bonds, Medium-Term Notes and Common Stock during the period 1994 through 1996 provided a total of $605 million. During the years 1994 through 1996, the Company retired $292.3 million in outstanding long-term securities, including refinancings, scheduled debt maturities and sinking fund retirements. Interim financing was provided principally through the issuance of short-term commercial promissory notes. During the three-year period 1997 through 1999, capital resources of $250.4 million ($152.4 million in 1997) will be required to meet scheduled debt maturities and sinking fund requirements, and additional amounts will be required for working capital and other needs. Approximately $825 million is expected to be available from depreciation and amortization charges and income tax deferrals over the three-year period of which approximately $275 million is the 1997 portion.



     In December 1996, the Company sold $100 million principal amount of Medium-Term Notes. Proceeds were applied to reduce short-term debt and to fund ongoing construction and operating activities. See the discussion included in Notes (7) and (10) of the Notes to Consolidated Financial Statements, Common Equity and Long-Term Debt, respectively, for additional information.

     Total annualized interest costs for all utility long-term debt outstanding at December 31, 1996, was $133 million, compared with $127.9 million and $123.7 million at December 31, 1995 and 1994, respectively.

     The Company entered into a sale (at cost) and leaseback agreement for its new control center system (system) in December 1994. The system is an integrated energy management system used by the Company's power dispatchers to centrally control the operation of the Company's electric system, which consists of all of its generating units, the transmission system and the distribution system. The Company has accounted for the lease of the system as a capital lease, recorded at the present value of future lease payments which totaled $152 million. This lease has been treated as an operating lease for ratemaking purposes.

     Dividends on preferred stock were $16.6 million in 1996, $16.9 million in 1995 and $16.4 million in 1994. The embedded cost of preferred stock was 6.41% at December 31, 1996, 6.43% at December 31, 1995, and 6.53% at December 31, 1994.

     The Company's capitalization ratios (excluding nonutility subsidiary debt), at December 31, 1996, are presented below.

-----------------------------------------------------------------
                                    Excluding      Including
                                   Amounts Due    Amounts Due
                                   In One Year    In One Year
-----------------------------------------------------------------
Long-term debt                        45.1%          42.0%
Redeemable serial preferred stock      3.6            3.4
Serial preferred stock                 3.2            3.0
Common equity                         48.1           44.9
Short-term debt and amounts due in
  one year                               -            6.7
                                     -----          -----
  Total capitalization               100.0%         100.0%
                                     =====          =====
-----------------------------------------------------------------


     Year-end 1996 outstanding utility short-term indebtedness totaled $131.4 million compared with $258.5 million and $189.6 million at the end of 1995 and 1994, respectively.

     The Company maintains 100% line of credit back-up for its outstanding commercial promissory notes, which was unused during 1996, 1995 and 1994.

Conservation
------------

The Company's demand side management (DSM) and energy use management (EUM) programs are designed to curb growth in demand in order to defer the need for construction of additional generating capacity and to cost-effectively increase the efficiency of energy use. To reduce the near-term upward pressure on customer rates and bills, the Company has, since 1994, phased out several conservation programs and reduced rebate levels for others. By narrowing its conservation offerings and limiting conservation spending, the Company expects to continue to encourage its customers to use energy efficiently without significantly increasing electricity prices. In a June 1995 order, the Public Service Commission of the District of Columbia adopted a DSM spending cap for the four-year period 1995 through 1998. The Company continues to manage its existing portfolio of DSM programs to ensure that the costs of these programs do not exceed the spending limit. In December 1996, the Company announced the suspension of the New Building Design Program in the District of Columbia because current commitments for rebates are projected to reach the spending limit for commercial programs. In addition, the Company has not accepted new applications in the Custom Rebate Program since its suspension in November 1994. Remaining allowable expenditures under the DSM spending cap totaled $15 million at December 31, 1996. The Company expects to realize approximately 80% of the previously estimated benefits from its demand side management programs for approximately 45% of the previously estimated costs.

     During 1996, the Company invested approximately $27 million in Maryland DSM programs. The Company recovers the costs of Maryland DSM programs through a base rate surcharge which amortizes costs over a five-year period and permits the Company to earn a return on its DSM investment while receiving compensation for lost revenue. In addition, when energy savings exceed annual goals, the Company earns a bonus. The Company was awarded a bonus of $8.9 million in 1996, based on 1995 performance, which followed bonuses of $8.7 million in 1995, based on 1994 performance and $5 million in 1994, based on 1993 performance. Maryland DSM program goals for 1996 have been reduced to reflect lower DSM expenditures. Consequently, the performance bonus in 1997 is expected to be significantly lower than amounts awarded for performance in prior years.


     Investment in District of Columbia DSM programs totaled approximately $18 million in 1996. These DSM costs are amortized over 10 years with an accrued return on unamortized costs. In June 1995, the Commission adopted a base rate surcharge for the recovery of actual DSM costs prudently incurred since June 30, 1993; prior to this decision, DSM costs had been considered in base rate cases. This surcharge includes both a conservation expenditure component and a component for recovering certain expenditures associated with complying with the Clean Air Act Amendments of 1990. The conservation component is updated annually in the spring of each year, while the Clean Air Act component is updated quarterly. On June 3, 1996, the Company filed an application with the District of Columbia Public Service Commission requesting approval for an updated conservation component to reflect the recoverable DSM costs expended during 1995. The proposed rate is expected to increase annual revenue by approximately $8 million. No action has been taken by the District of Columbia Public Service Commission on the proposed surcharge rate.

     In 1996, approximately 160,000 customers participated in continuing EUM programs which cycle air conditioners and water heaters during peak periods. In addition, the Company operates a commercial load program which provides incentives to customers for reducing energy use during peak periods. Time-of-use rates have been in effect since the early 1980s and currently approximately 60% of the Company's revenue is derived from time-of-use rates.

     It is estimated that peak load reductions of nearly 700 megawatts have been achieved to date from DSM and EUM programs and that additional peak load reductions of approximately 400 megawatts will be achieved in the next five years. The Company also estimates that, in 1996, energy savings of more than 1.6 billion kilowatt-hours have been realized through operation of its DSM and EUM programs. During the next five years, the Company's projected costs for conservation programs that encourage the efficient use of electric energy and reduce the need to build new generating facilities total $330 million ($55 million in 1997).

Construction and Generating Capacity
------------------------------------

Construction expenditures, excluding AFUDC and CCRF, are projected to total $1.2 billion for the five-year period 1997 through 2001, which includes $18 million of estimated Clean Air Act expenditures. In 1997, construction expenditures are projected to total $215 million, which includes $4 million of estimated Clean Air Act expenditures. The Company plans to finance its construction program primarily through funds provided by operations. Actual construction expenditures during the period 1997 through 2001 may vary from projections once the Merger with BGE becomes effective.

     A 32-megawatt municipally financed resource recovery facility in Montgomery County, Maryland, began commercial operation in August 1995. The Company has been purchasing energy under the agreement covering this project without capacity payment obligations, which are not expected to commence until after the year 2000. In addition, the Company has a 25-year agreement with Panda for a 230-megawatt gas-fueled combined-cycle cogeneration project in Prince George's County, Maryland. The project has been completed and the Panda facility achieved full commercial operation in October 1996. The Company projects that existing contracts for nonutility generation and the Company's commitment to conservation will provide adequate reserve margins to meet customers' needs well beyond the year 2000. In 1995, the Maryland Public Service Commission issued an order that requires electric utilities to competitively procure future capacity resources. The Company believes that completion of the first combined-cycle unit at its Station H facility in Dickerson, Maryland, currently scheduled for 2004, is likely to be the most cost-effective alternative for the next increment of capacity. This will add a steam cycle to the two existing combustion turbine units.

CLEAN AIR ACT
-------------

The Company has implemented cost-effective plans for complying with Phase I of the Acid Rain portion of the Clean Air Act (CAA) which requires the reduction of sulfur dioxide and nitrogen oxides emissions to achieve prescribed standards. Boiler burner equipment for nitrogen oxides emissions control has been installed and the use of lower-sulfur coal has been instituted at the Company's Phase I affected stations, Chalk Point and Morgantown. Anticipated capital expenditures for complying with the second phase of the CAA total $18 million over the next five
years.   Plans for complying with the second phase of the CAA are
being reviewed in anticipation of the pending Merger with BGE.
If economical, continued use of lower-sulfur coal, cofiring with natural gas and the purchase of sulfur dioxide (SO2) emission allowances is expected. Nitrogen oxides emissions reductions will be achieved by installing control equipment in the most cost-effective manner after considering the characteristics of each of the merged company's boilers. In addition to the Acid Rain portion of the CAA, the State of Maryland and District of Columbia are required, by Title I of the CAA, to achieve compliance with ambient air quality standards for ground-level ozone. This provision is likely to result in further nitrogen oxides emissions reductions from the Company's boilers; however, the extent of reductions and associated cost cannot be estimated at this time.


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

BASE RATE PROCEEDINGS
---------------------

The Company is subject to utility rate regulation based upon the historical costs of plant investment, using recent test years to measure the cost of providing service. The rate-making process does not give recognition to the current cost of replacing plant and the impact of inflation. Changes in industry structure and regulation may affect the extent to which future rates are based upon current costs of providing service. The regulatory commissions have authorized fuel rates which provide for billing customers on a timely basis for the actual cost of fuel and interchange and for emission allowance costs and, in the District of Columbia, for purchased capacity. As of December 31, 1996, there are no base rate proceedings filed nor pending approval by any of the Company's retail or wholesale regulatory commissions.

     Annual base rate increases (decreases) which became effective during the period 1994 through 1996 are shown below.

-----------------------------------------------------------------
                                         District
                                            of
Year              Total     Maryland     Columbia    Wholesale
-----------------------------------------------------------------
                            (Millions of Dollars)

1996             $(2.0)       $   -       $   -        $(2.0)
1995              30.2            -        27.9          2.3
1994              29.3            -        26.7          2.6
                 -----        -----       -----        -----
                 $57.5        $   -       $54.6        $ 2.9
                 =====        =====       =====        =====
-----------------------------------------------------------------

Maryland
--------

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

     Effective August 27, 1996, the Maryland DSM surcharge tariff was increased, providing approximately $18 million annually in increased revenue. The surcharge includes provisions for the recovery of lost revenue, amortization of pre-1996 actual program expenditures plus the initial amortization of 1996 projected program costs, a capital cost recovery factor of 9.46% on unamortized balances and an incentive of $8.9 million awarded for exceeding 1995 energy saving goals. Previously, incentives of $8.7 million and $5 million were awarded for exceeding 1994 and 1993 energy saving goals, respectively. Maryland DSM program goals for 1996 have been reduced to reflect lower DSM expenditures. Consequently, the performance bonus in 1997 is expected to be significantly lower than amounts awarded for performance in prior years.

     On November 8, 1996, the Company filed a request with the Maryland Public Service Commission for approval of a purchased capacity surcharge, which is designed to recover changes in the level of purchased capacity costs from levels included in base rates. The filing was made to recover capacity payments under the Panda contract, which commenced January 1, 1997. The estimated 1997 Maryland portion of these payments is $10.5 million. On January 8, 1997, the Maryland Public Service Commission suspended the Company's request for a period of 90 days from January 8, 1997, or until the date of a Commission Order in the Joint Application for Authorization and Approval of the Merger with BGE, whichever comes first. The District of Columbia portion of the Panda capacity costs will be recovered through the existing fuel adjustment clause.

District of Columbia
--------------------

In Formal Case No. 939, the Commission, in June 1995, authorized a $27.9 million, or 3.8%, increase in base rate revenue effective July 1995. The authorized rates are based on a 9.09% rate of return on average rate base, including an 11.1% return on common stock equity and a capital structure which excludes short-term debt. In addition, the Commission approved the Company's Least-Cost Plan filed in June 1994. A four-year DSM spending cap for the period 1995-1998 was approved, consistent with the Company's proposal to narrow the scope of DSM activities by discontinuing operation of certain DSM programs and by reducing expenditures on the remaining programs. This will enable the Company to implement cost-effective DSM programs while limiting the impact of such programs on the price of electricity. An Environmental Cost Recovery Rider (ECRR) was approved to provide for full cost recovery of actual DSM program expenditures, through a billing surcharge. Costs will be amortized over 10 years, with a return on unamortized amounts by means of a capital cost recovery factor computed at the authorized rate of return. The initial rate, which reflects actual costs expended from July 1993 through December 1994, resulted in additional annual revenue of approximately $15 million. Although the Commission denied the Company's request to recover "lost revenue" due to DSM programs, through the surcharge, a process has been established whereby the Company can seek recovery of lost revenue in a separate proceeding. The Commission also increased the time period for filing Least-Cost Planning cases from two to three years. On June 3, 1996, the Company filed an Application for Authority with the Commission to revise its ECRR. The proposed rate, which reflects actual costs expended during 1995, is expected to increase annual revenue by approximately $8 million. No action has been taken by the District of Columbia Public Service Commission on the revised ECRR. Subsequent rate updates are scheduled to be filed annually on June 1 to reflect the prior year's actual costs, subject to the annual surcharge recovery limit within the four-year spending cap for the period 1995-1998 (amounts spent in excess of the annual surcharge recovery limit, but within the four-year spending cap, are deferred for future recovery). Remaining allowable expenditures under the spending cap totaled $15 million at December 31, 1996. Pre-July 1993 DSM costs receive base rate treatment.

Wholesale
---------

The Company has a 10-year full service power supply contract with the Southern Maryland Electric Cooperative, Inc. (SMECO), a wholesale customer. The contract period is to be extended for an additional year on January 1 of each year, unless notice is given by either party of termination of the contract at the end of the 10-year period. The full service obligation can be reduced by SMECO by up to 20% of its annual requirements with a five-year advance notice for each such reduction. SMECO rates were increased by $2.3 million effective January 1, 1995. Pursuant to a new agreement with SMECO for the years 1996 through 1998, a rate reduction of $2 million from the 1995 rate level became effective January 1, 1996, with an additional $2.5 million rate reduction scheduled to become effective January 1, 1998. SMECO has agreed not to give the Company a notice of reduction or termination of service prior to December 15, 1998.

COMPETITION
-----------
The electric utility industry is subject to increasing competitive pressures, stemming from a combination of increasing independent power production and regulatory and legislative initiatives intended to increase bulk power competition, including the Energy Policy Act of 1992. Since the early 1980s, the Company has pursued strategies which achieve financial flexibility through conservation and energy use management programs, extension of the useful life of generating equipment, cost-effective purchases of capacity and energy and preservation of scheduling flexibility to add new generating capacity in relatively small increments. The Company serves a unique and stable service territory and is a low-cost energy producer with customer prices which compare favorably with regional and national averages.

     Pursuant to an August 1995 order in a generic proceeding dealing with electric industry structure and the advent of competition, the Maryland Public Service Commission found that competition at the wholesale level holds the greatest potential for producing significant benefits, while competition at the retail level would carry many potential problems and difficult-to-find solutions. The Commission stated that it was intrigued by a restructuring concept suggested by the Company, which calls for functionally dividing the utility into generation and transmission/distribution segments. The Commission encouraged the Company to develop the concept further and suggested that other electric utilities in the state develop similar proposals specific to their competitive positions. In October 1996, the Maryland Commission reopened a generic proceeding to review regulatory and competitive issues affecting the electricity industry. The Commission cited the evolving nature of the electric industry as the basis for continuing its investigation. As part of this investigation, the Commission directed its Staff to submit a report on or before May 31, 1997, containing, among other things, recommendations regarding regulatory and competitive issues facing the electric industry in Maryland. The Commission also directed the four major electric utilities in Maryland to prepare unbundled cost studies and model unbundled retail service tariffs prior to August 1, 1997. The District of Columbia Public Service Commission initiated a proceeding to investigate issues regarding electricity industry structure and competition in late 1995. In September 1996, the Commission issued an order designating the issues to be examined in the proceeding. Initial comments regarding the designated issues were filed with the Commission in January 1997, with reply comments due in February 1997.

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


While the Company does not foresee such a situation at this time, if this were to occur in the transition to a more competitive business, accounting standards of enterprises in general would apply which would entail the write off of any previously deferred costs to results of operations. Regulatory assets include deferred income taxes, unamortized conservation costs and unamortized debt reacquisition costs recoverable through future rates.

RESTRUCTURING OF THE BULK POWER MARKET
--------------------------------------

In April 1996, the FERC issued its Final Rulemaking Orders No. 888 and No. 889. Both rulemakings address achieving greater competition in the wholesale energy market. Order No. 888 required utilities to file open access transmission tariffs by July 9, 1996. Such filing was made by the Company and was accepted by the FERC. Order No. 889 requires utilities to establish or participate in an Open Access Same-Time Information System (OASIS) which requires transmission owners to post certain transmission availability, pricing and service information on an open-access communications medium such as the Internet. On January 3, 1997, the Company's OASIS became operational and is accessible through the PJM OASIS on the Internet. Order No. 889 also required the Company to establish a code of conduct that complies with FERC's prescribed standards in order to separate utilities' transmission system operations and wholesale marketing functions. The Company's filed code of conduct became effective on January 3, 1997.

     PJM has many years of experience in providing economically efficient transmission and generation services throughout the mid-Atlantic region, and has achieved for its members, including the Company, significant cost savings through shared generating reserves and integrated operations. In order to meet the FERC's goals, the PJM member companies plan to implement significant market-oriented changes in 1997, which will support broader market participation and achieve even greater efficiencies. The PJM members are working to transform today's coordinated cost-based pool dispatch into a vigorous price-based regional energy market operating under a standard of transmission service comparability. On July 24, 1996, nine of the 10 PJM member companies (the Supporting Companies), excluding PECO Energy Company (PECO), filed, with the FERC, a comprehensive proposal including the contracts and tariff that would establish an Independent System Operator (ISO) to administer transmission service under a PJM control area transmission tariff and operate the energy market in a manner that assures comparable treatment for all participants. Under the Supporting Companies' proposal, reliability of the pool will be maintained under an installed capacity obligation. The ISO will administer a bid-priced energy spot market that will also accommodate bilateral transactions, and the ISO will provide transmission service on a poolwide basis. In early August 1996, PECO filed a competing plan opposing certain key features of the Supporting Companies' proposal.

     On November 13, 1996, the FERC found that it could not accept either the Supporting Companies' proposal or PECO's opposing proposal. Consequently, FERC ordered the PJM members to amend its proposals to comport with Order No. 888 on ISOs and to attempt to reach a consensus with other stakeholders. If PJM members could not comply with this order by December 31, 1996, FERC required, at a minimum, that PJM file a poolwide pro forma open access transmission tariff by December 31, 1996, and amend existing PJM pooling agreements for compatibility with the Order. On December 31, 1996, the PJM member companies filed a joint response to FERC's Order. This compliance filing, if accepted, establishes a single poolwide transmission tariff and modifies the membership and governance provisions of the PJM agreement. The PJM members noted areas of disagreement in the filing and indicated that the compliance filing was an interim solution until a more comprehensive proposal could be developed. These changes are not expected to have a material effect on the operating results of the Company.

NEW ACCOUNTING STANDARDS
------------------------

Effective January 1, 1996, the Company adopted SFAS No. 121 entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. In addition, regulated companies are required to write off regulatory assets whenever those assets no longer are probable of recovery from customers through future rates. Adoption of this pronouncement did not have a material impact on the Company's consolidated financial statements.

     SFAS No. 123 entitled "Accounting for Stock-Based Compensation" also became effective as of January 1, 1996. This pronouncement encourages companies to recognize compensation expense for the fair value of stock-based compensation but permits accounting under Accounting Principles Board Opinion No. 25 entitled "Accounting for Stock Issued to Employees" so long as the pro forma effects, as if the new standard had been applied, are disclosed in the notes to financial statements. The Company's use of stock-based compensation is limited and adoption of this pronouncement did not have a material impact on the consolidated financial statements.




ENVIRONMENTAL MATTERS
---------------------

The Company is subject to federal, state and local legislation and regulation with respect to environmental matters, including air and water quality and the handling of solid and hazardous waste. As a result, the Company is subject to environmental contingencies, principally related to possible obligations to remove or mitigate the effects on the environment of the disposal, effected in accordance with applicable laws at the time, of certain substances at various sites. During 1996, the Company was participating in environmental assessments and cleanups under these laws at three federal Superfund sites and a private party site as a result of litigation. While the total cost of remediation at these sites may be substantial, the Company shares liability with other potentially responsible parties. Based on the information known to the Company at this time, management is of the opinion that resolution of these matters will not have a material effect on the results of operations or financial position of the Company.

     See the discussion included in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, for additional information.

NONUTILITY SUBSIDIARY
---------------------

RESULTS OF OPERATIONS
---------------------

PCI's earnings for 1996 were $16.9 million ($.14 per share), compared with a net loss of $124.4 million ($1.05 per share) in 1995 and net earnings of $19.1 million ($.16 per share) in 1994. During 1996, PCI continued the execution of the plan adopted in May 1995 with respect to the aircraft equipment leasing business. PCI's losses in 1995 reflect the implementation of the plan which resulted in noncash, after-tax charges of $122.2 million ($1.04 per share) during 1995. Under the plan, PCI is not making new investments to increase the size of the aircraft portfolio and 13 aircraft were designated for sale over 18 to 24 months from the date the plan was announced. The book values of these aircraft were reduced to their estimated net realizable values of approximately $104 million and no depreciation or routine accrual for repair and maintenance expenditures for these aircraft have been recorded since the plan was adopted. During 1996, eight of these aircraft were sold and one was placed on a long-term lease. Additional losses on assets held for disposal, recorded primarily in the first quarter of 1996, totaled $12.7 million ($8.3 million after-tax). The remaining portfolio of assets held for disposal was $10.3 million as of December 31, 1996.


     During the fourth quarter of 1995, PCI formed a joint venture with an affiliate of a major institutional investor to assist with the disposition and management of 19 portfolio aircraft. PCI contributed 11 aircraft from its portfolio of aircraft held for disposal, eight additional aircraft under long-term leases and a portfolio of preferred stocks to the joint venture. All of the assets of the venture are fully consolidated in PCI's financial statements with the outside investor's portion reflected as a minority interest. During 1996, two aircraft were sold from the joint venture during the first quarter, four aircraft were sold during the second quarter and one aircraft was sold during the third quarter. As a result of joint venture operations in 1996, PCI's obligation for previously accrued deferred income taxes was reduced, resulting in after-tax earnings of $27.7 million, after provision for transaction costs. The excess deferred income taxes were recognized as a reduction of income tax expense. Future operations of the joint venture may result in additional reversal of deferred income taxes.

     PCI continues to hold and closely monitor its aircraft leasing portfolio, with the objective of identifying future opportunities for disposition of these investments on favorable terms. Equipment values and sales opportunities may be affected by future market conditions and events, including the creditworthiness of PCI's lessees.

     On December 1, 1996, Canadian Airlines (Canadian) unilaterally announced a three-month suspension of lease payments to its operating lessors. PCI has two aircraft on operating lease to Canadian with a book value of $44 million at December 31, 1996. Canadian cites an anticipated temporary cash deficiency in early 1997 as the reason for the suspension of payments. Canadian intends to resume payment of rent beginning in March 1997 and has requested no changes in the terms of its leases with PCI. Canadian has proposed to repay PCI the total deferred rent amount of $1.3 million in 10 equal quarterly installments beginning October 1, 1998, with interest accrued at a market rate. PCI expects to negotiate repayment terms with Canadian.

     As a result of the first quarter 1996 implementation of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", a pre-tax charge of $9.6 million ($6.2 million after-tax) was recorded in the first quarter of 1996 related to PCI's investment in solar electric generating systems (SEGS) projects, reflecting revised first quarter assumptions relating to the recoverability of the investment. In addition, PCI recorded a pre-tax charge of $9 million ($5.9 million after-tax) in the first quarter of 1996 and $1.9 million ($1.2 million after-tax) in the fourth quarter of 1996, reflecting current assessments of the net realizable values of real estate and oil and natural gas investments.


     PCI has limited partnership interests in five 30-megawatt SEGS projects in the Mojave Desert in California. The Company owns 22%, 10%, 19%, 31%, and 25% of SEGS projects III through VII, respectively. The five SEGS power generation projects sell electricity to Southern California Edison Company (Edison) under 30-year Interim Standard Offer No. 4 power purchase agreements which fix the capacity charge for the term of the agreements and fix the energy rate paid by Edison for the first 10 years of the agreements. For the remaining term of the agreements, energy rates are variable, based on Edison's avoided cost of generation. The SEGS projects are scheduled to begin supplying electricity at avoided cost energy rates at various times beginning in early 1997 through the end of 1998. In conjunction with other project investors, PCI is investigating and pursuing alternatives for these projects, including but not limited to, renegotiating the power purchase agreements and, with respect to SEGS III and IV, restructuring the associated non-recourse debt.

     The lenders to SEGS III and IV filed suit against the SEGS III and IV partnerships to restrain them from making distributions of 1996 partnership profits. The trial in this case was concluded in November 1996 and the parties are waiting for a decision by the Court. The outcome is uncertain, and PCI now expects that the losing party will appeal the court's decision. An appeal is expected to take more than a year to be concluded. Discussions with the SEGS III and IV lenders during December 1996 have not resulted in any progress toward settlement of the lawsuit or restructuring of the project loans. In light of the continuing uncertainty associated with the SEGS III and IV litigation and the recent lack of success in reaching a negotiated settlement with the project lenders, PCI recorded an additional $8.5 million pre-tax ($5.5 million after-tax) charge in the fourth quarter, representing a write-off of its remaining investment in SEGS III and IV. PCI's current projections of future distributions from SEGS V, VI and VII indicate a recovery of its remaining December 31, 1996, investment balance of $26.8 million.

     PCI generates income primarily from its leasing activities and securities investments. Income from leasing activity, which includes rental income, gains on asset sales, interest income and fees totaled $91.7 million in 1996, compared to $100.6 million in 1995 and $111.3 million in 1994. The decrease in 1996 income from leasing activities over 1995 was primarily due to nonrecurring fee income earned during 1995. PCI's marketable securities portfolio contributed pre-tax income of $33.7 million in 1996, compared with $36.1 million in 1995 and $35.1 million in 1994. The reductions since 1994 are primarily the result of the decreasing size of the portfolio. Income from securities included net realized gains from the sale or call of securities of $3.6 million in 1996, $.4 million in 1995 and $.8 million in 1994.


     Other income decreased in 1996 as compared to 1995 by $8.1 million primarily due to the previously discussed 1996 writedowns of PCI's investments in SEGS, real estate and oil and natural gas. On December 31, 1996, PCI sold its $2.8 million (20% interest) in Advanced Separation Technologies, Inc. for an after-tax gain of $6.7 million. Also included in other income during 1996 is $1.1 million in net income from PCI's investment in PEPCO Enterprises, Inc. (PEI), a wholly owned subsidiary, which was contributed to PCI by PEPCO during 1996. PEI has business interests which include telecommunications, liquefied natural gas storage facilities, underground cable construction and maintenance services and an energy management services company.

     Expenses, before income taxes, which include interest, depreciation and operating, and administrative and general expenses totaled $152.7 million in 1996, compared to $344.6 million in 1995 and $150.6 million in 1994. The decrease is primarily the result of the second quarter 1995 pre-tax writedown of $170.1 million related to the May 1995 plan with respect to the aircraft equipment leasing business. In addition, expenses before income taxes decreased during 1996, due to lower interest expense resulting from less debt outstanding. Also, during the second quarter of 1996, responsibility for certain repair and maintenance expenses was assumed by a lessee. Accordingly, PCI reversed $6.5 million of expenses accrued in prior periods.

     PCI had income tax credits of $54.6 million in 1996, compared to $85.7 million in 1995 and $22.7 million in 1994. The decrease in income tax credits in 1996 from 1995 was due to lower pre-tax income in 1995, primarily the result of the pre-tax charge to earnings in May 1995.

CAPITAL RESOURCES AND LIQUIDITY
-------------------------------

     The $377.2 million securities portfolio, consisting primarily of investment grade preferred stocks, provides PCI with liquidity and investment flexibility. During 1996, PCI has reduced its marketable securities portfolio by $153.1 million primarily as the result of calls (approximately $82 million) and sales of fixed rate preferred stocks, generating net pre-tax gains of $3.6 million. PCI's fixed rate portfolio is sensitive to fluctuations in interest rates. The decision to reduce the size of the preferred stock portfolio was made to lessen the impact of future fluctuations in interest rates, while still maintaining a substantial portfolio for liquidity purposes. The proceeds from the securities activity during 1996 were used to pay down short-term debt. In addition, proceeds from aircraft sales were also used to pay down short-term debt.



     During the third quarter of 1996, PCI sold its investment in an aircraft engine leasing subsidiary for its approximate book value. As a result of the sale, PCI's investment in operating lease equipment decreased by $32.7 million.

     PCI's outstanding short-term debt totaled $51.7 million at December 31, 1996, a decrease of $171.7 million from the $223.4 million outstanding at December 31, 1995, and an increase of $3.3 million from the $48.4 million outstanding at December 31, 1994. During 1996, PCI issued $183 million in long-term debt, including non-recourse debt, and debt repayments totaled $237.1 million.
At December 31, 1996, PCI had $236.3 million available under its Medium-Term Note Program and $400 million available under its committed bank credit facility.


Report of Independent Accountants


To the Shareholders and
Board of Directors of
Potomac Electric Power Company


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings and of cash flows present fairly, in all material respects, the financial position of Potomac Electric Power Company and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/ Price Waterhouse LLP
Washington, D.C.
January 17, 1997



Consolidated Statements of Earnings
Potomac Electric Power Company and Subsidiary

------------------------------------------------------------------------------
---------------------------
                                                                         For the
year ended December 31,
                                                                        1996
      1995          1994
------------------------------------------------------------------------------
---------------------------

(Thousands of Dollars)
Revenue (Note 2)
  Operating revenue                                              $ 1,834,857
$ 1,822,432   $ 1,790,600
  Interchange deliveries                                             175,454
    53,670        32,474
                                                                 -----------
-----------   -----------
    Total Revenue                                                  2,010,311
 1,876,102     1,823,074
                                                                 -----------
-----------   -----------

Operating Expenses
  Fuel                                                               327,792
   355,453       392,730
  Purchased energy                                                   335,978
   193,592       173,384
                                                                 -----------
-----------   -----------
    Fuel and purchased energy                                        663,770
   549,045       566,114
  Capacity purchase payments (Note 13)                               125,786
   125,769       127,822
  Other operation                                                    223,326
   224,030       206,106
  Maintenance                                                         91,524
    92,859        92,614
  Depreciation and amortization                                      223,016
   205,490       179,986
  Income taxes (Note 4)                                              134,085
   128,460       119,859
  Other taxes (Note 5)                                               200,365
   202,708       206,080
                                                                 -----------
-----------   -----------
    Total Operating Expenses                                       1,661,872
 1,528,361     1,498,581
                                                                 -----------
-----------   -----------
Operating Income                                                     348,439
   347,741       324,493
                                                                 -----------
-----------   -----------

Other Income (Loss)
  Nonutility subsidiary (Note 15)
    Income                                                           114,966
   134,493       147,006
    Loss on assets held for disposal                                 (12,744)
  (170,078)            -
    Expenses, including interest and income taxes                    (85,328)
   (88,812)     (127,918)
                                                                 -----------
-----------   -----------
      Net earnings (loss) from nonutility subsidiary                  16,894
  (124,397)       19,088
  Allowance for other funds used during construction
    and capital cost recovery factor                                   6,572
     6,155        12,610
  Other, net                                                           4,458
       682        (1,902)
                                                                 -----------
-----------   -----------
    Total Other Income (Loss)                                         27,924
  (117,560)       29,796
                                                                 -----------
-----------   -----------
Income Before Utility Interest Charges                               376,363
   230,181       354,289
                                                                 -----------
-----------   -----------

Utility Interest Charges
  Interest on debt                                                   146,939
   146,558       139,210
  Allowance for borrowed funds used during construction
    and capital cost recovery factor                                  (7,536)
   (10,768)      (12,083)
                                                                 -----------
-----------   -----------
    Net Utility Interest Charges                                     139,403
   135,790       127,127
                                                                 -----------
-----------   -----------

Net Income                                                           236,960
    94,391       227,162
Dividends on Preferred Stock                                          16,604
    16,851        16,437
                                                                 -----------
-----------   -----------
Earnings for Common Stock                                        $   220,356
$    77,540   $   210,725
                                                                 ===========
===========   ===========

Average Common Shares Outstanding (000s)                             118,497
   118,412       118,006

Earnings Per Common Share <F1>                                         $1.86
      $.65         $1.79

Cash Dividends Per Common Share                                        $1.66
     $1.66         $1.66

<F1>No material dilution would occur if all of the convertible preferred stock and debentures were  converted into common stock.

Consolidated Balance Sheets
Potomac Electric Power Company and Subsidiary


------------------------------------------------------------------------------
---------------

December 31,
Assets                                                                    1996
        1995
------------------------------------------------------------------------------
---------------
                                                                     (Thousands
of Dollars)
Property and Plant - at original cost (Notes 6 and 10)
  Electric plant in service                                        $ 6,232,049
 $ 6,041,203
  Construction work in progress                                         62,469
      93,047
  Electric plant held for future use                                     4,152
       4,082
  Nonoperating property                                                 22,921
      22,771
                                                                   -----------
 -----------
                                                                     6,321,591
   6,161,103
  Accumulated depreciation                                          (1,898,342)
 (1,760,792)
                                                                   -----------
 -----------
      Net Property and Plant                                         4,423,249
   4,400,311
                                                                   -----------
 -----------



Current Assets
  Cash and cash equivalents                                              2,174
       5,844
  Customer accounts receivable, less allowance for uncollectible
    accounts of $1,298 and $1,669                                      128,600
     137,456
  Other accounts receivable, less allowance for uncollectible
    accounts of $300                                                    38,490
      36,765
  Accrued unbilled revenue (Note 1)                                     70,214
      73,622
  Prepaid taxes                                                         34,202
      36,255
  Other prepaid expenses                                                 4,613
       7,562
  Material and supplies - at average cost
    Fuel                                                                68,232
      63,203
    Construction and maintenance                                        69,541
      70,497
                                                                   -----------
 -----------
      Total Current Assets                                             416,066
     431,204
                                                                   -----------
 -----------



Deferred Charges
  Income taxes recoverable through future rates, net (Note 4)          238,467
     244,181
  Conservation costs, net                                              233,793
     230,412
  Unamortized debt reacquisition costs                                  55,552
      58,360
  Other                                                                159,139
     138,619
                                                                   -----------
 -----------
      Total Deferred Charges                                           686,951
     671,572
                                                                   -----------
 -----------


Nonutility Subsidiary Assets
  Cash and cash equivalents                                                804
       1,594
  Marketable securities (Notes 11 and 15)                              377,237
     530,323
  Investment in finance leases (Note 15)                               484,972
     438,795
  Operating lease equipment, net of accumulated depreciation
    of $117,705 and $79,275 (Note 15)                                  199,124
     272,947
  Assets held for disposal                                              10,300
     104,370
  Receivables, less allowance for uncollectible
    accounts of $6,000                                                  87,745
      74,957
  Other investments                                                    193,002
     176,418
  Other assets                                                          12,436
      15,659
                                                                   -----------
 -----------
      Total Nonutility Subsidiary Assets                             1,365,620
   1,615,063
                                                                   -----------
 -----------
      Total Assets                                                 $ 6,891,886
 $ 7,118,150
                                                                   ===========
 ===========

                                               30




------------------------------------------------------------------------------
---------------

December 31,
Capitalization and Liabilities                                            1996
        1995
------------------------------------------------------------------------------
---------------
                                                                     (Thousands
of Dollars)
Capitalization
  Common equity (Note 7)
    Common stock, $1 par value - authorized 200,000,000 shares,
      issued 118,500,037 and 118,494,577 shares                    $   118,500
 $   118,495
    Premium on stock and other capital contributions                 1,025,187
   1,025,088
    Capital stock expense                                              (14,780)
    (14,567)
    Retained income                                                    760,285
     742,296
                                                                   -----------
 -----------
      Total Common Equity                                            1,889,192
   1,871,312

  Preference stock, cumulative, $25 par value -
    authorized 8,800,000 shares, no shares issued or outstanding             -
           -
  Serial preferred stock (Notes 8 and 11)                              125,298
     125,325
  Redeemable serial preferred stock (Notes 9 and 11)                   142,500
     143,485
  Long-term debt (Notes 10 and 11)                                   1,767,598
   1,817,077
                                                                   -----------
 -----------
      Total Capitalization                                           3,924,588
   3,957,199
                                                                   -----------
 -----------

Other Non-Current Liabilities
  Capital lease obligations (Note 13)                                  162,936
     165,235
                                                                   -----------
 -----------
      Total Other Non-Current Liabilities                              162,936
     165,235
                                                                   -----------
 -----------

Current Liabilities
  Long-term debt and preferred stock redemption
    due within one year                                                152,445
      26,280
  Short-term debt (Note 12)                                            131,390
     258,465
  Accounts payable and accrued payroll                                 117,810
     104,396
  Capital lease obligations due within one year                         20,772
      20,772
  Taxes accrued                                                         23,362
      19,111
  Interest accrued                                                      38,117
      38,532
  Customer deposits                                                     24,119
      23,372
  Other                                                                 59,016
      62,662
                                                                   -----------
 -----------
      Total Current Liabilities                                        567,031
     553,590
                                                                   -----------
 -----------

Deferred Credits
  Income taxes (Note 4)                                                973,642
     892,544
  Investment tax credits (Note 4)                                       60,958
      64,607
  Other                                                                 35,658
      35,089
                                                                   -----------
 -----------
      Total Deferred Credits                                         1,070,258
     992,240
                                                                   -----------
 -----------

Nonutility Subsidiary Liabilities
  Long-term debt (Notes 10 and 11)                                     996,232
   1,047,484
  Short-term notes payable (Note 12)                                    51,650
     223,350
  Deferred taxes and other (Note 4)                                    119,191
     179,052
                                                                   -----------
 -----------
      Total Nonutility Subsidiary Liabilities                        1,167,073
   1,449,886
                                                                   -----------
 -----------
Commitments and Contingencies (Note 13)

      Total Capitalization and Liabilities                         $ 6,891,886
 $ 7,118,150
                                                                   ===========
 ===========

Consolidated Statements of Cash Flows
Potomac Electric Power Company and Subsidiary

------------------------------------------------------------------------------
-----------------------------
                                                                           For
the year ended December 31,
                                                                          1996
        1995          1994
------------------------------------------------------------------------------
-----------------------------

(Thousands of Dollars)
Operating Activities
  Income from utility operations                                   $   220,066
 $   218,788   $   208,074
  Adjustments to reconcile income to net cash
    from operating activities:
    Depreciation and amortization                                      223,016
     205,490       179,986
    Deferred income taxes and investment tax credits                    81,496
      51,774        44,641
    Allowance for funds used during construction
      and capital cost recovery factor                                 (14,108)
    (16,923)      (24,693)
    Changes in materials and supplies                                   (4,073)
     12,418       (13,883)
    Changes in accounts receivable and accrued unbilled revenue         10,539
     (15,822)       (6,098)
    Changes in accounts payable                                         13,624
     (14,419)        8,257
    Changes in other current assets and liabilities                      5,859
      (1,484)       (6,760)
    Changes in deferred conservation costs                             (49,404)
   (104,796)      (92,504)
    Net other operating activities                                     (48,674)
    (45,664)          360
  Nonutility subsidiary:
    Net earnings (loss)                                                 16,894
    (124,397)       19,088
    Deferred income taxes                                              (36,398)
    (49,697)        6,386
    Loss on assets held for disposal                                    12,744
     170,078             -
    Changes in other assets and net other operating activities          36,258
      83,509        47,648
                                                                   -----------
 -----------   -----------
Net Cash From Operating Activities                                     467,839
     368,855       370,502
                                                                   -----------
 -----------   -----------

Investing Activities
  Total investment in property and plant                              (194,036)
   (230,675)     (316,890)
  Allowance for funds used during construction
    and capital cost recovery factor                                    14,108
      16,923        24,693
                                                                   -----------
 -----------   -----------
    Net investment in property and plant                              (179,928)
   (213,752)     (292,197)
  Nonutility subsidiary:
    Purchase of marketable securities                                  (19,680)
    (35,221)     (127,335)
    Proceeds from sale or redemption of marketable securities          167,528
      27,846        82,444
    Investment in leased equipment                                      (3,056)
   (154,766)      (72,134)
    Proceeds from sale or disposition of leased equipment                3,658
           -         1,150
    Proceeds from sale of assets                                        34,154
       5,966             -
    Purchase of other investments                                      (22,998)
     (3,818)       (7,191)
    Proceeds from sale or distribution of other investments             33,867
      15,614        18,429
    Investment in promissory notes                                      (4,245)
     (7,955)         (542)
    Proceeds from promissory notes                                      16,675
       7,977         4,902
                                                                   -----------
 -----------   -----------
Net Cash From (Used by) Investing Activities                            25,975
    (358,109)     (392,474)
                                                                   -----------
 -----------   -----------

Financing Activities
  Dividends on common stock                                           (196,612)
   (196,469)     (195,755)
  Dividends on preferred stock                                         (16,604)
    (16,851)      (16,437)
  Issuance of common stock                                                   -
       4,580         9,285
  Redemption of preferred stock                                              -
         (78)       (4,047)
  Issuance of long-term debt                                            99,500
     188,594       302,999
  Reacquisition and retirement of long-term debt                       (26,320)
   (117,465)     (144,422)
  Proceeds from sale and leaseback of control center system                  -
           -       152,000
  Short-term debt, net                                                (127,075)
     68,865      (105,015)
  Other financing activities                                            (5,358)
    (23,611)      (14,452)
  Nonutility subsidiary:
    Issuance of long-term debt                                         183,000
     182,000       286,750
    Repayment of long-term debt                                       (237,102)
   (275,021)     (173,950)
    Short-term debt, net                                              (171,703)
    174,950       (77,850)
                                                                   -----------
 -----------   -----------
Net Cash (Used by) From Financing Activities                          (498,274)
    (10,506)       19,106
                                                                   -----------
 -----------   -----------
Net (Decrease) Increase In Cash and Cash Equivalents                    (4,460)
        240        (2,866)
Cash and Cash Equivalents at Beginning of Year                           7,438
       7,198        10,064
                                                                   -----------
 -----------   -----------
Cash and Cash Equivalents at End of Year (Note 14)                 $     2,978
 $     7,438   $     7,198
                                                                   ===========
 ===========   ===========


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

     Potomac Capital Investment Corporation (PCI), the Company's wholly owned subsidiary, was formed in 1983 to provide a permanent vehicle for the conduct of the Company's ongoing nonutility investment programs. Effective April 30, 1996, the Company reorganized its nonutility subsidiaries whereby PEPCO Enterprises, Inc. (PEI) became a subsidiary of PCI. PCI's principal investments have been in aircraft and power generation equipment, equipment leasing and marketable securities, primarily preferred stock with mandatory redemption features. PCI is also involved with activities, through PEI, which provide utility-related telecommunication and energy services. In addition, PCI has investments in real estate properties in the Washington, D.C. metropolitan area.

     The Company's utility operations are regulated by the Maryland and District of Columbia Public Service Commissions and its wholesale business by the Federal Energy Regulatory Commission (FERC). The Company complies with the Uniform System of Accounts prescribed by the FERC and adopted by the Maryland and District of Columbia regulatory commissions. Based upon the regulatory framework in which it operates, the Company currently applies the provisions of the Statement of Financial Accounting Standards (SFAS) No. 71 entitled "Accounting for the Effects of Certain Types of Regulation" in accounting for certain deferred charges and credits to be recognized in future customer billings pursuant to regulatory authorization, principally deferred income taxes, unamortized conservation costs and unamortized debt reacquisition costs.

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

Principles of Consolidation
---------------------------

The consolidated financial statements combine the financial results of the Company and PCI. All material intercompany balances and transactions have been eliminated.

Total Revenue
-------------

Revenue is accrued for service rendered but unbilled as of the end of each month. The Company includes in revenue the amounts received for sales of energy, and resales of purchased energy, to other utilities and to power marketers. Amounts received for such interchange deliveries are a component of the Company's fuel rates.

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

     In the District of Columbia, pre-July 1993 conservation costs receive rate base treatment. Conservation expenditures for the period July 1993 to December 1994 are recovered through a surcharge mechanism which initially became effective July 11, 1995, and which is scheduled to be updated annually on June 1 to recover 1995 and subsequent conservation expenditures, including a capital cost recovery factor (CCRF), which is a mechanism that enables the Company to earn a return on certain costs, principally unamortized Demand Side Management (DSM) costs not in rate base. A procedure has been established to consider lost revenue without the need for base rate proceedings. In Maryland, conservation costs are recovered through a surcharge rate which reflects amortization of program costs including costs in the year during which the surcharge commences, a CCRF, incentives, applicable taxes and estimated lost revenue. The surcharge is established annually in a collaborative process with the recovery of lost revenue subject to an earnings test performed on a quarterly basis.

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

     The Company uses separate depreciation rates for each electric plant account. The rates, which vary from jurisdiction to jurisdiction, were equivalent to a system-wide composite depreciation rate of approximately 3.1% for 1996, 1995 and 1994.

Conservation
------------

In general, the Company accounts for conservation expenditures in connection with its DSM program as a deferred charge, and amortizes the costs over five years in Maryland and 10 years in the District of Columbia. At December 31, 1996, unamortized conservation costs totaled $96 million in Maryland and $138 million in the District of Columbia.

Allowance for Funds Used During Construction and Capital
  Cost Recovery Factor
--------------------------------------------------------

In general, the Company capitalizes AFUDC with respect to investments in Construction Work in Progress with the exception of expenditures required to comply with federal, state or local environmental regulations (pollution control projects), which are included in rate base without capitalization of AFUDC. The jurisdictional AFUDC capitalization rates are determined as prescribed by the FERC. The effective capitalization rates were approximately 7.4% in 1996, 7.9% in 1995 and 7.6% in 1994, compounded semiannually.

     In Maryland, the Company accrues a CCRF on the retail jurisdictional portion of certain pollution expenditures related to compliance with the Clean Air Act (CAA). The base for calculating this return is the amount by which the Maryland jurisdictional CAA expenditure balance exceeds the CAA balance being recovered in base rates. The CCRF rate for Maryland is 9.46%. In the District of Columbia, the carrying costs of CAA expenditures not in rate base are recovered through a base rate surcharge.

Amortization of Debt Issuance and Reacquisition Costs
-----------------------------------------------------

The Company defers and amortizes expenses incurred in connection with the issuance of long-term debt, including premiums and discounts associated with such debt, over the lives of the respective issues. Costs associated with the reacquisition of debt are also deferred and amortized over the lives of the new issues.

New Accounting Standards
------------------------

Effective January 1, 1996, the Company adopted SFAS No. 121 entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. In addition, regulated companies are required to write off regulatory assets whenever those assets no longer are probable of recovery from customers through future rates. Adoption of this pronouncement did not have a material impact on the Company's consolidated financial statements.


     SFAS No. 123 entitled "Accounting for Stock-Based Compensation" also became effective as of January 1, 1996. This pronouncement encourages companies to recognize compensation expense for the fair value of stock-based compensation but permits accounting under Accounting Principles Board Opinion No. 25 entitled "Accounting for Stock Issued to Employees" as long as the pro forma effects, as if the new standard had been applied, are disclosed in the notes to financial statements. The Company's use of stock-based compensation is limited and adoption of this pronouncement did not have a material impact on the consolidated financial statements.

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


     Total revenue for each year was comprised as shown below.

-----------------------------------------------------------------
                      1996            1995             1994
               --------------------------------------------------
                 Amount    %     Amount     %     Amount     %
-----------------------------------------------------------------
                             (Thousands of Dollars)
Sales of
  Electricity

  Residential  $  548,108  30.1 $  543,532  30.0 $  524,738  29.5
  Commercial      852,497  46.7    848,892  46.8    834,323  46.8
  U.S.
    Government    250,422  13.7    252,144  13.9    254,030  14.2
  D.C.
    Government     51,565   2.8     52,105   2.9     56,655   3.2
  Wholesale       122,149   6.7    117,117   6.4    113,318   6.3
               ---------- -----  --------- ----- ---------- -----
    Total       1,824,741 100.0  1,813,790 100.0  1,783,064 100.0
                          =====            =====            =====
Other electric
  revenue          10,116            8,642            7,536
               ----------       ----------       ----------

  Operating
    revenue     1,834,857        1,822,432        1,790,600

Interchange
  deliveries      175,454           53,670           32,474
               ----------       ----------       ----------
 Total Revenue $2,010,311       $1,876,102       $1,823,074
               ==========       ==========       ==========
-----------------------------------------------------------------

     Sales of electricity include base rate revenue and fuel rate revenue. Fuel rate revenue was $521.9 million in 1996, $526.6 million in 1995 and $557.4 million in 1994.

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

     Interchange deliveries include power sales tariff transactions, predominantly those where the Company buys energy from one party for the purpose of selling that energy to a third party. The benefits derived from interchange deliveries are a component of the Company's fuel rates.

(3)  Pensions and Other Postretirement and Postemployment
       Benefits
     ----------------------------------------------------

The Company's General Retirement Program (Program), a noncontributory defined benefit program, covers substantially all full-time employees of the Company and its subsidiary. The Program provides for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Company and their compensation rates for the three years preceding retirement. Annual provisions for accrued pension cost are based upon independent actuarial valuations. The Company's policy is to fund accrued pension costs.

     Pension expense included in net income was $14.2 million in 1996, $13.9 million in 1995 and $14.3 million in 1994. The net periodic pension cost was computed as follows.

-----------------------------------------------------------------
                                        1996      1995      1994
-----------------------------------------------------------------
                                       (Thousands of Dollars)

Service cost-benefits earned         $11,400   $ 9,900   $10,800
Interest cost on projected
  benefit obligation                  30,600    28,400    26,800
Actual return on Program assets      (38,200)  (51,900)   (4,600)
Differences between actual
  and expected return on
  Program assets and net
  amortization                        10,400    27,500   (18,700)
                                     -------   -------   -------
  Pension cost                       $14,200   $13,900   $14,300
                                     =======   =======   =======
----------------------------------------------------------------

     Program assets are stated at fair value and were comprised of approximately 53% and 60% of cash equivalents and fixed income investments and the balance in equity investments at December 31, 1996 and 1995, respectively. The following table sets forth the Program's funded status and amounts recognized on the Consolidated Balance Sheets.

-----------------------------------------------------------------
                                                1996        1995
-----------------------------------------------------------------
                                           (Thousands of Dollars)

Actuarial present value of benefit obligations:
  Program benefits:
    Vested benefits                        $(322,000)  $(295,700)
    Nonvested benefits                       (49,400)    (44,000)
                                           ---------   ---------
Accumulated benefit obligation             $(371,400)  $(339,700)
                                           =========   =========
Actuarial present value of projected
  benefit obligation                       $(438,100)  $(399,400)
Program assets at fair value                 402,500     360,500
                                           ---------   ---------
Projected benefit obligation in excess of
  Program assets                             (35,600)    (38,900)
Unrecognized actuarial loss                   68,700      55,600
Unrecognized prior service cost               14,900      16,300
Unrecognized net obligation at
  January 1, 1987, being recognized
  over 18 years                                  300         300
                                           ---------   ---------
Prepaid pension expense                    $  48,300   $  33,300
                                           =========   =========
-----------------------------------------------------------------

     The assumed weighted average discount rate and weighted average rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 4% in 1996 and 1995. The assumed long-term rate of return on Program assets was 9% in 1996 and 1995.

     In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees and inactive employees covered by disability plans. The health care plan pays stated percentages of most necessary medical expenses incurred by these employees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. The life insurance plan pays benefits based on base salary at the time of retirement and age at the date of death. Participants become eligible for the benefits of these plans if they retire under the provisions of the Company's Program with 10 years of service or become inactive employees under the Company's disability plans. The Company is amortizing the unrecognized transition obligation measured at January 1, 1993, over a 20-year period.

     Postretirement benefit expense included in net income was $10.9 million, $9 million and $8.7 million in 1996, 1995 and 1994, respectively. The following table sets forth the components of the postretirement expense.

-----------------------------------------------------------------
                                          1996     1995     1994
-----------------------------------------------------------------
                                         (Thousands of Dollars)

Service cost-benefits attributable
  to service during the year           $ 2,800  $ 2,300  $ 2,600
Interest cost on accumulated
  postretirement benefit obligation      5,300    4,500    4,200
Actual loss (return) on plan assets     (1,300)  (1,900)     200
Amortization of transition
  obligation                             2,100    2,100    2,500
Difference between actual and
  expected return on plan assets
  and net amortization                   2,000    2,000     (800)
                                       -------  -------  -------
Net postretirement benefit cost        $10,900  $ 9,000  $ 8,700
                                       =======  =======  =======
-----------------------------------------------------------------



     The following table sets forth the accumulated post-retirement benefit obligation reconciled to the amounts recognized on the Consolidated Balance Sheets.

-----------------------------------------------------------------
                                              1996        1995
-----------------------------------------------------------------
                                          (Thousands of Dollars)

Accumulated postretirement
  benefit obligation to
    Retirees and dependents               $(50,600)   $(40,100)
    Active employees fully eligible         (5,600)     (9,300)
    Active employees not fully
      eligible                             (19,500)    (15,200)
                                          --------    --------
Total accumulated postretirement
  benefit obligation                       (75,700)    (64,600)
Plan assets at fair value                    9,800       7,800
                                          --------    --------
Accumulated postretirement benefit
  obligation in excess of plan assets      (65,900)    (56,800)
Unrecognized transition obligation          33,700      35,800
Unrecognized actuarial loss                 33,400      23,100
                                          --------    --------
Prepaid postretirement benefit
  cost                                    $  1,200    $  2,100
                                          ========    ========
-----------------------------------------------------------------

     The Company's obligation at December 31, 1996 and 1995, was based on a discount rate of 7.5%, and a weighted average rate of increase in future compensation levels of 4%. The assumed health-care cost trend rate is 7.5% which declines to 5.5% after a four-year period. A one percentage point increase in the health-care cost trend rate would increase the Accumulated Postretirement Benefit Obligation by $4 million to approximately $79.7 million and the sum of the service cost and interest cost for 1996 by approximately $.6 million.

     In January 1996 and 1995, the Company funded the 1996 and 1995 portions of its estimated liability for postretirement medical and life insurance costs through the use of an Internal Revenue Code (IRC) 401 (h) account, within the Company's pension plan, and an IRC 501 (c)(9) Voluntary Employee Beneficiary Association (VEBA). The Company plans to fund the 401(h) account and the VEBA annually. In January 1997, the 1997 portion of the Company's estimated liability will be funded. Assets were comprised of cash equivalents, fixed income investments and equity investments and the assumed return on plan assets was 9% in 1996 and 1995.


(4) Income Taxes
    ------------

The provision for income taxes, reconciliation of consolidated income tax expense and components of consolidated deferred tax liabilities (assets) are set forth below.


Provisions for Income Taxes
---------------------------

------------------------------------------------------------------------------
---------------------
                                                                      1996
  1995        1994
------------------------------------------------------------------------------
---------------------

(Thousands of Dollars)

Utility current tax expense
  Federal                                                        $  47,235   $
68,492   $  63,395
  State and local                                                    6,281
 9,173       8,612
                                                                 ---------
---------   ---------
Total utility current tax expense                                   53,516
77,665      72,007
                                                                 ---------
---------   ---------
Utility deferred tax expense
  Federal                                                           74,762
48,339      42,070
  State and local                                                   10,383
 7,084       6,221
  Investment tax credits                                            (3,649)
(3,649)     (3,650)
                                                                 ---------
---------   ---------
Total utility deferred tax expense                                  81,496
51,774      44,641
                                                                 ---------
---------   ---------

Total utility income tax expense                                   135,012
129,439     116,648
                                                                 ---------
---------   ---------

Nonutility subsidiary current tax expense
  Federal                                                          (18,252)
(35,592)    (29,315)
                                                                 ---------
---------   ---------

Nonutility subsidiary deferred tax expense
  Federal                                                          (36,373)
(50,116)      6,758
  State and local                                                        -
     -        (138)
                                                                 ---------
---------   ---------
Total nonutility subsidiary deferred tax expense                   (36,373)
(50,116)      6,620
                                                                 ---------
---------   ---------

Total nonutility subsidiary income tax expense                     (54,625)
(85,708)    (22,695)
                                                                 ---------
---------   ---------

Total consolidated income tax expense                               80,387
43,731      93,953
Income taxes included in other income                              (53,698)
(84,729)    (25,906)
                                                                 ---------
---------   ---------
Income taxes included in utility operating expenses              $ 134,085   $
128,460   $ 119,859
                                                                 =========
=========   =========



Reconciliation of Consolidated Income Tax Expense
-------------------------------------------------


------------------------------------------------------------------------------
---------------------
                                                                      1996
  1995        1994
------------------------------------------------------------------------------
---------------------

(Thousands of Dollars)


Income before income taxes                                       $ 317,347   $
138,122   $ 321,115
                                                                 =========
=========   =========

Utility income tax at federal statutory rate                     $ 124,277   $
121,879   $ 113,653
  Increases (decreases) resulting from
    Depreciation                                                     9,867
 9,173       8,022
    Removal costs                                                   (3,574)
(7,204)     (4,086)
    Allowance for funds used during construction                       691
   595      (2,411)
    Other                                                           (3,117)
(1,613)     (4,175)
    State income taxes, net of federal effect                       10,749
10,648       9,683
    Tax credits                                                     (3,881)
(4,039)     (4,038)
                                                                 ---------
---------   ---------
Total utility income tax expense                                   135,012
129,439     116,648
                                                                 ---------
---------   ---------

Nonutility subsidiary income tax at federal statutory rate         (13,206)
(73,537)     (1,262)
  Increases (decreases) resulting from
    Dividends received deduction                                    (7,114)
(8,524)     (8,487)
    Reversal of previously accrued deferred taxes                  (30,804)
     -      (8,206)
    Other                                                           (3,501)
(3,647)     (4,602)
    State income taxes, net of federal effect                            -
     -        (138)
                                                                 ---------
---------   ---------
Total nonutility subsidiary income tax expense                     (54,625)
(85,708)    (22,695)
                                                                 ---------
---------   ---------

Total consolidated income tax expense                               80,387
43,731      93,953
Income taxes included in other income                              (53,698)
(84,729)    (25,906)
                                                                 ---------
---------   ---------
Income taxes included in utility operating expenses              $ 134,085   $
128,460   $ 119,859
                                                                 =========
=========   =========


Components of Consolidated Deferred Tax Liabilities (Assets)
------------------------------------------------------------

                                                                     At December
31,

----------------------
                                                                      1996
  1995

----------------------
                                                                 (Thousands of
Dollars)

Utility deferred tax liabilities (assets)
  Depreciation and other book to tax basis differences           $ 821,656   $
773,323
  Rapid amortization of certified pollution control
    facilities                                                      24,816
26,640
  Deferred taxes on amounts to be collected through
    future rates                                                    90,284
92,472
  Property taxes                                                    12,664
11,808
  Deferred fuel                                                    (14,663)
(7,154)
  Prepayment premium on debt retirement                             21,025
22,080
  Deferred investment tax credit                                   (23,079)
(24,464)
  Contributions in aid of construction                             (28,719)
(27,206)
  Contributions to pension plan                                     16,170
10,859
  Conservation costs (demand side management)                       41,106
     -
  Other                                                             21,653
25,124
                                                                 ---------
---------
Total utility deferred tax liabilities (net)                       982,913
903,482
Current portion of utility deferred tax liabilities
  (included in Other Current Liabilities)                            9,271
10,938
                                                                 ---------
---------
Total utility deferred tax liabilities (net) - noncurrent        $ 973,642   $
892,544
                                                                 =========
=========

Nonutility subsidiary deferred tax liabilities (assets)
  Finance leases                                                 $ 144,290   $
149,103
  Operating leases                                                  57,383
66,802
  Reversal of previously accrued taxes related
    to partnerships                                                 (7,455)
(11,593)
  Alternative minimum tax                                          (97,109)
(84,512)
  Other                                                            (36,041)
(16,840)
                                                                 ---------
---------
Total nonutility subsidiary deferred tax liabilities (net),
  (included in Deferred taxes and other)                         $  61,068   $
102,960
                                                                 =========
=========


     The utility net deferred tax liability represents the tax effect, at presently enacted tax rates, of temporary differences between the financial statement and tax bases of assets and liabilities. The portion of the utility net deferred tax liability applicable to utility operations, which has not been reflected in current service rates, represents income taxes recoverable through future rates, net and is recorded as a Deferred Charge on the balance sheet. No valuation allowance for deferred tax assets was required or recorded at December 31, 1996 and 1995.

     The Tax Reform Act of 1986 repealed the Investment Tax Credit (ITC) for property placed in service after December 31, 1985, except for certain transition property. ITC previously earned on utility property continues to be normalized over the remaining service lives of the related assets.

     The Company and its subsidiary file a consolidated federal income tax return. The Company's federal income tax liabilities for all years through 1992 have been finally determined. The Company is of the opinion that the final settlement of its federal income tax liabilities for subsequent years will not have a material adverse effect on its financial position.



(5)  Other Taxes
     -----------

Taxes, other than income taxes, charged to utility operating expenses for each period are shown below.

-----------------------------------------------------------------
                                 1996          1995          1994
-----------------------------------------------------------------
                                    (Thousands of Dollars)

Gross receipts               $ 96,147      $ 95,158      $ 93,549

Property                       69,234        64,991        60,443

Payroll                        10,673        11,269        11,063

County fuel-energy             15,448        21,887        30,842

Environmental, use and
  other                         8,863         9,403        10,183
                             --------      --------      --------
                             $200,365      $202,708      $206,080
                             ========      ========      ========
-----------------------------------------------------------------


(6)  Jointly Owned Generating Facilities
     -----------------------------------

The Company owns a 9.72% undivided interest in the Conemaugh Generating Station located near Johnstown, Pennsylvania, consisting of two baseload units totaling 1,700 megawatts. The Company and other utilities own the station as tenants in common and share costs and output in proportion to their ownership shares. Each owner has arranged its own financing relating to its share of the facility. In 1996, the owners collectively arranged for interim tax-exempt financing, pending completion of long-term tax-exempt financing arrangements, pursuant to approval by the Indiana County Industrial Development Authority relating to certain pollution control facilities constructed at the Conemaugh Station. Each owner separately entered into a loan agreement for its share of the financing. The Company's share of the operating expenses of the station is included in the Consolidated Statements of Earnings. The Company's investment in the Conemaugh facility of $88.7 million at December 31, 1996, and $85.7 million at December 31, 1995, includes $.7 million and $1.3 million of Construction Work in Progress, respectively.



(7) Common Equity

Changes in common stock, premium on stock and retained income are summarized below.

------------------------------------------------------------------------------
---------
                                              Common Stock        Premium
Retained
                                          Shares    Par Value     on Stock
 Income
------------------------------------------------------------------------------
---------
                                                          (Thousands of Dollars)

Balance, December 31, 1993           117,797,652   $  117,798   $ 1,011,778   $
839,433

  Net income before net earnings
    from nonutility subsidiary                 -            -            -
 208,074
  Nonutility subsidiary:
    Net earnings                               -            -            -
  19,088
    Marketable securities net
      unrealized loss, net of tax              -            -            -
 (23,879)
  Dividends:
    Preferred stock                            -            -            -
 (16,437)
    Common stock                               -            -            -
(195,755)
  Conversion of preferred stock            3,845            4            29
       -
  Gain on acquisition of preferred
    stock                                      -            -           109
       -
  Other capital reductions                     -            -           (66)
       -
  Sale of common stock through
    Shareholder Dividend
    Reinvestment Plan                    355,198          355         6,603
       -
  Issuance of common stock to
    Employee Savings Plans                91,408           91         2,236
       -
                                     -----------   ----------   ----------
----------
Balance, December 31, 1994           118,248,103      118,248     1,020,689
 830,524

  Net income before net loss
    from nonutility subsidiary                 -            -            -
 218,788
  Nonutility subsidiary:
    Net loss                                   -            -            -
(124,397)
    Marketable securities net
      unrealized gain, net of tax              -            -            -
  30,701
  Dividends:
    Preferred stock                            -            -            -
 (16,851)
    Common stock                               -            -            -
(196,469)
  Conversion of preferred stock            9,730           10            74
       -
  Gain on acquisition of preferred
    stock                                      -            -             5
       -
  Other capital reductions                     -            -           (23)
       -
  Sale of common stock through
    Shareholder Dividend
    Reinvestment Plan                    158,501          159         2,881
       -
  Issuance of common stock to
    Employee Savings Plans                78,243           78         1,462
       -
                                     -----------   ----------   ----------
----------
Balance, December 31, 1995           118,494,577      118,495     1,025,088
 742,296

  Net income before net earnings
    from nonutility subsidiary                 -            -            -
 220,066
  Nonutility subsidiary:
    Net earnings                               -            -            -
  16,894
    Marketable securities net
      unrealized loss, net of tax              -            -            -
  (5,755)
  Dividends:
    Preferred stock                            -            -            -
 (16,604)
    Common stock                               -            -            -
(196,612)
  Conversion of preferred stock            3,239            3            25
       -
  Conversion of debentures                 2,221            2            58
       -
  Other capital contributions                  -            -            16
       -
                                     -----------   ----------   -----------
----------
Balance, December 31, 1996           118,500,037   $  118,500   $ 1,025,187   $
760,285
                                     ===========   ==========   ===========
==========



     The Company's Shareholder Dividend Reinvestment Plan (DRP) provides that shares of common stock purchased through the plan may be original issue shares or, at the option of the Company, shares purchased in the open market. The DRP permits additional cash investments by plan participants limited to one investment per month of not less than $25 and not more than $5,000.

     As of December 31, 1996, 35,900 shares of common stock were reserved for issuance upon the conversion of convertible preferred stock, 2,769,412 and 3,392,500 shares were reserved for conversion of the 7% and 5% convertible debentures, respectively, 2,324,721 shares were reserved for issuance under the DRP and 1,221,624 shares were reserved for issuance under the Employee Savings Plans. Under the Stock Option Agreement with Baltimore Gas and Electric Company, 23,579,900 shares could become issuable, contingent upon specific events associated with termination of the Merger Agreement. See Note (13) Commitments and Contingencies for additional information.

     Certain provisions of the Company's corporate charter, relating to preferred and preference stock, would impose restrictions on the payment of dividends under certain circumstances. No portion of retained income was so restricted at December 31, 1996.


(8)  Serial Preferred Stock
     ----------------------

The Company has authorized 11,125,649 shares of cumulative $50 par value Serial Preferred Stock. At December 31, 1996 and 1995, there were outstanding 5,375,646 shares and 5,376,202 shares, respectively. The various series of Serial Preferred Stock outstanding [excluding 2,869,696 shares of Redeemable Serial Preferred Stock - See Note (9)] and the per share redemption price at which each series may be called by the Company are as follows.

-----------------------------------------------------------------
                                    Redemption      December 31,
                                       Price       1996      1995
-----------------------------------------------------------------
                                                  (Thousands of
                                                     Dollars)

$2.44 Series of 1957, 300,000 shares  $51.00   $ 15,000  $ 15,000
$2.46 Series of 1958, 300,000 shares  $51.00     15,000    15,000
$2.28 Series of 1965, 400,000 shares  $51.00     20,000    20,000
$3.82 Series of 1969, 500,000 shares  $51.00     25,000    25,000
$2.44 Convertible Series of 1966,
  5,950 and 6,506 shares,
  respectively                        $50.00        298       325
Auction Series A, 1,000,000 shares    $50.00     50,000    50,000
                                               --------  --------
                                               $125,298  $125,325
                                               ========  ========
-----------------------------------------------------------------

     The $2.44 Convertible Series of 1966 is convertible into common stock of the Company at a price based upon a formula that is subject to adjustment in certain events. At December 31, 1996, 5.88 shares of common stock could be obtained upon the conversion of each share of convertible preferred stock at the then effective conversion price of $8.51 per share of common stock. The number of shares of this series converted into common stock was 556 shares in 1996, 1,676 shares in 1995 and 656 shares in 1994.

     Dividends on the Serial Preferred Stock, Auction Series A, are based on the rate determined by auction procedures prior to each dividend period. The maximum rate can range from 110% to 200% of the applicable "AA" Composite Commercial Paper Rate. The annual dividend rate is 4.2% ($2.10) for the period December 1, 1996 through February 28, 1997. The average annual dividend rates were 4.153% ($2.0765) in 1996 and 4.638% ($2.319) in 1995.



(9)  Redeemable Serial Preferred Stock
     ---------------------------------

The outstanding series of $50 par value Redeemable Serial
Preferred Stock are shown below.

-----------------------------------------------------------------
                                                 December 31,
                                                1996       1995
-----------------------------------------------------------------
                                           (Thousands of Dollars)

$3.37  Series of 1987, 869,696 shares       $ 43,485   $ 43,485
$3.89  Series of 1991, 1,000,000 shares       50,000     50,000
$3.40  Series of 1992, 1,000,000 shares       50,000     50,000
                                            --------   --------
                                             143,485    143,485
Redemption Requirement due within one
  year                                          (985)         -
                                            --------   --------
                                            $142,500   $143,485
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

     The shares of the $3.89 (7.78%) Series are subject to mandatory redemption, at par, through the operation of a sinking fund which will redeem not less than 165,000 nor more than 330,000 shares annually, beginning June 1, 2001, and 175,000 shares on June 1, 2006. The option to redeem in excess of 165,000 shares annually is not cumulative. The shares may be called for redemption at any time at a per share price of $53.89, which is reduced in succeeding years, equaling $50.98 beginning June 1, 2003.


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

     The sinking fund requirements through 2001 with respect to the Redeemable Serial Preferred Stock are $1 million in 1997,
$1.5 million annually in 1998 through 2000, and $9.8 million in 2001.


(10) Long-Term Debt


Details of long-term debt are shown below.
------------------------------------------------------------------------------
------------------------
Interest
      December 31,
 Rate                                   Maturity
   1996          1995
------------------------------------------------------------------------------
------------------------

(Thousands of Dollars)
First Mortgage Bonds
Fixed Rate Series:
4-3/8%                              February 15, 1998                        $
 50,000    $   50,000
4-1/2%                              May 15, 1999
 45,000        45,000
9%                                  April 15, 2000
100,000       100,000
5-1/8%                              April 1, 2001
 15,000        15,000
5-7/8%                              May 1, 2002
 35,000        35,000
6-5/8%                              February 15, 2003
 40,000        40,000
5-5/8%                              October 15, 2003
 50,000        50,000
6-1/2%                              September 15, 2005
100,000       100,000
6-1/2%                              March 15, 2008
 78,000        78,000
5-7/8%                              October 15, 2008
 50,000        50,000
5-3/4%                              March 15, 2010
 16,000        16,000
9%                                  June 1, 2021
100,000       100,000
6%                                  September 1, 2022
 30,000        30,000
6-3/8%                              January 15, 2023
 37,000        37,000
7-1/4%                              July 1, 2023
100,000       100,000
6-7/8%                              September 1, 2023
100,000       100,000
5-3/8%                              February 15, 2024
 42,500        42,500
5-3/8%                              February 15, 2024
 38,300        38,300
6-7/8%                              October 15, 2024
 75,000        75,000
7-3/8%                              September 15, 2025
 75,000        75,000
8-1/2%                              May 15, 2027
 75,000        75,000
7-1/2%                              March 15, 2028
 40,000        40,000
Variable Rate Series:
Adjustable rate                     December 1, 2001
 50,000        50,000

----------    ----------
  Total First Mortgage Bonds
1,341,800     1,341,800

Convertible Debentures
5%                                  September 1, 2002
115,000       115,000
7%                                  January 15, 2018
 65,367        66,747

Medium-Term Notes
6.25%                               May 28, 1996
      -        25,000
6.66% to 6.73%                      May 1997
100,000       100,000
9.08%                               July and August 1997
 50,000        50,000
6.53%                               December 17, 2001
100,000             -
7.46% to 7.60%                      January 2002
 40,000        40,000
7.64%                               January 17, 2007
 35,000        35,000
6.25%                               January 20, 2009
 50,000        50,000
7%                                  January 15, 2024
 50,000        50,000

----------    ----------
  Total Utility Long-Term Debt
1,947,167     1,873,547
Net unamortized discount
(28,109)      (30,190)
Current portion
(151,460)      (26,280)

----------    ----------
  Net Utility Long-Term Debt
$1,767,598    $1,817,077

==========    ==========

Nonutility Subsidiary Long-Term Debt
Varying rates through 2011                                                   $
996,232    $1,047,484

==========    ==========


Utility Long-Term Debt
----------------------

The outstanding First Mortgage Bonds (bonds) are secured by a lien on substantially all of the Company's property and plant. Additional bonds may be issued under the mortgage as amended and supplemented in compliance with the provisions of the indenture.

     In December 1996, the Company issued $100 million of 6.53%
Medium-Term Notes. The proceeds were used to reduce short-term debt and to fund ongoing construction and operating activities.

     The interest rate on the $50 million Adjustable Rate series First Mortgage Bonds is adjusted annually on December 1, based upon 116% of the 10-year "constant maturity" United States Treasury bond rate for the preceding three-month period ended October 31. Effective December 1, 1996, the applicable interest rate is 7.867%. The applicable interest rate was 7.443% at December 1, 1995, and 8.68% at December 1, 1994.

     The 7% Convertible Debentures are convertible into shares of common stock at a conversion price of $27 per share.

     The 5% Convertible Debentures are convertible into shares of common stock at a conversion rate of 29-1/2 shares for each $1,000 principal amount.

     The aggregate amounts of maturities for the Company's long-term debt outstanding at December 31, 1996, are $151.5 million in 1997, $50 million in 1998, $45 million in 1999, $100 million in 2000 and $165 million in 2001.

Nonutility Subsidiary Long-Term Debt
------------------------------------

Long-term debt at December 31, 1996, consisted of $932.2 million of recourse debt from institutional lenders maturing at various dates between 1997 and 2003. The interest rates of such borrowings ranged from 5% to 10.1%. The weighted average interest rate was 7.44% at December 31, 1996, 7.66% at December 31, 1995, and 7.47% at December 31, 1994. Annual aggregate principal repayments are $194 million in 1997, $300.7 million in 1998, $170 million in 1999, $115 million in 2000, $54 million in 2001 and $98.5 million thereafter.



     Long-term debt also includes $64 million of non-recourse debt, $36.1 million of which was secured by aircraft currently under operating lease. The debt is payable in monthly installments at rates of LIBOR (London Interbank Offered Rate) plus 1.25% and LIBOR plus 1.375% with final maturity on March 15, 2002. Non-recourse debt of $27.9 million is related to PCI's majority-owned real estate partnerships of which $15.2 million is due in consecutive monthly installments with maturity on May 11, 2001, based on a 30-year amortization period at a fixed rate of interest of 9.05%. An additional $4.7 million is payable in quarterly installments, at a fixed interest rate of 7%, with final maturity on December 31, 1999. The remaining non-recourse real estate debt consists of $8 million payable in monthly installments at a fixed rate of interest of 9.66% with final maturity on October 1, 2011.


(11) Fair Value of Financial Instruments
----------------------------------------

The estimated fair values of the Company's financial instruments at December 31, 1996, and 1995 are shown below.


------------------------------------------------------------------------------
------------------
                                                           December 31,
                                               1996
1995
------------------------------------------------------------------------------
------------------
                                      Carrying         Fair            Carrying
       Fair
                                       Amount          Value            Amount
        Value
                                    -----------     -----------      -----------
   -----------
                                                       (Thousands of Dollars)
Utility
  Capitalization and Liabilities
    Serial preferred stock          $  125,298         113,285          125,325
       114,590
    Redeemable serial
      preferred stock               $  142,500         146,491          143,485
       145,046
    Long-term debt
      First mortgage bonds          $1,327,389       1,319,976        1,326,560
     1,385,609
      Medium-term notes             $  272,788         274,242          323,007
       336,351
      Convertible debentures        $  167,421         171,880          167,510
       174,054

Nonutility Subsidiary
  Assets
    Marketable securities           $  377,237         377,237          530,323
       530,323
    Notes receivable                $   72,251          71,593           62,175
        63,184
  Liabilities
    Long-term debt                  $  996,232       1,011,814        1,047,484
     1,071,354
------------------------------------------------------------------------------
------------------


     The methods and assumptions below were used to estimate, at December 31, 1996 and 1995, the fair value of each class of financial instruments shown above for which it is practicable to estimate that value.

     The fair value of the Company's long-term debt, which includes First Mortgage Bonds, Medium-Term Notes and Convertible Debentures, excluding amounts due within one year, was based on the current market price, or for issues with no market price available, was based on discounted cash flows using current rates for similar issues with similar terms and remaining maturities.

     The fair value of the Company's Serial Preferred Stock, including Redeemable Serial Preferred Stock, excluding amounts due within one year, was based on quoted market prices or discounted cash flows using current rates of preferred stock with similar terms.

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

(12)  Short-Term Debt
      ---------------

The Company's short-term financing requirements have been satisfied principally through the sale of commercial promissory notes. Interest rates for the Company's short-term financing during the year ranged from 5.3% to 6.0%.

     The Company maintains a minimum 100% line of credit back-up for its outstanding commercial promissory notes, which was unused during 1996, 1995 and 1994.


Nonutility Subsidiary Short-Term Notes Payable
----------------------------------------------

The nonutility subsidiary's short-term financing requirements have been satisfied principally through the sale of commercial promissory notes.

     The nonutility subsidiary maintains a minimum 100% line of credit back-up for its outstanding commercial promissory notes, which was unused during 1996, 1995 and 1994.

(13)  Commitments and Contingencies
      -----------------------------

Proposed Merger
---------------

The Company entered into an Agreement and Plan of Merger with Baltimore Gas and Electric Company (BGE) in September 1995. This Agreement provides for a strategic business combination in which each company will merge into Constellation Energy Corporation (Constellation Energy), a newly formed company to create an integrated, non-holding company structure (the Merger). Each outstanding share of the Company's common stock will be converted into the right to receive .997 of a share of common stock of Constellation Energy and each outstanding share of BGE common stock will be converted into the right to receive one share of Constellation Energy's common stock. This transaction is expected to qualify as a tax-free exchange of shares for the holders of each company's common stock and as a pooling of interests for accounting purposes. Constellation Energy will serve a population of approximately 4.5 million with approximately 1.8 million electric customers and over 530,000 natural gas customers. Preliminary estimates indicate that savings from the combined utility systems will approximate $1.3 billion over 10 years following the Merger. These savings are net of costs to achieve presently estimated to be approximately $150 million. Approximately two-thirds of the projected savings are expected to result from reduced labor costs, with the remaining savings split between nonfuel purchasing and corporate and administrative programs. The allocation of the net savings between customers and shareholders of Constellation Energy will be determined in regulatory proceedings. The applications for approval of the Merger, filed with the various regulatory commissions, set forth the proposed plans for Constellation Energy to share the benefits of the Merger with customers in the District of Columbia and Maryland. The proposal includes: 1) a freeze on base electric rates until at least January 1, 2000, 2) a unique bill credit for all customers if Constellation Energy achieves certain financial targets, 3) an array of economic development incentives, and 4) programs to address the energy needs of low-income customers. The development of estimated savings resulting from the Merger was based upon assumptions which involve judgments with respect to, among other things, future national and regional economic and competitive conditions, inflation rates, regulatory treatment, weather conditions, financial market conditions, interest rates, future business decisions and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company and BGE. Accordingly, while the Company believes that such assumptions are reasonable for purposes of the development of estimates of potential savings, there can be no assurance that such assumptions will approximate actual experience or that all such savings will be realized. At December 31, 1996, the Company has deferred $29 million in costs related to the Merger.

     Shareholders of the Company and BGE, at separate special meetings on March 29, 1996, approved the Merger Agreement. The Company and BGE filed a joint Application for Authorization and Approval of the Merger with the FERC on January 11, 1996, and on April 8, 1996, with the Maryland and District of Columbia Public Service Commissions. On July 31, 1996, FERC set the application for hearing on the issue of whether the Merger would impact competition. Hearings began on October 21, 1996, and the Administrative Law Judge certified the record to the Commission on October 25, 1996. The case was placed before FERC for decision in December 1996. The Maryland Commission conducted hearings during June, September and December 1996. The case was placed before the Maryland Commission for decision in January 1997. A prehearing conference was conducted by the District of Columbia Commission in May 1996 and a procedural schedule was published on July 19, 1996. The hearings, which were originally scheduled to take place in December 1996, have been rescheduled for February 1997. The case is expected to be before the District of Columbia Commission for decision in March 1997. The Nuclear Regulatory Commission has approved the transfer of BGE's ownership interest in the operating licenses for the two generating units at the Calvert Cliffs Nuclear Power Plant to Constellation Energy at the effective time of the Merger. In addition, the State Corporation Commission of Virginia has approved the Merger. The Merger also requires approval from the Pennsylvania Public Utility Commission. Completion of the approval process is expected to take until the end of the first quarter of 1997.

     If the Merger Agreement is terminated by either the Company or BGE due to a material breach by the other party, the breaching party must pay the non-breaching party, as liquidated damages, $10 million in cash in respect of out-of-pocket expenses. The Merger Agreement also requires payment of a termination fee of $75 million in cash, plus $10 million in cash in respect of out-of-pocket expenses, by one party to the other if the Merger Agreement is terminated under certain circumstances, including if either the Company or BGE terminates the Merger Agreement after the Board of Directors of the other party withdraws or adversely modifies its recommendation of the transaction. The termination fees payable by the Company under these provisions and the aggregate amount which could be payable by the Company upon a required repurchase of an option (or shares of common stock issued pursuant to the exercise of the option) granted by the Company to BGE in connection with entry into the Merger Agreement may not exceed $125 million in the aggregate.

     The Company has approved, in conjunction with the Merger with BGE, a severance plan for all exempt and non-bargaining unit employees who lose employment due to the Merger. Employees who lose employment as a result of the Merger will receive two weeks of pay per year of service, with a minimum payment of eight weeks of pay. In addition, employees will receive company-sponsored health and dental insurance for two weeks for each year of service, with a minimum of eight weeks of insurance coverage.

     An extension of the current 1993 Labor Agreement between the Company and Local 1900 of the International Brotherhood of Electrical Workers was ratified by the Union members in December 1995. The 1995 Agreement extends the 1993 Agreement, which was due to expire on June 1, 1996, for two years or until the effective date of the Merger with BGE, whichever occurs first. This Agreement provides severance benefits, previously approved by the Company for exempt and non-bargaining unit employees, for all union members and provided for a lump-sum payment of 2% of base pay on January 5, 1996, a lump-sum payment of 1% of base pay on June 7, 1996, and a lump-sum payment of 3% of base pay to be paid on June 6, 1997, or the effective date of the Merger, whichever occurs first.

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

     Rents, including property taxes and insurance, net of rental income from subleases, aggregated approximately $16.2 million in 1996, $15.6 million in 1995 and $14.9 million in 1994. The approximate annual commitments under all operating leases, reduced by rentals to be received under subleases are $14.6 million in 1997, $7.8 million in 1998, $6.6 million in 1999, $5.4 million in 2000, $4.3 million in 2001 and a total of $6.2 million in the years thereafter.

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

Fuel Contracts
--------------

The Company has numerous coal contracts with various expiration dates through 2003 for aggregate annual deliveries of approximately 3.2 million tons. Deliveries under these contracts are expected to provide approximately 54% of the estimated system coal requirements in 1997. Approximately 46% of the estimated system coal requirements in 1997 will be purchased under shorter term agreements and on a spot basis from a variety of suppliers. Prices under the Company's coal contracts are generally determined by reference to base amounts adjusted to reflect provisions for changes in suppliers' costs, which in turn are determined by reference to published indices and limited by current market prices.

Capacity Purchase Agreements
----------------------------

The Company's long-term capacity purchase agreements with Ohio Edison and APS commenced June 1, 1987, and are expected to continue at the 450 megawatt level through 2005. Under the terms of the agreements with Ohio Edison and APS, the Company is required to make capacity payments, subject to certain contingencies, which include a share of Ohio Edison's fixed operating and maintenance cost. The Company also has a 25-year agreement with Panda Brandywine L.P. (Panda) for 230 megawatts of capacity supplied by a gas-fueled combined-cycle cogenerator, which achieved full commercial operation in October 1996. The Company began purchasing energy from the Panda facility in August 1996 and capacity payments under this agreement commence in January 1997. The capacity commitment under these agreements, including a share of Ohio Edison's fixed operating and maintenance cost, are estimated at $141 million in 1997, $139 million in 1998, $200 million in 1999 and 2000, $211 million in 2001 and $1.7 billion in the years thereafter.



     The Company began a 25-year purchase agreement in June 1990 with SMECO for 84 megawatts of capacity supplied by a combustion turbine installed and owned by SMECO at the Company's Chalk Point Generating Station. The Company is responsible for all costs associated with operating and maintaining the facility. The Company is accounting for this agreement as a capital lease, recorded at fair market value which totaled $37.1 million at the date construction was complete. The capacity payment to SMECO is approximately $5.5 million per year. Under SFAS No. 71, amortization of leased assets is modified so that the total of interest on the obligation and amortization of the leased asset is equal to rental expense allowed for ratemaking purposes. This agreement has been treated as an operating lease for ratemaking purposes.

     In November 1996, the Company filed a request with the Maryland Public Service Commission for approval of a purchased capacity surcharge designed to recover capacity payments under the Panda contract, which commenced January 1, 1997, as well as other changes in the level of purchased capacity costs from levels included in base rates. The estimated 1997 Maryland portion of these payments is $10.5 million. On January 8, 1997, the Maryland Public Service Commission suspended the Company's request for a period of 90 days from January 8, 1997, or until the date of a Commission Order in the Joint Application for Authorization and Approval for the Merger with BGE, whichever comes first. The District of Columbia portion of the Panda capacity costs will be recovered through the existing fuel adjustment clause.

Environmental Contingencies
---------------------------

The Company is subject to contingencies associated with environmental matters, principally related to possible obligations to remove or mitigate the effects on the environment of the disposal of certain substances at the sites discussed below.

     In October 1994, a Remedial Investigation/Feasibility Study (RI/FS) report was submitted to the U.S. Environmental Protection Agency (EPA) with respect to a site in Philadelphia, Pennsylvania. Pursuant to an agreement among the potentially responsible parties (PRPs), the Company is responsible for 12% of the costs of the RI/FS. Total costs of the RI/FS and associated activities prior to the issuance of a Record of Decision (ROD) by the EPA, including legal fees, are currently estimated to be $7.5 million. The Company has paid $.9 million as of December 31, 1996. The report included a number of possible remedies, the estimated costs of which range from $2 million to $90 million.
In July 1995, the EPA announced its proposed remedial action plan for the site and indicated it will accept comments on the plan from any interested parties. The EPA's estimate of the costs associated with implementation of the plan is approximately $17 million. The Company cannot predict whether the EPA will include the plan in its ROD as proposed or make changes as a result of comments received. In addition, the Company cannot estimate the total extent of the EPA's administrative and oversight costs. To date, the Company has accrued $1.7 million for its share of this contingency.

     In October 1995, the Company received notice from the EPA that it, along with several hundred other companies, may be a PRP in connection with the Spectron Superfund Site located in Elkton, Maryland. The site was operated as a hazardous waste disposal, recycling, and processing facility from 1961 to 1988. A group of PRPs allege, based on records they have collected, that the Company's share of liability at this site is .0042%. The EPA has also indicated that a de minimis settlement is likely to be appropriate for this site. While the outcome of negotiations and the ultimate liability with respect to this site cannot be predicted, the Company believes that its liability at this site will not have a material adverse effect on its financial position or results of operations.

     In December 1995, the Company received notice from the EPA that it is a PRP under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA or Superfund) with respect to the release or threatened release of radioactive and mixed radioactive and hazardous wastes at a site in Denver, Colorado operated by RAMP Industries, Inc. Evidence indicates that the Company's connection to the site arises from an agreement with a vendor to package, transport and dispose of two laboratory instruments containing small amounts of radioactive material at a Nevada facility. While the Company cannot predict its liability at this site, the Company believes that it will not have a material adverse effect on its financial position or results of operations.

Litigation
----------

During 1993, the Company was served with Amended Complaints filed in three jurisdictions (Prince George's County, Baltimore City, and Baltimore County), in separate ongoing, consolidated proceedings each denominated "In re: Personal Injury Asbestos Case." The Company (and other defendants) were brought into these cases on a theory of premises liability under which plaintiffs argue that the Company was negligent in not providing a safe work environment for employees of its contractors who allegedly were exposed to asbestos while working on the Company's property. Initially, a total of approximately 448 individual plaintiffs added the Company to their Complaints. While the pleadings are not entirely clear, it appears that each plaintiff seeks $2 million in compensatory damages and $4 million in punitive damages from each defendant.


In a related proceeding in the Baltimore City case, the Company was served, in September 1993, with a third party complaint by Owens Corning Fiberglass, Inc. (Owens Corning) alleging that Owens Corning was in the process of settling approximately 700 individual asbestos-related cases and seeking a judgment for contribution against the Company on the same theory of alleged negligence set forth above in the plaintiffs' case.
Subsequently, Pittsburgh Corning Corp. (Pittsburgh Corning) filed a third party complaint against the Company, seeking contribution for the same plaintiffs involved in the Owens Corning third party complaint. Since the initial filings in 1993, approximately 50 individual suits have been filed against the Company. The third party complaints involving Pittsburgh Corning and Owens Corning were dismissed by the Baltimore City Court during 1994 without any payment by the Company. In 1995 and 1996, approximately 400 of the individual plaintiffs have dismissed their claims against the Company. No payments were made by the Company in connection with the dismissals. While the aggregate amount specified in the remaining suits would exceed $400 million, the Company believes the amounts are greatly exaggerated as were the claims already disposed of. The amount of total liability, if any, and any related insurance recovery cannot be precisely determined at this time; however, based on information and relevant circumstances known at this time, the Company does not believe these suits will have a material adverse effect on its financial position. However, an unfavorable decision rendered against the Company could have a material adverse effect on results of operations in the fiscal year in which a decision is rendered.

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


(14)  Supplemental Disclosure of Cash Flow Information
      ------------------------------------------------

Listed below is supplemental disclosure of cash flow information.

-----------------------------------------------------------------
                                         1996      1995      1994
-----------------------------------------------------------------
                                        (Thousands of Dollars)

Cash paid for:
  Interest, net of capitalized
    interest (including nonutility
    subsidiary interest of $83,389,
    $93,672 and $83,724)             $216,967  $223,789  $203,013

  Income taxes                       $ 28,555  $ 44,725  $ 51,368

-----------------------------------------------------------------

     For purposes of the consolidated financial statements, cash and cash equivalents include cash on hand, money market funds and commercial paper with original maturities of three months or less.


(15)  Selected Nonutility Subsidiary Financial Information
      ----------------------------------------------------

Selected financial information of the Company's consolidated, wholly owned nonutility investment subsidiary, Potomac Capital Investment Corporation (PCI) and its subsidiaries, is presented below. Subsidiary equity at December 31, 1996, and December 31, 1995, was $196.3 million and $168.4 million, respectively. These amounts include $1.1 million and $6.8 million of unrealized appreciation, at December 31, 1996 and 1995, respectively, relating to the marketable securities portfolio on an after-tax basis. PCI paid a $9 million dividend to the parent Company in 1995.

-----------------------------------------------------------------
                                        For the year ended
                                            December 31,
                                    1996        1995        1994
----------------------------------------------------------------
                                   (Thousands of Dollars)
Income
  Leasing activities           $ 91,661    $ 100,640    $111,262
  Marketable securities          33,690       36,121      35,148
  Other                         (10,385)      (2,268)        596
                               --------    ---------    --------
                                114,966      134,493     147,006
                               --------    ---------    --------
Expenses
  Interest                       83,442       91,637      84,783
  Administrative and general     15,529       10,479      10,259
  Depreciation and operating     40,982       72,404      55,571
  Loss on assets held for
    disposal                     12,744      170,078           -
  Income tax credit             (54,625)     (85,708)    (22,695)
                               --------    ---------    --------
                                 98,072      258,890     127,918
                               --------    ---------    --------
  Net earnings (loss) from
    nonutility subsidiary      $ 16,894    $(124,397)   $ 19,088
                               =========   =========    ========




Marketable Securities
---------------------

PCI's marketable securities are classified as available-for-sale for financial reporting purposes. Investment grade preferred stocks with mandatory redemption features made up 95% of the portfolio at December 31, 1996. Net unrealized gains and losses on such securities are reflected, net of tax, in stockholder's equity.



                                67




------------------------------------------------------------------------------
-------------
                                                           December 31,
                                            1996
      1995

-----------------------------------------------------------------
                                                       Net
                                         Market    Unrealized
   Market
                             Cost        Value     Gain (Loss)         Cost
   Value
------------------------------------------------------------------------------
-------------
                                                     (Thousands of Dollars)
Mandatory redeemable
  preferred stock        $  375,595   $  377,237   $     1,642     $  519,488
$  530,115
Equity securities                 3            -            (3)           341
       208
                         ----------   ----------   -----------     ----------
----------
  Total                  $  375,598   $  377,237   $     1,639     $  519,829
$  530,323
                         ==========   ==========   ===========     ==========
==========
------------------------------------------------------------------------------
-------------



     Included in net unrealized gains and losses are gross unrealized gains of $9.9 million and gross unrealized losses of $8.3 million at December 31, 1996, and gross unrealized gains of $17.1 million and gross unrealized losses of $6.6 million at December 31, 1995.

     In determining gross realized gains and losses on sales or maturities of securities, specific identification is used. Gross realized gains were $4.7 million and $.8 million for 1996 and 1995, respectively. Gross realized losses were $1.1 million and $.4 million for 1996 and 1995, respectively.

     At December 31, 1996, the contractual maturities for mandatory redeemable preferred stock are $7.1 million within one year, $72.8 million from one to five years, $100.2 million from five to 10 years and $195.6 million for over 10 years.



Leasing Activities
------------------

PCI's net investment in finance leases is summarized below.

-----------------------------------------------------------------
                                                  December 31,
                                                1996        1995
-----------------------------------------------------------------
                                           (Thousands of Dollars)

Rents receivable                            $711,961    $680,135
Estimated residual values                    102,590     100,590
Less: Unearned and deferred income          (329,579)   (341,930)
                                            --------    --------
Investment in finance leases                 484,972     438,795
Less: Deferred taxes arising from
  finance leases                            (144,667)   (115,582)
                                            --------    --------
  Net investment in finance leases          $340,305    $323,213
                                            ========    ========
-----------------------------------------------------------------

     Minimum lease payments receivable from finance leases, primarily aircraft, for each of the years 1997 through 2001 are $27.9 million, $33 million, $34.5 million, $37.3 million and $36.7 million, respectively. Net income from leveraged leases was $22.5 million in 1996, $11 million in 1995 and $5.6 million in 1994.

     Rent payments receivable from aircraft equipment operating leases for each of the years 1997 through 2001 are $41 million in 1997, $33.6 million in 1998, $29.5 million in 1999, $26 million in 2000 and $22 million in 2001.

     During 1995, PCI purchased from and leased back to an Australian governmental entity two 350 megawatt (gross) coal-fired electric generating units located in Queensland, Australia.
PCI's original equity investment totaled $96 million and is being accounted for as a leveraged lease.

     During 1994, PCI purchased from and leased back to a Dutch electric utility company an approximate one-third undivided interest in a recently constructed 650 megawatt (gross) baseload, coal and gas-fired power plant located in The Netherlands. PCI's original equity investment totaled $60 million and is accounted for as a leveraged lease.



(16) Quarterly Financial Summary (Unaudited)
------------------------------------------------------------------------------
---------------------------------------
                                                          1st          2nd
    3rd          4th
                                                        Quarter      Quarter
  Quarter      Quarter       Total
------------------------------------------------------------------------------
---------------------------------------
                                                              (Thousands of
Dollars except Per Share Data)
1996
Operating Revenue                                    $   385,272      462,705
   614,357      372,523    1,834,857
Total Revenue                                        $   436,593      501,780
   658,225      413,713    2,010,311
Operating Expenses                                   $   392,566      406,437
   491,963      370,906    1,661,872
Operating Income                                     $    44,027       95,343
   166,262       42,807      348,439
Net Income                                           $    14,734       72,253
   138,687       11,286      236,960
Earnings for Common Stock                            $    10,574       68,116
   134,536        7,130      220,356
Earnings Per Common Share                            $       .09          .57
      1.14          .06         1.86
Dividends Per Share                                  $      .415         .415
      .415         .415         1.66

1995
Operating Revenue                                    $   363,433      440,455
   642,511      376,033    1,822,432
Total Revenue                                        $   364,909      445,359
   663,584      402,250    1,876,102
Operating Expenses                                   $   334,091      354,120
   480,348      359,802    1,528,361
Operating Income                                     $    30,818       91,239
   183,236       42,448      347,741
Net (Loss) Income                                    $    (3,972)     (56,838)
   145,947        9,254       94,391
(Loss) Earnings for Common Stock                     $    (8,213)     (61,072)
   141,747        5,078       77,540
(Loss) Earnings Per Common Share                     $      (.07)        (.52)
      1.20          .04          .65
Dividends Per Share                                  $      .415         .415
      .415         .415         1.66

1994
Operating Revenue                                    $   374,910      458,431
   605,023      352,236    1,790,600
Total Revenue                                        $   393,044      467,451
   607,476      355,103    1,823,074
Operating Expenses                                   $   355,708      370,439
   447,020      325,414    1,498,581
Operating Income                                     $    37,336       97,012
   160,456       29,689      324,493
Net Income                                           $    14,414       64,293
   134,702       13,753      227,162
Earnings for Common Stock                            $    10,268       60,224
   130,576        9,657      210,725
Earnings Per Common Share                            $       .09          .51
      1.11          .08         1.79
Dividends Per Share                                  $      .415         .415
      .415         .415         1.66


The Company's sales of electric energy are seasonal and, accordingly, comparisons by quarter within a year are not meaningful.
   The total of the four quarterly earnings per share may not equal the earnings per share for the year due to changes in the number of common shares outstanding during the year.



Stock Market Information
------------------------------------------------------------------------------
------------------------------------------------------
1996                                     High         Low          1995
                           High         Low
------------------------------------------------------------------------------
------------------------------------------------------
1st Quarter                              $27-3/8      $24-1/2      1st Quarter
                           $20-1/8      $18-3/8
2nd Quarter                              $26-5/8      $24-3/8      2nd Quarter
                           $22-1/2      $18-1/2
3rd Quarter                              $26-3/4      $24          3rd Quarter
                           $24-5/8      $20-1/2
4th Quarter                              $27-3/8      $23-5/8      4th Quarter
                           $26-1/4      $24
(Close $25-3/4)                                                    (Close
$26-1/4)
Shareholders at December 31, 1996: 89,620
------------------------------------------------------------------------------
------------------------------------------------------

Selected Consolidated Financial Data
------------------------------------------------------------------------------
------------------------------------------------------
                                              1996         1995         1994
     1993         1992          1991         1986
------------------------------------------------------------------------------
------------------------------------------------------
                                                                   (Thousands
except Per Share Data)
Operating Revenue                       $1,834,857    1,822,432    1,790,600
1,702,442    1,562,167     1,552,066    1,370,542

Total Revenue                           $2,010,311    1,876,102    1,823,074
1,725,205    1,601,558     1,619,315    1,398,902

Operating Expenses                      $1,661,872    1,528,361    1,498,581
1,400,543    1,322,105     1,329,084    1,128,801

Net Earnings (Loss) from
  Nonutility Subsidiary                 $   16,894     (124,397)      19,088
   25,101       28,161        23,351       26,729

Income Before Extraordinary Gain
  and Cumulative Effect of Accounting
  Change                                $  236,960       94,391      227,162
  241,579      200,760       210,164      206,053

Extraordinary Gain, Net of Income
  Taxes                                 $        -            -            -
        -            -             -       21,680

Cumulative Effect of Accounting
  Change, Net of Income Taxes           $        -            -            -
        -       16,022             -            -

Net Income                              $  236,960       94,391      227,162
  241,579      216,782       210,164      227,733

Earnings for Common Stock               $  220,356       77,540      210,725
  225,324      202,390       197,866      215,900

Average Common Shares Outstanding          118,497      118,412      118,006
  115,640      112,390       105,911       94,255

Earnings (Loss) Per Common Share
  Utility Operations                    $     1.72         1.70         1.63
     1.73         1.55 <F1>     1.65         2.01 <F2>
  Nonutility Subsidiary                 $     0.14        (1.05)         .16
      .22          .25           .22          .28
    Consolidated                        $     1.86          .65         1.79
     1.95         1.80 <F1>     1.87         2.29 <F2>

Cash Dividends Per Common Share         $     1.66         1.66         1.66
     1.64         1.60          1.56         1.18

Investment in Property and Plant        $6,321,591    6,161,103    5,974,170
5,701,550    5,404,265     5,084,964    3,497,471

Net Investment in Property
  and Plant                             $4,423,249    4,400,311    4,334,399
4,167,551    3,967,898     3,743,709    2,543,162

Utility Assets                          $5,526,266    5,503,087    5,327,606
5,036,737    4,515,403     4,211,556    2,961,261

Nonutility Subsidiary Assets            $1,365,620    1,615,063    1,674,289
1,665,132    1,663,508     1,679,079      460,189

Total Assets                            $6,891,886    7,118,150    7,001,895
6,701,869    6,178,911     5,890,635    3,421,450

Long-Term Utility Obligations
  (including redeemable preferred
  stock)                                $1,910,098    1,960,562    1,866,962
1,736,621    1,727,609     1,662,157    1,071,942

------------------------------------------------------------------------------
------------------------------------------------------

<F1>Includes $.14 as the cumulative effect of an accounting change for unbilled revenue.
<F2>Includes $.23 as the effect of an extraordinary gain on sale of Virginia service territory.


                                                       Appendix A




1. The Use of Revenue pie chart presents the following information.


    (Thousands of Dollars)

    1996 Use of Revenue
    -------------------

    Fuel and Purchased Energy           $  663,770            33%
    Wages and Benefits                     174,210             9
    Materials and Services                 111,253             5
    Capacity Purchase Payments             125,786             6
    Taxes                                  335,913            17*
    Depreciation and Amortization          223,016            11*
    Interest                               139,403             7*
    Common Stock Dividends                 196,612            10*
    Preferred Stock Dividends               16,604             1*
    Retained Income                         23,744             1*
                                        ----------           ---

                                        $2,010,311           100%
                                        ==========           ===




*Plant-Related Costs



                                                       Appendix A




2. The Cooling Degree Hours bar chart presents the following information.


                                             % of
                                            20-Year
                    Year                    Average
                    ----                    -------

                    1992                       61%

                    1993                      119%

                    1994                      103%

                    1995                      103%

                    1996                       83%




                                                       Appendix A




3. The System Fuel Costs line chart presents the following information.


    Year         Coal          Oil          Gas           System
    ----         ----          ---          ---           ------

    1987        $1.64         $2.97        $2.69          $1.81

    1988         1.67          2.74         2.32           1.84

    1989         1.69          2.78         2.52           1.95

    1990         1.77          3.00         2.34           1.94

    1991         1.78          2.76         2.18           1.93

    1992         1.72          2.50         2.32           1.85

    1993         1.72          2.55         2.88           1.90

    1994         1.73          2.70         2.49           1.95

    1995         1.60          3.22         2.10           1.74

    1996         1.62          3.55         2.92           1.80



                                                       Appendix A




4. The Construction Expenditures bar chart presents the following information.


                   Construction                        Total
                   Expenditures                    Construction
                    (excluding       Clean Air     Expenditures
                  AFUDC, CCRF &         Act         (excluding
           Year   Clean Air Act)    Expenditures   AFUDC & CCRF)
           ----   ---------------   ------------   -------------

Actual:    1992        $297              $30            $327
           1993         232               63             295
           1994         234               58             292
           1995         187               27             214
           1996         176                4             180

Forecast:  1997         211                4             215
           1998         223                7             230
           1999         235                -             235
           2000         243                2             245
           2001         275                5             280