Form 10-K405, Exhibit 13
period 1999-12-31
POTOMAC ELECTRIC POWER CO
filed 2000-03-27
CIK 79732

Exhibit 13
Consolidated Financial Information Potomac Electric Power Company and Subsidiaries Contents
Management's Discussion and Analysis of Consolidated Results of Operations and Financial Condition	2
Report of Independent Accountants	31
Consolidated Statements of Earnings	32
Consolidated Balance Sheets	33
Consolidated Statements of Shareholders' Equity and Comprehensive Income	35
Consolidated Statements of Cash Flows	36
Notes to Consolidated Financial Statements	37
Quarterly Financial Summary (Unaudited)	80
Stock Market Information and Selected Consolidated Financial Data	81
Annual Report Chart Data	Appendix A

Management's Discussion and Analysis of Consolidated Results of Operations
     and Financial Condition

GENERAL

        Potomac Electric Power Company (Pepco or the Company) is engaged in regulated utility operations (the Utility) and in diversified, competitive energy and telecommunications businesses through its wholly owned nonregulated subsidiary, Pepco Holdings, Inc. (PHI). PHI was created in 1999 as the parent company of its two wholly owned subsidiaries, Potomac Capital Investment Corporation (PCI) and Pepco Energy Services, Inc. (Pepco Energy Services). Additionally, Potomac Electric Power Company Trust I (the Trust), a Delaware statutory business trust, is a wholly owned subsidiary of the Company. The Company has identified the Utility and the Trust (Utility Segment) and PHI's operations (Nonregulated Segment) as its two reportable segments. An overview of Pepco's business activities is discussed below.

Utility Operations

        The Utility is currently engaged in the generation, transmission, distribution, and sale of electric energy in the Washington, D.C. metropolitan area. The Utility's retail service territory includes all of the District of Columbia (D.C.) and major portions of Montgomery and Prince George's counties in suburban Maryland. In addition, the Utility currently supplies electricity, at wholesale, under a full-requirements agreement with Southern Maryland Electric Cooperative, Inc. (SMECO) that expires in December 2000. Thereafter, Pepco Energy Services will continue to supply full-requirements electricity to SMECO pursuant to a competitively awarded four-year contract commencing in January 2001. The Utility also delivers economy energy to the Pennsylvania-New Jersey-Maryland Interconnection LLC (PJM) of which it is a member. PJM is composed of more than 100 electric utilities, independent power producers, power marketers, cooperatives, and municipals that operate on a fully integrated basis.

        During 1999, the generating segment of the electric utility industry continued to transition from a regulatory to a competitive environment. In Maryland, the Electric Customer Choice and Competition Act of 1999 was enacted in April and similar legislation is under consideration in D.C. Pepco's business plan is to exit the electricity generating business by divesting substantially all of its generating assets through an open auction process. The Utility's operations would then consist of transmission and distribution service. Pepco will compete for market share throughout the mid-Atlantic region in the deregulated electricity, natural gas, and telecommunications markets through its nonregulated subsidiaries. During 1999, Pepco submitted filings with the Maryland and District of Columbia Public Service Commissions (the Commissions) requesting approval to sell, via auction, substantially all of its plants, facilities and equipment used in the generation of electricity, its purchased capacity contracts, and its other rate-based assets that are not required for the provision of electric transmission and distribution services. As discussed in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, the Commissions approved Pepco's divestiture plans in December 1999 and therefore Pepco has begun the auction process in anticipation of completing the divestiture of its generation assets by year-end 2000. Pepco's initial divestiture filing in Maryland, however, indicated that it anticipated that the divestiture process would be completed by July 1, 2000. Accordingly, as a result of the timing difference in the anticipated completion of the divestiture, Pepco estimates that its utility earnings will be reduced in the year 2000 by 5 to 7 percent. This reduction results from Maryland tax law changes (for additional information refer to the "Other Proceedings" section, herein), Maryland base rate reductions, and revenue lost due to customer choice. Once the divestiture is completed, these negative earnings pressures will no longer have an impact and Pepco will have the opportunity to share positive energy procurement margins, through the Generation Procurement Credit. Post divestiture, during a four-year transition period, Pepco will provide Standard Offer Service to those customers not willing or able to select an alternative generating service provider by procuring their energy and capacity needs from third party suppliers, which may include the new owners of Pepco's generation assets. The effects of the sale of the generation assets not allocable to Maryland or D.C., which could be material, will be reflected in the determination of income at the time of the closing of the sale.

        During 1999 Pepco also finalized its comprehensive plans to usher in customer choice in its service territories and submitted the plans for regulatory approval in Maryland and D.C. Pepco's customer choice plan in Maryland, which provides that customers will have their choice of electricity suppliers beginning July 1, 2000, was approved by the Maryland Public Service Commission (Maryland Commission) in December 1999. In D.C., legislation providing that customer choice begins on January 1, 2002 was enacted by the City Council in December 1999 and is pending approval by the Control Board. The District of Columbia Public Service Commission (D.C. Commission) has approved a customer choice plan that is consistent with the pending legislation except that customers will have their choice of electricity suppliers beginning January 1, 2001.

        A summary of the Utility's Results of Operations for the years ended December 31, 1999, 1998, and 1997 follows. Refer to the Consolidated Results of Operations section for a discussion of the impact of the Utility's operations on the Company's consolidated operations.

	1999	1998	1997
	(Millions of Dollars)
Revenues	$2,219.3	$ 2,068.9	$ 1,874.0
Expenses	1,991.3	1,857.7	1,709.3
Net Income	$ 228.0	$ 211.2	$ 164.7

Pepco Holdings, Inc.

        Over the past few years, with the passage of the Telecommunications Act of 1996, and the deregulation of the natural gas and electric industries also underway, the focus of Pepco's nonregulated subsidiaries has been expanded to include new competitive telecommunications and energy businesses. To facilitate this expansion, in May 1999, Pepco reorganized its nonregulated subsidiaries into two major operating groups to compete for market share in deregulated markets. As part of the reorganization, a new unregulated company, PHI, was created as the parent company of its two wholly owned subsidiaries, PCI and Pepco Energy Services. PHI is a wholly owned subsidiary of Pepco.

PCI

         PCI's strategic mission is to become a leading supplier of bundled residential telecommunications products and services in the Baltimore, Washington, and Northern Virginia metropolitan area. In addition, PCI manages a financial investments portfolio intended to provide significant earnings and cash flow.

        PCI's telecommunication products and services are provided through Starpower Communications (Starpower), which was formed in 1997 by wholly owned subsidiaries of PCI and RCN Corporation (RCN). Starpower is currently the only regional company providing cable television, local and long distance telephone, dial-up and high-speed Internet services in a competitively priced bundled package for residential consumers, over an advanced fiber-optic network. During 1999, Starpower built sufficient advanced fiber-optic network to cumulatively reach in excess of 70,000 on-network households (services taken by customers over Starpower's advanced fiber-optic network). The network reached in excess of 3,000 on-network households in 1998. Starpower's total customer service connections including cable, telephone and Internet customers were approximately 280,000 as of December 31, 1999, compared to 237,620 customers as of December 31, 1998. Starpower had no customers at December 31, 1997.

        Beginning in the mid-1990s, PCI began redirecting its business operations by reducing its involvement in investments that are not related to the energy and telecommunications industries. Significant progress has been made in reducing PCI's previous concentration in the aircraft industry and recent investments have added to PCI's portfolio of electric generating and natural gas transmission and distribution equipment leases. The following table summarizes PCI's asset mix, in millions of dollars, as of December 31, for each year presented.

Asset Mix
	1999		1998
Marketable securities	$ 203.2	16%	$ 231.1	22%
Aircraft leases	251.3	20	313.7	30
Energy leveraged leases	433.3	34	196.1	18
Telecommunications	39.6	3	12.5	1
Real estate	78.8	6	50.1	5
Other investments (primarily investments and receivables)	277.2	21	253.9	24
Total Assets	$1,283.54	100%	$1,057.4	100%

        The long standing objective of PCI's financial investment portfolio is to provide a significant contribution to current earnings and to add to the long-term value of the Company. Consistent with this strategy, during 1999, PCI entered into the following significant transactions:

-

Additional equity investments of approximately $42.4 million in Starpower were made. This brings PCI's cumulative investment in Starpower to $62.4 million at December 31, 1999. PCI and RCN each have committed initially to contribute $150 million of equity to Starpower.

-

During 1999, the number of Cumulative Authorized Cable Households increased by 300,000 over 1998. This represents an increase in the total number of households for which Starpower is authorized to build its advanced fiber-optic network and to provide a competitive choice for cable television services to consumers.

-

Total investment of $193 million in high credit quality leveraged lease transactions involving a total of thirty-eight gas transmission and distribution networks located throughout The Netherlands. After their acquisitions, these investments produced $5.0 million in after-tax income during the second half of 1999.

-

Financing and construction of a new 10-story 360,000 square foot office building in downtown Washington, D.C., which will be leased to Pepco as its new corporate headquarters. The estimated cost of the office building, which is expected to be completed in mid-2001, is $92 million. As of December 31, 1999, PCI has invested $31.1 million related to the acquisition of land and development of the building.

-

In January 1999, PCI received cash of $6.2 million and other assets of $3.3 million, and recorded approximately $6 million in after-tax earnings as a result of its early liquidation of a partnership interest.

-

Completion of the restructuring of a partnership, which generated $18.7 million in after-tax earnings in 1999, and allowed PCI to consolidate the majority of its remaining aircraft assets under one umbrella company in order to facilitate the management and orderly disposition of its aircraft portfolio.

-

The sale of two DC-10-30 aircraft on lease to Canadian Airlines for $20.3 million in cash, resulting in an after-tax loss of $1.9 million. This sale further reduced the size and increased the overall credit quality of PCI's portfolio of aircraft.

-

In January 2000, PCI sold its 50% interest in the Federal Energy Regulatory Commission (FERC) regulated Cove Point liquefied natural gas storage facility and pipeline to Columbia Energy Group for total proceeds of $40.7 million, which resulted in an after-tax gain of approximately $11.8 million that will be recorded during the first quarter of 2000. The sale will allow PCI to continue to re-deploy its assets and further concentrate its capital resources on the development of its core telecommunications business in unregulated retail markets.

        PCI's utility industry products and services are provided through various operating interests. Its underground cable services company, W. A. Chester, profitably provides construction, installation and maintenance services to utilities and to other customers throughout the United States. Additionally, in 1999, PCI launched Pepco Technologies, Inc., a new business strategy that is focused at bringing new electric technologies to the utility industry as it deregulates.

        A summary of PCI's Results of Operations for the years ended December 31, 1999, 1998, and 1997 follows. Refer to the Consolidated Results of Operations section for a discussion of the impact of PCI's operations on the Company's consolidated operations.

	1999	1998	1997
	(Millions of Dollars)
Revenues	$123.4	$123.9	$116.8
(Loss) Income from Equity Investments, principally Telecommunication Entities	(10.4)	(8.5)	2.0
Expenses	86.3	99.1	100.8
Net Income	$ 26.7	$ 16.3	$ 18.0

Pepco Energy Services

        Pepco Energy Services made significant strides during 1999 in building a foundation for the continued growth in the size and scope of its business. Pepco Energy Services' marketing, operating, and support staffs were increased and business systems and infrastructure were selected to support its operations, including the sourcing and procurement of natural gas and electricity to serve customers in competitive retail markets. Pepco Energy Services currently provides nonregulated energy and energy-related products and services in markets from Pennsylvania to Georgia, with a focus on the mid-Atlantic region. Its products include electricity, natural gas, energy efficiency contracting, equipment operation and maintenance, fuel management, and appliance warranties. These products and services are sold either in bundles or individually to commercial, industrial, and residential customers. Pepco Energy Services revenue grew from $28.0 million in 1998 to $133.3 million in 1999, principally from increased sales of electricity and natural gas in competitive retail markets and from energy services contracting.

        During 1999, Pepco Energy Services' substantially expanded business operations included the following significant transactions:

-

Signed a four-year agreement commencing in January 2001, to provide full- requirements energy to SMECO (approximately 600 MW of peak load). Revenues from this transaction are expected to be approximately $400 million (approximately $100 million per year).

-

In a 50/50 partnership with another energy services company, entered into the largest energy-saving performance contract ($214 million) ever awarded by the federal government to retrofit five military bases in the Washington area. The partnership will maintain, operate, and monitor the equipment for 15 years. As of December 31, 1999, $68 million in third-party financing was obtained and construction was underway.

-	Increased revenues from the sale of natural gas from $13.3 million in 1998 to $101.2 million in 1999. Natural gas sales began in the fourth quarter of 1998.
-

Successfully entered the competitive retail electricity market in Pennsylvania. By year-end Pepco Energy Services had entered into contracts for the supply of approximately 80 megawatts of load (approximately $15 million per year in revenues).

        A summary of Pepco Energy Services' Results of Operations for the years ended December 31, 1999, 1998, and 1997 follows. Refer to the Consolidated Results of Operations section for a discussion of the impact of Pepco Energy Services' operations on the Company's consolidated operations.

	1999	1998	1997
	(Millions of Dollars)
Revenues	$133.3	$ 28.0	$ 6.3
Income from Equity Investment	.8	-	-
Expenses	141.7	29.2	7.2
Net Loss	$ (7.6)	$ (1.2)	$ (.9)

SAFE HARBOR STATEMENT

        In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), the Company is hereby filing cautionary statements identifying important factors that could cause its actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of the Company in this Annual Report to Shareholders. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance are not statements of historical facts and may be forward-looking.

        Forward-looking statements involve estimates, assumptions and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors, which are difficult to predict, contain uncertainties, are beyond the control of the Company and may cause actual results to differ materially from those contained in forward-looking statements:

-

Prevailing governmental policies and regulatory actions, including those of the FERC and the Commissions with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs);

-	Changes in and compliance with environmental and safety laws and policies;
-	Weather conditions;
-	Population growth rates and demographic patterns;
-	Competition for retail and wholesale customers;
-	Growth in demand, sales and capacity to fulfill demand;
-	Changes in tax rates or policies or in rates of inflation;
-	Changes in project costs;
-	Unanticipated changes in operating expenses and capital expenditures;
-	Capital market conditions;
-	Competition for new energy development opportunities and other opportunities;
-	Legal and administrative proceedings (whether civil or criminal) and settlements that influence the business and profitability of the Company;
-	Pace of entry into new markets;
-	Time and expense required for building out the planned Starpower network;
-	Success in marketing services;
-	Possible development of alternative telecommunication technologies;
-	The ability to secure electric and natural gas supply to fulfill sales commitments at favorable prices; and
-	The cost of fuel.

        Any forward-looking statements speak only as of January 21, 2000, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

CONSOLIDATED RESULTS OF OPERATIONS

Operating Revenue

        The Company classifies its operating revenue as utility and nonregulated. Utility revenue is derived from the Utility's operations and the Trust, while nonregulated revenue is derived from the operations of PHI.

Utility Revenue

The components of utility revenue are as follows.

	1999	1998	1997
	(Millions of Dollars)
Base rate revenue	$1,397.8	$1,354.6	$1,290.7
Fuel rate revenue to cover cost of fuel and interchange and capacity purchase payments	518.9	518.1	509.1
Interchange deliveries	258.7	177.8	52.7
Other utility revenue, including contract termination fee in 1999	43.9	18.4	21.5

Base Rate Revenue

        The increase in 1999 base rate revenue reflects the effects of a $19 million increase in Maryland base rates (pursuant to a December 1998 settlement agreement) and a $9 million increase in the District of Columbia Demand Side Management (DSM) surcharge tariff (effective September 1998).

        The increase in 1998 base rate revenue resulted primarily from the increases in Maryland base rates of $24 million and $19 million (effective November 1997 and December 1998, respectively) and an increase in the District of Columbia DSM surcharge tariff of $9 million (effective September 1998); partially offset by reductions of $3.2 million and $17 million in the Maryland DSM surcharge tariff (effective September 1998 and June 1997, respectively) and a $2.5 million reduction (effective January 1998) in rates for wholesale service to SMECO.

        The following is a summary of Pepco's kilowatt-hour sales.

	1999	1998	1997	1999 vs. 1998	1998 vs. 1997
(Millions of Kilowatt-hours)
By Customer Type
Residential	7,001	6,745	6,552	3.8%	2.9%
Commercial	12,344	12,049	11,811	2.4	2.0
U.S. government	4,026	3,968	3,934	1.5	.9
D.C. government	839	858	850	(2.2)	.9
Wholesale (primarily SMECO)	2,760	2,678	2,561	3.1	4.6
Total Energy Sales	26,970	26,298	25,708	2.6	2.3
Interchange
Energy deliveries	2,276	2,246	822	1.3	100.0+
By Geographic Area
Maryland, including wholesale	16,552	16,017	15,601	3.3	2.7
District of Columbia	10,418	10,281	10,107	1.3	1.7
Total Energy Sales	26,970	26,298	25,708	2.6	2.3

Kilowatt-Hour Sales

        Kilowatt-hour sales increased in 1999 as the result of increases in cooling degree hours and heating degree days of 6% and 11%, respectively, from 1998. Summer temperatures were 16% hotter, as measured in cooling degree hours, than the 20-year average. In addition, a .9% increase in utility customers produced a favorable impact on kilowatt-hour sales. Kilowatt-hour sales increased in 1998 as the result of an increase in cooling degree hours of 15% from 1997. Additionally, the number of utility customers increased by .8% in 1998.

        On July 6, 1999, the Company established an all-time summer peak demand of 5,927 megawatts. This compares with the prior all-time summer peak of 5,807 megawatts which occurred in June 1998. The 1998-1999 winter season peak demand of 4,631 megawatts was 7.6% below the all-time winter peak demand of 5,010 megawatts that was established in January 1994.

Fuel Rate Revenue

        Fluctuations in fuel and purchased power costs throughout 1999 and 1998 resulted in four revisions to the Company's Maryland fuel rate. The Company increased its Maryland fuel rate by 10.5% effective March 1, 1998. Subsequently, on August 14, 1998, the Company filed for a 5.3% reduction in the Maryland fuel rate, which became effective beginning the billing month of September 1998. Also, on October 19, 1998, the Company filed for an additional 6.3% reduction in the Maryland fuel rate, which became effective beginning the billing month of November 1998, and on November 23, 1999, the Company filed for a 5.5% reduction in the Maryland fuel rate, which became effective beginning the billing month of December 1999.

Interchange Deliveries

         The increases in interchange deliveries in 1999 and 1998 reflect changes in prices and levels of energy delivered to PJM and changes in prices and levels of bilateral energy sales under the Company's wholesale power sales tariff. Interchange transactions are subject to cost-based ratemaking regulations based on formulas prescribed by the FERC. Interchange deliveries also include revenue from sales of short-term generating capacity. Revenues from capacity transactions totaled $6 million, $4.4 million, and $2.9 million in 1999, 1998 and 1997, respectively. The benefits derived from interchange deliveries, the allocated amounts of capacity sales in the District of Columbia (approximately 40%), and revenue under the Open Access Transmission Tariff (OATT) are passed through to the Company's customers through fuel adjustment clauses. However, as discussed in Notes (2) of the Notes to Consolidated Financial Statements, Summary of Significant Accounting Policies, effective July 1, 2000 in Maryland, and upon completion of the sale of the generation assets in D.C., the recovery of fuel costs will no longer be based on the Company's fuel clause.

Other Utility Revenue

        The increase in other utility revenue in 1999 is primarily the result of the recognition of $23.2 million in income, which represents the present value of the payment to be received from SMECO in January 2001 in association with the revision of an existing full-requirements contract. This transaction is discussed in detail in Note (12) of the Notes to Consolidated Financial Statements, SMECO Agreement. Other utility revenue for 1999 also includes $9.7 million in rental and late payment fees and $6.3 million in revenue from point-to-point transmission service agreements.

Nonregulated Revenue

A summary of the components of nonregulated revenue is as follows.

	1999	1998	1997
	(Millions of Dollars)
Financial Investments Leased assets Marketable securities Real estate Other financial investments	$ 62.5 15.8 3.3 23.4	$ 73.3 19.3 15.1 4.4	$ 75.6 28.6 (7.9) 6.3
Total Financial Investments	105.0	112.1	102.6
Energy Services
Energy efficiency services	21.5	14.7	6.3
Electricity sales	4.3	-	-
Natural gas sales	101.2	13.3	-
Other	6.3	-	-
Total Energy Services	133.3	28.0	6.3
Utility industry services	18.4	11.8	14.2
Total Nonregulated Revenue	$256.7	$151.9	$123.1

Financial Investments

        Revenue from financial investments was $105.0 million in 1999, $112.1 million in 1998 and $102.6 million in 1997. Financial investments revenue consists primarily of income derived from leased assets (electric power plants, gas transmission and distribution networks, aircraft, and other assets) and marketable securities (primarily fixed-rate, utility preferred stocks). Additionally, transactions involving real estate holdings and other financial investments are classified as financial investments revenue. The basis for the decrease in financial investments revenue is described below.

        Leased assets revenue decreased in 1999 primarily as the result of aircraft sales throughout 1998 that resulted in less rental income earned in 1999 and due to a pre-tax loss of $3.0 million ($1.9 million after-tax) that was recorded in 1999 related to the sale of two aircraft. This decrease was offset by revenue generated from two similar leveraged lease transactions with eight Dutch Municipal owned entities that were entered into during 1999. Additional information regarding these leases is disclosed in Note (3) of the Notes to Consolidated Financial Statements, Leasing Activities. Similarly, the decrease in leased assets revenue in 1998 is the result of asset sales that occurred in early 1998, which resulted in less rental income earned for the remainder of 1998. The decrease in 1998 was partially offset by pre-tax gains of $7.8 million ($4.6 million after-tax) from the sale of aircraft and related equipment.

        Marketable securities revenue decreased in 1999 and 1998 primarily due to a reduction in dividend income as a result of the downsizing of the preferred stock portfolio from 1997 through 1999. Marketable securities revenue included a net realized loss of $1.6 million in 1999, and net realized gains of $2.2 million in 1998 and $6.9 million in 1997.

        The decrease in real estate revenue in 1999, as well as the increase in real estate revenue in 1998, results from 1998 real estate sales that resulted in pre-tax gains of $12.2 million ($7.9 million after-tax). The increase in 1998 is also the result of a pre-tax writedown of real estate in 1997 of $10.0 million ($6.5 million after-tax), which reduced revenue in 1997.

        Revenue from other financial investments increased in 1999 due to the liquidation of a partnership during 1999 that resulted in a pre-tax gain of approximately $9.5 million ($5.9 million after-tax) and from the sale of an investment that resulted in a pre-tax gain of approximately $9.9 million ($6.4 million after-tax). The decrease in revenue in 1998 was primarily due to the pre-tax write-off of $3.2 million ($2.0 million after-tax) relating to PCI's remaining investment in its oil and natural gas interests.

Energy Services

        Revenue from energy services was $133.3 million in 1999, $28.0 million in 1998, and $6.3 million in 1997. Energy services revenue primarily consists of energy efficiency services and natural gas and electricity sales in competitive retail markets. During 1999, Pepco Energy Services had electricity sales of 118,253 megawatt-hours compared with zero in 1998. Pepco Energy Services had natural gas sales of approximately 46.3 million decatherms in 1999, compared with approximately 6.8 million decatherms in 1998. This component of revenue is primarily transaction driven.

        Natural gas sales and energy efficiency services revenue increased in 1999 due to the recognition of a full year of operations in 1999 from acquisitions that were made in 1998. With respect to the 1998 acquisitions, in September 1998, a wholly owned subsidiary of PHI purchased the net assets and operations of Gaslantic Corporation (Gaslantic), a Maryland-based natural gas retail marketing and advisory services company doing business principally in the mid-Atlantic region. Gaslantic focuses on providing advisory services to commercial, industrial and institutional end-users regarding the management of the risks and costs of natural gas procurement, and on making retail sales of natural gas to such customers. Additionally, in late 1998, a wholly owned subsidiary of PHI acquired the net assets and operations of MET Electrical Testing, Inc. (MET Testing). MET Testing is an electrical testing and engineering company based in Columbia, Maryland, with specialized experience in testing, inspecting, repairing, upgrading and maintaining industrial and commercial-type electrical installations and equipment.

        In the fourth quarter of 1999, Pepco Energy Services began to market its services to residential customers in Maryland and Pittsburgh. As of December 31, 1999, Pepco Energy Services had approximately 5,400 customers.

Utility Industry Services

        The increase in utility industry services revenue during 1999 results from the growth of this portion of PCI's business. During the past six years, PCI has acquired ownership and operating interests in a natural gas pipeline and liquefied natural gas storage facilities (which have been sold) and an underground cable services company. Additionally, PCI launched a new business strategy that is targeted at bringing new electric technologies to the utility industry as it deregulates. The decrease in utility services revenue during 1998 is attributable to timing differences related to the recognition of contract revenue.

Operating Expenses

Total Fuel and Purchased Energy

        A summary of the Company's fuel and purchased energy is as follows.

	1999	1998	1997
	(Millions of Dollars)
Utility Fuel expense Capacity purchase payments Purchased energy PJM Other Total purchased energy Utility Fuel and Purchased Energy	$ 396.4 213.9 181.1 130.3 311.4 921.7	$380.2 155.7 146.3 123.5 269.8 805.7	$319.6 150.9 86.6 114.0 200.6 671.1
Pepco Energy Services
Electricity and natural gas	104.1	13.1	-
Consolidated Fuel and Purchased Energy	$1,025.8	$818.8	$671.1
Utility Fuel and Purchased Energy The Utility's net system generation and purchased energy in kilowatt-hours were as follows.
	1999	1998	1997
	(Millions of Kilowatt-hours)
Net system generation	22,807	21,715	18,322
Purchased energy	7,772	8,204	9,371

        The increase in 1999 fuel expense compared to 1998 reflects an increase of 5% in net system generation, partially offset by a decrease in the system average unit fuel cost. The 1998 increase in fuel expense compared to 1997 reflects an increase of 18.5% in net system generation, partially offset by a decrease in the system average unit fuel cost.

        The unit costs of fuel burned and the percentages of system fuel requirements obtained from coal, oil and natural gas are shown in the following table.

Percent of Fuel Burned				Unit Cost of Fuel Burned
Coal Oil Gas				System Coal Oil Gas Average
				(Per Million Btu)
1999	81.4	13.4	5.2	$1.46	$2.56	$2.83	$1.68
1998	84.5	12.7	2.8	1.55	2.71	2.63	1.72
1997	89.1	6.4	4.5	1.65	3.80	2.87	1.84

        The 1999 system average unit fuel cost decreased by 2.3% compared to 1998, principally due to decreases in the costs of coal and oil. The 1998 system average unit fuel cost decreased by 6.5% due to decreases in the costs of coal, residual oil and gas. The Company's major cycling and certain peaking units can burn either natural gas or oil, which provides protection against possible supply disruptions, and adds flexibility in selecting the most cost-effective fuel mix. The use of coal, oil and natural gas also depends upon the availability of generating units, energy and demand requirements of interconnected utilities, regulatory requirements, weather conditions, and fuel supply constraints, if any. The Company seeks to maintain a minimum unit cost of energy through the economic dispatch of its generating facilities, active participation in the bulk power market, and purchases of generating capacity.

        The Utility's generating and transmission facilities are interconnected with those of other transmission owners in the PJM power pool and other utilities, providing economic energy and reliability benefits by facilitating the Company's participation in the federally regulated wholesale energy market. This market has enabled the Company to purchase energy at costs lower than those required to self-generate, and to sell energy at favorable prices to other market participants.

        Presently, all transmission service within the PJM power pool is administered by the PJM Office of the Interconnection. Energy transactions are priced at rates that are approved by the FERC and are based on each power pool participant's marginal cost. Since April 1998, PJM has operated a "locational marginal pricing" system designed to economically control transmission system congestion. Because of the Company's generation availability and peak load characteristics, the Company generally is able to sell into the PJM market during high price peak load periods and buy from the market during low price periods. (Also see the Restructuring of the Bulk Power Market discussion below).

        In addition to interchange within PJM, the Company is actively participating in the bilateral energy sales marketplace. The Company's FERC-approved wholesale power sales tariff allows both sales from Company owned generation and sales of energy purchased by the Company from other market participants. Numerous utilities and marketers have executed service agreements allowing them to arrange purchases under this tariff, and the Company has executed service agreements allowing it to purchase energy under other market participants' power sales tariffs.

        As discussed in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, the Company is in the process of divesting substantially all of its generation assets. As part of the auction process, prospective buyers can bid on any or all of its generation assets (excluding its Benning Road and Buzzard Point generating stations in Washington, D.C.) and its purchased capacity contracts. The Company may enter into purchase capacity contracts with the buyer of its generation assets in order to meet customers' requirements that it continues to serve.

        The Company continues to purchase energy from FirstEnergy Corp. (FirstEnergy, formerly Ohio Edison) under the Company's 1987 long-term capacity purchase agreement with FirstEnergy and Allegheny Energy, Inc. (AEI). Pursuant to this agreement, the Company is purchasing 450 megawatts of capacity and associated energy through the year 2005. The Company purchases energy from the Panda-Brandywine, L.P. (Panda) facility pursuant to a 25-year power purchase agreement for 230 megawatts of capacity supplied by a gas-fueled combined-cycle cogenerator; capacity payments under this agreement commenced in January 1997. The Company is also purchasing 50 megawatts of capacity and related energy from the Northeast Maryland Waste Disposal Authority under a short-term cost-based purchase agreement. Capacity expenses under these agreements, including an allocation of a portion of FirstEnergy's fixed operating and maintenance costs, were $207.9 for 1999, $149.8 million for 1998, and $145.2 million for 1997. The increases since 1997 reflect contractual escalations under existing purchase capacity contracts. These costs are reflected in rates in D.C. through a fuel adjustment clause on a dollar-for-dollar basis and in Maryland through base rate proceedings. Commitments under these agreements are estimated at $204 million for 2000, $209 million for 2001, $211 million for 2002, $210 million for 2003 and $211 million for 2004.

        The Company also has a purchase agreement with SMECO, through 2015, for 84 megawatts of capacity supplied by a combustion turbine installed and owned by SMECO at the Company's Chalk Point Generating Station. The Company is responsible for all costs associated with operating and maintaining the facility. The capacity payment to SMECO is approximately $5.5 million per year.

        The Company's customers are charged separate rates designed to recover the actual cost of fuel used to generate electricity, including the net cost of purchased energy less interchange deliveries. Differences between actual costs of fuel and energy, and fuel revenues collected are deferred on the Consolidated Balance Sheets. The Company earns no return on costs eligible for recovery within these fuel rates. The D.C. fuel rate includes a provision for the current recovery of purchased capacity costs, as well as a provision for the credit for capacity sales. In Maryland, purchased capacity costs are recovered in base rates. As discussed in Note (2) of the Notes to Consolidated Financial Statements, Summary of Significant Accounting Policies, effective July 1, 2000, in Maryland and upon completion of the sale of the generation assets in D.C., the recovery of fuel costs will no longer be based on the Company's fuel clause.

        As electricity becomes more actively traded as a commodity, the bulk power market is developing methods for traders to hedge against price volatility. Both the New York Mercantile Exchange (NYMEX) and the Chicago Board of Trade (CBOT) have introduced futures contracts for electricity for various delivery points across the country. NYMEX's "Into Cinergy" contract has outpaced the others in liquidity. NYMEX is planning to refile its PJM futures contracts with the Commodity Futures Trading Commission to reflect a Western Hub delivery point, and the CBOT has announced its intention to introduce a PJM contract. In addition, some market participants are using customized instruments to hedge prices for both capacity and energy. Such instruments include forward contracts to fix prices, options to set ceilings or floors on prices and swaps to exchange variable prices for a fixed price. The mid-Atlantic energy market is expected to feature a secondary market in transmission congestion hedging. The Utility's current activity in these markets is insignificant, and the effects of all activity is passed on to customers through the fuel adjustment clause mechanism. However, in the future, the Utility expects to increase its participation in the hedging markets as part of its strategy to control costs and avoid unreasonable risks. In some instances, as part of its overall bulk power marketing activity, the Company may offer to sell hedging instruments.

Pepco Energy Services Fuel and Purchased Energy

        Pepco Energy Services enters into agreements for the future delivery of natural gas and electricity to its customers and generally operates to secure firm, fixed price supply commitments to meet its fixed price sales obligations. Earnings are dependent upon the origination and execution of transactions which may be affected by market, credit, weather, regulatory, and other conditions. Natural gas and electricity expense for Pepco Energy Services increased in 1999 over 1998 due to the recognition of a full year of operations of Pepco Gas Services along with the initiation of electricity sales in 1999.

        In January 1999, Pepco Energy Services signed a contract with SMECO to supply SMECO's full-requirements for power (approximately 600 MW of peak load) during the four-year period starting January 1, 2001. A firm commitment has been secured from a third party for the delivery of power sufficient to serve SMECO's full requirements. Both the sales commitment to SMECO and the third-party purchase agreement are at fixed prices that do not vary with future changes in market conditions.

Other Operation and Maintenance

        The increase in other operation and maintenance expense in 1999 primarily resulted from the growth of Pepco Energy Services' business operations during the year. The 1999 increase was partially offset by reductions in labor and benefits costs associated with the success of the Company's Targeted Severance Plan (the Plan). The Plan offered severance pay and subsidized health and dental benefits, at amounts dependent upon years of service, to employees who lost employment due to corporate restructuring and/or job consolidations. Under the Plan, no changes were made to eligible pensions or benefits under the retirement program. During 1998, 177 employees participated in the Plan. The Utility's budget and cost control disciplines have resulted in a 15% decline in the number of Utility employees since 1996. Other operation and maintenance expense increased in 1998, partially due to 1998 nonrecurring charges for operating costs associated with the Plan, and 1998 expenditures associated with the Company's effort to accommodate the Year 2000.

Depreciation and Amortization Expense, Other Taxes, and Write-off of Merger Costs

        Depreciation and amortization expense increased in 1999 due to the Company's additional investment in utility property and plant and increased amortization of conservation expenditures. These expenses decreased in 1998 due to reductions in PHI's investment in aircraft, partially offset by additional investment in the Utility's property and plant.

        Other taxes decreased in 1999 due to a decrease in the level of gross receipts taxes collected from customers in the District of Columbia. Other taxes increased in 1998, due to increases in the levels of plant investment and operating revenue, upon which taxes are based.

        In 1997 the Company wrote off $52.5 million of costs related to the cancellation of its proposed merger with Baltimore Gas and Electric Company.

Interest Expense

        The components of interest expense were relatively stable during the three-year period 1997 through 1999. Short-term borrowing costs have remained relatively low. The average cost of outstanding long-term Utility debt declined from 7.48% at the beginning of 1997 to 7.26% at the end of 1999. Distributions on preferred securities of the Trust established in April 1998 totaled $9.2 million in 1999 and $5.7 million in 1998. Interest expense is offset by the debt components of an Allowance for Funds Used During Construction (AFUDC) and Clean Air Act Capital Cost Recovery Factor, which totaled $3.4 million in 1999, $4.2 million in 1998 and $7.8 million in 1997.

(Loss) Income from Equity Investments, principally Telecommunication Entities

        This amount represents the Company's share of the pre-tax income or loss from the entities in which it has a 20% to 50% equity investment. The Company's most significant equity investment is PCI's joint venture in Starpower. The increase in the loss during 1999 and 1998 primarily results from Starpower's increased operating costs as it ramps up the buildout of its network and increases its staffing.

        Starpower is currently the only regional company providing cable television, local and long distance telephone, dial-up and high speed Internet services in a competitively priced bundled package for residential consumers, over an advanced fiber-optic network. During 1999, Starpower built sufficient advanced fiber-optic network to cumulatively reach in excess of 70,000 on-network households. The network reached in excess of 3,000 on-network households in 1998. Starpower's total customer service connections including cable, phone, and Internet customers were approximately 280,000 as of December 31, 1999, compared to 237,620 customers as of December 31, 1998. These customer service connections were composed of the following:

	1999	1998
On-network	15,000	520
Off-network
Telephone	19,000	8,000
Internet	246,000	229,100
Total	280,000	237,620

        There were no customers during 1997. Additionally, the typical on-network customer subscribes to in excess of two customer services.

        In July 1999, Starpower announced a strategic portal alliance with Lycos, one of the leading Internet portal companies in the United States. This agreement provides the Lycos' portal to Starpower's current dial-up Internet customer base and includes a strategic alliance to build a high-speed Lycos portal known as "Lycos Lightening" for Starpower's customers served over its high-speed advanced fiber-optic network.

        During 1999, Starpower added to its number of approved cable households by winning approvals from Montgomery County, Maryland and the City of Falls Church, Virginia, to build an advanced fiber-optic network and offer competitive cable television services to households in these jurisdictions. The Montgomery County Council awarded a 15-year franchise to Starpower to compete for customers with the county's existing cable provider. The franchise will enable Starpower to potentially serve more than 85 percent of the 308,000 households in the county, which is the nation's eighth wealthiest county and the largest county in Maryland with a population of approximately 850,000. The long-term agreement with the City of Falls Church allows Starpower to enter the Virginia suburbs for the first time. During 2000, Starpower intends to start construction of the network in Falls Church and also expects to begin to offer its bundle of advanced telecommunication services. Starpower continues to solicit approvals from the remaining jurisdictions within the Washington metropolitan area.

        As disclosed in Note (5) of the Notes to Consolidated Financial Statements, (Loss) Income from Equity Investments, principally Telecommunication Entities, PCI's portion of Starpower's loss, before the recognition of PHI's tax benefit, for the years ended December 31, 1999 and 1998, was $12.2 million and $10.4 million, respectively. PCI expects that its investment in Starpower will continue to incur losses in the year 2000 as it develops and expands its network and customer base. However, Starpower had earnings from operations before interest expense/income, taxes, depreciation and amortization (EBITDA) beginning in 1998 and ended the year 1999 with slightly negative EBITDA as it ramped up the construction of its advanced fiber-optic network and its operations. Cumulatively, since it began business on January 1, 1998, Starpower has been EBITDA positive, which is substantially ahead of plan. EBITDA is a principal economic financial measurement tool for the telecommunications industry but it should not be considered an alternative to operating or net income as an indicator of the ultimate performance of the Company, in each case determined in accordance with generally accepted accounting principles. Since all companies and analysts do not calculate EBITDA in the same fashion, the Company's calculation of EBITDA may not be comparable to the calculation of EBITDA by other entities. As Starpower continues to ramp up its buildout and staffing during 2000, its EBITDA may be negative until customer signups and revenue exceed operating and administrative expenses. PCI expects to invest the balance of its initial capital commitment during 2000. During the year 2000, Starpower may re-evaluate its plans to determine whether to accelerate the scope and pace of system construction in 2001 and beyond.

        The success of Starpower will depend upon its ability to achieve its commercial objectives and is subject to a number of uncertainties and risks, including the pace of entry into new markets; the time and expense required for building out the planned network; success in marketing services; the intensity of competition; the effect of regulatory developments; and the possible development of alternative technologies. Statements concerning the activities of Starpower that constitute forward-looking statements are subject to the foregoing risks and uncertainties.

        Pepco Energy Services has a 50% investment in Viron/Pepco Services, Inc., a joint venture created to provide energy savings performance contracting services to the Military District of Washington. As of December 31, 1999, Pepco Energy Services has a net investment in the joint venture of $.8 million.

Income Tax Expense

        The decrease in income tax expense in 1999 is primarily the result of PHI's recognition of $18.7 million in tax benefits during 1999 associated with the completion of a restructuring transaction related to a partnership. The increase in income tax expense in 1998 is the result of a $19.9 million tax credit that the Company recognized in 1997 as the result of the write-off of its proposed merger. Additionally, the fluctuations in income tax expense reflect changes in the levels of the Company's taxable income.

CAPITAL RESOURCES AND LIQUIDITY

Use of Proceeds from the Divestiture

        As further discussed in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, the Commissions approved the Company's divestiture plans in December 1999 and therefore the Company has begun the auction process in anticipation of completing the divestiture of its generation assets by year-end 2000. The generation assets to be sold are subject to the lien of the Company's First Mortgage Bonds. In order to effect the sale, the lien must be released by depositing cash with the Trustee under the Mortgage. The Company intends to have the cash returned to it through the redemption of outstanding First Mortgage Bonds and the reduction of borrowing capacity under the Mortgage. The Company will also owe federal and state income taxes to the extent of any gains achieved above the tax basis of the property. The tax basis is substantially lower than the Company's carrying value for financial reporting purposes and therefore the tax payment may be significant. After all customer sharing, if any, as provided in the Commissions' divestiture orders, and payment of any income tax obligations, the Company will use the balance of funds remaining to further its business strategies and/or to reduce its capital structure. The amounts applied by the Company to each of these purposes will depend on an economic evaluation of the reinvestment opportunities available and identified during the months remaining to the closing.

Additional Sources of Liquidity

        The Utility also obtains its capital resources from internally generated cash from its operations and the sale of First Mortgage Bonds, Medium-Term Notes, and Trust Originated Preferred Securities (TOPrS). Interim financing is provided principally through the issuance of Short-Term Commercial Promissory Notes. Pepco maintains 100% line of credit back-up in the amount of $200 million, for its outstanding Commercial Promissory Notes, which was unused during 1999, 1998 and 1997.

        PCI obtains its capital resources from the issuance of Short-Term and Medium-Term Notes under its own, separately rated Commercial Paper and Medium-Term Note programs. Additionally, PCI's $203.2 million securities portfolio, which consists primarily of Fixed-Rate Electric Utility Preferred Stocks, provides additional liquidity and investment flexibility.

        Pepco Energy Services obtains its capital resources primarily through equity contributions from PHI and third-party financing.

        The Company's capitalization ratios at December 31, 1999, are presented below.

	Excluding Amounts Due In One Year	Including Amounts Due In One Year
Short-term debt	-%	6.8%
Long-term debt and capital lease obligations	57.3	53.4
Company obligated mandatorily redeemable preferred securities of subsidiary trust which holds solely parent junior subordinated debentures	2.5	2.3
Serial preferred stock	1.0	1.0
Redeemable serial preferred stock	1.0	1.0
Shareholders' equity	38.2	35.5
Total capitalization	100.0%	100.0%

Dividends on Common and Preferred Stock

        Dividends on common stock were $196.6 million in 1999 and 1998, and $196.7 million in 1997. The Company's current annual dividend rate on common stock is $1.66 per share. The dividend rate is determined by the Company's Board of Directors and takes into consideration, among other factors, current and possible future developments that may affect the Company's income and cash flow levels, including the impact of the divestiture of the generation assets and the impact of customer choice.

        Dividends on preferred stock were $7.9 million in 1999, $11.4 million in 1998, and $16.5 million in 1997. The embedded cost of preferred stock was 6.62% at December 31, 1999, 5.74% at December 31, 1998, and 6.44% at December 31, 1997.

        Total annualized interest cost for all outstanding long-term debt and preferred securities of the Trust at December 31, 1999, was $205.4 million, compared with $191.7 million and $195.6 million at December 31, 1998 and 1997, respectively.

Conservation

        The Company's DSM and energy use management programs have increased the efficiency of energy usage while successfully deferring the need for the acquisition of additional generating capacity. For the past few years, in order to reduce the near-term upward pressure on customer rates and bills, the Company has significantly reduced its conservation offerings and limited its conservation spending. This strategy recognized the transformation of the market to generally higher levels of energy efficiency for residential and nonresidential equipment. Investment in Maryland DSM programs totaled $12.9 million in 1999, $15.4 million in 1998, and $24 million in 1997. Investment in District of Columbia DSM programs totaled $4 million in 1999, $5.2 million in 1998 and $5.1 million in 1997.

        The Company recovers the costs of Maryland DSM programs through a base rate surcharge that includes a provision for the recovery of program cost amortization and permits the Company to earn a return on its DSM investment while receiving compensation for lost revenue. In September 1998 the Company received permission from the Maryland Commission to decrease the DSM surcharge tariff, reducing annual revenue by approximately $3 million. This reduction in the tariff reflects the decline in the costs and scale of Maryland DSM programs. With the reduction, the program cost amortization period of five years was successively reduced so that 1999 program costs will be amortized over three years, 2000 program costs will be amortized over two years and 2001 and subsequent program costs will be amortized over one year. Also, the performance bonus provision of the tariff was eliminated.

        See the disclosure in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, for additional information concerning recovery of DSM costs in connection with divestiture of the Company's generation assets.

Construction and Generating Capacity

        Construction expenditures, excluding AFUDC and Capital Cost Recovery Factor (CCRF), totaled $200.3 million in 1999 ($76 million related to generation) and are projected to total $933 million ($362 million related to generation) for the five-year period 2000 through 2004, which includes approximately $132 million of Clean Air Act (CAA) expenditures. The Company anticipates completing the divestiture of its generation assets by the end of 2000. Accordingly, the Company does not expect to incur generation-related construction expenditures, including CAA expenditures, beyond the date of closing. In 2000, construction expenditures are projected to total $203 million ($75 million related to generation), which includes $25 million of estimated CAA expenditures. The Company plans to finance its construction program primarily through funds provided by operations.

        The Company's present generation resource mix consists of 4,815 megawatts of steam generating capacity and 1,227 megawatts from 31 combustion turbine units owned by the Company, including 166 megawatts of capacity from the Company's 9.72% undivided interest in the Conemaugh Generating Station located in western Pennsylvania. In addition, the Company has a purchase agreement with SMECO, through 2015, for 84 megawatts of generating capacity supplied by a combustion turbine installed and owned by SMECO at the Company's Chalk Point Generating Station. A network of transmission and distribution facilities delivers power from these generation resources to customers and provides for system reliability. On December 31, 1998, the Company and SMECO entered into a new full-requirements agreement that supersedes the existing rolling-10-year full service power supply requirements contract. As a result of the agreement, approximately 600 megawatts of additional capacity will become available by December 31, 2000. See the discussion included in Note (12) of the Notes to Consolidated Financial Statements, SMECO Agreement, for additional information.

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

        As discussed in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, the Company is in the process of divesting substantially all of its generation assets, including its purchased capacity contracts.

CLEAN AIR ACT

        The Company has complied with Phase I of the Acid Rain portion of the CAA. Phase II of the CAA, effective January 1, 2000, requires further reductions in nitrogen oxides (NOx) emissions and sulfur dioxide (SO2) emissions (or the acquisition of additional SO2 allowances) from the Company's generating units. Anticipated capital expenditures for complying with the second phase of the CAA total approximately $5 million.

        As discussed in Note (4) of the Notes to Consolidated Financial Statements, Property, Plant and Equipment, the Company owns a 9.72% undivided interest in the Conemaugh Generating Station located in western Pennsylvania. NOx emissions reduction equipment and fuel gas desulfurization equipment were installed at the station in 1994 for compliance with Phase I and II of the CAA. The Company's share of construction costs for this equipment was $36.2 million. As a result of installing the flue gas desulfurization equipment, the station has received additional SO2 emission allowances. The Company's share of these bonus allowances is being used to reduce the need for lower-sulfur fuel at its other plants.

        As discussed in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, the Company is in the process of divesting substantially all of its generation assets, including its purchased capacity contracts. All CAA obligations will likely be assumed by the purchaser of the generation assets.

BASE RATE AND OTHER PROCEEDINGS

        The Utility is subject to rate regulation based upon the historical costs of plant investment, using recent test years to measure the cost of providing service. The rate-making process does not give recognition to the current cost of replacing plant and the impact of inflation. Changes in industry structure and regulation may affect the extent to which future rates are based upon current costs of providing service. The regulatory commissions have authorized fuel rates, which provide for billing customers on a timely basis for the actual cost of fuel and interchange and for emission allowance costs and, in the District of Columbia, for purchased capacity.

        Annual base rate increases (decreases) that became effective during the periods 1997 through 1999 are shown below.

Year	Total	Maryland	District of Columbia	Wholesale
	(Millions of Dollars)
1999	$ -	$ -	$ -	$ -
1998	16.5	19.0	-	(2.5)
1997	24.0	24.0	-	-
	$40.5	$43.0	$ -	$(2.5)

Authorization for an Increase in Maryland Base Rate Revenue

        In November 1998, pursuant to a settlement agreement, the Maryland Commission authorized a $19 million, or 2%, increase in base rate revenue effective with service rendered on and after December 1, 1998. In June 1998, the Company had filed a request to increase its base rates to recover contractual escalations in existing Commission-approved purchased capacity contracts, costs related to the 1998 Targeted Severance Plan, Year 2000 compliance costs, tax normalization of pre-1981 plant removal costs, and certain other costs associated with prior rate making determinations. The settlement's rate increase was distributed among rate classes in a manner that will continue movement toward equalized rates of return among rate classes, and provided for a lessening of the Company's summer-winter rate differential. The settlement was comprehensive and did not include specific determinations regarding an authorized rate of return; however, a rate of return of 8.8% has been used by the Company for purposes of calculating AFUDC and CCRF. Previously, pursuant to a November 1997 settlement agreement, the Commission authorized a $24 million, or 2.6%, increase in base rate revenue effective with bills rendered on and after November 30, 1997.

Wholesale

        The Utility has a full service power supply requirements contract with SMECO, the Utility's principal wholesale customer with a peak load of approximately 600 megawatts, which represents approximately 10% of the Company's total kilowatt-hour sales. This contract will expire in December 2000 and be replaced thereafter by a full-requirements supply contract with Pepco Energy Services. The four-year agreement between SMECO and Pepco Energy Services was awarded pursuant to competitive bidding and starts on January 1, 2001. See Note (12) of the Notes to Consolidated Financial Statements, SMECO Agreement, for additional information.

        For a discussion of the impact on base rates and the fuel clause that results from regulatory approval of the Company's divestiture and customer choice filings, refer to Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies.

Other Proceedings

        In January 2000, as authorized by the cost recovery provisions of the Electric and Gas Utility Tax Reform Act of 1999, the Company filed an application with the Maryland Commission seeking permission to implement a Temporary Tax Compliance Surcharge (Surcharge). The Surcharge is designed to recover the net increase in tax burden imposed on the Company during the year 2000 resulting from tax changes enacted by the Maryland legislature. Without the requested Surcharge, the Company's year 2000 tax burden will increase by approximately $7.6 million. If the tax reduction provisions become fully effective, the net effect on the Company of the tax changes will be negligible. The application filed by the Company would, if approved, become effective on March 1, 2000 and cease on December 31, 2000.

COMPETITION

       During 1999, the generating segment of the electric utility industry continued to transition from a regulatory to a competitive environment. The Company's business plan is to exit the electricity generating business by divesting substantially all of its generating assets through an open auction process. The Utility would then consist of transmission and distribution service. As discussed in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, the Company received regulatory approval for its divestiture plans in December 1999 and therefore Pepco has begun the auction process in anticipation of completing the divestiture of its generation assets by year-end 2000.

        During 1999 the Company's comprehensive plans to usher in customer choice in its service territories received regulatory approval in Maryland and D.C. Specifically the Company's customer choice plan in Maryland, which provides that customers will have their choice of electricity suppliers beginning July 1, 2000, was approved by the Maryland Commission in December 1999. In D.C., legislation providing for customer choice beginning on January 1, 2002, was enacted by the City Council in December 1999 and is pending approval by the Control Board and the Mayor. The D.C. Commission has approved a customer choice plan that is consistent with the pending legislation except that customers will have their choice of electricity suppliers beginning January 1, 2001.

        In the area of transmission, which remains under federal regulation, the Company believes it has certain strengths and skills. The Company intends to continue to evaluate the cost- effectiveness of its transmission system with a view to expanding profit potential. In the area of distribution, which continues to be regulated at the local level, the Company believes it has valuable assets and skills and intends to continue to enhance its profitability.

        The Company is pursuing operating strategies through PHI that provide for earnings contributions to the Company and build shareholder value through the launching of new businesses, particularly those in the competitive markets for deregulated electricity, natural gas, and telecommunications products and services throughout the mid-Atlantic region. In the future, increased competition, regulatory actions, and changing economic conditions may impact PHI's operations.

RESTRUCTURING OF THE BULK POWER MARKET

        The FERC issued its Final Rulemaking Orders No. 888 and No. 889 in April 1996 to further its goal of achieving greater competition in the wholesale energy market. Order No. 888 required utilities to file OATTs and separately price generation, transmission and ancillary services. Order No. 889 directed utilities to establish or participate in an Open Access Same-time Information System (OASIS), where transmission owners post certain transmission availability, pricing and service information on an open-access communications medium such as the Internet. Order No. 889 also required the separation of utilities' transmission system operations and wholesale marketing functions.

        In November 1997, FERC issued an Order approving the establishment of PJM as an Independent System Operator (ISO) to administer transmission service under a poolwide transmission tariff and provide open access transmission service on a poolwide basis. The ISO, which began operation on January 1, 1998, is now responsible for system operations and regional transmission planning. In addition, the Commission decided that the independent body that operates the ISO may also operate the PJM power exchange. The Commission approved the power pool's use of single, non-pancaked transmission rates to access the eight transmission systems that make up PJM. Each transmission owner within PJM has its own transmission rate, whereby the transmission customer will pay a single rate based on the cost of the transmission system where the generating capacity is delivered. This PJM rate design has been in effect since April 1997. The Commission also approved, effective April 1, 1998, locational marginal pricing for managing scarce transmission capability. This method is based on price differences in energy at the various locations on the transmission system. In March 1999, the FERC approved market-based rates for pricing sales through the PJM energy market and a market monitoring plan.

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

ENVIRONMENTAL MATTERS

        The Company is subject to federal, state and local legislation and regulation with respect to environmental matters, including air and water quality and the handling of solid and hazardous waste. As a result, the Company is subject to environmental contingencies, principally related to possible obligations to remove or mitigate the effects on the environment of the disposal, effected in accordance with applicable laws at the time, of certain substances at various sites. During 1999, the Company participated in environmental assessments and cleanups under these laws at four federal Superfund sites and a private party site as a result of litigation. While the total cost of remediation at these sites may be substantial, the Company shares liability with other potentially responsible parties. Based on the information known to the Company at this time, management is of the opinion that resolution of these matters will not have a material effect on the Company's financial position or results of operations. See the discussion included in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, for additional information.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

        Market risk represents the potential loss arising from adverse changes in market rates and prices. Certain of the Company's financial instruments are exposed to market risk in the form of interest rate risk, equity price risk, and credit and nonperformance risk. The Company manages its market risk in accordance with its established policies.

Interest Rate Risk

        The carrying value of the Company's long-term debt, which consists of first mortgage bonds, medium-term notes, convertible debentures, recourse debt from institutional lenders, and certain non-recourse debt was $2,712.5 million at December 31, 1999. The fair value of this long-term debt, based mainly on current market prices or discounted cash flows using current rates for similar issues with similar terms and remaining maturities, was $2,741.7 million at December 31, 1999. The interest rate risk related to this debt was estimated as the potential $132.2 million increase in fair value at December 31, 1999, that resulted from a hypothetical 10% decrease in the prevailing interest rates.

        PCI uses interest rate swap agreements to minimize its interest rate risk. The fair value of these agreements at December 31, 1999, was approximately $1.3 million. The potential loss in fair value from these agreements resulting from a hypothetical 10% adverse movement in base interest rates was estimated at $.5 million at December 31, 1999.

Equity Price Risk

        The carrying value of the Company's marketable securities, which consist primarily of preferred stocks with mandatory redemption features, was $203.2 million (including net unrealized losses of $2.7 million) at December 31, 1999. The fair value of these marketable securities, based on quoted market prices, was equivalent to its carrying value at December 31, 1999. The equity price risk related to these securities was estimated as the potential $22.1 million decrease in fair value at December 31, 1999, that resulted from a hypothetical 10% decrease in the quoted market prices.

Credit and Nonperformance Risk

        The Company's forward agreements may be subject to credit losses and nonperformance by the counterparties to the agreements. However, the Company anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. The Company does not obtain collateral or other securities to support financial instruments subject to credit risk, but monitors the credit standing of the counterparties.

NEW ACCOUNTING STANDARDS

        Refer to Note (2) of the Notes to Consolidated Financial Statements, Summary of Significant Accounting Policies.

Report of Independent Accountants

To the Shareholders and Board of Directors
of Potomac Electric Power Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings and shareholders' equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Potomac Electric Power Company and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Washington, D.C.
January 21, 2000

CONSOLIDATED STATEMENTS OF EARNINGS

POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES

For the year ended December 31,	1999	1998	1997
(Millions of Dollars, except per share data)

Operating Revenue
Utility	$ 2,219.3	$ 2,068.9	$ 1,874.0
Nonregulated	256.7	151.9	123.1
Total Operating Revenue	2,476.0	2,220.8	1,997.1

Operating Expenses
Fuel and purchased energy	1,025.8	818.8	671.1
Other operation and maintenance	400.6	372.8	350.0
Depreciation and amortization	272.8	263.9	268.5
Other taxes	201.1	204.4	201.7
Interest	195.3	198.1	207.9
Write-off of merger costs	-	-	52.5
Total Operating Expenses	2,095.6	1,858.0	1,751.7

(Loss) Income from Equity Investments, principally Telecommunication Entities	(9.6)	(8.5)	2.0

Operating Income	370.8	354.3	247.4

Distributions on Preferred Securities of Subsidiary Trust	9.2	5.7	-

Income Tax Expense	114.5	122.3	65.6

Net Income	247.1	226.3	181.8

Dividends on Preferred Stock	7.9	11.4	16.5

Redemption Premium/Expenses on Preferred Stock	1.0	6.6	-

Earnings Available for Common Stock	$ 238.2	$ 208.3	$ 165.3

Earnings Per Share of Common Stock
Basic	$2.01	$1.76	$1.39
Diluted	$1.98	$1.73	$1.38

Cash Dividends Per Share of Common Stock	$1.66	$1.66	$1.66

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS

POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES
	December 31,
Assets	1999	1998
(Millions of Dollars)

CURRENT ASSETS
Cash and cash equivalents	$ 98.7	$ 86.0
Marketable securities	203.2	231.1
Accounts receivable, less allowance for uncollectible accounts of $8.0 and $7.7	295.0	280.9
Fuel, materials and supplies - at average cost	192.0	122.0
Prepaid expenses	35.9	38.0
Total Current Assets	824.8	758.0

INVESTMENTS AND OTHER ASSETS
Investment in financing leases	664.3	399.2
Operating lease equipment - net of accumulated depreciation of $113.9 and $120.1	77.9	122.6
Regulatory assets	411.7	456.8
Other	407.5	316.3
Total Investments and Other Assets	1,561.4	1,294.9

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	6,784.3	6,657.8
Accumulated depreciation	(2,259.9)	(2,136.6)
Net Property, Plant and Equipment	4,524.4	4,521.2
Total Assets	$ 6,910.6	$ 6,574.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS

POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES
	December 31,
Liabilities and Shareholders' Equity	1999	1998
(Millions of Dollars)

CURRENT LIABILITIES
Short-term debt	$ 347.0	$ 406.9
Accounts payable and accrued payroll	239.0	134.5
Capital lease obligations due within one year	20.8	20.8
Interest and taxes accrued	85.1	108.0
Other	91.6	86.7
Total Current Liabilities	783.5	756.9

DEFERRED CREDITS
Income taxes	1,052.8	1,023.7
Investment tax credits	50.0	53.7
Other	22.0	23.9
Total Deferred Credits	1,124.8	1,101.3

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	2,867.0	2,563.5

COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST WHICH HOLDS SOLELY PARENT JUNIOR SUBORDINATED DEBENTURES	125.0	125.0

PREFERRED STOCK
Serial preferred stock	50.0	100.0
Redeemable serial preferred stock	50.0	50.0
Total Preferred Stock	100.0	150.0

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock, $1 par value - authorized 200,000,000 shares, issued 118,530,802 and 118,527,287 shares, respectively	118.5	118.5
Premium on stock and other capital contributions	1,025.4	1,025.3
Capital stock expense	(12.9)	(13.7)
Accumulated other comprehensive (loss) income	(1.8)	7.8
Retained income	781.1	739.5
Total Shareholders' Equity	1,910.3	1,877.4
Total Liabilities and Shareholders' Equity	$6,910.6	$6,574.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES
					Accumulated
					Other
	Common Stock		Premium	Comprehensive	Comprehensive	Retained
	Shares	Par Value	on Stock	Income	Income (Loss)	Income
(Dollar Amounts in Millions)

BALANCE, DECEMBER 31, 1996	118,500,037	$118.5	$1,025.2		$1.1	$759.2

Net income	-	-	-	$181.8	-	181.8
Other comprehensive income:
Add: Unrealized gain on marketable securities	-	-	-	15.2	15.2	-
Less: Gain included in net income	-	-	-	6.9	6.9	-
Income tax expense	-	-	-	2.9	2.9	-
Total comprehensive income	-	-	-	187.2		-
Dividends:
Preferred stock	-	-	-		-	(16.5)
Common stock	-	-	-		-	(196.7)
Conversion of preferred stock	854	-	-		-	-

BALANCE, DECEMBER 31, 1997	118,500,891	118.5	1,025.2		6.5	727.8

Net Income	-	-	-	226.3	-	226.3
Other comprehensive income:
Add: Unrealized gain on marketable securities	-	-	-	4.2	4.2	-
Less: Gain included in net income	-	-	-	2.2	2.2	-
Income tax expense	-	-	-	0.7	0.7	-
Total comprehensive income	-	-	-	227.6		-
Dividends:
Preferred stock	-	-	-		-	(11.4)
Common stock	-	-	-		-	(196.6)
Conversion of preferred stock	26,396	-	0.1		-	-
Redemption premium on preferred stock	-	-	-		-	(6.6)

BALANCE, DECEMBER 31, 1998	118,527,287	118.5	1,025.3		7.8	739.5

Net Income	-	-	-	247.1	-	247.1
Other comprehensive (loss) income:
Add: Income tax benefit	-	-	-	5.1	5.1	-
Loss included in net income				1.6	1.6
Less: Unrealized loss on marketable securities	-	-	-	16.3	16.3	-
Total comprehensive income	-	-	-	$237.5		-
Dividends:
Preferred stock	-	-	-		-	(7.9)
Common stock	-	-	-		-	(196.6)
Conversion of debentures	3,515	-	0.1		-	-
Redemption expense on preferred stock	-	-	-		-	(1.0)

BALANCE, DECEMBER 31, 1999	118,530,802	$118.5	$1,025.4		($1.8)	$781.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES
For the year ended December 31,	1999	1998	1997
(Millions of Dollars)

OPERATING ACTIVITIES
Net income	$ 247.1	$ 226.3	$ 181.8
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	272.8	263.9	268.5
Changes in:
Accounts receivable and unbilled revenue	(46.1)	5.7	(8.3)
Fuel, materials and supplies	(70.0)	5.5	10.3
Regulatory assets	(6.8)	(13.1)	(53.3)
Contract termination fee	(24.5)	-	-
Deferred merger costs	-	-	29.0
Accounts payable	43.6	(20.9)	50.2
Net other operating activities	23.9	(50.2)	(43.4)
Net Cash From Operating Activities	440.0	417.2	434.8

INVESTING ACTIVITIES
Net investment in property, plant and equipment	(200.3)	(206.2)	(217.2)
Proceeds from:
Sale or redemption of marketable securities, net of purchases	11.6	75.6	89.9
Sale of leased equipment, net of additions	19.4	105.9	28.3
Sale or distribution of other investments, net of purchases	(59.6)	9.3	(1.9)
Purchase of leveraged leases	(205.9)	-	-
Gain from liquidation of partnership, net of proceeds	(1.1)	-	-
Promissory notes, net	-	-	64.1
Net Cash Used by Investing Activities	(435.9)	(15.4)	(36.8)

FINANCING ACTIVITIES
Dividends on preferred and common stock	(204.5)	(208.0)	(213.2)
Redemption of preferred stock	(51.0)	(123.7)	(1.5)
Issuance of mandatorily redeemable preferred securities	-	125.0	-
Issuance of long-term debt, net of reacquisitions	257.1	(158.7)	(34.8)
Issuance of short-term debt, net of repayments	7.8	46.7	(144.2)
Other financing activities	(0.8)	(3.1)	(1.3)
Net Cash From (Used by) Financing Activities	8.6	(321.8)	(395.0)

Net Increase In Cash and Cash Equivalents	12.7	80.0	3.0
Cash and Cash Equivalents at Beginning of Year	86.0	6.0	3.0

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 98.7	$ 86.0	$ 6.0

Cash paid for interest (net of capitalized interest of $1.8, $.7, and $.5) and income taxes:
Interest	$ 194.0	$ 198.6	$ 202.8
Income taxes	$ (20.7)	$ 68.9	$ 53.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

Notes to Consolidated Financial Statements

(1)    Organization and Segment Information

Organization

        Potomac Electric Power Company (Pepco or the Company) is engaged in regulated utility operations (the Utility) and in diversified, competitive energy and telecommunications businesses through its wholly owned nonregulated subsidiary, Pepco Holdings, Inc. (PHI).
Potomac Electric Power Company Trust I (the Trust), which is discussed below, is a wholly owned subsidiary of the Company. An overview of Pepco's business activities is discussed below.

        The Utility is currently engaged in the generation, transmission, distribution and sale of electric energy in the Washington, D.C. metropolitan area. The Utility's retail service territory includes all of the District of Columbia and major portions of Montgomery and Prince George's counties in suburban Maryland. In addition, the Utility supplies electricity, at wholesale, under a full-requirements agreement with Southern Maryland Electric Cooperative, Inc. (SMECO) that expires in December 2000. Thereafter, Pepco Energy Services will continue to supply full-requirements electricity to SMECO pursuant to a competitively awarded four-year contract commencing in January 2001. Pepco also delivers economy energy to the Pennsylvania-New Jersey-Maryland Interconnection LLC (PJM) of which the Company is a member.

        During 1999, the generating segment of the electric utility industry continued to transition from a regulatory to a competitive environment. In Maryland, the Electric Customer Choice and Competition Act of 1999 was enacted in April and similar legislation is under consideration in D.C. Pepco's business plan is to exit the electricity generating business by divesting substantially all of its generating assets through an open auction process. Pepco's regulated utility operations would then consist of transmission and distribution service. Pepco will compete for market share throughout the mid-Atlantic region in the deregulated electricity, natural gas, and telecommunications markets through its nonregulated subsidiaries. During 1999, Pepco submitted filings with the Maryland and District of Columbia Public Service Commissions (the Commissions) requesting approval to sell, via auction, substantially all of its plants, facilities and equipment used in the generation of electricity, its purchased capacity contracts, and its other rate-based assets that are not required for the provision of electric transmission and distribution services. As discussed in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, both Commissions approved Pepco's divestiture plans in December 1999 and therefore Pepco has begun the auction process in anticipation of completing the divestiture of its generation assets by year-end 2000.

        In May 1999, Pepco reorganized its nonregulated subsidiaries into two major operating groups to compete for market share in deregulated markets. As part of the reorganization, a new unregulated company, PHI, was created in 1999 as the parent company of its two wholly owned subsidiaries, Potomac Capital Investment Corporation (PCI) and Pepco Energy Services, Inc. (Pepco Energy Services). PHI is a wholly owned subsidiary of Pepco.

        PCI will continue to manage its diversified portfolio of financial investments and grow its new operating businesses that provide telecommunication services and utility industry-related services. As discussed in Note (5) of the Notes to Consolidated Financial Statements, (Loss) Income from Equity Investments, principally Telecommunication Entities, PCI's telecommunication products and services are provided through its wholly owned subsidiary's 50% equity interest in a joint venture, formed in December 1997, known as Starpower Communications, LLC (Starpower).

        Pepco Energy Services provides nonregulated energy and energy related services in the mid-Atlantic region from Pennsylvania to Georgia. Its products include electricity, natural gas, equipment retrofits, equipment operation and maintenance and fuel management. These products are sold in bundles or individually to large commercial and industrial customers and to residential customers.

        The Trust, a Delaware statutory business trust and a wholly owned subsidiary of the Company, was established in April 1998. The Trust exists for the exclusive purposes of (i) issuing Trust securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds from the sale of the Trust Securities in Junior Subordinated Deferrable Interest Debentures issued by the Company, and (iii) engaging only in other activities as necessary or incidental to the foregoing. See Note (10) of the Notes to Consolidated Financial Statements, Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust, for additional information.

Segment Information

        The Company has identified the Utility's operations and the Trust (Utility Segment) and PHI's operations (Nonregulated Segment) as its two reportable segments. The following table presents information about the Company's reportable segments (in millions of dollars, except per share amounts).

For the year ended December 31,
1999
		Nonregulated Segment
	Utility Segment	PCI	Pepco Energy Services	Total PHI	Consolidated
Revenue:
Utility	$2,219.3	$-	$-	$-	$2,219.3
Financial investments	-	105.0	-	105.0	105.0
Energy services	-	-	133.3	133.3	133.3
Utility industry services	-	18.4	-	18.4	18.4
Total Revenue	2,219.3	123.4	133.3	256.7	2,476.0

Expenses:
Fuel and purchased energy	921.7	-	104.1	104.1	1,025.8
Operating expenses and other	526.9	36.1	38.7	74.8	601.7
Depreciation and amortization	247.5	24.0	1.3	25.3	272.8
Interest	143.4	50.3	1.6	51.9	195.3
Income tax expense (benefit)	142.6	(24.1)	(4.0)	(28.1)	114.5
Distributions on preferred securities of subsidiary Trust	9.2	-	-	-	9.2
Total Expenses	1,991.3	86.3	141.7	228.0	2,219.3
(Loss) Income from Equity Investments, principally Telecommunication Entities	-	(10.4)	.8	(9.6)	(9.6)
Net Income (Loss)	$228.0	$26.7	$(7.6)	$19.1	$247.1

Earnings (Loss) Per Share	$1.85	$.22	$(.06)	$.16	$2.01
Total Assets	$5,925.3	$1,238.8	$44.6	$1,283.4	$7,208.7
Expenditures for Assets	$200.3	$0.4	$2.4	$2.8	$203.1

1998
		Nonregulated Segment
	Utility Segment	PCI	Pepco Energy Services	Total PHI	Consolidated
Revenue:
Utility	$2,068.9	$-	$-	$-	$2,068.9
Financial investments	-	112.1	-	112.1	112.1
Energy services	-	-	28.0	28.0	28.0
Utility industry services	-	11.8	-	11.8	11.8
Total Revenue	2,068.9	123.9	28.0	151.9	2,220.8

Expenses:
Fuel and purchased energy	805.7	-	13.1	13.1	818.8
Operating expenses and other	533.6	27.2	16.4	43.6	577.2
Depreciation and amortization	239.8	24.1	-	24.1	263.9
Interest	141.9	55.9	0.3	56.2	198.1
Income tax expense (benefit)	131.0	(8.1)	(0.6)	(8.7)	122.3
Distributions on preferred securities of subsidiary Trust	5.7	-	-	-	5.7
Total Expenses	1,857.7	99.1	29.2	128.3	1,986.0
Loss from Equity Investments, principally Telecommunication Entities	-	(8.5)	-	(8.5)	(8.5)
Net Income (Loss)	$211.2	$16.3	$(1.2)	$15.1	$226.3

Earnings (Loss) Per Share	$1.63	$.14	$(.01)	$.13	$1.76
Total Assets	$5,843.2	$1,026.4	$31.0	$1,057.4	$6,900.6
Expenditures for Assets	$206.2	$0.3	$2.5	$2.8	$209.0

1997
		Nonregulated Segment
	Utility Segment	PCI	Pepco Energy Services	Total PHI	Consolidated
Revenue:
Utility	$1,874.0	$-	$-	$-	$1,874.0
Financial investments	-	102.6	-	102.6	102.6
Energy services	-	-	6.3	6.3	6.3
Utility industry services	-	14.2	-	14.2	14.2
Total Revenue	1,874.0	116.8	6.3	123.1	1,997.1

Expenses:
Fuel and purchased energy	671.1	-	-	-	671.1
Operating expenses and other	517.3	26.8	7.6	34.4	551.7
Depreciation and amortization	232.0	36.5	-	36.5	268.5
Interest	138.9	68.9	0.1	69.0	207.9
Income tax expense (benefit)	97.5	(31.4)	(0.5)	(31.9)	65.6
Write-off of merger costs	52.5	-	-	-	52.5
Total Expenses	1,709.3	100.8	7.2	108.0	1,817.3
Income from Equity Investments, principally Telecommunication Entities	-	2.0	-	2.0	2.0
Net Income (Loss)	$164.7	$18.0	$(0.9)	$17.1	$181.8

Earnings (Loss) Per Share	$1.25	$.15	$(.01)	$.14	$1.39
Total Assets	$5,779.3	$1,161.0	$6.3	$1,167.3	$6,946.6
Expenditures for Assets	$217.2	$0.1	$-	$0.1	$217.3

The Company's revenues from external customers are earned primarily within the United States and principally all of the Company's long-lived assets are held in the United States. In addition, there were no material transactions between segments.

Total segment assets of $7,208.7 million, $6,900.6 million, and $6,946.6 million, as of December 31, 1999, 1998, and 1997, respectively, include $252.9 million, $243.4 million, and $227 million, representing the utility segment's investment in the nonutility subsidiary and $22.7 million, $31.4 million, and $12.0 million, of intersegment net receivables. As of December 31, 1999, 1998, and 1997, respectively, these amounts are eliminated in consolidation and therefore they are not reflected in the Company's total assets as recorded on the accompanying Consolidated Balance Sheets.

(2)    Summary of Significant Accounting Policies

General

        The Utility's operations are regulated by the Maryland Public Service Commission (Maryland Commission) and the District of Columbia Public Service Commission (D.C. Commission) and its wholesale business by the Federal Energy Regulatory Commission (FERC). The Company complies with the Uniform System of Accounts prescribed by the FERC and adopted by the Maryland and District of Columbia regulatory commissions.

        The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

        Prior year amounts have been reclassified to conform to the current year presentation and to present financial data for PCI and Pepco Energy Services on a comparable basis given the formation of PHI in 1999.

Principles of Consolidation

        The consolidated financial statements include the financial results of the Company. All material intercompany balances and transactions have been eliminated.

        Investments in entities in which the Company has a 20% to 50% interest are accounted for using the equity method. Under the equity method, investments are carried at cost and adjusted for the Company's proportionate share of the investments' undistributed earnings or losses. Refer to Note (5) of the Notes to Consolidated Financial Statements, (Loss) Income from Equity Investments, principally Telecommunication Entities for additional information.

Revenue

        The Company classifies its revenue as utility and nonregulated. Utility revenue consists of the Utility's operations and the Trust and nonregulated revenue consists of PHI's operations.

        The Utility's revenue for services rendered but unbilled as of the end of each month is accrued. At December 31, 1999 and 1998, $77.2 million and $65.6 million in accrued unbilled revenue, respectively, was recorded, and is included in the accounts receivable balance. The amounts received for the sale of energy and resales of purchased energy to other utilities and to power marketers is included in utility revenue. Amounts received for such interchange deliveries are a component of Pepco's fuel rates.

        Sales of electricity include base rate revenue and fuel rate revenue. Fuel rate revenue was $518.9 million in 1999, $518.1 million in 1998 and $509.1 million in 1997.

        Interchange deliveries include transactions in the bilateral energy sales marketplace, where wholesale power sales tariffs allow both sales from Company-owned generation and sales of energy purchased from other market participants. The benefits derived from interchange deliveries are passed back to customers as a component of fuel rates.

        Revenue from Pepco Energy Services' energy services contracts and from PCI's utility industry services contracts is recognized using the percentage of completion method of revenue recognition, which recognizes revenue as work progresses on the contract. Revenue from Pepco Energy Services' electric and gas marketing businesses is recognized as services are rendered.

Fuel Clause

        In each jurisdiction, the Company's rate schedules currently include fuel rates. The fuel rate provisions are designed to provide for separately stated fuel billings that cover applicable net fuel and interchange costs, purchased capacity in D.C., and emission allowance costs in the retail jurisdictions, or changes in the applicable costs from levels incorporated in base rates. Differences between applicable net costs incurred and fuel rate revenue billed in any given period are accounted for as either regulatory assets or regulatory liabilities.

        In Maryland, the fuel rate is based on historical net fuel, interchange and emission allowance costs and does not include capacity costs associated with power purchases. The zero-based rate may not be changed without prior approval of the Maryland Commission. Application to the Maryland Commission for an increase in the rate may only be made when the currently calculated fuel rate, based on the most recent actual net fuel, interchange and emission allowance costs, exceeds the currently effective fuel rate by more than 5%. If the currently calculated fuel rate is more than 5% below the currently effective fuel rate, the Company must apply to the Commission for a fuel rate reduction. The D.C. fuel rate is based upon an average of historical and projected net fuel, net interchange, emission allowance costs and purchased capacity net of capacity sales, and is adjusted monthly to reflect changes in such costs.

        Effective July 1, 2000, in Maryland and upon the completion of the sale of the generation assets in D.C., which is discussed in detail in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, the recovery of fuel costs will no longer be based on the Company's fuel clause. The termination of the fuel clause will impact the Company's future results of operations as fuel costs will be expensed as incurred and differences between applicable net costs incurred and fuel rate revenue billed in any given period will no longer be deferred for recovery from or repayment to customers.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, money market funds and commercial paper with original maturities of three months or less.

Marketable Securities

        Marketable securities consist primarily of preferred stocks with mandatory redemption features, which are classified as "available for sale" for financial reporting purposes. Net unrealized gains or losses on such securities are reflected, net of tax, in shareholders' equity.

        Included in net unrealized gains and losses are gross unrealized gains of $2.0 million and gross unrealized losses of $4.7 million at December 31, 1999, gross unrealized gains of $12.4 million and gross unrealized losses of $.4 million at December 31, 1998, and gross unrealized gains of $13.9 million and gross unrealized losses of $4 million at December 31, 1997.

        In determining gross realized gains and losses on sales or maturities of securities, specific identification is used. Gross realized gains were $.6 million, $4.7 million, and $7.5 million in 1999, 1998, and 1997, respectively. Gross realized losses were $2.2 million, $2.5 million, and $.6 million in 1999, 1998, and 1997, respectively.

        At December 31, 1999, the contractual maturities for mandatorily redeemable preferred stock are $55.2 million within one year, $39.4 million from one to five years, $87.4 million from five to ten years and $23.0 million for over 10 years.

Leasing Activities

        Income from investments in direct financing leases and leveraged lease transactions, in which the Company is an equity participant, is accounted for using the financing method. In accordance with the financing method, investments in leased property are recorded as a receivable from the lessee to be recovered through the collection of future rentals. For direct financing leases, unearned income is amortized to income over the lease term at a constant rate of return on the net investment. Income, including investment tax credits, on leveraged equipment leases, is recognized over the life of the lease at a level rate of return on the positive net investment.

        Investments in equipment under operating leases are stated at cost, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the equipment's estimated useful life.

Other Assets

        The other assets balance principally consists of real estate under development, equity and other investments, prepaid benefit costs, and the SMECO contract termination fee which is discussed in Note (12) of the Notes to Consolidated Financial Statements, SMECO Agreement.

Short-Term Debt

        Short-term financing requirements have been satisfied principally through the sale of commercial promissory notes. Interest rates for the short-term financing during 1999 ranged from 4.6% to 6.0%. Additionally, a minimum 100% line of credit back-up for outstanding commercial promissory notes is maintained. This line of credit was unused during 1999, 1998, and 1997.

Amortization of Debt Issuance and Reacquisition Costs

        Expenses incurred in connection with the issuance of long-term debt, including premiums and discounts associated with such debt, are deferred and amortized over the lives of the respective issues. Costs associated with the reacquisition of debt are also deferred and amortized over the lives of the new issues.

Conservation

        Conservation expenditures are amortized as they are included in the rates charged to customers. In the District of Columbia, these costs are amortized over 10 years with an accrued return on unamortized costs. In Maryland, program costs have been amortized over a five-year period. Future Demand Side Management (DSM) expenditures in Maryland will be recovered over progressively shorter periods so that all expenditures will be fully recovered by December 31, 2002. Unamortized conservation costs totaled $36.6 million in Maryland and $126.6 million in the District of Columbia at December 31, 1999, and $59.8 million in Maryland and $137.7 million in the District of Columbia at December 31, 1998, and are included within regulatory assets on the Consolidated Balance Sheets.

New Accounting Standards

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133) entitled, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. The effective date of SFAS No. 133 has been delayed and will become effective for the Company's 2001 calendar year financial statements. The Company continues to assess the provisions of SFAS 133 and the impact that its adoption may have on the consolidated financial statements. However, based on the SFAS 133 implementation work that has been completed to date, the Company believes that the adoption of SFAS 133 will not have a material impact on the Company's financial position or results of operations.

        The Emerging Issues Task Force released Issue 98-10 (EITF 98-10) entitled, "Accounting for Energy Trading and Risk Management Activities." EITF 98-10 does not apply to the Company as its agreements are not entered into for trading purposes as defined by the pronouncement.

(3)    Leasing Activities

        The investment in finance leases was comprised of the following at December 31,

	1999	1998
	(Millions of Dollars)
Energy leveraged leases	$433.3	$196.0
Aircraft leases	173.4	191.1
Other	57.6	12.1
Total	$664.3	$399.2
The components of the net investment in finance leases at December 31, 1999 and 1998 are summarized below:

At December 31, 1999:	Leveraged Leases	Direct Finance Leases	Total Finance Leases
	(Millions of Dollars)
Rents receivable	$ 354.7	$206.2	$ 560.9
Debt service payable from proceeds of residual value, net	(1,503.7)	-	(1,503.7)
Estimated residual value	2,149.3	60.9	2,210.2
Less: Unearned and deferred income	(525.1)	(78.0)	(603.1)
Investment in finance leases	475.2	189.1	664.3
Less: Deferred taxes	(150.9)	(35.8)	(186.7)
Net Investment in Finance Leases	$ 324.3	$153.3	$ 477.6
At December 31, 1998:
Rents receivable	$ 362.7	$192.4	$ 555.1
Estimated residual value	26.8	42.9	69.7
Less: Unearned and deferred income	(145.9)	(79.7)	(225.6)
Investment in finance leases	243.6	155.6	399.2
Less: Deferred taxes	(100.3)	(34.0)	(134.3)
Net Investment in Finance Leases	$ 143.3	$121.6	$ 264.9
Income recognized from leveraged leases was comprised of the following:
For the year ended December 31,	1999	1998	1997
	(Millions of Dollars)
Pre-tax earnings from leveraged leases	$20.5	$13.4	$ 9.8
Investment tax credit recognized	.9	.8	.7
Income from leveraged leases, including investment tax credit	21.4	14.2	10.5
Income tax expense (credit)	2.3	(.5)	(5.9)
Net income from leveraged leases	$19.1	$14.7	$16.4

        Rents receivable from leveraged leases are net of non-recourse debt. Minimum lease payments receivable from finance leases, for each of the years 2000 through 2004 and thereafter, are $33.2 million, $31.9 million, $30.2 million, $22.4 million, $20.3 million, and $526.3 million, respectively.

        In July and November 1999, PCI entered into two similar leveraged lease transactions with eight Dutch Municipal owned entities, for a total of $1.3 billion. These transactions involved the purchase and leaseback of 38 gas transmission and distribution networks, located throughout the Netherlands, over base lease terms approximating 25 years. These transactions were financed with approximately $1.1 billion of third-party, non-recourse debt at commercial rates for a period of approximately 25 years. PCI's net investment in these finance leases was approximately $193 million and was funded primarily through the Medium-Term Note program.

(4)    Property, Plant and Equipment

        As discussed in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, the Company is in the process of divesting its generating stations, with the exception of the Benning Road and Buzzard Point Stations located in Washington, D.C.

        Property, plant and equipment is comprised of the following.

At December 31, 1999	Original Cost	Accumulated Depreciation	Net Book Value
	(Millions of Dollars)
Generation	$2,650.0	$ 805.6	$1,844.4
Distribution	2,943.1	1,059.6	1,883.5
Transmission	719.4	225.2	494.2
General	360.4	169.0	191.4
Construction Work in Progress	86.7	-	86.7
Nonoperating Property	24.7	.5	24.2
Total	$6,784.3	$2,259.9	$4,524.4
At December 31, 1998
Generation	$2,599.9	$ 786.8	$1,813.1
Distribution	2,858.5	975.4	1,883.1
Transmission	720.4	211.8	508.6
General	361.1	162.2	198.9
Construction Work in Progress	73.2	-	73.2
Nonoperating Property	44.7	.4	44.3
Total	$6,657.8	$2,136.6	$4,521.2

        The nonoperating property amounts include balances for electric plant held for future use.

        Property, plant and equipment includes regulatory assets of $44 million and $37 million at December 31, 1999 and 1998, respectively, which are accounted for pursuant to Statement of Financial Accounting Standards No. 71 (SFAS 71) "Accounting for the Effects of Certain Types of Regulation." Additional disclosures regarding the impact of SFAS 71 on the Company are discussed in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies.

        The cost of additions to, and replacements or betterments of, retirement units of property and plant is capitalized. Such costs include material, labor, the capitalization of an Allowance for Funds Used During Construction (AFUDC) and applicable indirect costs, including engineering, supervision, payroll taxes and employee benefits. The original cost of depreciable units of plant retired, together with the cost of removal, net of salvage, is charged to accumulated depreciation. Routine repairs and maintenance are charged to operating expenses as incurred.

        The Company uses separate depreciation rates for each electric plant account. The rates, which vary from jurisdiction to jurisdiction, were equivalent to a system-wide composite depreciation rate of approximately 3.1% for 1999, 1998 and 1997.

        The Company owns a 9.72% undivided interest in the Conemaugh Generating Station located near Johnstown, Pennsylvania, consisting of two baseload units totaling 1,700 megawatts. The Company and other utilities own the station as tenants in common and share costs and output in proportion to their ownership shares. Each owner has arranged its own financing relating to its share of the facility. In 1997, the owners collectively arranged for long-term tax-exempt financing, pursuant to an agreement with the Indiana County Industrial Development Authority relating to certain pollution control facilities constructed at the Conemaugh Station. The Company's share of this financing totaled $8.1 million. The Company's share of the operating expenses of the station is included in the Consolidated Statements of Earnings. The Company's investment in the Conemaugh facility of $92 million at December 31, 1999, and $90.6 million at December 31, 1998, includes $.3 million of Construction Work in Progress. As discussed in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, the Company intends to sell its interest in this station as part of the divestiture of its generation assets.

(5)    (Loss) Income from Equity Investments, principally Telecommunication Entities

        PCI and Pepco Energy Services have investments ranging from 20% to 50% in certain businesses, which are accounted for using the equity method. PCI's most significant equity investment is its joint venture in Starpower which is discussed in detail below. Investments that are accounted for using the equity method are as follows (in millions of dollars).

Share of Ne t Ownership (Loss)/Income Investment Entity Interest 1999 1998 1997 1999 1998
Starpower	50%	$(12.2)	$(10.4)	$(.1)	$39.6	$ 9.4
Metricom D.C., LLC (Metricom)	20%	(.8)	(.8)	(.9)	-	3.1
Cove Point LNG, LP (Cove Point)	50%	2.6	2.7	3.0	10.4	10.2
Viron/Pepco Services, Inc.	50%	.8	-	-	.8	-
Total		$ (9.6)	$ (8.5)	$2.0	$50.8	$22.7

        The total (loss)/income shown above is presented prior to the recognition of PHI's tax expense/benefit.

        In October 1999, a subsidiary of PHI sold its 20% equity interest in Metricom. The sale resulted in the recognition of an after-tax gain of approximately $1.7 million.

        On January 11, 2000, PCI sold its 50% interest in Cove Point to Columbia Energy Group for total proceeds of $40.7 million. This transaction resulted in an after-tax gain of $11.8 million, which will be recorded during the first quarter of 2000.

         The 50% investment in Viron/Pepco Services, Inc. was created in 1999 to provide energy-savings performance contracting services to the Military District of Washington.

Starpower

        PCI's telecommunication products and services are provided through Starpower, which was formed in 1997 by wholly owned subsidiaries of PCI and RCN Corporation (RCN). Each partner in the joint venture has committed to initially contribute up to $150 million of equity to the joint venture over a three-year period (1998-2000). Starpower is building an advanced, high-bandwidth fiber-optic network for consumers in the Baltimore, Washington, and Northern Virginia metropolitan area. As of December 31, 1999, PCI has invested a total of $62.4 million of its initial $150 million commitment.

        During the first quarter of 1998, RCN acquired Erols Internet (Erols). The majority of Erols customers (approximately 197,000 out of a total of 316,000 in February 1998) were located in Starpower's target market. These customer accounts, as well as certain associated network assets and related liabilities, have been contributed by RCN to Starpower. Starpower has agreed to pay $51.9 million ($78.6 million in assets, primarily goodwill, net of $26.7 million of unearned revenue) through a ratable reduction of RCN's committed future capital contributions. As a result of this transaction, Starpower is amortizing the acquisition premium principally over a three-to-five year period, which commenced in February 1998.

A summary of Starpower's financial information is as follows.

At December 31,
Balance Sheets		1999	1998
		(Millions of Dollars)
Assets
Current assets		$ 32.6	$ 22.3
Intangible assets, net of accumulated amortization of $31.7 and $15.0		35.5	51.8
Property, plant and equipment, net of accumulated depreciation of $16.3 and $9.3		112.3	34.1
Total Assets		$180.4	$108.2
Liabilities and Partners' Equity
Current liabilities		$ 61.5	$ 32.9
Noncurrent liabilities		4.5	4.2
Accumulated deficit		(45.3)	(20.8)
Partners' equity		159.7	91.9
Total Liabilities and Partners' Equity		$180.4	$108.2
For Years Ended December 31,
Income Statements	1999	1998	1997
	(Millions of Dollars)
Total revenue	$60.3	$34.2	-
Cost of sales	16.0	10.1	-
Gross margin	44.3	24.1	-
Operating expense	45.4	21.2	.2
Earnings before interest, depreciation and amortization	(1.1)	2.9	(.2)
Depreciation and amortization	23.7	24.3	-
Interest income	.4	.7	-
Loss	$24.4	$20.7	$ .2
PCI's Portion of Loss	$12.2	$10.4	$ .1

(6)    Pensions and Other Postretirement and Postemployment Benefits

        The Company's General Retirement Program (Program), a noncontributory defined benefit program, covers substantially all full-time employees of the Company. The Program provides for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Company and their compensation rates for the three years preceding retirement. Annual provisions for accrued pension cost are based upon independent actuarial valuations. The Company's policy is to fund accrued pension costs.

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

        Pension expense included in net income was $8.7 million in 1999, $9.3 million in 1998 and $11.6 million in 1997. Postretirement benefit expense included in net income was $15.8 million, $12.6 million and $11.1 million in 1999, 1998 and 1997, respectively. The components of net periodic benefit cost were computed as follows.

	Pension Benefits
	1999	1998	1997
	(Millions of Dollars)
Components of net periodic benefit cost Service cost Interest cost Expected return on plan assets Amortization of prior service cost Recognized actuarial loss Net period benefit cost	$ 13.2 34.9 (44.7) 1.4 3.9 $ 8.7	$ 13.0 33.9 (41.2) 1.4 2.2 $ 9.3	$ 11.4 32.4 (35.8) 1.4 2.2 $ 11.6
Other Benefits
	1999	1998	1997
	(Millions of Dollars)
Components of net periodic benefit cost Service cost Interest cost Expected return on plan assets Recognized actuarial loss Net period benefit cost	$ 5.4 6.6 (1.6) 5.4 $15.8	$ 4.0 5.8 (1.5) 4.3 $ 12.6	$ 3.6 5.3 (1.4) 3.6 $ 11.1

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The assumed health care cost trend rate used to measure the expected cost benefits covered by the plan is 8%. This rate is expected to decline to 5.5% over the next two-year period. A one percentage point change in the assumed health care cost trend rate would have the following effects for fiscal year 1999.

	1-Percentage-Point	1-Percentage-Point
	Increase	Decrease
	(Millions of Dollars)
Effect on total of service and interest cost components	$1.0	$ (.8)
Effect on postretirement benefit obligation	$6.3	$(5.5)

        Pension program assets are stated at fair value and were composed of approximately 35% and 43% of cash equivalents and fixed income investments and the balance in equity investments at December 31, 1999 and 1998, respectively.

        The following table sets forth the Program's funded status and amounts included in Investments and Other Assets - Other on the Consolidated Balance Sheets.

	Pension Benefits
	1999	1998
	(Millions of Dollars)
Funded status	$21.5	$(31.4)
Unrecognized actuarial loss	45.6	95.1
Unrecognized prior service cost Prepaid benefit cost	10.8 $77.9	12.1 $75.8
Weighted average assumptions as of December 31
Discount rate	7.0%	6.5%
Expected return on plan assets	9.0%	9.0%
Rate of compensation increase	4.0%	3.75%
	Other Benefits
	1999	1998
	(Millions of Dollars)
Funded status	$(87.0)	$(77.8)
Unrecognized actuarial loss	49.3	44.2
Unrecognized prior service cost	27.4	29.5
Accrued benefit cost	$(10.3)	$ (4.1)
Weighted average assumptions as of December 31
Discount rate	7.0%	6.5%
Expected return on plan assets	9.0%	9.0%
Rate of compensation increase	4.0%	3.75%

The changes in benefit obligation and fair value of plan assets are presented in the following table
	Pension Benefits
	1999	1998
	(Millions of Dollars)
Change in benefit obligation
Benefit obligation at beginning of year	$541.6	$495.6
Service cost	13.3	13.0
Interest cost	34.9	33.9
Actuarial loss	(27.0)	25.1
Benefits paid	(29.6)	(26.0)
Benefit obligation at end of year	$533.2	$541.6
Accumulated benefit obligation at December 31	$453.9	$467.4
Change in fair value of plan assets
Fair value of plan assets at beginning of year	$510.2	$468.8
Actual return on plan assets	64.7	49.1
Company contributions	10.0	20.0
Benefits paid	(30.2)	(27.7)
Fair value of plan assets at end of year	$554.7	$510.2
	Other Benefits
	1999	1998
	(Millions of Dollars)
Change in benefit obligation
Benefit obligation at beginning of year	$ 93.4	$ 82.0
Service cost	5.4	4.0
Interest cost	6.7	5.8
Actuarial loss	7.7	7.9
Benefits paid	(7.6)	(6.3)
Benefit obligation at end of year	$105.6	$ 93.4
Change in fair value of plan assets
Fair value of plan assets at beginning of year	$ 15.6	$ 13.6
Actual return on plan assets	2.8	1.7
Company contributions	5.8	4.7
Benefits paid	(5.6)	(4.4)
Fair value of plan assets at end of year	$ 18.6	$ 15.6

        The Company also sponsors defined contribution savings plans covering all eligible employees. Under these plans, the Company makes contributions on behalf of participants. Company contributions to the plans totaled $5.6 million in 1999, $5.8 million in 1998 and $6 million in 1997.

        In January 1999 and 1998, the Company funded the 1999 and 1998 portions of its estimated liability for postretirement medical and life insurance costs through the use of an Internal Revenue Code (IRC) 401 (h) account, within the Company's pension plan, and an IRC 501 (c) (9) Voluntary Employee Beneficiary Association (VEBA). The Company plans to fund the 401(h) account and the VEBA annually. In January 2000, the 2000 portion of the Company's estimated liability will be funded. Assets are composed of cash equivalents, fixed income investments and equity investments.

(7) Long-Term Debt and Capital Lease Obligations

The components of long-term debt and capital lease obligations are shown below.

		At December 31,
Interest Rate	Maturity	1999	1998
		(Millions of Dollars)

First Mortgage Bonds
Fixed Rate Series:
4-1/2%	May 15, 1999	$-	$45.0
9%	April 15, 2000	-	100.0
5-1/8%	April 1, 2001	15.0	15.0
5-7/8%	May 1, 2002	35.0	35.0
6-5/8%	February 15, 2003	40.0	40.0
5-5/8%	October 15, 2003	50.0	50.0
6-1/2%	September 15, 2005	100.0	100.0
6%	April 1, 2004	270.0	-
6-1/4%	October 15, 2007;
	PUT date
	October 15, 2004	175.0	175.0
6-1/2%	March 15, 2008	78.0	78.0
5-7/8%	October 15, 2008	50.0	50.0
5-3/4%	March 15, 2010	16.0	16.0
9%	June 1, 2021	100.0	100.0
6%	September 1, 2022	30.0	30.0
6-3/8%	January 15, 2023	37.0	37.0
7-1/4%	July 1, 2023	100.0	100.0
6-7/8%	September 1, 2023	100.0	100.0
5-3/8%	February 15, 2024	42.5	42.5
5-3/8%	February 15, 2024	38.3	38.3
6-7/8%	October 15, 2024	75.0	75.0
7-3/8%	September 15, 2025	75.0	75.0
8-1/2%	May 15, 2027	75.0	75.0
7-1/2%	March 15, 2028	40.0	40.0
Variable Rate Series:
Adjustable rate	December 1, 2001	50.0	50.0

Total First Mortgage Bonds		1,591.8	1,466.8

Convertible Debentures
5%	September 1, 2002	115.0	115.0
7%	January 15, 2018	-	62.8

Medium-Term Notes
Fixed Rate Series:
6.53%	December 17, 2001	100.0	100.0
7.46% to 7.60%	January 2002	40.0	40.0
7.64%	January 17, 2007	35.0	35.0
6.25%	January 20, 2009	50.0	50.0
7%	January 15, 2024	50.0	50.0
Variable Rate Series:
Adjustable rate	June 1, 2027	8.1	8.1

Recourse Debt
5.00% - 5.99%	2000-2001	1.0	66.0
6.00% - 6.99%	2000-2005	361.6	370.4
7.00% - 8.99%	2000-2005	414.4	142.3
9.00% - 10.10%	2000-2001	62.0	119.0

Nonrecourse Debt		52.8	19.2

Net unamortized discount		(21.7)	(23.5)
Current portion		(147.5)	(215.2)

Net Long-Term Debt		2,712.5	2,405.9

Capital Lease Obligations		154.5	157.6

Long -Term Debt and Capital Lease Obligations		$2,867.0	$2,563.5

        The outstanding First Mortgage Bonds are secured by a lien on substantially all of the Company's property, plant and equipment. Additional bonds may be issued under the mortgage as amended and supplemented in compliance with the provisions of the indenture. As discussed in Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, the Company is in the process of divesting substantially all of its generation assets. Upon the sale of these generating assets, the Company will redeem a portion of the First Mortgage Bonds.

        In March 1999, the Company sold $270 million of its 6% First Mortgage Bonds maturing April 1, 2004. The proceeds from the offering were used as follows: to pay at maturity $45 million in aggregate principal amount of the Company's First Mortgage Bonds, 4-1/2% Series due 1999, which matured May 15, 1999; to redeem $100 million in outstanding principal amount of the Company's First Mortgage Bonds, 9% Series due 2000 (which were called for redemption on April 28, 1999); to redeem at 101% of par the entire $62.6 million outstanding principal amount of the Company's 7% Convertible Debentures due 2018 (which were called for redemption on April 19, 1999); and to refund a portion of the short-term debt that the Company had incurred primarily to finance, on a temporary basis, its ongoing utility construction program and operations.

        The interest rate on the $50 million Adjustable Rate series First Mortgage Bonds is adjusted annually on December 1, based upon the 10-year "constant maturity" United States Treasury bond rate for the preceding three-month period ended October 31, plus a market-based adjustment factor. Effective December 1, 1999, the applicable interest rate is 7.19%. The applicable interest rate was 6.09% at December 1, 1998, and 7.38% at December 1, 1997.

        The 5% Convertible Debentures are convertible into shares of common stock at a conversion rate of 29-1/2 shares for each $1,000 principal amount.

        The $839 million of recourse debt is primarily from institutional lenders maturing at various dates between 2000 and 2005. The interest rates of such borrowings ranged from 5% to 9.7%. The weighted average interest rate was 7.30% at December 31, 1999, and 7.35% at December 31, 1998.

        Long-term debt also includes $52.8 million of non-recourse debt, $7.7 million of which is secured by aircraft currently under operating lease. The debt is payable in monthly installments at rates of LIBOR (London Interbank Offered Rate) plus 1.25% with final maturity on March 15, 2002. In addition, non-recourse debt includes $21.8 million associated with a direct finance lease which is due to mature in 2018 and $16.1 million related to Pepco Energy Services' contract with the Military District of Washington. The remaining non-recourse debt of $7.2 million is related to majority-owned real estate partnerships and is based on a 30-year amortization period at a fixed rate of interest of 9.66%, with final maturity on October 1, 2011.

        The aggregate amounts of maturities for utility long-term debt outstanding at December 31, 1999, are zero in 2000, $165 million in 2001, $190 million in 2002, $90 million in 2003, $270 million in 2004, and $1,275 million thereafter.

        Refer to Note (13) of the Notes to Consolidated Financial Statements, Commitments and Contingencies, for disclosures regarding capital lease obligations.

(8) Income Taxes

The provision for income taxes, reconciliation of consolidated income tax expense, and components of consolidated deferred tax liabilities (assets) are shown below.

Provision for Income Taxes
	For the Year Ended December 31,
	1999	1998	1997

	(Millions of Dollars)

Current tax expense
Federal	$57.2	$111.2	$62.6
State and local	16.9	12.1	4.7

Total current tax expense	74.1	123.3	67.3

Deferred tax expense
Federal	42.8	(1.7)	(6.0)
State and local	1.2	4.3	7.9
Investment tax credits	(3.6)	(3.6)	(3.6)

Total deferred tax expense	40.4	(1.0)	(1.7)

Total income tax expense	$114.5	$122.3	$65.6

Reconciliation of Consolidated Income Tax Expense
	For the Year Ended December 31,
	1999	1998	1997

	(Millions of Dollars)

Income before income taxes	$361.6	$348.6	$247.4

Income tax at federal statutory rate	$126.5	$122.0	$86.6
Increases (decreases) resulting from
Depreciation	11.5	10.9	10.9
Removal costs	(5.0)	(6.0)	(5.9)
Allowance for funds used during construction	0.3	0.5	0.9
State income taxes, net of federal effect	11.8	10.7	8.2
Tax credits	(4.7)	(4.0)	(3.9)
Dividends received deduction	(4.1)	(4.4)	(5.4)
Reversal of previously accrued deferred taxes	-	(1.0)	(10.1)
Other (A)	(21.8)	(6.4)	(15.7)

Total income tax expense	$114.5	$122.3	$65.6

(A) Principally consists of $18.7 million in tax benefits associated with PHI's completion of a restructuring transaction related to a partnership.

Components of Consolidated Deferred Tax Liabilities (Assets)
	At December 31,
	1999	1998

	(Millions of Dollars)

Deferred tax liabilities (assets)
Depreciation and other book to tax basis differences	$903.9	$891.6
Rapid amortization of certified pollution control facilities and prepayment premium on debt retirement	45.0	46.1
Deferred taxes on amounts to be collected through future rates	85.5	88.0
Deferred investment tax credit	(18.9)	(20.3)
Contributions in aid of construction	(34.3)	(32.0)
Conservation costs (demand side management)	42.5	49.4
Finance and operating leases	96.4	139.3
Alternative minimum tax	(27.6)	(43.7)
Assets with a tax basis greater than book basis	(28.5)	(46.0)
Property taxes, contributions to pension plan, and other	4.8	(30.1)

Total deferred tax liabilities, net	1,068.8	1,042.3
Current portion of deferred tax liabilities (included in Other Current Liabilities)	16.0	18.6

Total deferred tax liabilities, net - non-current	$1,052.8	$1,023.7

        The net deferred tax liability represents the tax effect, at presently enacted tax rates, of temporary differences between the financial statement and tax bases of assets and liabilities. The portion of the net deferred tax liability applicable to Pepco's operations, which has not been reflected in current service rates, represents income taxes recoverable through future rates, net and is recorded as a regulatory asset on the balance sheet. No valuation allowance for deferred tax assets was required or recorded at December 31, 1999 and 1998.

        The Tax Reform Act of 1986 repealed the Investment Tax Credit (ITC) for property placed in service after December 31, 1985, except for certain transition property. ITC previously earned on Pepco's property continues to be normalized over the remaining service lives of the related assets.

        The Company files a consolidated federal income tax return. The Company's federal income tax liabilities for all years through 1995 have been determined. The Company is of the opinion that the final settlement of its federal income tax liabilities for subsequent years will not have a material adverse effect on its financial position or results of operations.

Other Taxes

Taxes, other than income taxes, charged to operating expense for each period are shown below.

	1999	1998	1997
	(Millions of Dollars)
Gross receipts	$ 91.8	$ 98.4	$ 95.8
Property	72.7	71.0	71.4
Payroll	9.7	10.9	10.5
County fuel-energy	16.4	15.8	15.4
Environmental, use and other	10.5	8.3	8.6
	$201.1	$204.4	$201.7

(9)    Serial Preferred Stock and Redeemable Preferred Stock

        The Company has authorized 7,750,000 shares of cumulative $50 par value Serial Preferred Stock. At December 31, 1999 and 1998, there were outstanding 2,000,000 shares and 3,000,000 shares, respectively. The various series of Preferred Stock outstanding and the per share redemption price at which each series may be called by the Company are as follows.

	Redemption Price	December 31, 1999 1998
		(Millions of Dollars)
$2.44 Series of 1957, 300,000 shares	$51.00	$15.0	$ 15.0
$2.46 Series of 1958, 300,000 shares	$51.00	15.0	15.0
$2.28 Series of 1965, 400,000 shares	$51.00	20.0	20.0
Auction Series A, none and 1,000,000 shares, respectively	$50.00	-	50.0
		$50.0	$100.0
$3.40 Series of 1992, 1,000,000 shares		$50.0	$ 50.0

        On December 1, 1999, the Company redeemed all outstanding shares of Serial Preferred Stock, Auction Rate Series A, at $50 per share.

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

(10)   Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust

        In May 1998, the Trust issued $125 million of 7-3/8% Trust Originated Preferred Securities (TOPrS). The proceeds from the sale of the TOPrS to the public and from the sale of the common securities of the Trust to the Company were used by the Trust to purchase from the Company $128.9 million of 7-3/8% Junior Subordinated Deferrable Interest Debentures, due June 1, 2038 (Junior Subordinated Debentures). The sole assets of the Trust are the Junior Subordinated Debentures. The Trust will use interest payments received on the Junior Subordinated Debentures to make quarterly cash distributions on the TOPrS. Accrued and unpaid distributions on the TOPrS, as well as payment of the redemption price upon the redemption and of the liquidation amount upon the voluntary or involuntary dissolution, winding up or termination of the Trust, to the extent such funds are held by the Trust, are guaranteed by the Company (Guarantee). The Guarantee, when taken together with the Company's obligation under the Junior Subordinated Debentures and the Indenture for the Junior Subordinated Debentures, and the Company's obligations under the declaration of Trust for the TOPrS, including its obligations to pay costs, expenses, debts and liabilities of the Trust, provides a full and unconditional guarantee by the Company on a subordinated basis of the Trust obligations. Proceeds from the sale of the Junior Subordinated Debentures to the Trust were used to redeem three series of preferred stock in June 1998.

(11) Calculations of Earnings Per Share of Common Stock

Reconciliations of the numerator and denominator for basic and diluted earnings per common share are shown below.

	For the Year Ended December 31,
	1999	1998	1997

(Millions, except Per Share Data)

Income (Numerator):

Earnings applicable to common stock	$238.2	$208.3	$165.3

Add: Interest paid or accrued on Convertible Debentures, net of related taxes	4.4	6.3	6.3

Earnings applicable to common stock, assuming conversion of convertible securities	$242.6	$214.6	$171.6

Shares (Denominator):

Average shares outstanding for computation of basic earnings per share of common stock	118.5	118.5	118.5

Average shares outstanding for diluted computation:

Average shares outstanding	118.5	118.5	118.5

Additional shares resulting from: Conversion of Convertible Debentures	4.1	5.7	5.8

Average shares outstanding for computation of diluted earnings per share of common stock	122.6	124.2	124.3

Basic earnings per share of common stock	$2.01	$1.76	$1.39

Diluted earnings per share of common stock	$1.98	$1.73	$1.38

        The Company's Shareholder Dividend Reinvestment Plan (DRP) provides that shares of common stock purchased through the plan may be original issue shares or, at the option of the Company, shares purchased in the open market. The DRP permits additional cash investments by plan participants limited to one investment per month of not less than $25 and not more than $5,000.

        As of December 31, 1999, 3,392,500 shares of common stock were reserved for issuance upon the conversion of the 5% convertible debentures, 2,324,721 shares were reserved for issuance under the DRP and 1,221,624 shares were reserved for issuance under the Employee Savings Plans.

        Certain provisions of the Company's corporate charter, relating to preferred and preference stock, would impose restrictions on the payment of dividends under certain circumstances. No portion of retained income was restricted at December 31, 1999.

(12)  SMECO Agreement

        On December 31, 1998, the Utility and SMECO entered into a new full-requirements agreement that superseded their previous rolling 10-year power supply contract. The new full-requirements agreement was accepted by FERC on February 9, 1999, without change or modification. The agreement, which became effective as of January 1, 1999, continues the current total rate for electricity, but with a non-varying fuel component. The agreement expires on December 31, 2000, following which SMECO will make a one-time termination payment to the Company of $26 million, which compensates the Company for future earnings it would otherwise have received under the 10-year contract. Accordingly, during the first quarter of 1999, the Company recorded pre-tax income of $23.2 million. This amount is classified as "Investments and Other Assets -- Other" as of December 31, 1999 in the accompanying Consolidated Balance Sheets. In accordance with Accounting Principles Board Opinion No. 21 "Interest on Receivables and Payables," the amount owed by SMECO requires the imputation of interest and therefore the Company is amortizing the $2.8 million difference between the present value of the termination payment and its face amount ($26 million) through December 31, 2000 using the effective interest method at a 6% interest rate. The 6% interest rate approximates the rate the Company could earn on a two year treasury instrument. The Company recorded $1.3 million in interest income during 1999 related to the amortization of the $2.8 million difference.

        On Janaury 25, 1999, Pepco Energy Services signed a contract with SMECO to supply SMECO's full-requirements for power (approximately 600 megawatts of peak load) during the four-year period starting January 1, 2001. Pepco Energy Services was the winning bidder in response to SMECO's summer 1998 request for proposals for a full-requirements provider of electricity. A firm commitment has been secured from a third-party for the delivery of power sufficient to serve SMECO's full requirements. Both the sales commitment to SMECO and the third-party purchase agreement are at fixed prices that do not vary with future changes in market conditions.

(13)  Commitments and Contingencies

Divestiture of the Generation Assets

        The Company currently owns more than 6,000 megawatts of generating capacity, which is provided by six Company-owned, fossil-fueled power plants (of which two are located in Washington, D.C., three are located in Maryland, and one is located in Virginia). The Company also has purchased capacity totaling 764 megawatts under long-term contracts. During 1999 the Company concluded that it can most effectively and profitably operate in the emerging competitive ene ntially all of its generation assets and purchased capacity contracts. This will allow the Company to focus on its primary business strategies, which include regulated transmission and distribution utility services and unregulated sales of energy and telecommunication services.

        Accordingly, on February 3, 1999, the Company, together with several other parties, filed an Agreement of Stipulation and Settlement (the Maryland Agreement) with the Maryland Commission requesting approval of its plan to sell via auction all of its plants, facilities, and equipment used in the generation of electricity, its purchased capacity contracts, and its other rate-based assets that are not required for the provision of electric transmission and distri with the filing of the Maryland Agreement the Company filed several other agreements with the Maryland Commission and the D.C. Commission during 1999. Specifically, on September 23, 1999, the Company filed an amendment to the Agreement (Maryland Amendment) with the Maryland Commission. The purpose of the Maryland Amendment was to allow, but not require, the Company to exclude its Benning Road and Buzzard Point generating stations in Washington, D.C. from the planned sale. Also on September 23, 1999, as ted among representatives of the parties to the Maryland Agreement, as well as other parties, the Company filed an Agreement of Stipulation and Settlement Regarding Unbundled Rate issues (the Maryland Phase II Settlement Agreement) with the Maryland Commission. Additionally, on November 8, 1999, the Company filed a Non-Unanimous Agreement of Stipulation and Full Settlement (the D.C. Agreement) with the D.C. Commission. The Maryland Agreement, the Maryland Amendment and the Maryland Phase II Settlement Agreement were approved by the Maryland Commission on December 22, 1999. The D.C. Agreement was approved by the D.C. Commission on December 30, 1999. Terms of the above referenced filings are discussed below.

The Maryland Agreement and the Maryland Amendment

        As a result of the Maryland Commission's approval of the Maryland Agreement and the Maryland Amendment, the Company will immediately begin the auction process to sell a total capacity of 5,320 megawatts in four generating stations located in Maryland and Virginia, a 9.72% undivided interest in a Pennsylvania generating station, and six purchased capacity contracts totaling 735 megawatts (collectively, the generation assets). The auction will take place in an open and competitive marketplace. Based on the timing of the Commissions' approval, the Company expects that the auction will be completed by year end 2000. The details of the sale of the generation assets are subject to a prudence review by the Commissions, if so ordered.

        In accordance with the terms of the Maryland Amendment, the Company has decided to exclude its Benning Road and Buzzard Point generating stations from the proposed sale. The net book value of these stations at December 31, 1999 is approximately $75 million. The Maryland Amendment also stipulates that the Company will not seek to recover stranded costs, if any, associated with the book value of these generating stations from Maryland customers. In addition, these generating stations will not be included in the cost of service for purposes of calculating the Company's Maryland jurisdictional revenue requirements in any rate case filed after June 30, 2000. A similar agreement with respect to these stations was reached in D.C. Additionally, the Maryland Amendment provides residential customers with an additional 3% base rate reduction, or approximately $10 million in revenue per year, which the Company may recover through future potential generation procurement savings, available after the Company's generation assets are divested. Conversely, the Company's future earnings would be reduced if it is required to purchase power at prices in excess of those included in base rates.

        With regard to the outcome of the auction, the Maryland Agreement addresses four possibilities: (1) if the pre-tax amount of the net proceeds is less than the then-current net book value of the generation assets, a non-bypassable Competitive Transition Charge (CTC) will be used to recover the difference between the pre-tax net proceeds and the net asset book value that is allocable to Maryland, plus all Maryland generation-related regulatory assets and transition costs, (2) if the pre-tax amount of the net proceeds is greater than the then-current net book value of the generation assets, the difference allocable to Maryland will be applied to offset the aforementioned Maryland regulatory assets and transition costs, (3) if the difference is not sufficient to fully recover all regulatory assets and transition costs, a non-bypassable CTC will be established to recover the deficiency, and (4) if the pre-tax amount of the net auction proceeds is greater than the then-current net book value of the generation assets, and more than sufficient to recover Maryland regulatory assets and transition costs, a portion of the additional amount will be provided to the Company's retail service rates as follows: (1) 70 percent of Maryland allocable portion of the first $100 million of the surplus on a system basis will be apportioned to Maryland customers, (2) 60 percent of the second $100 million of the surplus will be apportioned to Maryland customers, and (3) 50 percent of any additional amount over $200 million will be apportioned to Maryland customers.

The Maryland Phase II Settlement Agreement

        The Maryland Phase II Settlement Agreement was the result of negotiations conducted among representatives of the parties to the Maryland Agreement as well as other parties. The Maryland Phase II Settlement Agreement creates reductions in rates for all customers. Although the amount of the reduction will vary somewhat by class of customer, the estimated overall net effect will be reductions for all customers equivalent to approximately 4% of base rates, or approximately $29 million in revenue per year. This decrease is being achieved through a reduction in the DSM surcharge rate, effective July 1, 2000, made possible because DSM costs will be substantially recovered by that date. The remaining DSM surcharge rate will also allow the Company to fully recover approximately $7 million in annual charges for Universal Service that have been imposed by the Maryland legislature. Accordingly, there is no earnings effect from this rate reduction. The Maryland Phase II Settlement Agreement also extends the term of the Company's transitional Standard Offer Service rate cap by one year. The Company will not file for a base rate increase prior to December 2003.

The D.C. Agreement

        In connection with the Company's divestiture application, the Company filed the D.C. Agreement with the D.C. Commission. Under the provisions of the D.C. Agreement the Company would recover all of its stranded costs, if any, all regulatory assets (including DSM costs not otherwise recovered from the proceeds of the auction of the generation assets), above market purchased power costs and transition costs. Consistent with the Maryland Amendment, the Company will not seek to recover stranded costs, if any, associated with the book value of the Benning Road and Buzzard Point generating stations from D.C. customers. In addition, those stations will not be included in the cost of service for purposes of calculating the Company's D.C. jurisdictional revenue requirement in any future rate case. As a result, the Benning Road and Buzzard Point generating stations will become deregulated and subject to the effects of the competitive marketplace. The Company has performed an analysis and has determined that, as of December 31, 1999, the stations are not impaired.

        Under the terms of the D.C. Agreement, the rates for service to residential customers in D.C. would be reduced by a total of 7% as follows: 2% effective January 1, 2000, an additional 1-1/2% effective July 1, 2000, and an additional 3-1/2% effective one month after the closing on the sale of the generation assets. The corresponding rate reductions for commercial customers in D.C. total 6.5% as follows: 3-1/2% on January 1, 2000, 1-1/2% on July 1, 2000, and 1-1/2% one month after the closing of the sale of the generation assets. The January 1, 2000 rate reductions approximate $25 million annually and reflect the termination of the DSM surcharge (all unamortized DSM costs, equal to $126.6 million at December 31, 1999, will be deducted from the proceeds of the auction of the generation assets before the sharing, if any, of any amounts received from the auction between utility customers and shareholders). The July 1, 2000, rate reductions approximate $12 million annually, and reflect reductions in the Company's cost of service since its last D.C. base rate case, which was decided on June 30, 1995. The rate reductions following the closing of approximately $15 million annually represent the guaranteed reductions through the operation of the Generation Procurement Credit and are guaranteed but may be recouped by the Company if it is able to purchase electricity at a lower cost than its frozen production rate during the period the Company's rates are capped. Conversely, the Company's future earnings would be reduced if it were required to purchase power at prices in excess of those included in base rates.

        The rates of the Company's customers will be capped at the levels in effect one month after the closing of the sale of the assets for a period of six years for Residential Aid Discount low income customers and four years for other customers. The periods during which the caps will be in effect will begin one month following the date of the closing on the sale of the assets. The capped rates will include rates in effect one month after the closing of the asset sale, the average level of fuel costs for the 12 months prior to the date of the closing, plus the CAA portion of the Environmental Cost Recovery Rider in effect one month after the closing.

        With regard to the outcome of the auction, the D.C. Agreement provides that if the Company does not recover the costs of its generation assets, regulatory assets, and transition costs from the proceeds of the sale, such amounts will be recovered through an Asset Recovery Charge, which will be applied to delivery rates on a per kilowatt-hour basis over a period of five years. The D.C. Agreement also provides that, if the Company's purchase capacity contracts are not included in the asset sale, the contracts will become distribution assets and the Company will recover related costs allocable to D.C. in a formulary rate (i.e. recovery of the costs shall be guaranteed, offset by any benefits derived under the contracts.) The D.C. Agreement further provides that if the generation asset sale does not include all of the purchase capacity contracts, the Company and the signatory parties will develop a sharing approach that will ensure that the Company's customers will be no worse than they would have been had the purchase capacity contracts had been included in the sale. Provision is made for the sharing of any profits recovered from the generation asset sale above the net book value of the Company's generation assets, the regulatory assets, and the transition costs. Shareholders and D.C. customers will share such proceeds through a Divestiture Sharing Rider (DSR) applied to the Company's retail rates. The level of proceeds shared through the DSR is as follows: D.C. customers will receive 85 percent of the D.C. allocable portion of the first $100 million of the net proceeds of the sale above the net book value of the Company's generation assets, the regulatory assets, and the transaction costs; 70 percent of the next $100 million; and 60 percent of any additional proceeds.

        The effects of the sale of the generation assets not allocable to Maryland or D.C, which could be material, will be reflected in the determination of income at the time of the closing of the sale.

Use of Proceeds from the Divestiture

        The generation assets to be sold are subject to the lien of the Company's First Mortgage Bonds. In order to effect the sale, the lien must be released by depositing cash with the Trustee under the Mortgage. The Company intends to have the cash returned to it through the redemption of outstanding First Mortgage Bonds and the reduction of borrowing capacity under the Mortgage. The Company will also owe federal and state income taxes to the extent of any gains achieved above the tax basis of the property. The tax basis is substantially lower than the Company's carrying value for financial reporting purposes and therefore the tax payment may be significant. After all customer sharing, if any, as provided in the Commissions' divestiture orders, and payment of any income tax obligations, the Company will use the balance of funds remaining to further its business strategies and/or to reduce the Company's capital structure. The amount the Company applies to each of these purposes will depend on an economic evaluation of the reinvestment opportunities available and identified over the months remaining to the closing.

Customer Choice

Maryland

        In regard to customer choice in Maryland, the Maryland Agreement and the Maryland Phase II Settlement Agreement established July 1, 2000, as the date on which retail access to a competitive market for generation services will be made available to all Maryland customers. The unbundling of delivery rates for customers who choose a generation supplier other than the Company would be accomplished in a revenue neutral manner effective July 1, 2000. Also under the Maryland Agreement, the Company's Maryland customers who are unable to receive generation services from another supplier, or who do not select another supplier, will be entitled to receive services (default services) from the Company until July 1, 2003, at a rate for the applicable customer class that is no higher than the bundled rate in effect on June 30, 2000, but subject to adjustment for tax law changes enacted by the Maryland General Assembly relating to its authorization of electric industry restructuring. In the Maryland Phase II Settlement Agreement, the Company effectively agreed to extend the rate cap until July 1, 2004. Thereafter, the Company would provide default services using power obtained through a competitive bidding process at regulated tariff rates determined on a pass-through basis and including an allowance for the costs incurred by the Company in providing the services.

District of Columbia

        Regarding customer choice for D.C. customers, the D.C. Agreement provides that the Company will implement residential retail access pilot program by January 1, 2001. The pilot program must be open to at least 10 percent of the D.C. residential customers and is contingent upon the adoption of appropriate tax and enabling legislation by March 31, 2000. The City Council enacted enabling legislation in December 1999 providing for customer choice beginning in D.C. on January 1, 2002. The legislation is pending approval by the Control Board. If the legislation is not adopted until after March 31, 2000, the initiation of the retail access pilot program for residential customers and full retail access for commercial customers will begin within nine months of the adoption of the necessary legislation. The D.C. Commission approved a customer choice plan that is consistent with the pending legislation, except that customers will have their choice of electricity suppliers beginning January 1, 2001.

Accounting for Certain Types of Regulation

        Based on the regulatory framework in which it has operated, the Company has historically applied the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 allows regulated entities, in appropriate circumstances, to establish regulatory assets and to defer the income statement impact of certain costs that are expected to be recovered in future rates.

        The components of the Company's regulatory assets balance at December 31, 1999 and 1998 are as follows:

	1999	1998
	(Millions of Dollars)
Income taxes recoverable through future rates, net	$226.0	$232.5
Conservation costs, net	163.2	197.5
Unamortized debt reacquisition costs	49.4	49.9
Deferred fuel liability, net	(40.4)	(26.1)
Other	13.5	3.0
Total	$411.7	$456.8

        In addition, electric plant in service includes a regulatory asset related to capital leases, which are treated as operating leases for rate-making purposes, of approximately $44 million and $37 million at December 31, 1999 and 1998, respectively.

        Based on the Commissions' approval of the divestiture plan, the Company's generation assets are deregulated as of December 31, 1999, and therefore the application of SFAS 71 no longer applies to this portion of the Company's business. Under the terms of the Maryland and D.C. Agreements, all stranded costs, including future costs related to plant removal associated with divested generation facilities, plus all above-market costs associated with purchased power obligations, regulatory assets and obligations, and related expenses incurred by the Company in preparation for the implementation of retail competition will be recovered from customers. Accordingly, there is no impact on the Company's results of operations from the discontinuance of the provisions of SFAS 71.

Leases

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

        PCI is in the process of building, owning and financing a new 10-story, 360,000 square foot commercial office building at an estimated cost of $92 million. The new building is expected to be completed in mid-2001. The Utility will lease the majority of the office space from PCI. As of December 31, 1999, PCI has invested $31.1 million related to the acquisition of land and development of the new building.

        Rents, including property taxes and insurance, net of rental income from subleases, aggregated approximately $18.7 million in 1999, $18.4 million in 1998, and $17.1 million in 1997. The approximate annual commitments under all operating leases, reduced by rentals to be received under subleases, are $10.4 million for 2000, $7.0 million for 2001, $1.9 million for 2002, $1.3 million for 2003, $.5 million for 2004, and a total of $4.3 million for the years thereafter.

        The Utility leases its consolidated control center, an integrated energy management center used by the Utility's power dispatchers to centrally control the operation of the Utility's generating units, transmission system and distribution system. The lease is accounted for as a capital lease and was recorded at the present value of future lease payments, which totaled $152 million. The lease requires semi-annual payments of $7.6 million over a 25-year period and provides for transfer of ownership of the system to the Utility for $1 at the end of the lease term. Under SFAS 71, the amortization of leased assets is modified so that the total of interest on the obligation and amortization of the leased asset is equal to the rental expense allowed for rate-making purposes. This lease has been treated as an operating lease for rate-making purposes. Accordingly, the Company has recorded a regulatory asset of approximately $35 million and $28 million at December 31, 1999 and 1998, respectively.

Fuel Contracts

        The Utility has numerous coal contracts of various durations for aggregate annual deliveries of approximately five million tons with the latest expiring on June 30, 2002. Deliveries under these contracts are expected to provide approximately 75% of the estimated system coal requirements in 2000. The Utility will purchase the balance of its coal requirements on a spot basis from a variety of suppliers. The Utility's current coal contracts are fixed price contracts.

Capacity Purchase Agreements

        The Utility's long-term capacity purchase agreements with FirstEnergy Corp. (FirstEnergy, formerly Ohio Edison) and Allegheny Energy, Inc. (AEI) commenced June 1, 1987, and are expected to continue at the 450-megawatt level through 2005. Under the terms of the agreements with FirstEnergy and AEI, the Utility is required to make capacity payments, subject to certain contingencies, that include a share of FirstEnergy's fixed operating and maintenance cost. The Utility also has a 25-year agreement with Panda for a 230-megawatt gas-fueled combined-cycle cogenerator project in Prince George's County, Maryland. In addition, the Utility continues to purchase capacity and associated energy from a municipally financed resource recovery facility in Montgomery County, Maryland. Capacity expenses under these agreements, including an allocation for a portion of FirstEnergy's fixed operating and maintenance costs, were $207.9 million, $149.8 million and $145.2 million in 1999, 1998 and

1997, respectively. Commitments under these agreements are estimated at $204 million for 2000, $209 million for 2001, $211 million for 2002, $210 million for 2003, $211 million for 2004, and a total of $980 million for the years thereafter.

        The Utility began a 25-year purchase agreement in June 1990 with SMECO for 84 megawatts of capacity supplied by a combustion turbine installed and owned by SMECO at the Utility's Chalk Point Generating Station. The Utility is responsible for all costs associated with operating and maintaining the facility. The Utility is accounting for this agreement as a capital lease, recorded at fair market value, which totaled $37.1 million at the date construction was completed. The capacity payment to SMECO is approximately $5.5 million per year. Under SFAS 71, amortization of leased asset is modified so that the total of interest on the obligation and amortization of the leased asset is equal to rental expense allowed for rate-making purposes. This agreement has been treated as an operating lease for rate-making purposes. Accordingly, the Company has recorded a regulatory asset of approximately $9 million at December 31, 1999 and 1998.

Environmental Contingencies

        The Company is subject to contingencies associated with environmental matters, principally related to possible obligations to remove or mitigate the effects on the environment of the disposal of certain substances at the sites discussed below.

        On May 22, 1998, the State of Maryland issued final regulations entitled, "Post RACT Requirements for Nitrogen Oxides (NOx) Sources (NOx Budget Proposal)," requiring a 65% reduction in NOx emissions at the Company's Maryland generating units by May 1, 1999. The regulations allow the purchase or trade of NOx emission allowances to fulfill this obligation. The Company appealed this regulation to the Circuit Court for Charles County, Maryland, in June 1998, on the basis that the regulation does not provide adequate time for the installation of NOx emission reduction technology and that there is no functioning NOx allowance market. In July 1998, the case was moved to the Circuit Court for Baltimore City and consolidated with a similar appeal filed by Baltimore Gas and Electric Company. On February 23, 1999, the Circuit Court for Baltimore City declared the Maryland NOx Budget Proposal to be invalid and remanded it to the Department of Environment. A preliminary plan for installing the best available removal technology on the Company's largest coal-fired units would require capital expenditures for approximately $170 million and would yield NOx reductions of nearly 85% beginning in year 2004. Also, in September 1998, the EPA issued rules for reducing interstate transport of ozone. The Company's preliminary plan for NOx reductions of 85% by 2004 appears to be consistent with the EPA rules.

        The Company's generating stations operate under National Pollutant Discharge Eliminating System (NPDES) permits. NPDES permits were issued for the Potomac River station in February 1994, the Morgantown station in February 1995, the Dickerson station in August 1996, and the Chalk Point station in September 1996. NPDES renewal applications were submitted in July 1993 for the Benning station, in August 1998 for the Potomac River station, and in August 1999 for the Morgantown station. At December 31, 1999, resolution of these applications is pending.

        In October 1997, the Company received notice from the EPA that it, along with 68 other parties, may be a Potentially Responsible Party (PRP) under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA or Superfund) at the Butler Mine Tunnel Superfund site in Pittstown Township, Luzerne County, Pennsylvania. The site is a mine drainage tunnel with an outfall on the Susquehanna River where oil waste was disposed of via a borehole in the tunnel. The letter notifying the Company of its potential liability also contained a request for a reimbursement of approximately $.8 million for response costs incurred by EPA at the site. The letter requested that the Company submit a good faith proposal to conduct or finance the remedial action contained in a July 1996 Record of Decision (ROD). The EPA estimated the cost of the remedial action to be $3.7 million. The Company reached a settlement with a group of large PRPs wherein the Company paid a small share of the estimated remedial action cost and received in return indemnification for past, present and future liability associated with the conditions that gave rise to EPA's ROD. While the agreement does not resolve the Company's liability with respect to claims brought by EPA or others not a party to the agreement, the Company believes that it is sufficiently protected by the indemnity agreement that any such liability will not have a material adverse effect on its financial position or results of operations.

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

        In December 1987, the Company was notified by the EPA that it, along with several other utilities and nonutilities, is a PRP in connection with the polychlorinated biphenyl compounds (PCBs) contamination of a Philadelphia, Pennsylvania, site owned by a nonaffiliated company. In the early 1970s, the Company sold scrap transformers, some of which may have contained some level of PCBs, to a metal reclaimer operating at the site. In October 1994, a Remedial Investigation/Feasibility Study (RI/FS) including a number of possible remedies was submitted to the EPA. In December 1997, the EPA signed a ROD that set forth a selected remedial action plan with estimated implementation costs of approximately $17 million. In June 1998, the EPA issued a unilateral Administrative Order to the Company and 12 other PRPs to conduct the design and actions called for in the ROD. To date, the Company has accrued $1.7 million for its share of these costs.

Litigation

        During 1993, the Company was served with Amended Complaints filed in three jurisdictions (Prince George's County, Baltimore city and Baltimore County), in separate ongoing, consolidated proceedings each denominated, "In re: Personal Injury Asbestos Case." The Company (and other defendants) were brought into these cases on a theory of premises liability under which plaintiffs argue that the Company was negligent in not providing a safe work environment for employees of its contractors who allegedly were exposed to asbestos while working on the Company's property. Initially, a total of approximately 448 individual plaintiffs added the Company to their Complaints. While the pleadings are not entirely clear, it appears that each plaintiff seeks $2 million in compensatory damages and $4 million in punitive damages from each defendant. In a related proceeding in the Baltimore City case, the Company was served, in September 1993, with a third-party complaint by Owens Corning Fiberglass, Inc. (Owens Corning) alleging that Owens Corning was in the process of settling approximately 700 individual asbestos-related cases and seeking a judgment for contribution against the Company on the same theory of alleged negligence set forth above in the plaintiffs' case. Subsequently, Pittsburgh Corning Corp. (Pittsburgh Corning) filed a third-party complaint against the Company, seeking contribution for the same plaintiffs involved in the Owens Corning third-party complaint. Since the initial filings in 1993, approximately 80 additional individual suits have been filed against the Company. The third-party complaints involving Pittsburgh Corning and Owens Corning were dismissed by the Baltimore City Court during 1994 without any payment by the Company. Through December 31, 1999, approximately 400 of the individual plaintiffs have dismissed their claims against the Company. No payments were made by the Company in connection with the dismissals. While the aggregate amount specified in the remaining suits would exceed $400 million, the Company believes the amounts are greatly exaggerated, as were the claims already disposed of. The amount of total liability, if any, and any related insurance recovery cannot be precisely determined at this time; however, based on information and relevant circumstances known at this time, the Company does not believe these suits will have a material adverse effect on its financial position. However, an unfavorable decision rendered against the Company could have a material adverse effect on results of operations in the year in which a decision is rendered.

        The Company is involved in other legal an administrative (including environmental) proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Management is of the opinion that the final disposition of these proceedings will not have a material adverse effect on the Company's financial position or results of operations.

Labor Agreement

        A four-year Agreement (Labor Agreement) between the Company and Local 1900 of the International Brotherhood of Electrical Workers (IBEW) was ratified on December 18, 1998, by Union members. The Labor Agreement provides for a general wage increase of 3% each year in 1999, 2000 and 2001, beginning February 14, 1999, and 3% increase in wages in the fourth year of the contract (2002) unless either party elects to reopen the Labor Agreement. The Company also agreed to a 3% lump-sum payment for the period of January 3, 1999, to February 14, 1999. In addition, the Labor Agreement resolves important issues that will arise based on the Company's divestiture of its generation assets and establishes a framework for ongoing progress towards improving management and union relations with joint committees. At December 31, 1999, 2,207 of the Company's 3,603 employees were represented by the IBEW.

Termination of Proposed Merger

        In December 1997, the Company and Baltimore Gas and Electric announced the cancellation of their proposed merger to create Constellation Energy Corporation. As a result, the Company recorded a $52.5 million operating charge ($32.6 million net of income tax or 28 cents per share) to write off its cumulative deferred merger-related costs.

(14) Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments at December 31, 1999 and 1998 are shown below.

	At December 31,
	1999		1998
(Millions of Dollars)

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets
Marketable securities	$203.2	203.2	$231.1	231.1
Notes receivable	$32.5	32.5	$25.5	22.4

Liabilities and Capitalization
Long-term debt
First mortgage bonds	$1,576.5	1,501.9	$1,408.4	1,489.5
Medium-term notes	$281.6	273.8	$281.3	304.5
Convertible debentures	$110.1	107.2	$169.3	175.2
Recourse and nonrecourse debt	$891.8	858.8	$716.9	729.2

Company obligated mandatorily redeemable preferred securities of subsidiary trust which holds solely parent junior subordinated debentures	$125.0	106.9	$125.0	128.7
Serial preferred stock	$50.0	35.3	$100.0	95.4
Redeemable serial preferred stock	$50.0	53.0	$50.0	53.6

        The methods and assumptions below were used to estimate, at December 31, 1999 and 1998, the fair value of each class of financial instruments shown above for which it is practicable to estimate that value.

        The fair value of the Marketable Securities was based on quoted market prices.

        The fair value of the Notes Receivable was based on discounted future cash flows using current rates and similar terms.

        The fair value of the Long-term Debt, which includes First Mortgage Bonds, Medium-Term Notes and Convertible Debentures, excluding amounts due within one year, was based on the current market price, or for issues with no market price available, was based on discounted cash flows using current rates for similar issues with similar terms and remaining maturities. The fair value of the recourse and the non-recourse debt held by PHI was based on current rates offered to similar companies for debt with similar remaining maturities.

        The fair value of the Serial Preferred Stock, Redeemable Serial Preferred Stock and Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust, excluding amounts due within one year, was based on quoted market prices or discounted cash flows using current rates of preferred stock with similar terms.

        The fair value of the interest rate swap agreements is discussed in Note (15) of the accompanying Notes to Consolidated Financial Statements, Risk Management Activities.

        The carrying amounts of all other financial instruments approximate fair value.

(15)  Risk Management Activities

Utility

        The Utility enters into forward and option agreements for the purchase and sale of power. The intent of these agreements is to either secure power for retail customers at advantageous prices or to obtain profitable prices for power generated by the Utility's facilities.

PCI and Pepco Energy Services

        PCI has entered into interest rate swap agreements to fix certain variable rate debt under its Medium-Term Note program in order to reduce its exposure to interest rate fluctuations. These agreements have a notional amount of approximately $39 million at December 31, 1999. The interest rate differential to be paid or received on the swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense. As of December 31, 1999, the interest rate swap agreements have an average life of 3.69 years with a fixed rate of 6.69% and variable rate of 6.27%. The fair value of these interest rate swap agreements, based on quoted market prices, was approximately $1.3 million as of December 31, 1999.

        Pepco Energy Services enters into agreements to sell electricity and natural gas to customers and generally operates to secure firm, fixed-commitments to meet its fixed price sales obligations and to match floating price sales agreements with floating price supply agreements.

Accounting Treatment

        The Utility's, PCI's, and Pepco Energy Services' agreements are not used for trading purposes and are accounted for under Statement of Financial Accounting Standards No. 80 (SFAS 80), "Accounting for Futures Contracts." In accordance with SFAS 80, the financial agreements that represent hedges are not included on the Consolidated Balance Sheets and gains and losses are recognized in the Consolidated Statements of Earnings and Retained Income at the time of the transaction.

        The accounting treatment outlined in Emerging Issues Task Force Issue 98-10 (EITF
98-10), "Accounting for Energy Trading and Risk Management Activities," does not apply to the Utility's, PCI's, and Pepco Energy Services' agreements since they are not entered into for trading purposes as defined by EITF 98-10. Additionally, the effective date of Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities," has been delayed and will become effective for Pepco's 2001 calendar year financial statements. The Company continues to assess the provisions of SFAS 133 and the impact that its adoption may have on the consolidated financial statements. However, based on the SFAS 133 implementation work that has been completed to date, the Company believes that the adoption of SFAS 133 will not have a material impact on the Company's financial position or results of operations.

(16) Quarterly Financial Summary (Unaudited)

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter	Total
(Millions of Dollars, except Per Share Data)

1999
Total Operating Revenue	$511.0	604.7	858.3	502.0	2,476.0
Total Operating Expenses	$467.6	508.8	611.4	507.8	2,095.6
Loss from Equity Investments,
principally Telecommunication Entities	$(3.1)	(1.7)	(2.0)	(2.8)	(9.6)
Operating Income (Loss)	$40.3	94.2	244.9	(8.6)	370.8
Net Income (Loss)	$26.0	75.3	154.0	(8.2)	247.1
Earnings (Loss) Available for Common Stock	$24.0	73.3	151.9	(11.1)	238.2
Basic Earnings (Loss) per Share of Common Stock	$.20	.62	1.28	(.09)	2.01
Diluted Earnings (Loss) per Share of Common Stock	$.20	.61	1.25	(.09)	1.98
Cash Dividends Per Common Share	$.415	.415	.415	.415	1.66

1998
Total Operating Revenue	$417.4	569.0	786.8	447.7	2,220.8
Total Operating Expenses	$409.0	463.8	537.0	448.2	1,858.0
Income (Loss) from Equity Investments,
principally Telecommunication Entities	$.1	(1.0)	(5.3)	(2.3)	(8.5)
Operating Income (Loss)	$8.5	104.2	244.5	(2.8)	354.3
Net Income (Loss)	$7.5	66.0	153.1	(.3)	226.3
Earnings (Loss) Available for Common Stock	$3.4	56.0	151.1	(2.2)	208.3
Basic Earnings (Loss) per Share of Common Stock	$.03	.47	1.27	(.02)	1.76
Diluted Earnings (Loss) per Share of Common Stock	$.03	.46	1.23	(.02)	1.73
Cash Dividends Per Common Share	$.415	.415	.415	.415	1.66

1997
Total Operating Revenue	$431.9	474.9	665.3	425.0	1,997.1
Total Operating Expenses	$416.0	412.9	454.1	468.7	1,751.7
Income from Equity Investments,
principally Telecommunication Entities	$.9	.3	.3	.5	2.0
Operating Income (Loss)	$16.8	62.3	211.5	(43.2)	247.4
Net Income (Loss)	$23.0	50.1	136.0	(27.3)	181.8
Earnings (Loss) Available for Common Stock	$18.9	46.0	131.8	(31.4)	165.3
Basic Earnings (Loss) per Share of Common Stock	$.16	.39	1.11	(.27)	1.39
Diluted Earnings (Loss) per Share of Common Stock	$.16	.38	1.07	(.27)	1.38
Cash Dividends Per Common Share	$.415	.415	.415	.415	1.66

The Company's sales of electric energy are seasonal and, accordingly, comparisons by quarter within a year are not meaningful.

The totals of the four quarterly basic earnings per common share and diluted earnings per common share may not equal the basic earnings per common share and diluted earnings per common share for the year due to changes in the number of common shares outstanding during the year, and with respect to the diluted earnings per common share, changes in the amount of dilutive securities.

Stock Market Information

1999	High	Low	1998				High	Low

1st Quarter	$26-1/2	$23	1st Quarter				$25-11/16	$23-7/16
2nd Quarter	$31-3/4	$23-1/8	2nd Quarter				$25-7/16	$23-1/16
3rd Quarter	$31-5/16	$25-1/16	3rd Quarter				$26-5/8	$23-1/8
4th Quarter	$28-1/16	$21-1/4	4th Quarter				$27-13/16	$24-7/8
(Close $22-15/16)			(Close $26-5/16)
Shareholders at December 31, 1999: 66,546

Selected Consolidated Financial Data

	1999	1998	1997		1996	1995	1994	1989
(Millions, except Per Share Data)

Total Operating Revenue	$2,476.0	2,220.8	1,997.1		2,141.2	2,019.2	1,977.5	1,652.5

Total Operating Expenses	$2,095.6	1,858.0	1,751.7		1,826.5	1,880.3	1,656.3	1,338.1

Net Income	$247.1	226.3	181.8		237.0	94.4	227.2	214.6

Earnings Available for Common Stock	$238.2	208.3	165.3		220.4	77.5	210.7	205.4

Basic Common Shares Outstanding (Average)	118.5	118.5	118.5		118.5	118.4	118.0	95.2

Diluted Common Shares Outstanding (Average)	122.6	124.2	124.3		124.3	118.5	124.0	98.1

Basic Earnings (Loss) Per Share of Common Stock
Utility	$1.85	1.63	1.25	*	1.72	1.70	1.63	1.83
PCI	$.22	.14	.15		.14	(1.05)	.16	.33
PES	$(.06)	(.01)	(.01)		-	-	-	-
Pepco Consolidated	$2.01	1.76	1.39	*	1.86	.65	1.79	2.16

Diluted Earnings (Loss) Per Share of Common Stock
Utility	$1.82	1.61	1.24	*	1.69	1.70	1.60	1.81
PCI	$.22	.13	.15		.13	(1.05)	.15	.32
PES	$(.06)	(.01)	(.01)		-	-	-	-
Pepco Consolidated	$1.98	1.73	1.38	*	1.82	.65	1.75	2.13

Cash Dividends Per Share of Common Stock	$1.66	1.66	1.66		1.66	1.66	1.66	1.46

Investment in Property, Plant and Equipment	$6,784.3	6,657.8	6,514.1		6,321.6	6,161.1	5,974.2	4,270.7

Net Investment in Property, Plant and Equipment	$4,524.4	4,521.2	4,486.3		4,423.2	4,400.3	4,334.4	3,097.5

Total Assets	$6,910.6	6,574.1	6,683.2		6,852.4	7,082.3	6,972.2	4,637.4

Long-Term Obligations (including redeemable preferred stock)	$3,042.0	2,738.5	3,033.4		3,069.2	3,173.3	3,174.8	1,688.9

* Includes ($.28) as the net effect of the write-off of merger-related costs.

POTOMAC ELECTRIC POWER COMPANY

ANNUAL REPORT CHART DATA
EARNINGS (LOSS) PER SHARE

YEAR	UTILITY		PCI		PES	TOTAL

1995	$1.70		($1.05)	(a)	-	$0.65	(a)

1996	$1.72		$0.14		-	$1.86

1997	$1.25	(b)	$0.14		-	$1.39	(b)

1998	$1.63		$0.14		($0.01)	$1.76

1999	$1.85		$0.22		($0.06)	$2.01

(a) Includes ($1.04) in nonrecurring charges
(b) Includes ($0.28) as the net effect of the write-off of merger-related costs.