Form 10-K, Exhibit 13
period 2000-12-31
POTOMAC ELECTRIC POWER CO
filed 2001-03-23
CIK 79732

2000 Highlights

Consolidated Financial Information (Millions of Dollars, except Per Share Data)	2000		1999		Change	% Change

Total Operating Revenue	$3,047.7		2,476.0		571.7	23.1
Total Operating Expenses	$2,328.2		2,095.6		232.6	11.1
Loss from Equity Investments, Principally Telecommunication Entities	$(17.1)		(9.6)		(7.5)	(78.1)
Operating Income	$702.4		370.8		331.6	89.4
Net Income	$352.0		247.1		104.9	42.5
Earnings Available for Common Stock	$346.5		238.2		108.3	45.5
Basic Earnings (Loss) Per Share of Common Stock
Utility:
Continuing Operations	$1.61		1.85		(.24)	(13.0)
Divestiture Gain	1.58		-		1.58	-
Impairment Loss	(.20)		-		(.20)	-
Total Utility	2.99		1.85		1.14	61.6
PCI	.12		0.22		(.10)	(45.5)
Pepco Energy Services	(.08)		(.06)		(.02)	(33.3)
PepMarket	(.01)		-		(.01)	-
Pepco Consolidated	$3.02		2.01		1.01	50.2
Cash Dividends Per Common Share	$1.66		1.66		-	-

Utility - Operating
Electrical Sales (000s Megawatt-hours)	27,442		26,970		472	1.8
Total Investment in Property and Plant (In Millions)	$4,284.7		6,784.3		(2,499.6)	(36.8)
Number of Electric Service Customers at Year-End	719,687		700,611		19,076	2.7
Average Price Per Kilowatt-hour	6.96	Cents	7.11	Cents	(.15)	(2.1)

Potomac Capital Investment Corporation (PCI) - Asset Mix (Millions of Dollars)
Energy Leveraged Leases	$469.3		433.3		36.0	8.3
Marketable Securities	$231.4		203.2		28.2	13.9
Aircraft Leases	$118.5		251.3		(132.8)	(52.8)
Telecommunications	$118.2		39.6		78.6	100.0
Real Estate	$102.8		78.8		24.0	30.5
Other (primarily investments and receivables)	$368.6		277.2		91.4	33.0

PCI - Telecommunications
Cumulative Authorized Cable Households	900,000		550,000		350,000	63.6
Cumulative Constructed Households	175,000		70,000		105,000	100.0+
Customer Services
On-network	35,000		15,000		20,000	100.0+
Off-network	240,000		265,000		(25,000)	(9.4)
Total Customer Services	275,000		280,000		(5,000)	(1.8)

Pepco Energy Services, Inc.
Electrical Sales (000s Megawatt-hours)	640		118		522	100.0+
Gas Sales (in millions of dekatherms)	54.4		46.3		8.1	17.5
Number of Gas and Electric Service Customers at Year-End	32,100		6,900		25,200	100.0+
Service Revenues (in millions)	$32.5		27.7		4.8	17.3
Gas and Electric Revenues (in millions)	$202.5		105.5		97.0	91.9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED RESULTS OF
OPERATIONS AND FINANCIAL CONDITION

COMPANY OVERVIEW

        Potomac Electric Power Company (Pepco or the Company) is engaged in three principal lines of business. These business lines consist of (1) the provision of regulated electric utility transmission and distribution services in the Washington, D.C. (D.C.) metropolitan area, (2) the supply of telecommunications services including local and long distance telephone, high-speed
Internet and cable television, and (3) the supply of energy products and services in competitive retail markets. The Company's regulated electric utility activities are referred to herein as the
"Utility" or "Utility Operations," and its telecommunications services and competitive energy activities are referred to herein as its "Competitive Operations." Additionally, the Company has
a wholly owned Delaware statutory business trust, Potomac Electric Power Company Trust I, which is referred to herein as the "Trust" and a wholly owned Delaware Investment Holding
Company, Edison Capital Reserves Corporation, which is referred to herein as "Edison."

        In 2000, the generating segment of the electric utility industry continued to transition from a regulatory to a competitive environment, and in response to this transition, the Utility executed its business plan to exit the electricity generating business by completing the divestiture of substantially all of its generation assets in December 2000. Additionally, the Company's comprehensive plans to implement customer choice were completed as Maryland and D.C.
customers began to have their choice of electricity suppliers on July 1, 2000, and January 1,
2001, respectively. An overview of the Company's business activities is provided below.

UTILITY OPERATIONS

        On June 7, 2000, the Company entered into an agreement (the Agreement) with Mirant
Corp., formerly Southern Energy Inc. (Southern Energy) to sell total capacity of 5,154 megawatts in four generating stations located in Maryland and Virginia, and six purchased capacity contracts totaling 735 megawatts (the Generation Assets). Southern Energy paid a total of $2.74 billion (including other related generation assets sold to Southern Energy). The
Agreement was reached after Southern Energy was selected by the Company as the winning bidder in its auction process that was held to select the buyer of its Generation Assets. The divestiture closed on December 19, 2000, and resulted in the Company's recognition of a pre-tax gain of $423.8 million ($182 million net of income tax or $1.58 per share). Additionally, in
December 2000, the Company transferred its Benning Road and Buzzard Point generating plants, which were not included in the Generation Assets divested to Southern Energy, to a subsidiary of
Pepco Energy Services, Inc. (Pepco Energy Services). These power plants are located in D.C.
and have a total installed capacity of 806 megawatts. These stations will function as exempt wholesale generators and be operated and maintained by Southern Energy pursuant to an initial three-year contract with Pepco Energy Services. As discussed in the "Impairment Loss" section herein, these stations were determined to be impaired and were written down to their fair value by recognizing a pre-tax impairment loss of $40.3 million in the fourth quarter of 2000 ($24.1 million net of income tax or 20 cents per share).

        In a separate transaction, on May 19, 2000, the Company reached an agreement with PPL
Global, Inc., and Allegheny Energy Supply Company, LLC, to sell its 9.72 percent interest in the
Conemaugh Generating Station (Conemaugh) for approximately $156 million. Conemaugh is located near Johnstown, Pennsylvania, and consists of two baseload units totaling approximately
1,700 megawatts of capacity. The Conemaugh sale closed on January 8, 2001, and resulted in the recognition of a pre-tax gain of approximately $39 million, which will be recorded in the first quarter of 2001.

        In accordance with the terms of agreements approved by the Maryland Public Service
Commission (Maryland Commission) in 1999, retail access to a competitive market for generation services was made available to all Maryland customers on July 1, 2000. Also under these agreements, Maryland customers who are unable to receive generation services from another supplier, or who do not select another supplier, are entitled to receive services (default services) from the Company until July 1, 2004, at a rate for the applicable customer class that is no higher than the bundled rate in effect on June 30, 2000, but subject to adjustment for tax law changes enacted by the Maryland General Assembly relating to its authorization of electric industry restructuring. Thereafter, the Company will provide default services using power obtained through a competitive bidding process at regulated tariff rates determined on a pass-
through basis and including an allowance for the costs incurred by the Company in providing the services. In D.C., customers began to have their choice of electricity suppliers on January 1,
2001. The Company has a full requirements contract with Southern Energy to fulfill these obligations.

        A summary of the Utility's Results of Operations for the years ended December 31, 2000,
1999, and 1998 follows. Refer to the Consolidated Results of Operations section for a discussion of the impact of the Utility's operations on the Company's consolidated operations.

Utility Operations	2000	1999	1998
	(Millions of Dollars)
Revenues Gain on Divestiture of Generation Assets Impairment Loss	$2,237.5 423.8 (40.3)	$ 2,219.3 - -	$ 2,068.9 - -
Expenses	(2,272.1)	(1,991.3)	(1,857.7)
Net Income	$ 348.9	$ 228.0	$ 211.2

COMPETITIVE OPERATIONS

        Over the past few years, with the passage of the Telecommunications Act of 1996, and the deregulation of the natural gas and electric industries also under way, the focus of Pepco's
Competitive Operations has been expanded to include new telecommunications and energy businesses. To facilitate this expansion, in May 1999, Pepco created a new unregulated company, Pepco Holdings, Inc. (PHI), as the parent company of two wholly owned subsidiaries,
Potomac Capital Investment Corporation (PCI) and Pepco Energy Services. The Company's
telecommunications services are provided by PCI and its competitive energy products and services are provided by Pepco Energy Services. Additionally, in September 2000,
PepMarket.com, LLC, (PepMarket) was organized as a third direct, wholly owned subsidiary of
PHI to offer internet-based procurement services to businesses and institutional customers.
Additional information about the Company's competitive telecommunications services and financial investments, its competitive energy products and services, and its business-to-business procurement operations is provided below.

Competitive Telecommunications Services and Financial Investments

         Pepco supplies bundled residential telecommunications products and services through
PCI's operations in the D.C. and Northern Virginia metropolitan areas. PCI also manages a financial investments portfolio intended to provide additional earnings and cash flow.

        PCI's telecommunications products and services are provided through Starpower
Communications (Starpower), which was formed in 1997 by wholly owned subsidiaries of PCI and RCN Corporation (RCN). Starpower is currently the only regional company providing cable television, local and long distance telephone, dial-up and high-speed Internet services in a competitively priced, bundled package for residential consumers, over an advanced fiber-optic network. During 2000, Starpower built sufficient advanced fiber-optic network to cumulatively reach approximately 175,000 households as compared to approximately 70,000 households at
December 31, 1999. The customer subscriber services base is composed of customers served by
Starpower's advanced fiber-optic network (On-network) and off of other networks ahead of
Starpower's build-out (Off-network). The On-network customer subscriber services include cable television, local and long distance telephone and high-speed Internet and totaled approximately 35,000 as of December 31, 2000, compared to approximately 15,000 at December
31, 1999. The Off-network customer subscriber services include dial-up Internet and resale local and long distance telephone and totaled approximately 240,000 as of December 31, 2000, compared to approximately 265,000 at December 31, 1999. Total customer subscriber services including cable television, local and long distance telephone, and Internet customers were approximately 275,000 as of December 31, 2000, compared to approximately 280,000 customers as of December 31, 1999. The decline in total customer subscriber services during 2000 is principally due to the loss of dial-up Internet customers due to competition from free dial-up
Internet service providers.

        During 2000, Starpower received approval from the Prince George's County Council to provide competitive cable television, phone, and high-speed Internet services to the more than
240,000 households in Prince George's County, Maryland. This coupled with the earlier approval in August 2000 from the Arlington County Board of Supervisors to provide similar services to the more than 90,000 households of Arlington County, Virginia means that Starpower now has the authority to offer its advanced network services to approximately 900,000 households in the D.C. metropolitan area, which includes D.C.; Montgomery County, Maryland;
Gaithersburg, Maryland; Prince George's County, Maryland; Arlington County, Virginia; and
Falls Church, Virginia. The approximately 900,000 households at December 31, 2000 represents a significant increase from approximately 550,000 authorized cable households at December 31,
1999.

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

        Beginning in the mid-1990s, PCI began redirecting its business operations by reducing its involvement in investments that are not related to the energy or telecommunications industries.
Significant progress has been made in reducing PCI's previous concentration of investments in the aircraft industry and recent investments have expanded PCI's portfolio of electric generating and natural gas transmission and distribution equipment leases. The following table summarizes
PCI's asset mix, in millions of dollars, as of December 31, for each year presented.

PCI Asset Mix
	2000		1999
Energy leveraged leases	$ 469.3	33%	$ 433.3	34%
Marketable securities	231.4	17	203.2	16
Aircraft leases	118.5	8	251.3	20
Telecommunications	118.2	8	39.6	3
Real estate	102.8	7	78.8	6
Other investments (primarily investments and receivables)	368.6	27	277.2	21
Total Assets	$1,408.8	100%	$1,283.4	100%

        The long-standing objective of PCI's financial investment portfolio is to provide a significant contribution to current earnings and to add to the long-term value of the Company.
Consistent with this strategy, PCI entered into the following significant transactions during 2000:

-	Additional equity investments of approximately $100 million in Starpower were made. This brings PCI's cumulative investment in Starpower to $162 million at December 31, 2000.
-

Construction continued on a new 10-story 360,000 square foot office building in downtown D.C., which will be leased to Pepco as its new corporate headquarters. The estimated cost of the office building, which is expected to be completed in mid-2001, is $92 million. As of December 31, 2000, PCI has invested $56.3 million related to the acquisition of land and development of the building.

-

The sale of five aircraft for a total of $88.2 million in cash, resulting in an after-tax loss of $5.4 million. These sales further reduced the size and increased the overall credit quality of PCI's leasing portfolio. In addition, an after-tax charge of $3.5 million was recorded to reflect revised assumptions relating to the recoverability of two additional aircraft.

-

The sale of its 50% interest in the Federal Energy Regulatory Commission (FERC)
regulated Cove Point liquefied natural gas storage facility and pipeline to Columbia
Energy Group for total proceeds of $40.7 million, which resulted in an after-tax gain of approximately $11.8 million.

-	Received a $150 million contribution from the Utility to fund the build-out of Starpower's network.

        PCI's utility industry products and services are provided through various operating interests.
Its underground cable services company, W. A. Chester, provides construction, installation and maintenance services to utilities and to other customers throughout the United States. During
2000, PCI acquired Severn Cable, a growing telecommunications contractor in the Washington,
D.C. metropolitan area that specializes in the installation of strand, fiber-optic and coaxial cable.
Additionally, in 1999, PCI launched Pepco Technologies, Inc., a new business strategy that is focused on bringing new technologies to the electric utility industry as it deregulates.

        A summary of PCI's Results of Operations for the years ended December 31, 2000, 1999, and 1998 follows. Refer to the Consolidated Results of Operations section for a discussion of the impact of PCI's operations on the Company's consolidated operations.

PCI Operations	2000	1999	1998
	(Millions of Dollars)
Revenues	$149.9	$123.4	$123.9
Loss from Equity Investments, Principally Telecommunication Entities	(20.2)	(10.4)	(8.5)
Expenses	(116.4)	(86.3)	(99.1)
Net Income	$ 13.3	$ 26.7	$ 16.3

Competitive Energy Products and Services

        In 2000, Pepco Energy Services' marketing, operating, and support staffs were increased and business systems and infrastructure were selected to support its operations, including the sourcing and procurement of natural gas and electricity to serve customers in competitive retail markets. Pepco Energy Services currently provides nonregulated energy and energy-related products and services in the mid-Atlantic region. Its products include electricity, natural gas, energy-efficiency contracting, equipment operation and maintenance, fuel management, and appliance warranties. These products and services are sold either in bundles or individually to commercial, industrial, and residential customers. In addition, with the transfer of the Benning
Road and Buzzard Point generating plants from the Utility to Pepco Energy Services in
December 2000, its operations now also include the generation and sale of electricity in the wholesale market. Pepco Energy Services' revenue grew by over $100 million from $133.3 million in 1999 to $236.4 million in 2000, principally from increased sales of electricity and natural gas in competitive retail markets and from energy services contracting.

        Pepco Energy Services business operations included the following significant transactions during 2000:

-	In December 2000, Pepco Energy Services entered into an agreement with MCI Center in D.C. to provide electricity, natural gas, and other energy services.
-

In March 2000, the Apartment and Office Building Association (AOBA) announced that it had selected Pepco Energy Services to supply electricity and energy management services, energy information services, and fuel management services
(including assistance in the procurement and use of electricity, natural gas, and fuel oil) to its members. AOBA is the D.C. area federated chapter of the Building Owners and Managers Association and the National Apartment Association. The agreement will permit AOBA members in Maryland and D.C. to benefit from lower energy costs.

-

In March 2000, Pepco Energy Services reached an agreement with the National
Institutes of Health (NIH) for the construction, operation and maintenance of a 23-
megawatt co-generation plant to supply steam and electricity on NIH's main campus in
Maryland. The construction and operation and maintenance portions of this project are expected to produce over $50 million in revenue over 10 years. Financing for this project has been obtained and construction has begun. The ability to achieve the estimated revenues on the NIH project is subject to uncertainties and risks associated with projects of this type, including termination for convenience, weather conditions, and plant operational risks.

-	Revenues from the sale of natural gas increased from $101.2 million in 1999 to $155.2 million in 2000.
-	Entered the competitive retail electricity market in Pennsylvania and Maryland. By year-end 2000, Pepco Energy Services entered into contracts for the supply of approximately 280 megawatts.
-

Signed a four-year agreement which commenced January 2001, to provide full-
requirements energy to Southern Maryland Electric Cooperative, Inc. (SMECO)
(approximately 600 megawatts of peak load). Revenues from this transaction are expected to be approximately $400 million (approximately $100 million per year).
Through December 2000, this electricity was supplied at wholesale by the Utility.
The ability to achieve the estimated revenues on the SMECO agreement is subject to uncertainties and risks including weather conditions, population growth rate and demographic patterns, competition for retail customers and other market developments.

-	Signed contracts with over 38,500 residential customers to supply electricity, natural gas, and household energy services.
-

Purchased an electrical testing company, a building automation and control company, and a heating, ventilation and air conditioning service company. Pepco Energy
Services anticipates that these three companies will provide annual revenue of approximately $17 million in 2001. The ability to achieve these estimated revenues is subject to uncertainties and risks including success in marketing services, changes in and compliance with environmental and safety laws and policies, population growth rate and demographic patterns, and other market developments.

        A summary of Pepco Energy Services' Results of Operations for the years ended December
31, 2000, 1999, and 1998 follows. Refer to the Consolidated Results of Operations section for a discussion of the impact of Pepco Energy Services' operations on the Company's consolidated operations.

Pepco Energy Services' Operations	2000	1999	1998
	(Millions of Dollars)
Revenues	$236.4	$133.3	$ 28.0
Income from Equity Investment	3.1	.8	-
Expenses	(248.3)	(141.7)	(29.2)
Net Loss	$ (8.8)	$ (7.6)	$ (1.2)

Business-to-Business Procurement

        On December 1, 2000, PepMarket began its business operations.  As of December 31, 2000,
Pepco invested $11 million in PepMarket. From inception through December 31, 2000,
PepMarket produced revenues of $.1 million and incurred expenses of $1.5 million, which resulted in a net loss of $1.4 million. The future success of PepMarket will depend upon its ability to achieve its commercial objectives and is subject to a number of uncertainties and risks, including, but not limited to, the overall success of marketing services; the growth of suppliers;
the intensity of competition; the effect of government planning and regulation; and the possible development of alternative technologies. Statements concerning the activities of PepMarket that constitute forward-looking statements are subject to the foregoing risks and uncertainties.

SAFE HARBOR STATEMENT

        In accordance with the safe harbor provisions of the Private Securities Litigation Reform
Act of 1995 (Reform Act), the Company hereby makes the following cautionary statements identifying important factors that could cause its actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by the
Company in this Annual Report to Shareholders. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance are not statements of historical facts and may be forward-looking.

        Forward-looking statements involve estimates, assumptions and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors, which are difficult to predict, contain uncertainties, are beyond the control of the
Company and may cause actual results to differ materially from those contained in forward-
looking statements:

-

Prevailing governmental policies and regulatory actions, including those of the FERC and the Maryland and D.C. Commissions with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs);

-	Changes in and compliance with environmental and safety laws and policies;
-	Weather conditions;
-	Population growth rates and demographic patterns;
-	Competition for retail and wholesale customers;
-	Competition in the highly competitive business-to-business procurement marketplace;
-	Growth in demand, sales and capacity to fulfill demand;
-	Changes in tax rates or policies or in rates of inflation;
-	Changes in project costs;
-	Unanticipated changes in operating expenses and capital expenditures;
-	Capital market conditions;
-	Competition for new energy development opportunities and other opportunities;
-	Legal and administrative proceedings (whether civil or criminal) and settlements that influence the business and profitability of the Company;
-	Pace of entry into new markets;
-	Time and expense required for building out the planned Starpower network;
-	Success in marketing services;
-	Possible development of alternative telecommunication technologies;
-	The ability to secure electric and natural gas supply to fulfill sales commitments at favorable prices; and
-	The cost of fuel.

        Any forward-looking statements speak only as of January 19, 2001, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

CONSOLIDATED RESULTS OF OPERATIONS

OPERATING REVENUE

        The Company classifies its operating revenue as Utility and Competitive Operations.
Utility revenue is derived from the Utility's operations, the Trust, and Edison, while Competitive
Operations revenue is derived from the operations of its competitive subsidiaries. Additionally, the gain that was realized from the divestiture of the Company's Generation Assets is classified as "Gain on Divestiture of Generation Assets" in the consolidated statements of earnings.

Utility Revenue

        The components of Utility revenue are as follows.

Utility Revenue	2000	1999	1998
	(Millions of Dollars)
Base rate revenue	$1,359.1	$1,397.8	$1,354.6
Fuel rate revenue to cover cost of fuel and interchange and capacity purchase payments	550.8	518.9	518.1
Interchange deliveries	291.6	258.7	177.8
Other utility revenue, including SMECO contract termination fee recorded in 1999	36.0	43.9	18.4
Total Utility Revenue	$2,237.5	$2,219.3	$2,068.9

Base Rate Revenue

        The decrease in 2000 base rate revenue reflects the impact of base rate reductions in
January 2000 of 2% and 3.5% for D.C. residential and commercial customers, respectively, associated with the termination of the conservation portion of the Environmental Cost Recovery
Rider. (A portion of the proceeds from the divestiture of the Generation Assets were designated for the recovery of unamortized conservation expenditures.) The decrease in 2000 base rate revenues also reflects additional base reductions in July 2000 of 1.5% for D.C. customers and approximately 3% for Maryland customers.

        The increase in 1999 base rate revenue reflects a $19 million increase in Maryland base rates (pursuant to a December 1998 settlement agreement) and a $9 million increase in the
District of Columbia Demand Side Management (DSM) surcharge tariff (effective September
1998).

        The following is a summary of Pepco's delivered kilowatt-hour sales.

				2000	1999
				Vs.	vs.
Utility KWH Sales	2000	1999	1998	1999	1998
(Millions of KWHs)
By Customer Type
Residential	6,991	7,014	6,757	(.3)%	3.8%
General service	16,227	15,890	15,591	2.1	1.9
Large power service (a)	712	701	686	1.6	2.2
Street lighting	173	167	164	3.6	1.8
Wholesale (SMECO)	2,881	2,760	2,678	4.4	3.1
Metro	458	438	422	4.6	3.8
Total Energy Sales	27,442	26,970	26,298	1.8	2.6
Interchange
Energy deliveries	2,483	2,276	2,246	9.1	1.3
By Geographic Area
Maryland, including wholesale	16,826	16,552	16,017	1.7	3.3
District of Columbia	10,616	10,418	10,281	1.9	1.3
Total Energy Sales (a) Served at 66Kv or higher	27,442	26,970	26,298	1.8	2.6

        Kilowatt-hour sales increased in 2000 due to a 2.2% increase in delivery customers, and winter temperatures that were 10% colder, as measured in heating degree days, than 1999.
Summer temperatures, as measured in cooling degree hours, were 31% milder than 1999 and
22% milder than the 20-year average, which had an unfavorable effect on kilowatt-hour sales.

        Kilowatt-hour sales increased in 1999 as the result of increases in cooling degree hours and heating degree days of 6% and 11%, respectively, from 1998. Summer temperatures were 16%
hotter, as measured in cooling degree hours, than the 20-year average. In addition, a .9%
increase in utility customers produced a favorable impact on kilowatt-hour sales.

Fuel Rate Revenue

        The Maryland fuel clause was terminated effective July 1, 2000 (the date of commencement of customer choice). In D. C. the fuel clause will be terminated effective February 9, 2001 (one month after the completion of the sale of the Company's interest in Conemaugh). Now that generation services have been deregulated in both Maryland and D.C., and the Utility has exited the generation business, the Utility will no longer incur fuel costs or engage in interchange transactions. Standard Offer Services will be provided through energy purchased from Southern
Energy.

         As part of the agreement with Southern Energy to divest its Generation Assets, the
Company also signed a Transition Power Agreement (TPA) with Southern Energy. This TPA was necessary because the Company will continue to be obligated, as the incumbent electric utility, to supply the electric power needs of all of its current Maryland and D.C. customers that cannot or do not choose an alternate electric power service provider during a four-year transition period to retail access. This service, called Standard Offer Service, is required by settlement agreements approved by both the Maryland and D.C. Public Service Commissions as part of the deregulation of electric power generation and the initiation of customer choice.

        Under the TPA, the Company has the option of acquiring all of the energy and capacity that is needed for Standard Offer Service from Southern Energy at prices that are below the
Company's current cost-based billing rates for Standard Offer Service, thereby providing the
Company with a built-in profit margin on all Standard Offer Service sales that the Company acquires from Southern Energy. Under the settlement agreements mentioned above, the
Company will share such profit amounts with customers on an annual cycle basis, beginning with the period July 1, 2000, to June 30, 2001, in Maryland and from February 9, 2001, to
February 8, 2002, in D.C. (the Generation Procurement Credit or "GPC").

        In both jurisdictions, amounts shared with customers each year are determined only after the
Company recovers certain guaranteed annual reductions to customer rates. In addition, because the annual cycle for the GPC in Maryland began on July 1, 2000, the Company supplied
Standard Offer Service from its traditional sources until the Generation Assets were sold and, thus, recorded losses on Standard Offer Service sales during this period, mostly because of higher summer generating costs. Therefore, profit from Standard Offer Service sales in
Maryland between January 8, 2001 and June 30, 2001 will be recorded as income to the
Company until both the guaranteed rate reduction amount and the Standard Offer Service losses incurred in 2000 are recovered. Once such amounts are recovered, profit is shared with customers in Maryland generally on a 50/50 basis.

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

Interchange Deliveries

         The increases in interchange deliveries in 2000 and 1999 reflect changes in prices and levels of energy delivered to PJM and changes in prices and levels of bilateral energy sales under the Company's wholesale power sales tariff. Interchange transactions were subject to cost-based ratemaking regulations based on formulas prescribed by the FERC, but during 2000, the
Company made a significant effort to move the sales of energy and capacity under its FERC approved Market based pricing tariff. Interchange deliveries also include revenue from sales of short-term generating capacity. Revenues from capacity transactions totaled $1.2 million, $6 million, and $4.4 million in 2000, 1999, and 1998, respectively. The benefits derived from interchange deliveries, the allocated amounts of capacity sales in D.C. (approximately 40%), and revenue under the Open Access Transmission Tariff (OATT) have historically been passed through to the Company's customers through fuel adjustment clauses. However, as discussed in
Note (2) of the Notes to Consolidated Financial Statements, Summary of Significant
Accounting Policies, effective July 1, 2000 in Maryland (the date of commencement of customer choice) the fuel clause was terminated. Effective February 9, 2001 (one month after the completion of the sale of the Company's interest in Conemaugh), the fuel clause in D.C. will be terminated.

Other Utility Revenue

        The decrease in other Utility revenue in 2000 results from the effect in 1999 of $23.2 million in income associated with the payment (to be received in January 2001) related to the revision of SMECO's full-requirements power supply contract. This transaction is discussed in detail in Note (12) of the Notes to Consolidated Financial Statements, SMECO Agreement.

        The increase in other utility revenue in 1999 is also related to the revision of SMECO's full-
requirements contract.

Competitive Operations Revenue

        A summary of the components of Competitive Operations revenue is as follows.

Competitive Operations Revenue	2000	1999	1998
	(Millions of Dollars)
Financial Investments Leased assets Marketable securities Real estate Other financial investments	$ 59.7 17.2 8.2 16.7	$ 62.5 15.8 3.3 23.4	$ 73.3 19.3 15.1 4.4
Total Financial Investments	101.8	105.0	112.1
Energy Services
Energy-efficiency services	22.3	21.5	14.7
Electricity sales	47.3	4.3	-
Natural gas sales	155.2	101.2	13.3
Building services and Other	11.6	6.3	-
Total Energy Services	236.4	133.3	28.0
Utility Industry Services	48.2	18.4	11.8
Total Competitive Operations Revenue	$386.4	$256.7	$151.9

Financial Investments

        Revenue from financial investments was $101.8 million in 2000, $105 million in 1999 and
$112.1 million in 1998. Financial investments revenue primarily consists of income derived from leased assets (electric power plants, gas transmission and distribution networks, aircraft, and other assets) and marketable securities (primarily fixed-rate, utility preferred stocks).
Additionally, transactions involving real estate holdings and other financial investments are classified as financial investments revenue. The basis for the overall decrease in financial investments revenue for 2000 compared to 1999 is described below.

        Leased assets revenue decreased in 2000 primarily as the result of aircraft sales in 1999 and in 2000 that resulted in less rental income earned in 2000 and due to pretax losses of $8.2 million
($5.4 million after-tax) related to the sale of aircraft that were recorded in 2000. This decrease was partially offset by a full year of revenue generated from two similar leveraged lease transactions with eight Dutch Municipal owned entities that were entered into in 1999. Leased assets revenue decreased in 1999 primarily as the result of aircraft sales throughout 1998 that resulted in less rental income earned in 1999 and due to a pre-tax loss of $3 million ($1.9 million after-tax) that was recorded in 1999 related to the sale of two aircraft. This decrease was offset by revenue generated from two similar leveraged lease transactions with eight Dutch Municipal owned entities that were entered into during 1999. Additional information regarding these leases is disclosed in Note (3) of the Notes to Consolidated Financial Statements, Leasing Activities.

        Marketable securities revenue increased in 2000 primarily due to reduced losses on the sale of securities during the year compared to the prior year. Marketable securities revenue decreased in 1999 primarily due to a reduction in dividend income as a result of the downsizing of the preferred stock portfolio from 1997 through 1999. Marketable securities revenue included a net realized loss of $.3 million in 2000, a net realized loss of $1.6 million in 1999, and a net realized gain of $2.2 million in 1998.

        The increase in real estate revenue in 2000 primarily results from pre-tax gains of
$2.2 million ($1.4 million after-tax) on the sale of properties within PCI's real estate portfolio.
The decrease in real estate revenue in 1999, results from 1998 real estate sales that resulted in pre-tax gains of $12.2 million ($7.9 million after-tax).

        Revenue from other financial investments decreased in 2000 as a result of one-time gains recorded in 1999 related to the liquidation of a partnership, which resulted in a pre-tax gain of approximately $9.5 million ($5.9 million after-tax), and from the sale of an investment that resulted in a pre-tax gain of approximately $9.9 million ($6.4 million after-tax). The decrease was partially offset by increased revenues received from existing investments. Revenue from other financial investments increased in 1999 over 1998 due to the one-time gain transactions noted above.

Energy Services

        Revenue from energy and energy services was $236.4 million in 2000, $133.3 million in
1999, and $28 million in 1998. Energy services revenue primarily consists of energy-efficiency services and natural gas and electricity sales in competitive retail markets. During 2000, Pepco
Energy Services had electricity sales of 640,131 megawatt-hours compared with 118,253 megawatt-hours in 1999. Pepco Energy Services had natural gas sales of approximately 54.4 million dekatherms in 2000, compared with approximately 46.3 million dekatherms in 1999.
This component of revenue is primarily transaction driven.

        Pepco Energy Services revenue increased in 2000 primarily due to continued growth of its natural gas business and a full year of retail electric revenues. Also, Pepco Energy Services started its wholesale electric business during 2000. Pepco Energy Services revenue increased in
1999 due to the recognition of a full year of operations in 1999 from acquisitions that were made in 1998.

        In the fourth quarter of 1999, Pepco Energy Services began to market energy products and services to residential customers in Maryland and Pennsylvania. As of December 31, 2000 and
1999, Pepco Energy Services had approximately 32,100 and 6,900 gas and electric service customers, respectively.

Utility Industry Services

        The increase in utility industry services revenue during 2000 primarily results from the pre-tax gain of approximately $19.7 million ($11.8 million after-tax) recorded by PCI for the sale of its 50% interest in the Cove Point liquefied natural gas storage facility. The increase was also partially related to the growth of this portion of PCI's business and additional revenues from
Severn Cable, acquired by PCI during 2000. The increase in utility industry services revenue during 1999 results from the growth of this portion of PCI's business.

Gain on Divestiture of Generation Assets

        On December 19, 2000, the Company completed the sale of its Generation Assets to
Southern Energy (including other related generation assets) for $2.74 billion. This resulted in a pre-tax gain of $423.8 million ($182 million net of income tax or $1.58 per share) that was recorded in the fourth quarter of 2000. The amount of the pre-tax gain reflects a net book value of electric power plants and other generating assets transferred to Southern Energy of approximately $1.8 billion. Additionally, under the provisions of settlement agreements approved by both the Maryland and D.C. Public Service Commissions, approximately $32.6 million and $46 million of transition and transaction costs, respectively, were reflected as reductions in the calculation of the gain. Commitments for customer gain sharing of $243.8 million, as well as stranded regulatory assets such as conservation costs and unamortized debt reacquisition costs were reflected as reductions in the calculation of the gain.

OPERATING EXPENSES

Total Fuel and Purchased Energy

        A summary of the Company's fuel and purchased energy is as follows.

	2000	1999	1998
	(Millions of Dollars)
Utility Fuel expense Capacity purchase payments Purchased energy PJM Other Total purchased energy Utility Fuel and Purchased Energy	$ 357.7 205.7 254.8 196.5 451.3 1,014.7	$ 396.4 213.9 181.1 130.3 311.4 921.7	$ 380.2 155.7 146.3 123.5 269.8 805.7
Pepco Energy Services
Electricity and natural gas	191.5	104.1	13.1
Consolidated Fuel and Purchased Energy	$1,206.2	$1,025.8	$818.8

Utility Fuel and Purchased Energy

        The Company divested its Generation Assets on December 19, 2000, and its interest in
Conemaugh on January 8, 2001. For additional information about the divestitures and their impact on the TPA and GPC, refer to Note (1) Organization, Divestiture, and Segment
Information and the "Fuel Rate Revenue" section herein, respectively. The Utility's net system generation and purchased energy in kilowatt-hours were as follows.

	2000	1999	1998
	(Millions of Kilowatt-hours)
Net system generation	18,834	22,807	21,715
Purchased energy	13,045	7,772	8,204

        The 2000 decrease in fuel expense compared to 1999 reflects a decrease of 17.4% in net system generation, partially offset by an increase in the system average unit fuel cost. The increase in 1999 fuel expense compared to 1998 reflects an increase of 5% in net system generation, partially offset by a decrease in the system average unit fuel cost.

        The unit costs of fuel burned and the percentages of system fuel requirements obtained from coal, oil and natural gas are shown in the following table.

Percent of Fuel Burned				Unit Cost of Fuel Burned
	Coal	Oil	Gas	Coal	Oil	Gas	System Average
				(Per Million Btu)
2000	83.7	5.8	10.5	$1.41	$3.93	$4.62	$1.90
1999	81.4	13.4	5.2	1.46	2.56	2.83	1.68
1998	84.5	12.7	2.8	1.55	2.71	2.63	1.72

        The 2000 system average unit fuel cost increased by 13% compared to 1999, principally due to increases in the cost of natural gas. The 1999 system average unit fuel cost decreased by
2.3% compared to 1998, principally due to decreases in the costs of coal and oil. Prior to the divestitures, the Company's major cycling and certain peaking units burned either natural gas or oil, which provided protection against possible supply disruptions, and added flexibility in selecting the most cost-effective fuel mix. The use of coal, oil and natural gas depended upon the availability of generating units, energy and demand requirements of interconnected utilities, regulatory requirements, weather conditions, and fuel supply constraints, if any.

        Effective July 1, 2000, in Maryland (the date of the commencement of customer choice) the fuel clause was terminated, and therefore, fuel costs began to be expensed as incurred and fuel rate revenue billed in any given period is no longer deferred for recovery from or repayment to customers. Effective February 9, 2001 (one month after the completion of the sale of the
Company's interest in Conemaugh), the fuel clause in D.C. will be terminated. For the year ended December 31, 2000, the discontinuance of the fuel clause had an unfavorable impact on the Company's earnings as fuel costs exceeded fuel revenues by approximately $24 million (pre-
tax). Now that the Company has divested its Generation Assets, it will no longer incur losses through provision of Standard Offer Service (refer to the Fuel Rate Revenue Section, herein).

        The Utility's transmission facilities are interconnected with those of other transmission owners in the PJM power pool and other utilities, providing economic energy and reliability benefits by facilitating the Company's participation in the federally regulated wholesale energy market. This market has enabled the Company to purchase energy at costs lower than those required to self-generate, and to sell energy at favorable prices to other market participants.

        Presently, all transmission service within the PJM power pool is administered by the PJM
Office of the Interconnection. Since April 1998, PJM has operated a "locational marginal pricing" system designed to economically control transmission system congestion. Because of the Company's pre-divestiture generation availability and peak load characteristics, the Company generally was able to sell into the PJM market during high price peak load periods and buy from the market during low price periods. (Also see the Restructuring of the Bulk Power Market
discussion below).

        In addition to interchange within PJM, prior to the divestiture of the Generation Assets in
December 2000, the Company actively participated in the bilateral energy sales marketplace.
The Company's FERC-approved wholesale power sales tariff allowed both sales from Company-
owned generation and sales of energy purchased by the Company from other market participants.
Numerous utilities and marketers executed service agreements allowing them to arrange purchases under this tariff, and the Company executed service agreements allowing it to purchase energy under other market participants' power sales tariffs.

        The Company purchases energy from FirstEnergy Corp. (FirstEnergy, formerly Ohio
Edison) under a long-term capacity purchase agreement with FirstEnergy and Allegheny Energy,
Inc. (AEI). Pursuant to this agreement, the Company is required to purchase 450 megawatts of capacity and associated energy through the year 2005. As of December 19, 2000, the Company resells the energy and capacity to Southern Company Energy Marketing L.P. (SCEM), an
affiliate of Southern Energy. The Company also resells to SCEM the energy and capacity it purchases under the short-term, cost-based purchase agreement for 50 megawatts of capacity and related energy from the Northeast Maryland Waste Disposal Authority.

        The Company will continue to purchase energy from the Panda-Brandywine, L.P. (Panda)
facility pursuant to a 25-year power purchase agreement for 230 megawatts of capacity supplied by a gas-fueled combined-cycle cogenerator; capacity payments under this agreement commenced in January 1997. As of December 19, 2000, the Company resells this capacity and energy to SCEM. Capacity expenses under this agreement were $41.3 million for 2000,
$43.7 million for 1999, and $27.6 million for 1998. The increases since 1997 reflect contractual escalations under existing purchase capacity contracts. These costs are reflected in rates in D.C.
through a fuel adjustment clause on a dollar-for-dollar basis and in Maryland through base rate proceedings. Under the terms of the Company's asset sale agreement with Southern Energy, resales of energy and capacity purchased by the Company under the foregoing power purchase agreements are at prices equal to the Company's payment obligations under such agreements.
The Company continues to be liable for the obligation to Panda but is reimbursed by Southern
Energy for the amount it pays.

        The Company's facility and capacity agreement with SMECO, through 2015, with respect to the 84 megawatt combustion turbine installed and owned by SMECO at the Chalk Point
Generating Station has been assigned to Southern Energy Peaker LLP (SEP), an affiliate of
Southern Energy. The Company remains liable to SMECO for the performance of the contract and is indemnified by Southern Energy for any such liability. The capacity payment to SMECO was approximately $5.5 million per year.

        All of SCEM's and SEP's obligations to the Company have been guaranteed by Southern
Energy.

Pepco Energy Services' Fuel and Purchased Energy

        Pepco Energy Services enters into agreements for the future delivery of natural gas and electricity to its customers and generally operates to secure firm, fixed-price supply commitments to meet its fixed-price sales obligations. Earnings are dependent upon the origination and execution of transactions which may be affected by market, credit, weather, regulatory, and other conditions. Natural gas and electricity expense for Pepco Energy Services increased in 2000 over 1999 due to increased volumes of retail sales of natural gas and electricity and as a result of rising fuel prices. Natural gas and electricity expense increased in 1999 over
1998 due to the recognition of a full year of operations of Pepco Gas Services along with the initiation of electricity sales in 1999.

        In January 1999, Pepco Energy Services signed a contract with SMECO to supply
SMECO's full-requirements for power (approximately 600 MW of peak load) during the four-
year period starting January 1, 2001. A firm commitment has been secured from a third party for the delivery of power sufficient to serve SMECO's full requirements. Both the sales commitment to SMECO and the third-party purchase agreement are at fixed prices that do not vary with future changes in market conditions.

Other Operation and Maintenance

        The increase in other operation and maintenance expense in both 2000 and 1999 primarily resulted from the growth of Pepco Energy Services' business operations during the year. The
1999 increase was partially offset by reductions in labor and benefits costs associated with the success of Pepco's Targeted Severance Plan (the Plan). The Plan offered severance pay and subsidized health and dental benefits, at amounts dependent upon years of service, to employees who lost employment due to corporate restructuring and/or job consolidations. Under the Plan, no changes were made to eligible pensions or benefits under the retirement program.

Depreciation and Amortization Expense

        Depreciation and amortization expense decreased in 2000 due to reductions in the amortization of conservation expenditures concurrently with the termination of the Maryland and
D.C. conservation surcharges. These expenses increased in 1999 due to the Company's additional investment in utility property and plant and increased amortization of conservation expenditures.

Other Taxes

        Other taxes increased in 2000 as a result of the Right of Way Fee in D.C. and the Universal
Service Charge in Maryland, both of which commenced in 2000. Other taxes decreased in 1999 due to a decrease in the level of gross receipts taxes collected from customers in the District of
Columbia.

Interest Expense

        The components of interest expense were relatively stable during the three-year period 1998 through 2000. Short-term borrowing costs have remained relatively low. The average cost of outstanding long-term Utility debt decreased from 7.33% at the beginning of 1998 to 7.1% at the end of 2000. Distributions on preferred securities of the Trust established in April 1998 totaled
$9.2 million in 2000 and 1999. Interest expense is offset by the debt components of an
Allowance for Funds Used During Construction (AFUDC) and Clean Air Act Capital Cost
Recovery Factor, which totaled $5.4 million in 2000, $3.4 million in 1999 and $4.2 million in
1998.

Impairment Loss

        During the fourth quarter of 2000, the Company closed on the divestiture of its Generation
Assets and transferred its Benning Road and Buzzard Point generating stations, which were not included in the divestiture, to a subsidiary of Pepco Energy Services. As a result of the divestiture and the transfer of the stations, as well as the volatility of energy prices and the availability of current financial information derived from the completion of the Company's 2001 budgeting cycle, the Company determined that it was necessary to reassess whether the carrying amounts of these generating stations were recoverable. Based on this assessment, the stations were determined to be impaired and were written down to their fair value by recognizing a pre-
tax impairment loss of $40.3 in the fourth quarter of 2000 ($24.1 million net of income tax or
20 cents per share). The fair value of approximately $33 million was determined using the present value of their estimated expected future cash flows.

         Additionally, this line item on the Company's consolidated statements of earnings for the year ended December 31, 2000, includes PCI's impairment loss of $5.4 million ($3.5 million net of income tax or 3 cents per share) related to its aircraft portfolio.

LOSS FROM EQUITY INVESTMENTS, PRINCIPALLY TELECOMMUNICATION
ENTITIES

        This amount represents the Company's share of pre-tax loss from the entities in which it has a 20% to 50% equity investment. The Company's most significant equity investment is PCI's joint venture in Starpower. The increases in the loss from 2000 over 1999 and from 1999 over
1998 primarily result from costs incurred from expanding the Starpower fiber-optic network.
For additional information about the Company's equity investments, see Note (5) of the Notes to
Consolidated Financial Statements, Loss from Equity Investments, Principally
Telecommunication Entities.

INCOME TAX EXPENSE

        The increase in income tax expense in 2000 is primarily due to increases in federal and state income taxes associated with the gain on the divestiture of the Generation Assets. The decrease in income tax expense in 1999 is primarily the result of PHI's recognition of $18.7 million in tax benefits during 1999 associated with the completion of a restructuring transaction related to a partnership. Additionally, the fluctuations in income tax expense reflect changes in the levels of the Company's taxable income.

CAPITAL RESOURCES AND LIQUIDITY

USE OF PROCEEDS FROM THE DIVESTITURE

        The Company received cash proceeds of $2.74 billion from the sale of its electric plants and other generating assets to Southern Energy. A portion of the proceeds has been used to retire
$525 million of the Company's long-term debt. Additionally, approximately $200 million was used to repay loans entered into in connection with the Company's treasury stock reacquisition completed in October 2000; approximately $800 million will be used to pay income taxes due on the sale; and $150 million was used to fund a capital contribution to PHI for use in its telecommunication business. Additionally, approximately $244 million will be paid to meet the
Company's commitment for customer gain sharing. The Company intends to use the remaining proceeds to further its business strategies and/or to fund additional capital structure reductions, including additional repurchases by the Company of its common stock which could be accompanied by a change in the dividend.

        For the year ended December 31, 2000, the Company recorded approximately $2.6 million in net interest income related to proceeds from the divestiture that were invested by Edison, which represented 13 days of interest.

ADDITIONAL SOURCES OF LIQUIDITY

        The Utility also obtains its capital resources from internally generated cash from its operations and the sale of First Mortgage Bonds, Medium-Term Notes, and Trust Originated
Preferred Securities (TOPrS). Interim financing is provided principally through the issuance of
Short-Term Commercial Promissory Notes. Pepco maintains 100% line of credit back-up in the amount of $350 million, for its outstanding Commercial Promissory Notes, which was unused during 2000, 1999, and 1998.

        PCI obtains its capital resources from the issuance of Short-Term and Medium-Term Notes under its own, separately rated Commercial Paper and Medium-Term Note programs. On July 7,
2000, PCI completed a new series Medium-Term Note facility providing up to $900 million of future debt issuances. The notes will bear interest at fixed or floating rates and will have maturity dates varying from nine months and one day from the date of issue through November
30, 2009. As of December 31, 2000, PCI had approximately $900 million available under its
Medium-Term Note credit facility.

        Additionally, PCI's $231.4 million securities portfolio, which consists primarily of Fixed-
Rate Electric Utility Preferred Stocks, provides additional liquidity and investment flexibility.

        On September 21, 2000, Moody's Investor Services announced that it upgraded PCI's senior unsecured debt rating from Baa1 to A3. This senior unsecured debt is currently rated BBB+ by
Standard & Poors and the Fitch Rating Agency.

        Pepco Energy Services obtains its capital resources primarily through equity contributions from PHI and third-party financing.

        The Company's capitalization ratios at December 31, 2000, are presented below.

	Excluding Amounts Due In One Year	Including Amounts Due In One Year
Short-term debt	-%	22.8%
Long-term debt and capital lease obligations	47.2	36.4
Trust originated preferred securities	3.2	2.5
Serial preferred stock	1.0	.8
Redeemable serial preferred stock	1.3	1.0
Shareholders' equity	47.3	36.5
Total Capitalization	100.0%	100.0%

DIVIDENDS ON COMMON AND PREFERRED STOCK

        Dividends on common stock were $190.4 million in 2000, and $196.6 million in 1999 and
1998. The Company's annual dividend rate on its common stock is determined by the
Company's Board of Directors on a quarterly basis. In view of the divestiture of the Company's
Generation Assets and the competitive environment in which the Company's future operations will take place, the Board of Directors believes that the high payout ratio represented by the current annual dividend rate of $1.66 per share will not be consistent with the Company's future utility and telecommunications operations. Accordingly, the Board is continuing to evaluate the current rate with a view to changing the rate in the future.

        Dividends on preferred stock were $5.5 million in 2000, $7.9 million in 1999, and $11.4 million in 1998. The embedded cost of preferred stock was 6.67% at December 31, 2000, 6.62%
at December 31, 1999, and 5.74% at December 31, 1998.

        Total annualized interest cost for all outstanding long-term debt and preferred securities of the Trust was $190.8 million at December 31, 2000, $205.4 million at December 31, 1999, and
$191.7 million at December 31, 1998, respectively.

CONSERVATION

        Historically, the Company has recovered the costs of its Maryland and D.C. conservation programs through base rate surcharges. In general, these surcharges have allowed the Company to recover the unamortized costs of DSM and energy use management programs that have successfully increased the efficiency of energy usage throughout the Company's service territory.

        Under provisions of the D.C. and Maryland agreements approving the divestiture of the
Generation Assets, the conservation related portion of the D.C. Environmental Cost Recovery
Rider was terminated, effective January 1, 2000, and the Maryland DSM surcharge was discontinued effective July 1, 2000. In addition, the Company was allowed to offset unrecovered
DSM and conservation costs, including an estimate of additional DSM expenditures to be incurred during a three-year transition period, against the proceeds from the sale of Generation
Assets. A total of $138.1 million was offset against the proceeds.

CONSTRUCTION AND CAPACITY

       The Company completed the divestiture of its Generation Assets to Southern Energy on
December 19, 2000. Utility construction expenditures, excluding AFUDC and Capital Cost
Recovery Factor (CCRF), totaled $225.5 million in 2000, which included $75.2 million related to its divested Generation Assets. For the five-year period 2001 through 2005, expenditures for transmission and distribution related Utility plant are projected to total $770.5 million. The
Company plans to finance its Utility construction program primarily through funds provided from operations.

        The Company had a facility and capacity agreement with SMECO, which expires in 2015, for 84 megawatts of generating capacity supplied by a combustion turbine installed and owned by SMECO at the Chalk Point Generating Station. This agreement has been assumed and assigned to SEP, an affiliate of Southern Energy. Additionally, the Company purchases 450 megawatts of generating capacity and associated energy from FirstEnergy under a long-term capacity purchase agreement with FirstEnergy and AEI. The Company also resells to SCEM the energy and capacity it purchases under the short-term, cost-based purchase agreement for 50 megawatts of capacity and related energy from the Northeast Maryland Waste Disposal
Authority.

        The Company will continue to purchase energy from Panda pursuant to a 25-year capacity purchase agreement for 230 megawatts of capacity from a gas-fueled combined-cycle cogenerator in Prince George's County, Maryland. As of December 19, 2000, the Company
resells this capacity and energy to SCEM. Under the terms of the Company's asset sale agreement with Southern Energy, resales of energy and capacity purchased by the Company under the foregoing power purchase agreements are at prices equal to the Company's payment obligations under such agreements. The Company continues to be liable for the obligation to
Panda but is reimbursed by Southern Energy for the amount it pays.

BASE RATE PROCEEDINGS

        The Utility is subject to rate regulation based upon the historical costs of plant investment, using recent test years to measure the cost of providing service. The rate-making process does not give recognition to the current cost of replacing plant and the impact of inflation. Changes in industry structure and regulation may affect the extent to which future rates are based upon current costs of providing service. Historically, the Company's regulatory commissions have authorized fuel rates, which provide for billing customers on a timely basis for the actual cost of fuel and interchange and for emission allowance costs and, in the District of Columbia, for purchased capacity. The Maryland fuel clause terminated effective July 1, 2000, and will be terminated on February 9, 2001 in D.C.

        Annual base rate increases (decreases) that became effective during the periods 1998 through 2000 are shown below.

Year	Total	Maryland	District of Columbia	Wholesale
	(Millions of Dollars)
2000	$(24.3)	$(13.0)	$(11.3)	$ -
1999	-	-	-	-
1998	16.5	19.0	-	(2.5)
	$ (7.8)	$ 6.0	$(11.3)	$(2.5)

MARYLAND

        On September 23, 1999, the Company filed an amendment to its divestiture filing in
Maryland (the Maryland Amendment), which was approved by the Maryland Commission on
December 22, 1999. The Maryland Amendment provides residential customers with a 3% base rate reduction, or approximately $10 million in revenue per year, which the Company may recover through future potential generation procurement savings, effective December 19, 2000,
(the Company's closing of the divestiture of the Generation Assets). As discussed in the "Fuel
Rate Revenue" section herein, the Company has a four-year TPA with Southern Energy containing fixed costs that on average are lower than its capped production rate, which may give rise to generation procurement savings during the rate-capped period.

        Also on September 23, 1999, the Company filed an Agreement of Stipulation and
Settlement Regarding Unbundled Rate Issues (the Maryland Phase II Settlement Agreement),
which was approved by the Maryland Commission on December 22, 1999. This agreement was the result of negotiations conducted among representatives of the parties to the Company's original divestiture filing as well as other parties. The Maryland Phase II Settlement Agreement creates reductions in rates for all customers. Although the amount of the reduction will vary somewhat by class of customer, the estimated overall net effect will be reductions for all customers equivalent to approximately 4% of base rates, or approximately $29 million in revenue per year. This decrease is being achieved through the elimination of the DSM surcharge rate, effective July 1, 2000, made possible because DSM costs were substantially recovered as of
July 1, 2000. Unamortized DSM costs totaling $16.4 million were offset against the proceeds from the divestiture of the Generation Assets. An Electric Universal Service Program surcharge has been implemented to assist low-income customers in paying energy bills, and allows the
Company to recover approximately $7 million in annual charges for Universal Service that have been imposed by the Maryland legislature. The Maryland Phase II Settlement Agreement also extends the term of the Company's transitional Standard Offer Service rate cap by one year. The
Company will not file for a base rate increase prior to December 2003.

        In November 1998, pursuant to a settlement agreement, the Maryland Commission authorized a $19 million, or 2%, increase in base rate revenue effective with service rendered on and after December 1, 1998. In June 1998, the Company had filed a request to increase its base rates to recover contractual escalations in existing Commission-approved purchased capacity contracts, costs related to the 1998 Targeted Severance Plan, Year 2000 compliance costs, tax normalization of pre-1981 plant removal costs, and certain other costs associated with prior rate-
making determinations. The settlement's rate increase was distributed among rate classes in a manner that will continue movement toward equalized rates of return among rate classes, and provided for a lessening of the Company's summer-winter rate differential. The settlement was comprehensive and did not include specific determinations regarding an authorized rate of return; however, a rate of return of 8.8% has been used by the Company for purposes of calculating AFUDC and CCRF. Previously, pursuant to a November 1997 settlement agreement, the Commission authorized a $24 million, or 2.6%, increase in base rate revenue effective with bills rendered on and after November 30, 1997.

DISTRICT OF COLUMBIA

        On November 8, 1999, the Company filed a Non-Unanimous Agreement of Stipulation and
Full Settlement (the D.C. Agreement), which was approved by the D.C. Commission on
December 22, 1999. Under the terms of the D.C. Agreement, the rates for service to residential customers in D.C. would be reduced by a total of 7% as follows: 2% effective January 1, 2000, an additional 1-1/2% effective July 1, 2000, and an additional 3-1/2% effective one month after the closing on the sale of the generation assets. The corresponding rate reductions for commercial customers in D.C. total 6-1/2% as follows: 3-1/2% on January 1, 2000, 1-1/2% on
July 1, 2000, and 1-1/2% one month after the closing of the sale of the generation assets. The
January 1, 2000 rate reductions approximate $25 million annually and reflect the termination of the DSM surcharge. Unamortized DSM costs totaling $121.7 million were offset against the proceeds from the divestiture of the Generation Assets. The July 1, 2000 rate reductions approximate $12 million annually, and reflect reductions in the Company's cost of service since its last D.C. base rate case, which was decided on June 30, 1995. The post-closing rate reductions of approximately $15 million annually represent the guaranteed reductions through the operation of the Generation Procurement Credit and are guaranteed, but may be recouped by the Company if it is able to purchase electricity at a lower cost than its frozen production rate during the period the Company's rates are capped. As mentioned, the Company has a four-year
Transition Power Agreement with Southern Energy. The rates will be capped at the levels in effect one month after the closing of the sale of the assets for a period of six years for Residential
Aid Discount low-income customers and four years for other customers. The period during which the caps will be in effect will begin one month following the date of the closing on the sale of the assets. The capped rates will include rates in effect one month after the closing of the asset sale, the average level of fuel costs for the 12 months prior to the date of the closing, plus the CAA portion of the Environmental Cost Recovery Rider in effect one month after the closing.

WHOLESALE

        The Utility's full-service power supply requirements contract with SMECO, the Utility's principal wholesale customer with a peak load of approximately 600 megawatts, which represents approximately 10% of the Utility's total kilowatt-hour sales, expired on December
31, 2000, and was replaced by a full-requirements supply contract with Pepco Energy Services.
The four-year agreement between SMECO and Pepco Energy Services was awarded pursuant to competitive bidding and commenced January 1, 2001. See Note (12) of the Notes to
Consolidated Financial Statements, SMECO Agreement, for additional information.

COMPETITION

       During 1999 and 2000, the generating segment of the electric utility industry continued to transition from a regulatory to a competitive environment. The Company exited the electricity generating business by divesting substantially all of its generation assets on December 19, 2000.
The Utility's operations now consist of its transmission and distribution service. On July 1, 2000 in Maryland and January 1, 2001 in D.C., Pepco's customers began to have their choice of electricity suppliers.

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
operations.

RESTRUCTURING OF THE BULK POWER MARKET

        FERC issued an Order in 1997 approving the establishment of PJM as an Independent
System Operator (ISO) to administer transmission service under a poolwide transmission tariff and provide open access transmission service on a poolwide basis. The ISO began operation in
January 1998 and is responsible for system operations and regional transmission planning. In addition, the Commission decided that the independent body that operates the ISO may also operate the PJM power exchange. The Commission approved the power pool's use of single, non-pancaked transmission rates to access the eight transmission systems that make up PJM.
Pursuant to a rate design in effect since April 1997, each transmission owner within PJM has its own transmission rate, whereby the transmission customer will pay a single rate based on the cost of the transmission system where the generating capacity is delivered. The Commission also approved, effective April 1998, locational marginal pricing for managing scarce transmission capability. This method is based on price differences in energy at the various locations on the transmission system. In March 1999, the FERC approved market-based rates for pricing sales through the PJM energy market and a market monitoring plan.

        In December 1999 and February 2000, the FERC issued its landmark Orders No. 2000 and
2000-A. Order 2000 requires all public utilities to join or form a regional transmission organization (RTO) in furtherance of the FERC's goal to increase competition in the wholesale generation market. The qualifications to become certified as an RTO expand on the independence, scope, transmission service, ratemaking, and expansion planning elements needed to achieve approval as an ISO. Since PJM is already a FERC-approved ISO and because it exceeds all the requirements of an RTO, the Company does not anticipate any difficulties in PJM achieving this certification.

        PJM has many years of experience in providing economically efficient transmission and generation services throughout the mid-Atlantic region, and has achieved for its members, including the Company, significant cost savings through shared generating reserves and integrated operations. The PJM members have transformed the previous coordinated cost-based pool dispatch into a bid-based regional energy market operating under a standard of transmission service comparability. Irrespective of the Company's divestiture of its Generation Assets and the availability of customer choice, the Company continues to be a transmission-owning member of
PJM.

ENVIRONMENTAL MATTERS

OIL SPILL AT THE CHALK POINT GENERATING STATION

          As discussed in Note (13) of the Notes to Consolidated Financial Statements,
Commitments and Contingencies, on April 7, 2000, approximately 139,000 gallons of oil leaked from a pipeline at a generation station which was owned by the Company at Chalk Point in
Aquasco, Maryland. As of December 31, 2000, approximately $66 million in clean-up costs had been incurred in connection with the oil spill; and it is currently anticipated that total costs
(excluding liability claims against the Company and fines or other monetary penalties, if any)
may be in the range of $70 million to $75 million. These costs, which have continued to be incurred beyond December 31, 2000, consist principally of the costs to clean up the oil spill such as labor, supplies, repair work on damaged properties, and the rental of equipment.

          In addition, as a result of the oil spill, nine class action lawsuits and one lawsuit on behalf of two individuals have been filed against the Company. At this early stage, no determination has been made as to the merits of the claims. The Company has indicated its willingness to settle appropriate claims arising from the oil spill. Otherwise, the Company intends to vigorously contest the lawsuits. Fines or penalties, if any, assessed by government authorities are not expected to be recoverable from the Company's insurance carrier. The Company does not believe that fines or penalties assessed, if any, will have a material adverse effect on its financial position; however, such fines or penalties, if any, could have a material adverse effect on the
Company's results of operations in the fiscal quarter in which they are assessed. On December
20, 2000, the Office of Pipeline Safety of the Department of Transportation (DOT) issued a
Notice of Probable Violation and proposed a civil penalty in the amount of approximately
$674,000. The Company plans to contest certain facts and findings by the DOT.

          For the year ended December 31, 2000, the Company recorded the net amount of $1 million in operating expense as a result of the oil spill. This amount represents an accrual of $75 million in total oil spill related clean-up costs, net of $5 million in insurance proceeds received through June 30, 2000 (the date the amount was recorded by the Company) and an additional
$69 million in probable recoveries from its insurance carriers. Through December 31, 2000,
$35.8 million has been received from the carriers. However, no assurances can be given that the remaining amount due from the carriers will actually be received. The aggregate insurance coverage available under the Company's general liability insurance policy with respect to this event is $100 million. The Company will continue to assess the status of the oil spill clean-up efforts, as necessary, for any significant changes in the estimated costs of completing the remediation.

OTHER ENVIRONMENTAL MATTERS

         The Company is subject to federal, state and local legislation and regulation with respect to environmental matters, including water quality and the handling of solid and hazardous waste.
As a result, the Company is subject to environmental contingencies, principally related to possible obligations to remove or mitigate the effects on the environment of the disposal, effected in accordance with applicable laws at the time, of certain substances at various sites.
During 2000, the Company participated in environmental assessments and clean-ups under these laws at four federal Superfund sites and a private party site as a result of litigation. While the total cost of remediation at these sites may be substantial, the Company shares liability with other partially responsible parties. Based on the information known to the Company at this time, management is of the opinion that resolution of these matters will not have a material effect on the Company's financial position or results of operations.

        Environmental liabilities in connection with violations of or noncompliance with environmental laws and related to any asset sold to Southern Energy, arising prior to, on or after the sale's December 19, 2000 closing date, have been assumed by Southern Energy, except for any monetary fines or penalties imposed by a Governmental Authority to the extent arising out of or relating to acts or omissions of the Company in respect to any asset sold to Southern
Energy. Liabilities arising in connection with the release, threatened release or cleanup of hazardous substances, arising prior to, on or after the sale's closing date, have also been assumed by Southern Energy, except for any environmental liability of the Company arising out of or in connection with the disposal by, or on behalf of, the Company and release or threatened release, prior to the sale's closing date of hazardous substances at any off-site location. Any environmental liability arising out of, related to, or otherwise associated with the release of fuel oil from the Ryceville-Piney Point Pipeline, as discussed in Note (13) of the Notes to
Consolidated Financial Statements, Commitments and Contingencies, will be retained and discharged by the Company.

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

INTEREST RATE RISK

        The carrying value of the Company's long-term debt, which consists of first mortgage bonds, medium-term notes, convertible debentures, recourse debt from institutional lenders, and certain non-recourse debt was $1,736.3 million at December 31, 2000. The fair value of this long-term debt, based mainly on current market prices or discounted cash flows using current rates for similar issues with similar terms and remaining maturities, was $1,730.9 million at
December 31, 2000. The interest rate risk related to this debt was estimated as the potential
$100.1 million increase in fair value at December 31, 2000, that resulted from a hypothetical
10% decrease in the prevailing interest rates.

        PCI uses interest rate swap agreements to minimize its interest rate risk. The fair value of these agreements at December 31, 2000, was approximately $29 million. The potential loss in fair value from these agreements resulting from a hypothetical 10% adverse movement in base interest rates was estimated at $.6 million at December 31, 2000.

EQUITY PRICE RISK

        The carrying value of the Company's marketable securities, which consist primarily of preferred stocks with mandatory redemption features, was $231.4 million (including net unrealized losses of $11.5 million) at December 31, 2000. The fair value of marketable securities, based on quoted market prices, is equivalent to its carrying value at December 31,
2000. The equity price risk related to these securities was estimated as the potential $23.1 million decrease in fair value at December 31, 2000, that resulted from a hypothetical 10%
decrease in the quoted market prices. The Company's marketable securities balance includes preferred stock issued by two California utilities with a carrying value of $20.3 million
(including net unrealized losses of $8 million) at December 31, 2000. Subsequently, the market value of such preferred stock has continued to decline.

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

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings and shareholders' equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Potomac Electric Power Company and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of
America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Washington, D.C.
January 19, 2001

CONSOLIDATED STATEMENTS OF EARNINGS

POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES

For the Year Ended December 31,	2000	1999	1998
(Millions of Dollars, except per share data)

Operating Revenue
Utility	$2,237.5	$2,219.3	$2,068.9
Competitive operations	386.4	256.7	151.9
Gain on divestiture of generation assets	423.8	-	-
Total Operating Revenue	3,047.7	2,476.0	2,220.8

Operating Expenses
Fuel and purchased energy	1,206.2	1,025.8	818.8
Other operation and maintenance	409.8	400.6	372.8
Depreciation and amortization	247.6	272.8	263.9
Other taxes	207.4	201.1	204.4
Interest	211.5	195.3	198.1
Impairment loss	45.7	-	-
Total Operating Expenses	2,328.2	2,095.6	1,858.0

Loss from Equity Investments, Principally Telecommunication Entities	(17.1)	(9.6)	(8.5)
Operating Income	702.4	370.8	354.3
Distributions on Preferred Securities of Subsidiary Trust	9.2	9.2	5.7
Income Tax Expense	341.2	114.5	122.3
Net Income	352.0	247.1	226.3
Dividends on Preferred Stock	5.5	7.9	11.4
Redemption Premium/Expenses on Preferred Stock	-	1.0	6.6
Earnings Available for Common Stock	$346.5	$238.2	$208.3
Earnings Per Share of Common Stock
Basic	$3.02	$2.01	$1.76
Diluted	$2.96	$1.98	$1.73
Cash Dividends Per Share of Common Stock	$1.66	$1.66	$1.66

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements
CONSOLIDATED BALANCE SHEETS

POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES
Assets	December 31, 2000 1999
(Millions of Dollars)

CURRENT ASSETS
Cash and cash equivalents	$1,864.6	$98.7
Marketable securities	231.4	203.2
Accounts receivable, less allowance for uncollectible accounts of $9.1 and $8.0	478.4	295.0
Fuel, materials and supplies - at average cost	36.4	192.0
Prepaid expenses	413.6	35.9
Total Current Assets	3,024.4	824.8

INVESTMENTS AND OTHER ASSETS
Investment in financing leases	589.5	664.3
Operating lease equipment - net of accumulated depreciation of $135.4 and $113.9	54.6	77.9
Regulatory assets, net	-	411.7
Other	637.0	407.5
Total Investments and Other Assets	1,281.1	1,561.4

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	4,284.7	6,784.3
Accumulated depreciation	(1,562.9)	(2,259.9)
Net Property, Plant and Equipment	2,721.8	4,524.4
Total Assets	$7,027.3	$6,910.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements
CONSOLIDATED BALANCE SHEETS

POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES
Liabilities and Shareholders' Equity	December 31, 2000 1999
(Millions of Dollars)

CURRENT LIABILITIES
Short-term debt	$1,150.1	$347.0
Accounts payable and accrued payroll	273.8	239.0
Capital lease obligations due within one year	15.2	20.8
Interest and taxes accrued	814.4	85.1
Other	181.9	91.6
Total Current Liabilities	2,435.4	783.5

DEFERRED CREDITS
Regulatory liabilities, net	186.1	-
Income taxes	418.7	1,052.8
Investment tax credits	28.3	50.0
Other	21.4	22.0
Total Deferred Credits	654.5	1,124.8

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	1,859.6	2,867.0

COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST WHICH HOLDS SOLELY PARENT JUNIOR SUBORDINATED DEBENTURES	125.0	125.0

PREFERRED STOCK
Serial preferred stock	40.8	50.0
Redeemable serial preferred stock	49.5	50.0
Total Preferred Stock	90.3	100.0

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock, $1 par value - authorized 200,000,000 shares, issued 118,544,736 and 118,530,802 shares, respectively	118.5	118.5
Premium on stock and other capital contributions	1,027.3	1,025.4
Capital stock expense	(13.0)	(12.9)
Accumulated other comprehensive loss	(7.5)	(1.8)
Retained income	937.2	781.1
	2,062.5	1,910.3
Less cost of shares of common stock in treasury
(7,792,907 and zero shares, respectively)	(200.0)	-
Total Shareholders' Equity	1,862.5	1,910.3
Total Liabilities and Shareholders' Equity	$7,027.3	$6,910.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES
	Common Stock Shares Par Value		Premium on Stock	Comprehensive Income	Accumulated Other Comprehensive Income (Loss)	Retained Income
(Dollar Amounts in Millions)

BALANCE, DECEMBER 31, 1997	118,500,891	$118.5	$1,025.2		$6.5	$727.8

Net Income	-	-	-	$226.3	-	226.3
Other comprehensive income:
Add: Unrealized gain on marketable securities	-	-	-	4.2	4.2	-
Less: Gain included in net income	-	-	-	2.2	2.2	-
Income tax expense	-	-	-	0.7	0.7	-
Total comprehensive income	-	-	-	$227.6		-
Dividends:
Preferred stock	-	-	-		-	(11.4)
Common stock	-	-	-		-	(196.6)
Conversion of preferred stock	26,396	-	0.1		-	-
Redemption premium on preferred stock	-	-	-		-	(6.6)
BALANCE, DECEMBER 31, 1998	118,527,287	$118.5	$1,025.3		$7.8	$739.5

Net Income	-	-	-	$247.1	-	$247.1
Other comprehensive income:
Add: Loss included in net income	-	-	-	1.6	1.6	-
Income tax benefit	-	-	-	5.1	5.1
Less: Unrealized loss on marketable securities	-	-	-	16.3	16.3	-
Total comprehensive income	-	-	-	$237.5	-	-
Dividends:
Preferred stock	-	-	-		-	(7.9)
Common stock	-	-	-		-	(196.6)
Conversion of debentures	3,515	-	0.1		-	-
Redemption expense on preferred stock	-	-	-		-	(1.0)
BALANCE, DECEMBER 31, 1999	118,530,802	$118.5	$1,025.4		($1.8)	$781.1

Net Income	-	-	-	$352.0	-	$352.0
Other comprehensive income:
Add: Loss included in net income	-	-	-	0.3	0.3	-
Income tax benefit	-	-	-	3.1	3.1	-
Less: Unrealized loss on marketable securities	-	-	-	9.1	9.1	-
Total comprehensive income	-	-	-	$346.3		-
Dividends:
Preferred stock	-	-	-		-	(5.5)
Common stock	-	-	-		-	(190.4)
Conversion of stock options	13,934	-	0.3		-	-
Gain on acquisition of preferred stock	-	-	1.6		-	-
BALANCE, DECEMBER 31, 2000	118,544,736	$118.5	$1,027.3		($7.5)	$937.2

CONSOLIDATED STATEMENTS OF CASH FLOWS

POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES
For the Year Ended December 31,	2000	1999	1998
(Millions of Dollars)
OPERATING ACTIVITIES
Net income	$352.0	$247.1	$226.3
Adjustments to reconcile net income to net cash (used by) from operating activities:
Gain on divestiture of generation assets	(423.8)	-	-
Impairment loss	45.7	-	-
Depreciation and amortization	247.6	272.8	263.9
Changes in:
Accounts receivable and unbilled revenue	(184.5)	(46.1)	5.7
Fuel, materials and supplies	155.6	(70.0)	5.5
Regulatory liabilities/assets	(227.0)	(6.8)	(13.1)
Contract termination fee	(1.5)	(24.5)	-
Accounts payable	34.8	43.6	(20.9)
Net other operating activities	(20.3)	23.9	(50.2)
Net Cash (Used by) From Operating Activities	(21.4)	440.0	417.2

INVESTING ACTIVITIES
Net investment in property, plant and equipment	(225.5)	(200.3)	(206.2)
Proceeds from:
Divestiture of generation assets	2,741.0	-	-
Sale of aircraft	87.1	-	-
Sale or redemption of marketable securities, net of purchases	(38.2)	11.6	75.6
Sale of leased equipment, net of additions	-	19.4	105.9
Sale or distribution of other investments, net of purchases	(78.5)	(59.6)	9.3
Purchase of leveraged leases	-	(205.9)	-
Gain from liquidation of partnership, net of proceeds	-	(1.1)	-
Net other investing activities	(90.5)	-	-
Net Cash From (Used by) Investing Activities	2,395.4	(435.9)	(15.4)

FINANCING ACTIVITIES
Dividends on preferred and common stock	(195.9)	(204.5)	(208.0)
Redemption of preferred stock	(9.7)	(51.0)	(123.7)
Issuance of mandatorily redeemable preferred securities	-	-	125.0
Reacquisition of long-term debt, net of issuances	(1,007.4)	257.1	(158.7)
Repurchase of common stock	(200.0)	-	-
Issuance of short-term debt, net of repayments	803.1	7.8	46.7
Other financing activities	1.8	(0.8)	(3.1)
Net Cash (Used by) From Financing Activities	(608.1)	8.6	(321.8)

Net Increase In Cash and Cash Equivalents	1,765.9	12.7	80.0
Cash and Cash Equivalents at Beginning of Year	98.7	86.0	6.0

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,864.6	$98.7	$86.0

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest (net of capitalized interest of $3.4, $1.8, and $.7) and income taxes:
Interest	$108.4	$194.0	$198.6
Income taxes	$45.8	$(20.7)	$68.9

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITY
Transfer of Benning and Buzzard Point Stations to Pepco Energy Services	$53.6	$-	$-
The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    ORGANIZATION, DIVESTITURE, AND SEGMENT INFORMATION

ORGANIZATION

        Potomac Electric Power Company (Pepco or the Company) is engaged in the transmission and distribution of electric energy in the Washington, D.C. (D.C.), metropolitan area (the Utility or Utility Operations). The Company is also engaged in the sale of electricity, natural gas, and telecommunications in markets throughout the mid-Atlantic region through its wholly owned nonregulated subsidiary, Pepco Holdings, Inc. (PHI). Potomac Electric Power Company Trust I
(the Trust) and Edison Capital Reserves Corporation (Edison), are also wholly owned subsidiaries of the Company.

        In May 1999, Pepco reorganized its nonregulated subsidiaries into two major operating groups to compete for market share in deregulated markets. As part of the reorganization, a new unregulated company, PHI, was created in 1999 as the parent company of its two wholly owned subsidiaries, Potomac Capital Investment Corporation (PCI) and Pepco Energy Services, Inc.
(Pepco Energy Services). Additionally, in September 2000, PepMarket.com, LLC, (PepMarket)
was organized as a third direct, wholly owned subsidiary of PHI.

        PCI will continue to manage its diversified portfolio of financial investments and grow its new operating businesses that provide telecommunication services and utility industry-related services. As discussed in Note (5) of the Notes to Consolidated Financial Statements, Loss from
Equity Investments, Principally Telecommunication Entities, PCI's telecommunication products and services are provided through its wholly owned subsidiary's 50% equity interest in a joint venture, formed in December 1997, known as Starpower Communications, LLC (Starpower).

        Pepco Energy Services provides nonregulated energy and energy related services in the mid-Atlantic region. Its products include electricity, natural gas, energy efficiency contracting equipment retrofits, fuel management, equipment operation and maintenance and appliance warranties. These products are sold in bundles or individually to large commercial and industrial customers and to residential customers.

         PepMarket, which began operations on December 1, 2000, will earn fee income by offering
Internet-based procurement services to businesses and institutional clients in the D.C./Baltimore metropolitan region. As of December 31, 2000, Pepco has invested $11 million in Pepmarket.

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
Trust, for additional information.

        Edison, a Delaware Investment Holding Company and wholly owned subsidiary of the
Company, was established in November 2000. Edison exists for the purpose of managing and investing a significant portion of the proceeds received from the divestiture.

DIVESTITURE

        On June 7, 2000, the Company entered into an agreement (the Agreement) with Mirant
Corp., formerly Southern Energy Inc. (Southern Energy) to sell total capacity of 5,154 megawatts in four generating stations located in Maryland and Virginia, and six purchased capacity contracts totaling 735 megawatts (the Generation Assets) for $2.74 billion (including other related generation assets). The Agreement was reached after Southern Energy was selected by the Company as the winning bidder in its auction process that was held to select the buyer of its Generation Assets. The divestiture closed on December 19, 2000 and resulted in the
Company's recognition of a pre-tax gain of approximately $423.8 million ($182 million net of income tax or $1.58 per share). Concurrently, the Company transferred its Benning Road and
Buzzard Point generating plants, which were not included in the Generation Assets divested to
Southern Energy, to Pepco Energy Services. These power plants are located in D.C. and have a total installed capacity of 806 megawatts. These stations will function as exempt wholesale generators and will be operated and maintained by Southern Energy pursuant to an initial three-year contract with Pepco Energy Services.

        As a result of the divestiture and the transfer of its Benning Road and Buzzard Point stations, as well as the volatility of energy prices and the availability of current financial information derived from the completion of the Company's 2001 budgeting cycle, the Company determined that it was necessary to assess whether the carrying amounts of these generating stations were recoverable. Based on this assessment, the stations were determined to be impaired and were written down to their fair value by recognizing a pre-tax impairment loss of $40.3 million in the fourth quarter of 2000 ($24.1 million net of income tax or 20 cents per share). The fair value of approximately $33 million was determined using the present value of their estimated expected future cash flows.

        In a separate transaction, on May 19, 2000, the Company reached an agreement with PPL
Global, Inc., and Allegheny Energy Supply Company, LLC, to sell its 9.72 percent interest in the
Conemaugh Generating Station (Conemaugh) for approximately $156 million. Conemaugh is located near Johnstown, Pennsylvania, and consists of two baseload units totaling approximately
1,700 megawatts of capacity. The Conemaugh sale closed on January 8, 2001, and resulted in the recognition of a pre-tax gain of approximately $39 million, which will be recorded in the first quarter of 2001. Additionally, as the utility industry continued its transition to a competitive environment, retail access for generation services was made available to all Maryland customers on July 1, 2000, and to D.C. customers on January 1, 2001.

        As part of the agreement with Southern Energy to divest its generation assets, the Company also signed a Transition Power Agreement (TPA) with Southern Energy. This TPA was necessary because the Company will continue to be obligated, as the incumbent electric utility, to supply the electric power needs of all of its current Maryland and D.C. customers that cannot or do not choose an alternate electric power service provider during a four-year transition period to retail access. This service, called Standard Offer Service, is required by settlement agreements approved by both the Maryland and D.C. Public Service Commissions as part of the deregulation of electric power generation and the initiation of customer choice.

        Under the TPA, the Company has the option of acquiring all of the energy and capacity that is needed for Standard Offer Service from Southern Energy at prices that are below the
Company's current cost-based billing rates for Standard Offer Service, thereby providing the
Company with a built-in profit margin on all Standard Offer Service sales that the Company acquires from Southern Energy. Under the settlement agreements mentioned above, the
Company will share such profit amounts with customers on an annual cycle basis, beginning with the period July 1, 2000 to June 30, 2001 in Maryland and from February 9, 2001 to
February 8, 2002 in D.C. (the Generation Procurement Credit or "GPC").

        In both jurisdictions, amounts shared with customers each year are determined only after the
Company recovers certain guaranteed annual reductions to customer rates. In addition, because the annual cycle for the GPC in Maryland began on July 1, 2000, the Company supplied
Standard Offer Service from its traditional sources until the Generation Assets were sold and, thus, recorded losses on Standard Offer Services sales during this period, mostly because of higher summer generating costs. Therefore, profit from Standard Offer Service sales in
Maryland between January 8, 2001 and June 30, 2001 will be recorded as income to the
Company until both the guaranteed rate reduction amount and the Standard Offer Service losses incurred in 2000 are recovered. Once such amounts are recovered, profit is shared with customers in Maryland generally on a 50/50 basis.

SEGMENT INFORMATION

        The Company has identified the Utility's operations, the Trust, and Edison (Utility
Segment) and PHI's operations (Competitive Segment) as its two reportable segments. The following table presents information about the Company's reportable segments (in millions of dollars, except per share amounts).

For the year ended December 31,
2000
		Competitive Segment
	Utility Segment	PCI	Pepco Energy Services	PepMarket	Total PHI	Consolidated
Revenue:
Utility	$2,237.5	$-	$-	$-	$-	$2,237.5
Gain on divestiture of generation assets	423.8	-	-	-	-	423.8
Financial investments	-	101.8	-	-	101.8	101.8
Energy services	-	-	236.4	-	236.4	236.4
Utility industry services	-	48.1	-	-	48.1	48.1
Other	-	-	-	0.1	0.1	0.1
Total Revenue	2,661.3	149.9	236.4	0.1	386.4	3,047.7
Expenses:
Fuel and purchased energy	1,014.7	-	191.5	-	191.5	1,206.2
Operating expenses and other	515.9	41.3	57.8	2.2	101.3	617.2
Depreciation and amortization	223.9	21.5	2.1	0.1	23.7	247.6
Interest	155.5	54.4	1.6	-	56.0	211.5
Income tax expense (benefit)	352.9	(6.2)	(4.7)	(0.8)	(11.7)	341.2
Distributions on preferred securities of subsidiary Trust	9.2	-	-	-	-	9.2
Impairment loss	40.3	5.4	-	-	5.4	45.7
Total Expenses	2,312.4	116.4	248.3	1.5	366.2	2,678.6
(Loss) Income from Equity Investments, Principally Telecommunication Entities	-	(20.2)	3.1	-	(17.1)	(17.1)
Net Income (Loss)	$348.9	$13.3	$(8.8)	$(1.4)	$3.1	$352.0
Earnings (Loss) Per Share	$2.99	$0.12	$(0.08)	$(0.01)	$0.03	$3.02
Total Assets	$6,163.4	$1,232.7	$163.1	$13.0	$1,408.8	$7,572.2
Expenditures for Assets	$225.5	$1.8	$14.8	$8.9	$25.5	$251.0

1999
		Competitive Segment
	Utility Segment	PCI	Pepco Energy Services	PepMarket	Total PHI	Consolidated
Revenue:
Utility	$2,219.3	$-	$-		$-	$2,219.3
Financial investments	-	105.0	-	-	105.0	105.0
Energy services	-	-	133.3	-	133.3	133.3
Utility industry services	-	18.4	-	-	18.4	18.4
Total Revenue	2,219.3	123.4	133.3	-	256.7	2,476.0
Expenses:
Fuel and purchased energy	921.7	-	104.1	-	104.1	1,025.8
Operating expenses and other	526.9	36.1	38.7	-	74.8	601.7
Depreciation and amortization	247.5	24.0	1.3	-	25.3	272.8
Interest	143.4	50.3	1.6	-	51.9	195.3
Income tax expense (benefit)	142.6	(24.1)	(4.0)	-	(28.1)	114.5
Distributions on preferred securities of subsidiary Trust	9.2	-	-	-	-	9.2
Total Expenses	1,991.3	86.3	141.7	-	228.0	2,219.3
(Loss) Income from Equity Investments, Principally Telecommunication Entities	-	(10.4)	.8	-	(9.6)	(9.6)
Net Income (Loss)	$228.0	$26.7	$(7.6)	-	$19.1	$247.1

Earnings (Loss) Per Share	$1.85	$.22	$(.06)	$-	$.16	$2.01
Total Assets	$5,902.8	$1,238.8	$44.6	$-	$1,283.4	$7,186.2
Expenditures for Assets	$200.3	$0.4	$2.4	$-	$2.8	$203.1

1998
		Competitive Segment
	Utility Segment	PCI	Pepco Energy Services	PepMarket	Total PHI	Consolidated
Revenue:
Utility	$2,068.9	$-	$-	-	$-	$2,068.9
Financial investments	-	112.1	-	-	112.1	112.1
Energy services	-	-	28.0	-	28.0	28.0
Utility industry services	-	11.8	-	-	11.8	11.8
Total Revenue	2,068.9	123.9	28.0	-	151.9	2,220.8
Expenses:
Fuel and purchased energy	805.7	-	13.1	-	13.1	818.8
Operating expenses and other	533.6	27.2	16.4	-	43.6	577.2
Depreciation and amortization	239.8	24.1	-	-	24.1	263.9
Interest	141.9	55.9	0.3	-	56.2	198.1
Income tax expense (benefit)	131.0	(8.1)	(0.6)		(8.7)	122.3
Distributions on preferred securities of subsidiary Trust	5.7	-	-	-	-	5.7
Total Expenses	1,857.7	99.1	29.2	-	128.3	1,986.0
Loss from Equity Investments, Principally Telecommunication Entities	-	(8.5)	-	-	(8.5)	(8.5)
Net Income (Loss)	$211.2	$16.3	$(1.2)	-	$15.1	$226.3

Earnings (Loss) Per Share	$1.63	$.14	$(.01)	$-	$.13	$1.76
Total Assets	$5,817.1	$1,000.8	$31.0	$-	$1,031.8	$6,848.9
Expenditures for Assets	$206.2	$0.3	$2.5	$-	$2.8	$209.0

The Company's revenues from external customers are earned primarily within the United States and principally all of the Company's long-lived assets are held in the United States. In addition, there were no material transactions between segments.

Total segment assets of $7,572.2 million, $7,186.2 million, and $6,848.9 million, as of December 31, 2000, 1999, and 1998, respectively, include $510.1 million, $252.9 million, and $243.4 million, representing the utility segment's investment in PHI and $34.8 million, $22.7 million, and $31.4 million, of intersegment net receivables. As of December 31, 2000, 1999, and 1998, respectively, these amounts are eliminated in consolidation and therefore they are not reflected in the Company's total assets as recorded on the accompanying Consolidated Balance Sheets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

        The Utility's transmission and distribution operations are regulated by the Maryland Public
Service Commission (Maryland Commission) and the D.C. Public Service Commission (D.C.
Commission) and its wholesale business is regulated by the Federal Energy Regulatory
Commission (FERC). The Company complies with the Uniform System of Accounts prescribed by FERC and adopted by the Maryland and D.C. Commissions.

        The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions. Certain prior year amounts have been reclassified in order to conform to the current year presentation.

PRINCIPLES OF CONSOLIDATION

        The accompanying consolidated financial statements present the financial results of the
Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

        Investments in entities in which the Company has a 20% to 50% interest are accounted for using the equity method. Under the equity method, investments are carried at cost and adjusted for the Company's proportionate share of the investments' undistributed earnings or losses. Refer to Note (5) of the Notes to Consolidated Financial Statements, Loss from Equity Investments,
Principally Telecommunication Entities for additional information.

REVENUE

        The Company classifies its revenue as Utility and Competitive Operations. Utility revenue consists of the Utility's operations, the Trust, and Edison, and Competitive Operations revenue consists of PHI's operations.

        The Utility's revenue for services rendered but unbilled as of the end of each month is accrued. At December 31, 2000 and 1999, $85.6 million and $77.2 million in accrued unbilled revenue, respectively, was recorded. These amounts are included in the accounts receivable balance on the accompanying consolidated balance sheets. The amounts received for the sale of energy and resales of purchased energy to other utilities and to power marketers is included in
Utility revenue. Amounts received, through July 1, 2000 in Maryland and December 31, 2000 in
D.C., for such interchange deliveries were components of the Company's fuel rates.

        Interchange deliveries include transactions in the bilateral energy sales marketplace, where wholesale power sales tariffs allow both sales from Company-owned generation and sales of energy purchased from other market participants. As discussed in Note (1) Organization,
Divestiture, and Segment Information, on December 19, 2000, the Company divested its
Generation Assets.

        Revenue from Pepco Energy Services' energy services contracts and from PCI's utility industry services contracts is recognized using the percentage-of-completion method of revenue recognition, which recognizes revenue as work progresses on the contract. Revenue from Pepco
Energy Services' electric and gas marketing businesses and from PepMarket's business is recognized as services are rendered.

ENVIRONMENTAL REMEDIATION COSTS

          The Company accrues environmental remediation costs at the time that management determines that it is probable that an asset has been impaired or that a liability has been incurred and the amount of the loss can be reasonably estimated. Environmental remediation costs are charged as an operating expense unless the costs extend the life of an asset or prevent environmental contamination that has yet to occur, in which case the costs are capitalized.
Amounts that the Company has determined are probable of recovery from third parties, such as insurance carriers, are netted against the operating expense line item. The amount that is probable of recovery from third parties and the anticipated liability for environmental remediation costs are separately recorded. Amounts accrued for probable environmental remediation costs that may be incurred in the future are not measured on a discounted basis.

CASH AND CASH EQUIVALENTS

        Cash and cash equivalents include cash on hand, money market funds and commercial paper with original maturities of three months or less. The cash and cash equivalents balance at
December 31, 2000 includes approximately $1.8 billion in proceeds from the divestiture of the
Generation Assets that have been invested by Edison.

MARKETABLE SECURITIES

        Marketable securities consist primarily of preferred stocks with mandatory redemption features, which are classified as "available for sale" for financial reporting purposes. Net unrealized gains or losses on such securities are reflected, net of tax, in shareholders' equity.

        Included in net unrealized gains and losses are gross unrealized gains of $.3 million and gross unrealized losses of $11.8 million at December 31, 2000 and gross unrealized gains of $2 million and gross unrealized losses of $4.7 million at December 31, 1999.

        In determining gross realized gains and losses on sales or maturities of securities, specific identification is used. Gross realized gains were $1.1 million, $.6 million, and $4.7 million in
2000, 1999, and 1998, respectively. Gross realized losses were $1.4 million, $2.2 million, and
$2.5 million in 2000, 1999, and 1998, respectively.

At December 31, 2000, the contractual maturities for mandatorily redeemable preferred stock are
$99.6 million within one year, $37.1 million from one to five years, $89.7 million from five to 10 years and $15.8 million for over 10 years.

LEASING ACTIVITIES

        Income from investments in direct financing leases and leveraged lease transactions, in which the Company is an equity participant, is accounted for using the financing method. In accordance with the financing method, investments in leased property are recorded as a receivable from the lessee to be recovered through the collection of future rentals. For direct financing leases, unearned income is amortized to income over the lease term at a constant rate of return on the net investment. Income including investment tax credits, on leveraged equipment leases, is recognized over the life of the lease at a constant rate of return on the positive net investment.

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

SHORT-TERM DEBT

        Short-term financing requirements have been principally satisfied through the sale of commercial promissory notes. Interest rates for short-term financing during 2000 ranged from
5.77% to 6.63%. Additionally, a minimum 100% line of credit back-up for outstanding commercial promissory notes is maintained. This line of credit was unused during 2000, 1999, and 1998.

AMORTIZATION OF DEBT ISSUANCE AND REACQUISITION COSTS

        Expenses incurred in connection with the issuance of long-term debt, including premiums and discounts associated with such debt, are deferred and amortized over the lives of the respective issues. Costs associated with the reacquisition of debt are also deferred and amortized over the lives of the new issues.

FUEL COSTS

        The Maryland fuel clause was terminated effective July 1, 2000 (the date of commencement of customer choice). In D. C., the fuel clause will be terminated effective February 9, 2001 (one month after the completion of the sale of the Company's interest in Conemaugh). For a discussion of the Company's TPA and GPC refer to Note (1) Organization, Divestiture, and
Segment Information.

TREASURY STOCK

          The Company uses the cost method of accounting for treasury stock. Under the cost method, the Company records the total cost of the treasury stock as a reduction to its shareholders' equity on the face of its consolidated balance sheets. Additionally, stock held in treasury is not considered outstanding for the purposes of computing the Company's earnings per share.

NEW ACCOUNTING STANDARDS

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial
Accounting Standards No. 133 (SFAS 133) entitled, "Accounting for Derivative Instruments and
Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. The effective date of SFAS No. 133 has been delayed and will become effective for the Company's 2001 calendar year financial statements. Accordingly, the Company adopted SFAS 133 on January 1, 2001. At that date, the cumulative effect of the implementation of SFAS 133 did not have a material impact on the Company's consolidated results of operations, financial position, or cash flows.

(3)    LEASING ACTIVITIES

        The investment in financing leases was comprised of the following at December 31:

	2000	1999
	(Millions of Dollars)
Energy leveraged leases	$469.3	$433.3
Aircraft leases	63.9	173.4
Other	56.3	57.6
Total	$589.5	$664.3

        The components of the net investment in finance leases at December 31, 2000, and 1999 are summarized below:

At December 31, 2000:	Leveraged Leases	Direct Finance Leases	Total Finance Leases
	(Millions of Dollars)
Rents receivable	$ 345.1	$ 95.8	$ 440.9
Debt service payable from proceeds of residual value, net	(1,503.7)	-	(1,503.7)
Estimated residual value	2,145.8	30.6	2,176.4
Less: Unearned and deferred income	(485.7)	(38.4)	(524.1)
Investment in finance leases	501.5	88.0	589.5
Less: Deferred taxes	(191.3)	(43.9)	(235.2)
Net Investment in Finance Leases	$ 310.2	$ 44.1	$ 354.3
At December 31, 1999:
Rents receivable	$ 354.7	$ 206.2	$ 560.9
Debt service payable from proceeds of residual value, net	(1,503.7)	-	(1,503.7)
Estimated residual value	2,149.3	60.9	2,210.2
Less: Unearned and deferred income	(525.1)	(78.0)	(603.1)
Investment in finance leases	475.2	189.1	664.3
Less: Deferred taxes	(150.9)	(35.8)	(186.7)
Net Investment in Finance Leases	$ 324.3	$ 153.3	$ 477.6

        Income recognized from leveraged leases was comprised of the following:

For the Year Ended December 31,	2000	1999	1998
	(Millions of Dollars)
Pre-tax earnings from leveraged leases	$37.5	$20.5	$13.4
Investment tax credit recognized	.8	.9	.8
Income from leveraged leases, including investment tax credit	38.3	21.4	14.2
Income tax expense (credit)	7.5	2.3	(.5)
Net Income from Leveraged Leases	$30.8	$19.1	$14.7

        Rents receivable from leveraged leases are net of non-recourse debt. Minimum lease payments receivable from finance leases, for each of the years 2001 through 2005 and thereafter, are $20.8 million, $19.1 million, $11.3 million, $9.2 million, $8.4 million, and $520.7 million, respectively.

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

(4)    PROPERTY, PLANT AND EQUIPMENT

        As discussed in Note (1) of the Notes to Consolidated Financial Statements, Organization,
Divestiture, and Segment Information, the Company divested its Generation Assets in December
2000 and divested its interest in Conemaugh in January 2001.

        Property, plant and equipment is comprised of the following.

At December 31, 2000	Original Cost	Accumulated Depreciation	Net Book Value
	(Millions of Dollars)
Generation	$ 92.0	$ 19.0	$ 73.0
Distribution	3,046.1	1,142.1	1,904.0
Transmission	698.2	226.3	471.9
General	304.3	174.9	129.4
Construction work in progress	57.7	-	57.7
Nonoperating property	86.4	.6	85.8
Total	$4,284.7	$1,562.9	$2,721.8
At December 31, 1999
Generation	$2,650.0	$ 805.6	$1,844.4
Distribution	2,943.1	1,059.6	1,883.5
Transmission	719.4	225.2	494.2
General	360.4	169.0	191.4
Construction work in progress	86.7	-	86.7
Nonoperating property	24.7	.5	24.2
Total	$6,784.3	$2,259.9	$4,524.4

        The nonoperating property amounts include balances for electric plant held for future use.

        Property, plant and equipment includes regulatory assets of $41 million and $44 million at
December 31, 2000 and 1999, respectively, which are accounted for pursuant to Statement of
Financial Accounting Standards No. 71 (SFAS 71) "Accounting for the Effects of Certain Types
of Regulation."

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

        The Company uses separate depreciation rates for each electric plant account. The rates, which vary from jurisdiction to jurisdiction, were equivalent to a system-wide composite depreciation rate of approximately 3.5% for the Company's transmission and distribution system property in 2000, 1999 and 1998.

(5)     LOSS FROM EQUITY INVESTMENTS, PRINCIPALLY
         TELECOMMUNICATION ENTITIES

        PCI and Pepco Energy Services have investments ranging from 20% to 50% in certain businesses, which are accounted for using the equity method. The most significant equity investment is PCI's joint venture in Starpower which is discussed in detail below. Investments that are accounted for using the equity method are as follows.

Entity	Ownership Interest	Share of (Loss)Income		Net Investment
		2000	1999	1998	2000	1999

Starpower	50%	$(20.2)	$(12.2)	$(10.4)	$118.2	$39.6
Metricom D.C., LLC (Metricom)	20%	-	(.8)	(.8)	-	-
Cove Point LNG, LP (Cove Point)	50%	-	2.6	2.7	-	10.4
Viron/Pepco Services, Inc.	50%	3.1	.8	-	1.8	.8
Total		$ (17.1)	$ (9.6)	$ (8.5)	$120.0	$50.8

        The total (loss)/income shown above is presented prior to the recognition of PHI's tax expense/benefit.

        In October 1999, a subsidiary of PHI sold its 20% equity interest in Metricom. The sale resulted in the recognition of an after-tax gain of approximately $1.7 million. On January 11,
2000, PCI sold its 50% interest in Cove Point to Columbia Energy Group for total proceeds of
$40.7 million. This transaction resulted in an after-tax gain of $11.8 million, which was recorded during the first quarter of 2000. The 50% investment in Viron/Pepco Services, Inc. was created in 1999 to provide energy-savings performance contracting services to the Military
District of Washington.

STARPOWER

        PCI's telecommunication products and services are provided through Starpower, which was formed in 1997 by wholly-owned subsidiaries of PCI and RCN Corporation. Each Starpower partner initially committed to contribute a total of $150 million of equity to the joint venture over a three-year period (1998-2000). This initial commitment was fulfilled by each partner during the fourth quarter of 2000. Additionally, during the fourth quarter of 2000, each partner agreed to contribute an additional $18 million to fund capital requirements until the capital requirements budget for 2001 is finalized. As of December 31, 2000, PCI has invested a total of $162 million of its $168 million commitment to Starpower.

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

A summary of Starpower's financial information is as follows.

		As of December 31,
Balance Sheets		2000	1999
		(Millions of Dollars)
Assets
Current assets		$ 98.1	$ 32.6
Intangible assets, net of accumulated amortization of $47.9 and $31.7		20.4	35.5
Property, plant and equipment, net of accumulated depreciation of $28.2 and $16.3		229.7	112.3
Total Assets		$348.2	$180.4
Liabilities and Partners' Equity
Current liabilities		$108.0	$ 61.5
Noncurrent liabilities		1.9	4.5
Accumulated deficit		(85.7)	(45.3)
Partners' equity		324.0	159.7
Total Liabilities and Partners' Equity		$348.2	$180.4
For the Year Ended December 31,
Income Statements	2000	1999	1998
	(Millions of Dollars)
Total revenue	$73.5	$60.3	$34.2
Cost of sales	22.2	16.0	10.1
Gross margin	51.3	44.3	24.1
Operating expense	64.5	45.4	21.2
(Loss) Earnings before interest, depreciation and amortization	(13.2)	(1.)	2.9
Depreciation and amortization	28.2	23.7	24.3
Interest income	1.0	.4	.7
Loss	$40.4	$24.4	$20.7
PCI's Portion of Loss	$20.2	$12.2	$10.4

(6)    PENSIONS AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT
        BENEFITS

        As discussed in Note (1) Organization, Divestiture, and Segment Information, on December
19, 2000, the Company divested its Generation Assets, including other related assets, to Southern
Energy. In accordance with the terms of the divestiture, with respect to generation employees transferred between the Company and Southern Energy, the Company will only be responsible for the portion of transferred employees' pensions that relate to service with the Company.

        As a result of the divestiture, in December 2000 the Company recognized a curtailment charge of approximately $8.7 million. Since this charge is the direct result of the divestiture, it was considered to be a transaction cost and was netted against the gain on divestiture of
Generation Assets on the Company's accompanying statements of earnings.

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

        Pension expense included in net income was $3 million in 2000, $8.7 million in 1999 and
$9.3 million in 1998. Postretirement benefit expense included in net income was $18 million,
$15.8 million and $12.6 million in 2000, 1999, and 1998, respectively. The components of net periodic benefit cost were computed as follows.

	Pension Benefits
	2000	1999	1998
	(Millions of Dollars)
Components of Net Periodic Benefit Cost Service cost Interest cost Expected return on plan assets Amortization of prior service cost Recognized actuarial loss Net Period Benefit Cost	$12.8 37.2 (48.7) 1.4 .3 $ 3.0	$ 13.2 34.9 (44.7) 1.4 3.9 $ 8.7	$ 13.0 33.9 (41.2) 1.4 2.2 $ 9.3
Other Benefits
	2000	1999	1998
	(Millions of Dollars)
Components of Net Periodic Benefit Cost Service cost Interest cost Expected return on plan assets Recognized actuarial loss Net Period Benefit Cost	$ 5.8 8.2 (1.9) 5.9 $18.0	$ 5.4 6.6 (1.6) 5.4 $15.8	$ 4.0 5.8 (1.5) 4.3 $12.6

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The assumed health care cost trend rate used to measure the expected cost benefits covered by the plan is 7.5%. This rate is expected to decline to 5.5% over the next four-
year period. A one percentage point change in the assumed health care cost trend rate would have the following effects for fiscal year 2000.

	1-Percentage-Point	1-Percentage-Point
	Increase	Decrease
	(Millions of Dollars)
Effect on total of service and interest cost components	$1.3	$(1.1)
Effect on postretirement benefit obligation	$7.8	$(6.7)

        Pension program assets are stated at fair value and are composed of approximately 41% and
35% of cash equivalents and fixed income investments with the balance in equity investments.

        The following table sets forth the Program's funded status and amounts included in
Investments and Other Assets - Other on the Consolidated Balance Sheets.

	Pension Benefits
	2000	1999
	(Millions of Dollars)
Funded status	$ 44.6	$21.5
Unrecognized actuarial loss	71.8	45.6
Unrecognized prior service cost Prepaid Benefit Cost	7.1 $123.5	10.8 $77.9
Weighted average assumptions as of December 31
Discount rate	7.0%	7.0%
Expected return on plan assets	9.0%	9.0%
Rate of compensation increase	4.0%	4.0%
	Other Benefits
	2000	1999
	(Millions of Dollars)
Funded status	$(92.4)	$(87.0)
Unrecognized actuarial loss	49.6	49.3
Unrecognized initial net obligation	18.9	27.4
Accrued Benefit Cost	$(23.9)	$(10.3)
Weighted average assumptions as of December 31
Discount rate	7.0%	7.0%
Expected return on plan assets	9.0%	9.0%
Rate of compensation increase	4.0%	4.0%

        The changes in benefit obligation and fair value of plan assets are presented in the following table.

	Pension Benefits
	2000	1999
	(Millions of Dollars)
Change in Benefit Obligation
Benefit obligation at beginning of year	$533.2	$541.6
Service cost	12.8	13.3
Interest cost	37.2	34.9
Actuarial gain	(18.8)	(27.0)
Benefits paid	(32.1)	(29.6)
Benefit Obligation at End of Year	$532.3	$533.2
Accumulated Benefit Obligation at December 31	$471.9	$453.9
Change in Fair Value of Plan Assets
Fair value of plan assets at beginning of year	$554.7	$510.2
Actual return on plan assets	3.4	64.7
Company contributions	50.0	10.0
Benefits paid	(31.2)	(30.2)
Fair Value of Plan Assets at End of Year	$576.9	$554.7
	Other Benefits
	2000	1999
	(Millions of Dollars)
Change in Benefit Obligation
Benefit obligation at beginning of year	$ 105.6	$ 93.4
Service cost	5.8	5.4
Interest cost	8.2	6.7
Actuarial loss	2.8	7.7
Benefits paid	(9.0)	(7.6)
Benefit Obligation at End of Year	$113.4	$105.6
Change in Fair Value of Plan Assets
Fair value of plan assets at beginning of year	$18.6	$15.6
Actual return on plan assets	.6	2.8
Company contributions	7.0	5.8
Benefits paid	(5.2)	(5.6)
Fair Value of Plan Assets at End of Year	$21.0	$18.6

        The Company also sponsors defined contribution savings plans covering all eligible employees. Under these plans, the Company makes contributions on behalf of participants.
Company contributions to the plans totaled $5 million in 2000, $5.6 million in 1999, and $5.8 million in 1998.

        In February 2000 and 1999, the Company funded the 2000 and 1999 portions of its estimated liability for postretirement medical and life insurance costs through the use of an
Internal Revenue Code (IRC) 401 (h) account, within the Company's pension plan, and an IRC
501 (c) (9) Voluntary Employee Beneficiary Association (VEBA). The Company plans to fund the 401(h) account and the VEBA annually. In February 2001, the 2001 portion of the
Company's estimated liability will be funded. Assets are composed of cash equivalents, fixed income investments and equity investments.

(7) Long-Term Debt and Capital Lease Obligations

The components of long-term debt and capital lease obligations are shown below.
		At December 31,
Interest Rate	Maturity	2000	1999

		(Millions of Dollars)
First Mortgage Bonds
Fixed Rate Series:
5-1/8%	April 1, 2001	$15.0	$15.0
5-7/8%	May 1, 2002	35.0	35.0
6-5/8%	February 15, 2003	40.0	40.0
5-5/8%	October 15, 2003	50.0	50.0
6-1/2%	September 15, 2005	100.0	100.0
6%	April 1, 2004	270.0	270.0
6-1/4%	October 15, 2007;
	PUT date
	October 15, 2004	175.0	175.0
6-1/2%	March 15, 2008	78.0	78.0
5-7/8%	October 15, 2008	50.0	50.0
5-3/4%	March 15, 2010	16.0	16.0
9%	June 1, 2021	100.0	100.0
6%	September 1, 2022	30.0	30.0
6-3/8%	January 15, 2023	37.0	37.0
7-1/4%	July 1, 2023	100.0	100.0
6-7/8%	September 1, 2023	100.0	100.0
5-3/8%	February 15, 2024	42.5	42.5
5-3/8%	February 15, 2024	38.3	38.3
6-7/8%	October 15, 2024	75.0	75.0
7-3/8%	September 15, 2025	75.0	75.0
8-1/2%	May 15, 2027	75.0	75.0
7-1/2%	March 15, 2028	40.0	40.0
Variable Rate Series:
Adjustable rate	December 1, 2001	50.0	50.0
Total First Mortgage Bonds		1,591.8	1,591.8

Convertible Debentures
5%	September 1, 2002	115.0	115.0

Medium-Term Notes
Fixed Rate Series:
6.53%	December 17, 2001	100.0	100.0
7.46% to 7.60%	January 2002	40.0	40.0
7.64%	January 17, 2007	35.0	35.0
6.25%	January 20, 2009	50.0	50.0
7%	January 15, 2024	50.0	50.0
Variable Rate Series: Adjustable rate	June 1, 2027	8.1	8.1

Recourse Debt
5.00% - 5.99%	2001-2003	1.0	1.0
6.00% - 6.99%	2001-2005	282.3	361.6
7.00% - 8.99%	2001-2004	377.5	414.4
9.00% - 9.70%	2001	6.0	62.0

Nonrecourse debt		31.0	52.8

Net unamortized discount		(12.9)	(21.7)
Current portion		(938.5)	(147.5)

Net Long-Term Debt		1,736.3	2,712.5

Capital Lease Obligations		123.3	154.5

Long -Term Debt and Capital Lease Obligations		$1,859.6	$2,867.0

        The outstanding First Mortgage Bonds are secured by a lien on substantially all of the
Company's property, plant and equipment. Additional bonds may be issued under the mortgage as amended and supplemented in compliance with the provisions of the indenture. As discussed in Note (1) of the Notes to Consolidated Financial Statements, Organization, Divestiture, and
Segment Information, on December 19, 2000 the Company divested its Generation Assets to
Southern Energy. As a result of the divestiture the following First Mortgage Bonds will be redeemed during January 2001: $15 million 5-1/8% Series due 2001, $35 million 5-7/8% Series due 2002, $40 million 6-5/8% Series due 2003, $270 million 6% Series due 2004, and $50 million Adjustable Rate Series due 2001. This debt is classified as short-term on the accompanying consolidated balance sheets at December 31, 2000.

        The interest rate on the $50 million Adjustable Rate series First Mortgage Bonds (to be redeemed in January 2001) is adjusted annually on December 1, based upon the 10-year
"constant maturity" United States Treasury bond rate for the preceding three-month period ended
October 31, plus a market-based adjustment factor. Effective December 1, 2000, the applicable interest rate is 6.99%. The applicable interest rate was 7.19% at December 1, 1999 and 6.09% at
December 1, 1998.

        The 5% Convertible Debentures are convertible into shares of common stock at a conversion rate of 29-1/2 shares for each $1,000 principal amount. In December 2000, this series was called for early redemption on February 1, 2001.

        The $666.8 million of recourse debt is primarily from institutional lenders maturing at various dates between 2001 and 2005. The interest rates of such borrowings ranged from 5% to
9.7%. The weighted average interest rate was 7.30% at December 31, 2000 and December 31,
1999.

        Long-term debt also includes $31 million of non-recourse debt, $3.2 million of which is secured by aircraft currently under operating leases. The debt is payable in monthly installments at rates of LIBOR (London Interbank Offered Rate) plus 1.25% with final maturity on August
15, 2001. In addition, non-recourse debt includes $21 million associated with a direct finance lease which is due to mature in 2018. The remaining non-recourse debt of $6.8 million is related to majority-owned real estate partnerships and is payable in monthly installments at a fixed rate of interest of 9.66%, with final maturity on October 1, 2011.

        The aggregate amounts of maturities for utility long-term debt outstanding at December 31,
2000, are $625 million in 2001, $40 million in 2002, $50 million in 2003, zero in 2004, $100 million in 2005, and $1,175 million thereafter.

        Refer to Note (13) of the Notes to Consolidated Financial Statements, Commitments and
Contingencies, for a discussion of the Company's capital lease obligations.

(8) Income Taxes
The provision for income taxes, reconciliation of consolidated income tax expense, and components of consolidated deferred tax liabilities (assets) are shown below.

Provision for Income Taxes
	For the Year Ended December 31,
	2000	1999	1998
	(Millions of Dollars)
Current Tax Expense
Federal	$465.8	$57.2	$111.2
State and local	114.9	16.9	12.1
Total Current Tax Expense	580.7	74.1	123.3
Deferred Tax Expense
Federal	(247.2)	42.8	(1.7)
State and local	(19.6)	1.2	4.3
Investment tax credits	27.3	(3.6)	(3.6)
Total Deferred Tax Expense	(239.5)	40.4	(1.0)

Total Income Tax Expense	$341.2	$114.5	$122.3

Reconciliation of Consolidated Income Tax Expense
	For the Year Ended December 31,
	2000	1999	1998
	(Millions of Dollars)
Income Before Income Taxes	$693.2	$361.6	$348.6
Income tax at federal statutory rate	$242.6	$126.5	$122.0
Increases (decreases) resulting from
Depreciation	11.7	11.5	10.9
Removal costs	(5.6)	(5.0)	(6.0)
Allowance for funds used during construction	0.9	0.3	0.5
State income taxes, net of federal effect	63.3	11.8	10.7
Tax credits	(4.8)	(4.7)	(4.0)
Dividends received deduction	(3.4)	(4.1)	(4.4)
Reversal of previously accrued deferred taxes	(2.1)	-	(1.0)
Taxes related to divestitures at non-statutory rates	48.3	-	-
Other	(9.7)	(21.8)	(6.4)

Total Income Tax Expense	$341.2	$114.5	$122.3
Components of Consolidated Deferred Tax Liabilities (Assets)
	At December 31,
	2000	1999
	(Millions of Dollars)
Deferred Tax Liabilities (Assets)
Depreciation and other book to tax basis differences	$500.8	$903.9
Rapid amortization of certified pollution control facilities and prepayment premium on debt retirement	4.9	45.0
Deferred taxes on amounts to be collected through future rates	17.5	85.5
Deferred investment tax credit	(17.5)	(18.9)
Contributions in aid of construction	(42.4)	(34.3)
Conservation costs (demand side management)	-	42.5
Finance and operating leases	122.2	96.4
Alternative minimum tax	-	(27.6)
Assets with a tax basis greater than book basis	(23.8)	(28.5)
Customer Sharing	(98.1)	-
Transition Costs	(13.1)	-
Property taxes, contributions to pension plan, and other	(8.9)	4.8

Total Deferred Tax Liabilities, Net	441.6	1,068.8
Current portion of deferred tax liabilities (included in Other Current Liabilities)	22.9	16.0

Total Deferred Tax Liabilities, Net - Non-Current	$418.7	$1,052.8

        The net deferred tax liability represents the tax effect, at presently enacted tax rates, of temporary differences between the financial statement and tax bases of assets and liabilities.
The portion of the net deferred tax liability applicable to Pepco's operations, which has not been reflected in current service rates, represents income taxes recoverable through future rates, net and is recorded as a regulatory asset on the balance sheet. No valuation allowance for deferred tax assets was required or recorded at December 31, 2000 and 1999.

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

	2000	1999	1998
	(Millions of Dollars)
Gross receipts	$ 90.1	$ 91.8	$ 98.4
Property	67.7	72.7	71.0
Payroll	9.7	9.7	10.9
County fuel-energy	16.8	16.4	15.8
Environmental, use and other	23.1	10.5	8.3
	$207.4	$201.1	$204.4

(9)    SERIAL PREFERRED STOCK AND REDEEMABLE PREFERRED STOCK

        The Company has authorized 7,750,000 shares of cumulative $50 par value Serial Preferred
Stock. At December 31, 2000 and 1999, there were 1,806,543 shares and 2,000,000 shares outstanding, respectively. The various series of Preferred Stock outstanding and the per share redemption price at which each series may be called by the Company are as follows.

	Redemption Price	December 31, 2000 1999
		(Millions of Dollars)
$2.44 Series of 1957, 275,041 and 300,000 shares	$51.00	$13.7	$15.0
$2.46 Series of 1958, 213,942 and 300,000 shares	$51.00	10.7	15.0
$2.28 Series of 1965, 327,560 and 400,000 shares	$51.00	16.4	20.0

		$40.8	$50.0
$3.40 Series of 1992, 990,000 and 1,000,000 shares		$49.5	$50.0

        During March 2000, the Company repurchased the following Preferred Stock: 1,570 shares of $2.44 series of 1957 at $37.50 per share; 5,028 shares of $2.46 series of 1958 at $37.50 per share; 33,118 shares of $2.28 series of 1965 at $38.625 per share; 23,389 shares of $2.44 series of 1957 at $41.50 per share; and 46,030 shares of $2.46 series of 1958 at $41.72 per share. The repurchase totaled approximately $4.4 million.

        In May 2000, the Company repurchased 10,000 shares of Redeemable Preferred Stock,
$3.40 Series of 1992, at $49.50 per share. The repurchase totaled approximately $.5 million.

        In December 2000, the Company repurchased 39,322 shares of Serial Preferred Stock,
$2.28 series of 1965, at $37.875 per share and 35,000 shares of $2.46 series of 1958, at $38.90 per share. The repurchases totaled $1.5 million and $1.4 million, respectively.

        The shares of the $3.40 (6.80%) Series are subject to mandatory redemption, at par, through the operation of a sinking fund that will redeem 50,000 shares annually, beginning September 1,
2002, with the remaining shares redeemed on September 1, 2007. The shares are not redeemable prior to September 1, 2002; thereafter, the shares are redeemable at par. The sinking fund requirements through 2004 with respect to the Redeemable Serial Preferred Stock are $2 million in 2002, and $2.5 million in 2003 and 2004.

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

(11) TREASURY STOCK TRANSACTIONS AND CALCULATIONS OF EARNINGS
         PER SHARE OF COMMON STOCK

TREASURY STOCK TRANSACTIONS

        In April 2000, following the indicative bid stage of the auction process used to divest its
Generation Assets, Pepco announced its Board-approved plan to repurchase $200 million of its common stock as a preliminary use of the proceeds to be received from the divestiture. As part of this plan the Company acquired 7,792,907 shares of its common stock, resulting in 110,751,829 shares outstanding at December 31, 2000. The total cost of the Company's treasury shares of approximately $200 million at December 31, 2000, is reflected as a reduction to shareholders'
equity on the accompanying consolidated balance sheets. These treasury shares are no longer
"outstanding" and therefore are not included in the Company's calculation of average common shares outstanding for purposes of computing earnings per share for the period the shares are held in treasury. Accordingly, the Company's average common shares outstanding for the year ended December 31, 2000, decreased in comparison to the year ended 1999. Approximately
$181.5 million of the total cost of the treasury shares of $200 million was funded by short-term loans, which were paid off using proceeds from the divestiture.

Calculations of Earnings Per Share of Common Stock

Reconciliations of the numerator and denominator for basic and diluted earnings per common share are shown below.
	For the Year Ended December 31,
	2000	1999	1998
(Millions, except Per Share Data)
Income (Numerator):
Earnings applicable to common stock	$346.5	$238.2	$208.3
Add: Interest paid or accrued on Convertible Debentures, net of related taxes	3.6	4.4	6.3
Earnings Applicable to Common Stock, Assuming Conversion of Convertible Securities	$350.1	$242.6	$214.6
Shares (Denominator):
Average shares outstanding for computation of basic earnings per share of common stock	114.9	118.5	118.5
Average shares outstanding for diluted computation:
Average shares outstanding	114.9	118.5	118.5
Additional shares resulting from: Conversion of Convertible Debentures	3.4	4.1	5.7
Average Shares Outstanding for Computation of Diluted Earnings Per Share of Common Stock	118.3	122.6	124.2

Basic earnings per share of common stock	$3.02	$2.01	$1.76
Diluted earnings per share of common stock	$2.96	$1.98	$1.73

        The Company's Shareholder Dividend Reinvestment Plan (DRP) provides that shares of common stock purchased through the plan may be original issue shares or, at the option of the
Company, shares purchased in the open market. The DRP permits additional cash investments by plan participants limited to one investment per month of not less than $25 and not more than
$5,000.

        As of December 31, 2000, 3,392,500 shares of common stock were reserved for issuance upon the conversion of the 5% convertible debentures, 2,324,721 shares were reserved for issuance under the DRP and 1,221,624 shares were reserved for issuance under the Employee
Savings Plans.

        Certain provisions of the Company's corporate charter, relating to preferred and preference stock, would impose restrictions on the payment of dividends under certain circumstances. No portion of retained income was restricted at December 31, 2000.

(12)  SMECO AGREEMENT

        In February 1999, FERC accepted a new full-requirements agreement between SMECO and the Utility that superseded their previous rolling 10-year power supply contract. The agreement, which became effective as of January 1, 1999, continued the total rate for electricity, but with a non-varying fuel component. The agreement expired on December 31, 2000, and SMECO made a one-time termination payment to the Company of $26 million on January 16, 2001. This payment compensates the Company for future earnings it would otherwise have received under the 10-year contract. Accordingly, during the first quarter of 1999, the Company recorded pre-
tax income of $23.2 million. This amount is classified as "Accounts Receivable" as of
December 31, 2000 in the accompanying Consolidated Balance Sheets. In accordance with
Accounting Principles Board Opinion No. 21 "Interest on Receivables and Payables," the amount owed by SMECO required the imputation of interest and therefore the Company amortized a
$2.8 million difference between the present value of the termination payment and its face amount
($26 million) through December 31, 2000 using the effective interest method at a 6% interest rate. The 6% interest rate approximated the rate the Company could have earned on a two-year treasury instrument.

        In January 1999, Pepco Energy Services signed a contract with SMECO to supply
SMECO's full-requirements for power (approximately 600 MW of peak load) during the four-
year period starting January 1, 2001. A firm commitment has been secured from a third party for the delivery of power sufficient to serve SMECO's full requirements. Both the sales commitment to SMECO and the third-party purchase agreement are at fixed prices that do not vary with future changes in market conditions.

(13)  COMMITMENTS AND CONTINGENCIES

OIL SPILL AT THE CHALK POINT GENERATING STATION

        On April 7, 2000, approximately 139,000 gallons of oil leaked from a pipeline at a generation station which was owned by the Company at Chalk Point in Aquasco, Maryland. The
pipeline is operated by Support Terminals Services Operating Partnership LP, an unaffiliated pipeline management company. The oil spread from Swanson Creek to the Patuxent River and several of its tributaries. The area affected covers portions of 17 miles of shoreline along the
Patuxent River and approximately 45 acres of marshland adjacent to the Chalk Point property.
Clean-up operations have been under way under the direction of the Environmental Protection
Agency since the leak was discovered. The Company has been joined in the clean-up effort by officials from other federal, state, county and local government agencies. The 51-mile pipeline, which transports oil to the plants at Chalk Point and Morgantown, has been shut down by the
Office of Pipeline Safety, a unit of the federal government's Department of Transportation
(DOT), until a plan of corrective measures to prevent a reoccurrence of the spill is approved.
However, the plants remain fully operational and are being operated using coal and natural gas.
The pipeline and the plants were sold to Southern Energy as part of the Generation Asset divestiture. As of December 31, 2000, approximately $66 million in clean-up costs had been incurred in connection with the oil spill; and it is currently anticipated that total costs (excluding liability claims against the Company and fines or other monetary penalties, if any) may be in the range of $70 million to $75 million. These costs, which have continued to be incurred beyond
December 31, 2000, consist principally of the costs to clean up the oil spill such as labor, supplies, repair work on damaged properties, and the rental of equipment.

        In addition, as a result of the oil spill, nine class action lawsuits and two additional lawsuits on behalf of a number of Southern Maryland residents have been filed against the Company. At this early stage, no determination has been made as to the merits of the claims. The Company has indicated its willingness to settle appropriate claims arising from the oil spill. Otherwise, the
Company intends to vigorously contest the lawsuits. Fines or penalties, if any, assessed by government authorities are not expected to be recoverable from the Company's insurance carrier.
The Company does not believe that fines or penalties assessed, if any, will have a material adverse effect on its financial position; however, such fines or penalties, if any, could have a material adverse effect on the Company's results of operations in the fiscal quarter in which they are assessed. On December 20, 2000, the Office of Pipeline Safety of the DOT issued a Notice of Probable Violation and proposed a civil penalty in the amount of approximately $674,000.
The Company plans to contest certain facts and findings by the DOT.

        For the year ended December 31, 2000, the Company recorded the net amount of $1 million in operating expense as a result of the oil spill. This amount, which is included in the "Fuel and
Purchased Energy" line item on the Company's consolidated statements of earnings, represents an accrual of $75 million in total oil spill related clean-up costs, net of $5 million in insurance proceeds received through June 30, 2000 (the date the amount was recorded by the Company)
and an additional $69 million in probable recoveries from its insurance carriers. Through
December 31, 2000, $35.8 million has been received from the carriers. However, no assurances can be given that the remaining amount due from the carriers will actually be received. The aggregate insurance coverage available under the Company's general liability insurance policy with respect to this event is $100 million. The Company will continue to assess the status of the oil spill clean-up efforts, as necessary, for any significant changes in the estimated costs of completing the remediation.

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

        The components of the Company's regulatory (liability)/asset balances at December 31,
2000 and 1999 are as follows:

	2000	1999
	(Millions of Dollars)
Income taxes recoverable through future rates, net Customer sharing commitment	$ 43.5 (243.8)	$226.0 -
Conservation costs, net	-	163.2
Unamortized debt reacquisition costs	26.7	49.4
Deferred fuel liability, net	(13.7)	(40.4)
Other	1.2	13.5
Net Regulatory (Liability)/Asset	$(186.1)	$411.7

        The Company's Generation Assets (divested to Southern Energy on December 19, 2000)
were deregulated as of December 31, 1999, and the application of SFAS 71 was discontinued for this portion of the Company's business. Under the terms of the Maryland and D.C. Agreements, all stranded costs, including future costs related to plant removal associated with divested generation facilities, plus all above-market costs associated with purchased power obligations, regulatory assets and obligations, and related expenses incurred by the Company in preparation for the implementation of retail competition were offset against the proceeds from the sale of the
Generation Assets.

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

        PCI is in the process of building, owning and financing a new 10-story, 360,000 square foot commercial office building at an estimated cost of $92 million. The new building is expected to be completed in mid-2001. The Utility will lease the majority of the office space from PCI. As of December 31, 2000, PCI has invested $56.3 million related to the acquisition of land and development of the new building.

        Rents, including property taxes and insurance, net of rental income from subleases, aggregated approximately $18.6 million in 2000, $18.7 million in 1999, and $18.4 million in
1998. The approximate annual commitments under all operating leases, reduced by rentals to be received under subleases, are $9.7 million for 2001, $4.9 million for 2002, $1.5 million for 2003,
$.7 million for 2004, $.4 million for 2005, and a total of $4.8 million for the years thereafter.

        The Utility leases its consolidated control center, an integrated energy management center used by the Utility's power dispatchers to centrally control the operation of the Utility's transmission and distribution systems. The lease is accounted for as a capital lease and was recorded at the present value of future lease payments, which totaled $152 million. The lease requires semi-annual payments of $7.6 million over a 25-year period and provides for transfer of ownership of the system to the Utility for $1 at the end of the lease term. Under SFAS 71, the amortization of leased assets is modified so that the total of interest on the obligation and amortization of the leased asset is equal to the rental expense allowed for rate-making purposes.
This lease has been treated as an operating lease for rate-making purposes. Accordingly, the
Company has recorded a regulatory asset of approximately $41 million and $35 million at
December 31, 2000 and 1999, respectively.

OTHER ENVIRONMENTAL CONTINGENCIES

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
The Company appealed this regulation to the Circuit Court for Charles County, Maryland, in
June 1998, on the basis that the regulation does not provide adequate time for the installation of
NOx emission reduction technology and that there is no functioning NOx allowance market. In
July 1998, the case was moved to the Circuit Court for Baltimore City and consolidated with a similar appeal filed by Baltimore Gas and Electric Company. On February 23, 1999, the Circuit
Court for Baltimore City declared the Maryland NOx Budget Proposal to be invalid and remanded it to the Department of Environment. On September 13, 1999, the Company reached agreement with the Maryland Department of Environment to meet the 65% NOx emission reduction requirement by May 1, 2001. With the sale of its Generation Assets on December 19,
2000, obligations associated with the NOx reduction agreement were transferred to Southern
Energy.

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

         The Company's Benning Service Center facility operates under a National Pollutant
Discharge Elimination System (NPDES) permit. The EPA issued an NPDES permit for this facility in November 2000. The Company has filed a petition with the EPA Environmental
Appeals Board seeking review and reconsideration of certain provisions of the EPA's permit determination.

LITIGATION

        During 1993, the Company was served with Amended Complaints filed in three jurisdictions (Prince George's County, Baltimore city and Baltimore County), in separate ongoing, consolidated proceedings each denominated, "In re: Personal Injury Asbestos Case."
The Company (and other defendants) were brought into these cases on a theory of premises liability under which plaintiffs argue that the Company was negligent in not providing a safe work environment for employees of its contractors who allegedly were exposed to asbestos while working on the Company's property. Initially, a total of approximate 448 individual plaintiffs added the Company to their Complaints. While the pleadings are not entirely clear, it appears that each plaintiff seeks $2 million in compensatory damages and $4 million in punitive damages from each defendant. In a related proceeding in the Baltimore City case, the Company was served, in September 1993, with a third-party complaint by Owens Corning Fiberglass, Inc.,
(Owens Corning) alleging that Owens Corning was in the process of settling approximately 700 individual asbestos-related cases and seeking a judgment for contribution against the Company on the same theory of alleged negligence set forth above in the plaintiffs' case. Subsequently,
Pittsburgh Corning Corp. (Pittsburgh Corning) filed a third-party complaint against the
Company, seeking contribution for the same plaintiffs involved in the Owens Corning third-party complaint. Since the initial filings in 1993, approximately 90 additional individual suits have been filed against the Company. The third-party complaints involving Pittsburgh Corning and
Owens Corning were dismissed by the Baltimore City Court during 1994 without any payment by the Company. Through December 31, 2000, approximately 400 of the individual plaintiffs have dismissed their claims against the Company. While the aggregate amount specified in the remaining suits would exceed $400 million, the Company believes the amounts are greatly exaggerated, as were the claims already disposed of. The amount of total liability, if any, and any related insurance recovery cannot be precisely determined at this time; however, based on information and relevant circumstances known at this time, the Company does not believe these suits will have a material adverse effect on its financial position. However, an unfavorable decision rendered against the Company could have a material adverse effect on results of operations in the year in which a decision is rendered.

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
In addition, the Labor Agreement resolves important issues that will arise based on the
Company's divestiture of its Generation Assets and establishes a framework for ongoing progress towards improving management and union relations with joint committees. At December 31,
2000, 1,475 of the Company's 2,566 employees were represented by the IBEW.

(14) Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments at December 31, 2000 and 1999 are shown below.

At December 31,
	2000		1999
(Millions of Dollars)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Assets
Marketable securities	$231.4	231.4	203.2	203.2
Notes receivable	$23.2	21.7	32.5	32.5

Liabilities and Capitalization
Long-Term Debt
First mortgage bonds	$1,170.2	1,164.4	1,576.5	1,501.9
Medium-term notes	$181.8	182.3	281.6	273.8
Convertible debentures	$-	-	110.1	107.2
Recourse and non-recourse debt	$384.3	384.2	744.3	707.5

Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust which holds Solely Parent Junior Subordinated Debentures	$125.0	123.7	125.0	106.9
Serial Preferred Stock	$40.8	31.1	50.0	35.3
Redeemable Serial Preferred Stock	$49.5	54.4	50.0	53.0

        The methods and assumptions below were used to estimate, at December 31, 2000 and
1999, the fair value of each class of financial instruments shown above for which it is practicable to estimate that value.

        The fair value of the Marketable Securities was based on quoted market prices.

        The fair value of the Notes Receivable was based on discounted future cash flows using current rates and similar terms.

        The fair value of the Long-term Debt, which includes First Mortgage Bonds, Medium-Term
Notes and Convertible Debentures, excluding amounts due within one year, was based on the current market prices or for issues with no market price available, was based on discounted cash flows using current rates for similar issues with similar terms and remaining maturities. The fair value of the recourse and the non-recourse debt held by PHI, excluding amounts due within one year, was based on current rates offered to similar companies for debt with similar remaining maturities.

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

PCI AND PEPCO ENERGY SERVICES

        PCI has entered into interest rate swap agreements to fix certain variable rate debt under its
Medium-Term Note program in order to reduce its exposure to interest rate fluctuations. These agreements have a notional amount of approximately $29 million at December 31, 2000. The interest rate differential to be paid or received on the swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense. As of December 31, 2000, the interest rate swap agreements have an average life of approximately four years with a fixed rate of 6.42% and variable rate of 6.46%. The fair value of these interest rate swap agreements, based on quoted market prices, was approximately $.1 million as of December 31, 2000.

        Pepco Energy Services enters into agreements to sell electricity and natural gas to customers and generally operates to secure firm, fixed-commitments to meet its fixed price sales obligations and to match floating price sales agreements with floating price supply agreements.

ACCOUNTING TREATMENT

        Pepco Energy Services manages its portfolio of energy purchases and sales to customers using a variety of instruments including forward contracts, swap agreements, option contracts and futures contracts. Active portfolio management allows Pepco Energy Services to effectively manage and hedge the risk of its firm, fixed price supply commitments to meet its fixed price sales obligations. Pepco Energy Services' management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. Management reviews any open positions in accordance with strict policies in order to limit exposure to market risk. Pepco Energy Services accounts for certain commodity transactions in accordance with guidance provided by Emerging Issues Task Force Issue 98-10.
Unrealized gains and losses on such transactions are recorded as assets and liabilities at each reporting period. The market prices used to value these transactions reflect the best estimate of market prices considering various factors including closing exchange and over-the-counter quotations and price.

        Additionally, the effective date of Statement of Financial Accounting Standards No. 133
(SFAS 133), "Accounting for Derivative Instruments and Hedging Activities," was delayed and will become effective for the Company's 2001 calendar year financial statements. Accordingly, the Company adopted SFAS 133 on January 1, 2001. At that date, the cumulative effect of the implementation of SFAS 133 did not have a material impact on the Company's consolidated results of operations, financial position, or cash flows.

(16) Quarterly Financial Summary (Unaudited)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
(Millions of Dollars, except Per Share Data)

2000
Total Operating Revenue	$529.2	653.1	835.7	1029.7	3,047.7
Total Operating Expenses	$508.7	552.0	629.7	637.8	2,328.2
Loss from Equity Investments,
Principally Telecommunication Entities	$(3.9)	(4.0)	(3.2)	(6.0)	(17.1)
Operating Income	$16.6	97.1	202.8	385.9	702.4
Net Income	$9.7	58.0	120.8	163.5	352.0
Earnings Available for Common Stock	$8.3	56.6	119.5	162.1	346.5
Basic Earnings Per Share of Common Stock	$.07	.48	1.07	1.46	3.02
Diluted Earnings Per Share of Common Stock	$.07	.47	1.04	1.43	2.96
Cash Dividends Per Common Share	$.415	.415	.415	.415	1.66

1999
Total Operating Revenue	$512.0	600.0	861.7	502.3	2,476.0
Total Operating Expenses	$467.6	508.6	610.8	507.8	2,095.6
Loss from Equity Investments,
Principally Telecommunication Entities	$(3.1)	(1.7)	(2.6)	(2.8)	(9.6)
Operating Income (Loss)	$41.3	89.7	248.3	(8.6)	370.8
Net Income (Loss)	$26.0	75.3	154.0	(8.2)	247.1
Earnings (Loss) Available for Common Stock	$24.0	73.3	151.9	(11.1)	238.2
Basic Earnings (Loss) Per Share of Common Stock	$.20	.62	1.28	(.09)	2.01
Diluted Earnings (Loss) Per Share of Common Stock	$.20	.61	1.25	(.09)	1.98
Cash Dividends Per Common Share	$.415	.415	.415	.415	1.66

1998
Total Operating Revenue	$417.4	569.0	786.8	447.7	2,220.8
Total Operating Expenses	$409.0	463.8	537.0	448.2	1,858.0
Income (Loss) from Equity Investments,
Principally Telecommunication Entities	$.1	(1.0)	(5.3)	(2.3)	(8.5)
Operating Income (Loss)	$8.5	104.2	244.5	(2.8)	354.3
Net Income (Loss)	$7.5	66.0	153.1	(.3)	226.3
Earnings (Loss) Available for Common Stock	$3.4	56.0	151.1	(2.2)	208.3
Basic Earnings (Loss) Per Share of Common Stock	$.03	.47	1.27	(.02)	1.76
Diluted Earnings (Loss) Per Share of Common Stock	$.03	.46	1.23	(.02)	1.73
Cash Dividends Per Common Share	$.415	.415	.415	.415	1.66

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

(17) SUBSEQUENT EVENT (UNAUDITED)

        On February 12, 2001, the Company and Conectiv announced that its boards of directors approved an agreement for a strategic transaction whereby the Company will effectively acquire
Conectiv for a combination of cash and stock valued at approximately $2.2 billion. Both companies will become subsidiaries of a new holding company to be named at a later date. The combination will be accounted for as a purchase and is expected to be completed in approximately 12 months. Completion of the acquisition is subject to customary closing conditions, including stockholder approval by both companies, receipt of all regulatory approvals and making all necessary governmental filings.

Stock Market Information
2000	High	Low	1999				High	Low
1st Quarter	$27.69	$19.06	1st Quarter				$26.50	$23.00
2nd Quarter	$27.88	$20.94	2nd Quarter				$31.75	$23.13
3rd Quarter	$27.44	$23.63	3rd Quarter				$31.31	$25.06
4th Quarter	$25.56	$21.50	4th Quarter				$28.06	$21.25
(Close $24.71)			(Close $22.94)
Shareholders at December 31, 2000: 61,151

Selected Consolidated Financial Data
	2000	1999	1998	1997		1996	1995	1990
(In Millions, except Per Share Data)
Total Operating Revenue	$3,047.7	2,476.0	2,220.8	1,997.1		2,141.2	2,019.2	1,616.5
Total Operating Expenses	$2,328.2	2,095.6	1,858.0	1,751.7		1,826.5	1,880.3	1,382.9
Net Income	$352.0	247.1	226.3	181.8		237.0	94.4	170.2
Earnings Available for Common Stock	$346.5	238.2	208.3	165.3		220.4	77.5	159.6
Basic Common Shares Outstanding (Average)	114.9	118.5	118.5	118.5		118.5	118.4	98.6
Diluted Common Shares Outstanding (Average)	118.3	122.6	124.2	124.3		124.3	118.5	101.4
Basic Earnings (Loss) Per Share of Common Stock
Utility:
Continuing Operations	$1.61	1.85	1.63	1.25	*	1.72	1.70	1.57
Divestiture Gain	1.58	-	-	-		-	-	-
Impairment Loss	(.20)	-	-	-		-	-	-
Total Utility	2.99	1.85	1.63	1.25	*	1.72	1.70	1.57
PCI	.12	.22	.14	.15		.14	(1.05)	.05
Pepco Energy Services	(.08)	(.06)	(.01)	(.01)		-	-	-
PepMarket	(.01)	-	-	-		-	-	-
Pepco Consolidated	$3.02	2.01	1.76	1.39	*	1.86	.65	1.62
Diluted Earnings (Loss) Per Share of Common Stock
Utility:
Continuing Operations	$1.59	1.82	1.61	1.24	*	1.69	1.70	1.56
Divestiture Gain	1.54	-	-	-		-	-	-
Impairment Loss	(.20)	-	-	-		-	-	-
Total Utility	2.93	1.82	1.61	1.24	*	1.69	1.70	1.56
PCI	.12	.22	.13	.15		.13	(1.05)	.05
Pepco Energy Services	(.08)	(.06)	(.01)	(.01)		-	-	-
PepMarket	(.01)	-	-	-		-	-	-
Pepco Consolidated	$2.96	1.98	1.73	1.38	*	1.82	.65	1.61
Cash Dividends Per Share of Common Stock	$1.66	1.66	1.66	1.66		1.66	1.66	1.52
Investment in Property, Plant and Equipment	$4,284.7	6,784.3	6,657.8	6,514.1		6,321.6	6,161.1	4,696.0
Net Investment in Property, Plant and Equipment	$2,721.8	4,524.4	4,521.2	4,486.3		4,423.2	4,400.3	3,434.7
Total Assets	$7,027.3	6,910.6	6,574.1	6,683.2		6,852.4	7,082.3	5,271.3
Long-Term Obligations (including redeemable preferred stock)	$2,034.1	3,042.0	2,738.5	3,033.4		3,069.2	3,173.3	1,516.1

* Includes ($.28) as the net effect of the write-off of merger-related costs.