Form 10-K, Exhibit 13
period 2001-12-31
POTOMAC ELECTRIC POWER CO
filed 2002-03-29
CIK 79732

POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2001
2001 ANNUAL REPORT Table of Contents

Management's Discussion and Analysis of Consolidated Results of Operations and Financial Condition	3
Report of Independent Accountants	30
Consolidated Statements of Earnings	31
Consolidated Balance Sheets	32
Consolidated Statements of Shareholders' Equity and Comprehensive Income	34
Consolidated Statements of Cash Flows	35
Notes to Consolidated Financial Statements	36
Quarterly Financial Summary (Unaudited)	72
Stock Market Information	73

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED RESULTS OF
            OPERATIONS AND FINANCIAL CONDITION

COMPANY OVERVIEW

     Potomac Electric Power Company (Pepco or the Company) is engaged in three principal lines of business. These business lines consist of
(1) the provision of regulated electric utility transmission and distribution services in the Washington, D.C. (D.C.) metropolitan area, (2) the management of a diversified financial investments portfolio and (3) the supply of energy products and services in competitive retail markets. The Company's regulated electric utility activities are referred to herein as the "Utility" or
"Utility Operations," and its financial investments and competitive energy activities are referred to herein as its "Competitive
Operations." Additionally, the Company has a wholly owned Delaware statutory business trust, Potomac Electric Power Company Trust I, which is referred to herein as the "Trust" and a wholly owned
Delaware Investment Holding Company, Edison Capital Reserves
Corporation, which is referred to herein as "Edison."

     During 2001 the Company continued to position its business activities for the future through the execution of its business plan to respond to the electric utility industry's transition from a regulatory to a competitive environment. On February 12, 2001, the
Company and Conectiv announced that each company's board of
directors approved an agreement for a strategic transaction whereby the Company will acquire Conectiv for a combination of cash and stock valued at approximately $2.2 billion. Also during the first quarter of 2001 the Company completed its plan to divest its generation assets when it sold its 9.72 percent interest in a Pennsylvania generating plant. This sale followed the divestiture of substantially all of the Company's generation assets in December 2000. Additionally, the Utility's comprehensive plans to implement customer choice were completed on January 1, 2001, when D.C. customers began to have their choice of electricity suppliers. Maryland customers received customer choice on July 1, 2000. An overview of the Company's business activities is provided below.

UTILITY OPERATIONS

     After the closing of the acquisition, Pepco and Conectiv will become subsidiaries of a new holding company, to be called Pepco
Holdings, Inc. The utility operations of the merged company will have more than twice the Company's current customer base, serving more than 1.8 million electric and gas customers in Maryland, the District of Columbia, Virginia, Delaware and New Jersey. The acquisition will also create an expanded strategic market serving a 10,000 square-mile service territory in a growing region with 4 million in population and will deliver more than 46,000 gigawatt-hours of electricity annually. The new company will be the largest owner of transmission in the Pennsylvania/New Jersey/Maryland power pool (PJM). The combination, which will be accounted for as a purchase, has received approval from both companies' shareholders, from the Pennsylvania and Virginia Public Service Commissions, and from the Federal Energy
Regulatory Commission (FERC). Additionally, antitrust clearance has been received under the Hart-Scott-Rodino Antitrust Improvements Act.
Pending the receipt of various other regulatory approvals, the transaction is expected to close during the first quarter of 2002, or shortly thereafter. At December 31, 2001, the Company has deferred approximately $11.6 million in merger acquisition costs.

     In January 2001, as the final step in its plan to divest its generation business, the Company closed on the sale of its 9.72 percent interest in the Conemaugh Generating Station (Conemaugh) for approximately $156 million in cash proceeds. The interest was sold to PPL Global, Inc. and Allegheny Energy Supply Company, LLC.
Conemaugh is located near Johnstown, Pennsylvania, and consists of two base load units totaling approximately 1,700 megawatts of capacity. This sale resulted in a net pre-tax gain of approximately
$29.3 million ($9.9 million after-tax or 9 cents per share). Conemaugh's sale followed the December 2000 sale of 5,154 megawatts in four generating stations located in Maryland and Virginia, and six purchased capacity contracts totaling 735 megawatts (the Generating Assets) to
Mirant Corporation (Mirant), formerly Southern Energy, Inc. Mirant paid a total of $2.74 billion (including other related generation assets), which resulted in a pre-tax gain of $423.8 million ($182 million after-tax or $1.58 per share) in 2000. Certain adjustments to the
Mirant divestiture transaction in 2000 were included in the line item
"Gain on divestiture of generation assets" in the Company's consolidated statements of earnings for the year ended 2001. Additionally, in
December 2000, the Company transferred its Benning Road and Buzzard
Point generating plants, which were not included in the sale to Mirant, to Pepco Energy Services. These D.C. plants, with a capacity of 806 megawatts, function as exempt wholesale generators and are operated and maintained by Mirant pursuant to an initial three-year contract with
Pepco Energy Services. As discussed in the "Impairment Losses" section herein, these stations were determined to be impaired at the time of the transfer and were written down to their fair value by recognizing a pre-tax impairment loss of $40.3 million in the fourth quarter of
2000 ($24.1 million after-tax or 20 cents per share).

     In Maryland, in accordance with the terms of agreements approved by the Maryland Public Service Commission (Maryland Commission) in 1999,
retail access to a competitive market for generation services was made available to all Maryland customers on July 1, 2000. Under these agreements, Maryland customers who are unable to receive generation services from another supplier, or who do not select another supplier, are entitled to receive services from the Company until July 1, 2004
(called Standard Offer Service or SOS), at a rate for the applicable customer class that is no higher than the bundled rate in effect on
June 30, 2000, but subject to adjustment for tax law changes enacted by the Maryland General Assembly relating to its authorization pf electric industry restructuring. Thereafter, if the Company is required to provide Standard Offer Service it will do so using power obtained through a competitive bidding process at regulated tariff rates determined on a pass-through basis and including an allowance for the costs incurred by the Company in providing the services. In
D.C., customers began to have their choice of electricity suppliers on January 1, 2001. The Company is obligated to provide Standard
Offer Services for all D.C. customers through February 8, 2005 in accordance with settlement agreements approved by the D.C. Public
Service Commission (D.C. Commission). The Company has a full requirements contract with Mirant to fulfill its Standard Offer
Service obligations in both jurisdictions.

     A summary of the Utility's Results of Operations for the years ended December 31, 2001, 2000, and 1999 follows. The year ended
December 31, 2001 results include $6 million in operating expense related to the rent paid to PCI by Pepco for its lease of office space in PCI's
10-story commercial office building, which commenced in June 2001. This amount is eliminated in consolidation. Refer to the Consolidated Results of Operations section for a discussion of the impact of the Utility's operations on the Company's consolidated operations and refer to Note (1)
Organization, Business Activities, and Segment Information for detailed operating results.
Utility Operations	2001	2000	1999
	(Millions of Dollars)
Operating revenues	$1,752.8(a)	$2,644.4(c)	$2,215.5
Operating expenses	1,369.7	1,794.8(d)	1,696.1
Operating income	383.1	849.6	519.4
Other expenses	(48.8)	(138.6)	(139.6)
Distributions on preferred securities	(9.2)	(9.2)	(9.2)
Income tax expense	(130.9)	(352.9)	(142.6)
Net Income	$ 194.2(b)	$ 348.9(e)	$ 228.0

(a) Includes pre-tax net gain of $29.3 million from the sale of Conemaugh.
(b) Includes after-tax net gain of $9.9 million from the sale of Conemaugh.
(c) Includes pre-tax gain of $423.8 million from the sale of the Generation Assets to Mirant.
(d) Includes the pre-tax impairment loss of $40.3 million on the generating plants transferred to Pepco Energy Services.
(e) Includes after-tax gain of $182 million from the sale of the Generation Assets and the after-tax impairment loss of $24.1 million on the generating plants transferred to Pepco Energy Services.

COMPETITIVE OPERATIONS

     The Company's wholly owned unregulated subsidiary, POM Holdings, Inc.
(PHI), formerly Pepco Holdings, Inc., is the parent company of two wholly owned subsidiaries, Potomac Capital Investment Corporation (PCI) and Pepco
Energy Services, Inc. (Pepco Energy Services). The Company's financial investment portfolio is managed by PCI and its competitive energy products and services are provided by Pepco Energy Services.

Financial Investments

     Beginning in the mid-1990s, PCI began redirecting its business operations by reducing its involvement in investments that are not related to the energy or telecommunications industries. Significant progress has been made in reducing PCI's previous concentration of investments in the aircraft industry, and recent investments have expanded PCI's portfolio of electric generating and natural gas transmission and distribution leases. The following table summarizes PCI's asset mix at December 31, 2001 and 2000.
PCI Asset Mix
	2001		2000
	(Millions of Dollars)
Energy leveraged leases	$ 658.8	51%	$ 469.3	38%
Marketable securities	161.2	12	231.4	19
Aircraft leases	27.3	2	118.5	10
Telecommunications	144.0	11	118.2	10
Real estate	102.1	8	102.8	8
Other (primarily investments and receivables)	205.4	16	192.0	15
Total PCI Assets	$1,298.8	100%	$1,232.2	100%

     The long-standing objective of PCI's financial investment portfolio is to supplement current earnings and cash flows and to add to the long-term value of the Company. Highlights of PCI's operations during 2001 are as follows:
-

In December 2001, PCI entered into a $850 million leveraged lease transaction with an Austrian municipal-owned entity. This transaction involved PCI's purchase and leaseback of a 56% undivided interest in a hydroelectric facility located in Austria, over a base term of approximately 33 years. The transaction was financed with approximately $692 million of third party, non-recourse debt at commercial rates for a period of approximately 33 years. PCI's equity investment in this leveraged lease was approximately $164.6 million.

-

Construction was completed on a new 10-story 360,000 square foot office building in downtown Washington, D.C., which is being leased to Pepco as its new corporate headquarters. The estimated cost of the office building, after completion of ongoing tenant improvements, will be approximately $90 million.

-

The sale of two aircraft for a total of $10.4 million in cash, which resulted in a pre-tax gain of $.6 million ($.4 million after-tax). This sale further reduced the size of PCI's portfolio. Additionally, in connection with PCI's assessment of the carrying value of its aircraft portfolio (which considered the continuing impact that the September 11, 2001, terrorist attacks had on the aviation industry in general and PCI's remaining aircraft in particular) PCI recorded a pre-tax impairment loss during the fourth quarter of 2001 of $55.5 million ($36.1 million after-tax or 33 cents per share).

-

The pre-tax write-off of $10 million ($6.5 million after-tax or 6 cents per share) related to its preferred stock investment in a wholly owned subsidiary of Enron Corporation (Enron). The write-off was recorded due to the uncertain financial status of Enron and its subsidiaries and affiliates, which resulted in Enron filing a Chapter 11 Bankruptcy petition on December 2, 2001.

-	The sale of seven properties from the real estate portfolio for a total of $23 million in cash, which resulted in a pre-tax gain of $5.9 million ($3.8 million after-tax).
-

PCI's telecommunications products and services are provided through Starpower Communications (Starpower), a joint venture of PCI and RCN Corporation (RCN). Starpower provides cable television, local and long distance telephone, and dial-up and high-speed Internet services in a bundled package for residential consumers, over an advanced fiber-optic network. Starpower has built sufficient advanced fiber-optic network to cumulatively reach approximately 193,000 households. The customer subscriber services base is composed of customers served by Starpower's advanced fiber-optic network (On-network) and off of other networks ahead of Starpower's build-out (Off-network). The On-network customer subscriber services include cable television, local and long distance telephone and high-speed Internet and totaled approximately 72,000 as of December 31, 2001, compared to approximately 35,000 at December 31, 2000. The Off-network customer subscriber services include dial-up Internet and resale local and long distance telephone and totaled approximately 184,000 as of December 31, 2001, compared to approximately 240,000 at December 31, 2000. Total customer subscriber services including cable television, local and long distance telephone, and Internet customers were approximately 256,000 as of December 31, 2001, compared to approximately 275,000 customers as of December 31, 2000. The decline in total customer subscriber services during 2001 is principally due to the loss of Off-network dial-up Internet customers due to competition from free dial-up Internet service providers.

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

     PCI's utility industry products and services are provided through various operating companies. Its underground cable services company, W. A. Chester, provides construction, installation and maintenance services to utilities and to other customers throughout the United States. PCI owns Severn Cable, an established telecommunications contractor in the D.C. area, which specializes in the installation of strand, fiber-optic and coaxial cable.

     A summary of PCI's Results of Operations for the years ended December 31,
2001, 2000, and 1999 follows. The year ended December 31, 2001 results include $6 million in operating revenue related to the rent paid to PCI by
Pepco for its lease of office space in PCI's 10-story commercial office building. This amount is eliminated in consolidation. Refer to the
Consolidated Results of Operations section for a discussion of the impact of
PCI's operations on the Company's consolidated operations and refer to Note
(1) Organization, Business Activities, and Segment Information for detailed operating results.
PCI Operations	2001	2000	1999
	(Millions of Dollars)
Operating revenues	$112.2	$132.5	$ 95.5
Operating expenses	146.3 (a)	70.5	60.1
Operating (loss) income	(34.1)	62.0	35.4
Other expenses	(57.9)	(57.1)	(32.8)
Income tax benefit	55.9	7.0	24.1
Net (Loss) Income	$(36.1)(b)	$ 11.9	$ 26.7
(a) Includes pre-tax losses of $55.5 million and $10 million related to the aircraft impairment loss and write-off of Enron investment, respectively.
(b) Includes after-tax losses of $36.1 million and $6.5 million related to the aircraft impairment loss and write-off of Enron investment, respectively.

Competitive Energy Products and Services

     Pepco Energy Services currently provides energy and energy-related products and services in competitive retail markets in the mid-Atlantic region. Its products include electricity, natural gas, energy-efficiency contracting, equipment operation and maintenance, fuel management, and appliance service agreements. These products and services are sold either in bundles or individually to commercial, industrial, and residential customers.
In addition, with the transfer of the Benning Road and Buzzard Point generating plants from the Utility to a subsidiary of Pepco Energy Services in
December 2000, its operations now also include the generation and sale of electricity in the wholesale market. Pepco Energy Services' revenue grew from
$234.9 million in 2000 to $643.9 million in 2001, primarily as a result of increased sales of electricity and natural gas in competitive retail markets and from energy services contracting for commercial, institutional, and governmental customers. Highlights of Pepco Energy Services' operations during 2001 are as follows:

-	Revenues from electricity sales increased from $47.3 million in 2000 to $375.1 million in 2001.
-	Revenues from natural gas sales increased from $155.2 million in 2000 to $190.5 million in 2001.
-

Served electric and natural gas customers in the competitive retail electricity markets in Pennsylvania, Maryland, Delaware, New Jersey, the District of Columbia, and Virginia. By year-end 2001, Pepco Energy Services had entered electricity sales contracts for the supply of approximately 1,000 megawatts.

-	Signed contracts with approximately 61,000 residential customers to supply electricity, natural gas, and household energy services.
-

Purchased a building automation and control company and a heating, ventilation and air conditioning service company. These companies provided $2.9 million in revenue in 2001 and Pepco Energy Services' objective is to have these two companies provide annual revenue of approximately $10 million in 2002. The ability to achieve these estimated revenues is subject to uncertainties and risks including success in marketing services, changes in and compliance with environmental and safety laws and policies, population growth rate and demographic patterns, and other market developments.

     A summary of Pepco Energy Services' Results of Operations for the years ended December 31, 2001, 2000, and 1999 follows. Refer to the Consolidated
Results of Operations section for a discussion of the impact of Pepco Energy
Services' operations on the Company's consolidated operations and refer to
Note (1) Organization, Business Activities, and Segment Information for
detailed operating results.
Pepco Energy Services' Operations	2001	2000	1999
	(Millions of Dollars)
Operating revenues	$643.9	$234.9	$132.7
Operating expenses	626.5	251.4	144.1
Operating income (loss)	17.4	(16.5)	(11.4)
Other income (expenses)	1.4	3.0	(.2)
Income tax (expense) benefit	(8.5)	4.7	4.0
Net Income (Loss)	$10.3	$ (8.8)	$ (7.6)

SAFE HARBOR STATEMENT

     In accordance with the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995 (Reform Act), the Company hereby makes the following cautionary statements identifying important factors that could cause its actual results to differ materially from those projected in forward-
looking statements (as such term is defined in the Reform Act) made by the
Company in this Annual Report to Shareholders. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance are not statements of historical facts and may be forward-looking.

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

-	Changes in and compliance with environmental and safety laws and policies;
-	Weather conditions;
-	Population growth rates and demographic patterns;
-	Competition for retail and wholesale customers;
-	The potential negative impact resulting from the economic downturn;
-	Growth in demand, sales and capacity to fulfill demand;
-	Changes in tax rates or policies or in rates of inflation;
-	Changes in project costs;
-	Unanticipated changes in operating expenses and capital expenditures;
-	Capital market conditions;
-	Competition for new energy development opportunities and other opportunities;
-	Legal and administrative proceedings (whether civil or criminal) and settlements that influence the business and profitability of the Company;
-	Pace of entry into new markets;
-	Time and expense required for building out the planned Starpower network;
-	Success in marketing services;
-	Possible development of alternative telecommunication technologies; and
-	The ability to secure electric and natural gas supply to fulfill sales commitments at favorable prices.

     Any forward-looking statements speak only as of January 18, 2002, and the
Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

CONSOLIDATED RESULTS OF OPERATIONS

OPERATING REVENUE

     The Company classifies its operating revenue as Utility and Competitive
Operations. Utility revenue is derived from the Utility's operations while
Competitive Operations revenue is derived from the operations of the competitive subsidiaries. Additionally, the gains that were realized in
January 2001 and December 2000 from the divestitures of the Company's interest in Conemaugh and its Generation Assets, respectively, are separately classified as "Gain on divestiture of generation assets" in the Company's consolidated statements of earnings.

Utility Operating Revenue

     The components of Utility revenue, excluding the divestiture gains, are as follows.
Utility Operating Revenue	2001	2000	1999
	(Millions of Dollars)
Distribution and transmission (Delivery)	$ 846.9	$ 877.1	$ 865.9
Standard offer service	863.4	1,330.3	1,313.4
Other Utility operating revenue	13.2	13.2	36.2
Total Utility Operating Revenue	$1,723.5	$2,220.6	$2,215.5

Delivery and Standard Offer Service Revenue

     Delivery revenue represents revenue earned by the Company from the transmission and distribution of electricity, regardless of whether or not the
Company generated or procured the energy. Standard Offer Service revenue represents revenue earned from energy that was procured by Pepco for its retail customers who have not chosen alternate suppliers. The decrease in
Standard Offer Service revenue for the year ended December 31, 2001, compared to last year, is primarily the result of customers who chose alternate energy suppliers (customer migration). At December 31, 2001, 59,000 Maryland customers and 9,000 D.C. customers have chosen alternate suppliers. These customers accounted for 800 megawatts of load in Maryland and 1,026 megawatts of load in D.C.

     As part of the agreement to divest its Generation Assets, the Company signed a Transition Power Agreement (TPA) with Mirant. Under the TPA, the
Company has the ability to acquire all of the energy and capacity that is needed for Standard Offer Service from Mirant at prices that are below the
Company's current cost-based billing rates for Standard Offer Service, there by providing the Company with a built-in profit margin on all Standard Offer
Service sales that the Company acquires from Mirant. The Company will share such margin amounts with customers on an annual cycle basis, beginning in
Maryland with the period July 1, 2000, to June 30, 2001, and from February 9,
2001, to February 8, 2002, in D.C. (the Generation Procurement Credit or
"GPC").

     In both jurisdictions, amounts shared with customers each year are determined only after the Company recovers certain guaranteed annual reductions to customer rates. In addition, because the annual cycle for the
GPC in Maryland began on July 1, 2000, the Company supplied Standard Offer
Service from its traditional sources until the Generation Assets were sold and, thus, recorded losses on Standard Offer Service sales during this period, mostly because of higher summer generating costs. Therefore, profit from
Standard Offer Service sales in Maryland between January 8, 2001, and June 30,
2001 was recorded as income to the Company until both the guaranteed rate reduction amount and the Standard Offer Service losses incurred in 2000 were recovered. Once such amounts are recovered, profit is shared with customers in Maryland generally on a 50/50 basis.

Other Utility Operating Revenue

     Other Utility operating revenue remained constant in 2001. The decrease in other utility operating revenue in 2000 primarily results from the fact that 1999 includes $23.2 million in income that was recorded by the Utility related a one-time termination payment received from Southern Maryland
Electric Cooperative, Inc. (SMECO). This payment compensated the Utility for future earnings it otherwise would have received under the 10-year contract to provide SMECO with electricity at wholesale, which SMECO terminated effective
December 31, 2000. In connection with the termination of the Utility's contract, on January 1, 2001, Pepco Energy Services signed a four-year agreement to provide full-requirements energy to SMECO (approximately 600 megawatts of peak load).

Competitive Operations Revenue

     A summary of the components of Competitive Operations revenue is as follows.

Competitive Operations Revenue	2001	2000	1999
	(Millions of Dollars)
Financial Investments Leased assets Real estate Other financial investments income	$60.1 10.5 1.8	$ 56.9 8.2 19.3	$ 61.5 3.3 12.3
Total financial investments	72.4	84.4	77.1
Energy and Energy Services
Electricity sales	375.1	47.3	4.3
Natural gas sales	190.5	155.2	101.2
Energy-efficiency services	43.2	22.3	21.5
Building services and other	35.1	10.1	5.7
Total energy and energy services	643.9	234.9	132.7
Utility Industry Services	39.8	48.1	18.4
Total Competitive Operations Revenue	$756.1(a)	$367.4	$228.2
(a)  Includes $6 million in rent revenue that PCI received from the Utility.

Financial Investments

     Financial investments revenue primarily consists of income derived from leased assets (electric power plants, gas transmission and distribution networks, aircraft, and other assets) and marketable securities (primarily fixed-rate, utility preferred stocks). Additionally, transactions involving real estate holdings and other financial investments are classified as financial investments revenue. Fluctuations in these revenue categories are described below.

     Leased assets revenue increased in 2001 primarily due to a loss on the sale of aircraft that was recorded during 2000. Leased assets revenue decreased in 2000 primarily as the result of less rental income in 2000, resulting from the sale of its aircraft, and due to pre-tax losses of $8.2 million ($5.4 million after-tax) related to the sale of four aircraft in 2000.
This decrease was partially offset by a full year of revenue generated from two energy leveraged lease transactions that were entered into in the second half of 1999. Additional information regarding these leases is disclosed in
Note (3) of the Notes to Consolidated Financial Statements, Leasing
Activities.

     The increase in real estate revenue in 2001 results from the sale of several properties within the real estate portfolio. PCI recorded a $3.8 million after-tax gain from these transactions. The increase in real estate revenue in 2000 primarily results from gains on the sale of properties within
PCI's real estate portfolio.

     Revenue from other financial investments decreased in 2001 primarily due to the timing of financial investment transactions. Revenue from other financial investments increased in 2000 primarily as a result of additional revenues received during 2000 on existing investments.

Energy and Energy Services

     Energy and energy services revenue is derived from Pepco Energy Services'
business operations and primarily consists of energy-efficiency services and natural gas and electricity sales in competitive retail markets established through customer choice. Revenue from energy and energy services was $643.9 million in 2001, $234.9 million in 2000, and $132.7 million in 1999. The increases during 2001 and 2000 primarily resulted from the continued growth of the electric and natural gas businesses. During 2001, Pepco Energy Services had electricity sales of 4,623,022 megawatt-hours compared with 640,131 megawatt-hours in 2000. Additionally, Pepco Energy Services had natural gas sales of approximately 43.5 million dekatherms in 2001, compared with approximately 35.5 million dekatherms in 2000.

     In the fourth quarter of 1999, Pepco Energy Services began to market energy products and services to residential customers in Maryland and
Pennsylvania. As of December 31, 2001 and 2000, Pepco Energy Services had
approximately 61,000 and 32,100 gas and electric sales customers, respectively.

Utility Industry Services

     The decrease in utility industry services revenue in 2001 primarily results from the fact that a pre-tax gain of approximately $19.7 million
($11.8 million after-tax) was recorded by PCI in 2000 from the sale of its 50%
interest in the Cove Point liquefied natural gas storage facility. Utility industry services revenue increased in 2000 as a result of this transaction.

Gain on Divestiture of Generation Assets

     In January 2001, the Company closed on the sale of its interest in
Conemaugh. This resulted in a net pre-tax gain in 2001 of $29.3 million ($9.9 million after-tax). Certain adjustments to the Mirant divestiture transaction in 2000 were included in the line item "Gain on divestiture of generation assets" in the Company's consolidated statements of earnings for the year ended 2001. In December 2000, the Company completed the sale of its
Generation Assets to Mirant (including other related generation assets), resulting in a pre-tax gain of $423.8 million ($182 million after-tax) that was recorded in the fourth quarter of 2000.

OPERATING EXPENSES

Total Fuel and Purchased Energy

     A summary of the Company's fuel and purchased energy is as follows.
	2001	2000	1999
	(Millions of Dollars)
Utility Fuel expense Capacity purchase payments Purchased energy PJM Other Total purchased energy Generation procurement credit Utility fuel and purchased energy	$ - 72.7 78.9 643.5 722.4 39.0 834.1	$ 357.7 205.7 254.8 196.5 451.3 - 1,014.7	$ 396.4 213.9 181.1 130.3 311.4 - 921.7
Pepco Energy Services
Electricity and natural gas	506.4	191.5	104.1
Consolidated Fuel and Purchased Energy	$1,340.5	$1,206.2	$1,025.8

Utility Fuel and Purchased Energy

     The Company divested its interest in Conemaugh in January 2001 and its
Generation Assets in December 2000. In D.C., the fuel clause was terminated effective February 9, 2001 (one month after the completion of the sale of
Conemaugh). In Maryland, the fuel clause was terminated effective July 1,
2000 (the date of commencement of customer choice). The decrease in fuel expense in 2001 results from the fact that generation services have been deregulated in both Maryland and D.C., and the Utility has exited the generation business, and therefore no longer incurs fuel costs or engages in interchange transactions. The 2000 decrease in fuel expense compared to 1999 reflects a decrease of 17.4% in net system generation, partially offset by an increase in the system average unit fuel cost.

     For the year ended December 31, 2000, the discontinuance of the fuel clause had an unfavorable impact on the Company's earnings as fuel costs exceeded fuel revenues by approximately $24 million (pre-tax). Since the divestiture of its Generation Assets, the Company no longer incurs losses because of the provision of SOS. In June 2001 the Company began to recognize as an expense the portion of the SOS procurement margin that will be returned to customers under the GPC. For the year ended December 31, 2001, the Company recognized total GPC expense of $39 million ($13 million in Maryland and $26 million in D.C.).

     The Utility's transmission facilities are interconnected with those of other transmission owners in the PJM interconnection and other utilities, providing economic energy and reliability benefits by facilitating the
Company's participation in the federally regulated wholesale energy market.
This market has enabled the Company to purchase energy at low cost and to sell energy at favorable prices to other market participants. Presently, all transmission service within the PJM interconnection is administered by the PJM
Independent System Operator (ISO). Since April 1998, PJM has operated a
"locational marginal pricing" system designed to economically control transmission system congestion. Because of the Company's pre-divestiture generation availability and peak load characteristics, the Company generally was able to sell into the PJM market during high price peak load periods and buy from the market during low price periods.

     The Company purchases energy and capacity from FirstEnergy Corp.
(FirstEnergy) under a long-term capacity purchase agreement with FirstEnergy and Allegheny Energy, Inc. (AEI). Pursuant to this agreement, the Company is required to purchase 450 megawatts of capacity and associated energy through the year 2005. Effective December 19, 2000, the Company began to resell the energy and capacity to Mirant. The Company also resells to Mirant the energy and capacity it purchases under the short-term, cost-based purchase agreement for 50 megawatts of capacity and related energy from the Northeast Maryland
Waste Disposal Authority.

     The Company will continue to purchase energy and capacity from the Panda-
Brandywine, L.P. (Panda) facility pursuant to a 25-year power purchase agreement for 230 megawatts of capacity supplied by a gas-fueled combined-
cycle cogenerator. Effective December 19, 2000, the Company began to resell this capacity and energy to Mirant. Capacity expenses under this agreement were $41.3 million for 2000 and $43.7 million for 1999. Under the terms of the Company's asset sale agreement with Mirant, resales of energy and capacity purchased by the Company under the foregoing power purchase agreements are at prices equal to the Company's payment obligations under such agreements. The
Company continues to be liable for the obligation to Panda but is reimbursed by Mirant for the amount it pays.

     The Company's facility and capacity agreement with SMECO, through 2015, with respect to an 84 megawatt combustion turbine installed and owned by SMECO at a former Pepco generating station (Chalk Point) has been assigned to
Mirant. The Company remains liable to SMECO for the performance of the contract and is indemnified by Mirant for any such liability. The capacity payment to SMECO was approximately $5.5 million per year.

Pepco Energy Services' Fuel and Purchased Energy

     Pepco Energy Services enters into agreements for the future delivery of electricity and natural gas to its customers and generally operates to secure firm, fixed-price supply commitments to meet its fixed-price sales obligations. Earnings are dependent upon the origination and execution of transactions that may be affected by market, credit, weather, regulatory, and other conditions.

     Electricity and natural gas expense increased in 2001 primarily due to the commencement on January 1, 2001, of a contract with SMECO to supply
SMECO's full-requirements for power (approximately 600 MW of peak load) and due to growth in its commodity business. A firm commitment has been secured from a third party for the delivery of power sufficient to serve SMECO's full requirements. Both the sales commitment to SMECO and the third-party purchase agreement are at fixed prices that do not vary with future changes in market conditions. Electricity and natural gas expense for Pepco Energy Services increased in 2000 over 1999 due to increased volumes of retail sales of electricity and as a result of growth in that business.

Other Operation and Maintenance

     The decrease in other operation and maintenance expense in 2001 is a direct result of the sale of Conemaugh in January 2001 and the divestiture of the Generation Assets in December 2000. The increase in other operation and maintenance expense in 2000 primarily resulted from the growth of Pepco Energy
Services' business operations during the year.

Depreciation and Amortization Expense

     Depreciation and amortization expense decreased in 2001 as a direct result of the sale of Conemaugh in January 2001 and the divestiture of the
Generation Assets in December 2000. Depreciation and amortization expense decreased in 2000 due to reductions in the amortization of conservation expenditures concurrently with the termination of the Maryland and D.C.
conservation surcharges.

Other Taxes

     Other taxes decreased in 2001 primarily as a result of lower property taxes incurred in 2001 due to the sale of Conemaugh in January 2001 and the divestiture of the Generation Assets in December 2000. Other taxes increased in 2000 as a result of the Right of Way Fee in D.C. and the Universal Service
Charge in Maryland, which both commenced in 2000.

Impairment Losses

     In connection with PCI's assessment of the carrying value of its aircraft portfolio (which considered the continuing impact the September 11, 2001, terrorist attacks had on the aviation industry in general and PCI's remaining aircraft in particular) PCI determined that its aircraft portfolio was impaired and wrote the portfolio down to its fair value during the fourth quarter of 2001 by recording a pre-tax impairment loss of $55.5 million ($36.1 million after-tax). PCI's assessment of the carrying value of the portfolio included obtaining independent appraisals from recognized aircraft appraisers in the industry regarding the fair values of the aircraft and related assets.
PCI's total investment in its aircraft leasing portfolio is approximately
$27.3 million after giving effect to the impairment write-down.

     Additionally, during the fourth quarter of 2001 PCI recorded a pre-tax write-off of $10 million ($6.5 million after-tax) related to its preferred stock investment in a wholly owned subsidiary of Enron. This write-off was recorded due to the uncertain financial status of Enron and its subsidiaries and affiliates, which resulted in Enron filing a Chapter 11 Bankruptcy petition on December 2, 2001.

     During 2000, the Company assessed whether the carrying amounts of the
Benning Road and Buzzard Point generating stations that were transferred to
Pepco Energy Services were recoverable. Based on this assessment, the stations were determined to be impaired and were written down to their fair value by recognizing a pre-tax impairment loss of $40.3 million in the fourth quarter of 2000 ($24.1 after-tax). The fair value of approximately $33 million was determined using the present value of their estimated expected future cash flows. Additionally, for the year ended December 31, 2000, PCI recognized a pre-tax impairment loss of $5.4 million ($3.5 million after-tax)
related to its aircraft portfolio.

OTHER INCOME (EXPENSES)

Interest and Dividend Income

     The increase in interest and dividend income in 2001 and 2000 primarily results from interest earned on the proceeds received from the sale of the
Company's interest in Conemaugh and from the divestiture of its Generation
Assets.

Interest Expense

     The decrease in interest expense during 2001 primarily results from reductions in the level of the Company's debt during 2001. Short-term borrowing costs have remained relatively low. The average cost of outstanding long-term Utility debt decreased from 7.37% at the beginning of 1999 to 7.2%
at the end of 2001. Distributions on preferred securities of the Trust totaled $9.2 million in 2001, 2000, and 1999. Interest expense was offset by the debt component of an Allowance for Funds Used During Construction (AFUDC)
and totaled $4.9 million in 2001. In 2000 and 1999 interest expense was offset by both AFUDC and Clean Air Act Capital Cost Recovery Factor and
totaled $5.4 million in 2000 and $3.4 million in 1999.

Loss From Equity Investments

     This amount represents the Company's share of pre-tax loss from the entities in which it has a 20% to 50% equity investment. The Company's most significant equity investment is PCI's joint venture in Starpower. The increases in the loss in 2001 and 2000 primarily result from operating costs associated with expanding the Starpower fiber-optic network.

INCOME TAX EXPENSE

     The decrease in income tax expense in 2001 and the increase in income tax expense in 2000 are primarily due to increases in federal and state income taxes associated with the gain on the divestiture of the Generation Assets in
2000.

CAPITAL RESOURCES AND LIQUIDITY

SOURCES OF LIQUIDITY

     The Utility primarily obtains its capital resources from internally generated cash from its operations and from the sale of First Mortgage Bonds,
Medium-Term Notes, and Trust Originated Preferred Securities (TOPrS). Interim
financing is provided principally through the issuance of Short-Term
Commercial Promissory Notes. The Company maintains 100% line of credit back-
up in the amount of $250 million, for its outstanding Commercial Promissory
Notes, which except for several days of limited market accessibility following the terrorist attacks on September 11, 2001, was unused during 2001, 2000, and
1999.

     PCI primarily obtains its capital resources from the issuance of Short-
Term and Medium-Term Notes under its own, separately rated Commercial Paper and Medium-Term Note programs. During July 2000, PCI completed a new series
Medium-Term Note program providing up to $900 million of future debt issuances. This program allows PCI to issue notes with fixed or floating rates with maturity dates varying from nine months and one day from the date of issue through November 30, 2009. As of December 31, 2001, PCI had approximately $808 million available under its Medium-Term Note credit program. PCI's $161.2 million securities portfolio, which consists primarily of fixed-rate utility preferred stocks and investment grade commercial paper, provides additional liquidity and investment flexibility. Additionally, PCI has the ability to obtain capital resources from the Utility and Edison. In
December 2001, PCI received a short-term loan from Edison in the amount of
$110 million. Pepco Energy Services obtains its capital resources primarily through equity contributions from PHI and third-party financing.

     The Company's capitalization ratios at December 31, 2001, are presented below.
	Excluding Amounts Due In One Year	Including Amounts Due In One Year
Short-term debt	-%	10.9%
Long-term debt and capital lease obligation	45.9	40.9
Trust originated preferred securities	3.3	2.9
Serial preferred stock	.9	.8
Redeemable serial preferred stock	1.3	1.2
Shareholders' equity	48.6	43.3
Total Capitalization	100.0%	100.0%

USE OF PROCEEDS FROM THE DIVESTITURE

     The Company received combined cash proceeds of approximately $2.9 billion from the sale of its interest in Conemaugh in January 2001 and from the divestiture of its electric plants and other generating assets to Mirant in
December 2000. Through December 31, 2001, a portion of these proceeds was used to retire approximately $725 million of the Company's long-term debt. An additional $40 million of debt was paid in January 2002. Additionally, approximately $280 million was used in connection with the Company's treasury stock reacquisition programs; approximately $817 million was used, or will be used, to pay income taxes due on the sales; and $186 million was used to fund a capital contribution to PHI for use in its telecommunication business and energy services business. Additionally, approximately $243 million was used to meet the Company's commitment for customer gain sharing. The Company intends to use $400 million of the remaining proceeds to fund the $1.1 billion cash portion of the $2.2 billion total acquisition price of Conectiv. Any remaining cash from the divestitures will be used for general corporate purposes, including additional scheduled debt redemptions and pension plan contributions.

DIVIDENDS ON COMMON AND PREFERRED STOCK

     Dividends on common stock were $126.5 million in 2001, $190.4 million in
2000, and $196.6 million in 1999. On February 12, 2001, the Company announced that, effective with the June 2001 dividend, it would reduce the annual dividend on its common stock to $1.00 per share from $1.66 per share. The
Company's annual dividend rate on its common stock is determined by the
Company's Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments which may affect the Company's income and cash flows.

     Dividends on preferred stock were $5 million in 2001, $5.5 million in
2000, and $7.9 million in 1999. The embedded cost of preferred stock was
6.73% at December 31, 2001, 6.67% at December 31, 2000, and 6.62% at
December 31, 1999.

     Total annualized interest cost for all outstanding preferred securities of the Trust was approximately $9.2 million at December 31, 2001, 2000, and
1999.

CONSTRUCTION EXPENDITURES

     The Company completed the divestiture of its Generation Assets to Mirant on December 19, 2000. Utility construction expenditures on its distribution and transmission system totaled $245.3 million before reimbursements ($229.1 million after reimbursements) in 2001. For the five-year period 2002 through
2006, expenditures for transmission and distribution related Utility plant are projected to total $833.7 million. The Company plans to finance its Utility construction program primarily through funds provided from its operations.

DISCLOSURES ABOUT CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     Summary information about the Company's contractual obligations and commercial commitments is as follows:
	Contractual Maturity
Obligation	2002	2003	2004	2005	2006	Thereafter
	(Millions of Dollars)
Long-term debt	$108.0	$184.5	86.0	$160.0	$ -	$1,181.9
Capital lease obligation	15.2	15.2	15.2	15.2	15.2	59.6
Operating leases	4.8	2.8	2.0	1.6	1.4	6.7
Total Obligation	$128.0	$202.5	$103.2	$176.8	$16.6	$1,248.2

BASE RATE PROCEEDINGS

     The Utility is subject to rate regulation based upon the historical costs of plant investment, using recent test years to measure the cost of providing service. The rate-making process does not give recognition to the current cost of replacing plant and the impact of inflation. Changes in industry structure and regulation may affect the extent to which future rates are based upon current costs of providing service. The last base rate changes affected as a result of a base rate proceeding consist of an increase of $27.9 million in D.C. (Formal Case No. 939, effective July 11, 1995) and an increase of $19 million in Maryland (Case No. 8791, effective December 1, 1998). Historically, the Company's regulatory commissions have also authorized fuel rates, which provide for billing customers on a timely basis for the actual cost of fuel and interchange and for emission allowance costs and, in the District of
Columbia, for purchased capacity; however, in conjunction with the sale of the
Company's generating stations, the Maryland and D.C. fuel clauses were terminated effective July 1, 2000, and February 9, 2001, respectively.

MARYLAND

     On September 23, 1999, the Company filed an amendment to its divestiture filing in Maryland, which provided residential customers with a 3% base rate reduction, or approximately $10 million in revenue per year, which the Company may recover through future potential generation procurement savings. This amendment was accepted by the Commission on December 22, 1999, in Order No.
75850. As discussed in the "Standard Offer Service Revenue" section herein, the Company has a four-year TPA with Mirant containing fixed costs that on average are lower than its capped production rate, which may give rise to generation procurement savings during the rate-capped period.

     Also on September 23, 1999, the Company filed an Agreement of Stipulation and Settlement Regarding Unbundled Rate Issues (the Maryland Phase II
Settlement Agreement), which was also accepted by the Commission on
December 22, 1999. This agreement was the result of negotiations conducted among representatives of the parties to the Company's original divestiture filing as well as other parties. Among other things, the agreement created additional reductions in rates for all customers by ending the existing DSM surcharge rate effective June 30, 2000. On March 17, 2000, the Company filed a Second Amendment to the Agreement of Stipulation and Settlement. This
amendment, which was approved by the Commission on April 12, 2000, provided a
$3 million rate reduction to commercial customers.

     Additional changes to base rates pursuant to deregulation included implementation of an Electric Universal Service Program surcharge to assist low-income customers in paying energy bills, which allows the Company to recover approximately $7 million in annual charges for Universal Service that have been imposed by the Maryland legislature. The Maryland Phase II
Settlement Agreement also extended the term of the Company's transitional
Standard Offer Service rate cap by one year. The Company will not file for a base rate increase prior to December 2003.

DISTRICT OF COLUMBIA

     On November 8, 1999, the Company filed a Non-Unanimous Agreement of
Stipulation and Full Settlement (the D.C. Agreement), which was approved by the D.C. Commission on December 22, 1999. Under the terms of the D.C.
Agreement, the rates for service to residential customers in D.C. would be reduced by a total of 7% as follows: 2% effective January 1, 2000, an additional 1 1/2% effective July 1, 2000, and an additional 3 1/2% effective
February 8, 2001, one month after the closing on the sale of the Generation
Assets. The corresponding rate reductions for commercial customers in D.C.
total 6 1/2% as follows: 3 1/2% on January 1, 2000, 1 1/2% on July 1, 2000, and 1 1/2% on February 8, 2001, one month after the closing of the sale of the
Generation Assets. The January 1, 2000 rate reductions totaled approximately
$25 million annually, and reflect the termination of the DSM surcharge.
Unamortized DSM costs totaling $132.8 million were offset against the proceeds from the divestiture of the Generation Assets. The July 1, 2000 rate reductions approximate $12 million annually, and reflect reductions in the
Company's cost of service since its last D.C. base rate case. The post-
divestiture closing reductions, which were effective February 8, 2001, totaled approximately $15 million annually, and represent the guaranteed reductions through the operation of the GPC and are guaranteed, but may be recouped by the Company if it is able to purchase electricity at a lower cost than its frozen production rate during the period the Company's rates are capped. As mentioned, the Company has a four-year Transition Power Agreement with Mirant.
The rates will be capped at the levels in effect on February 8, 2001, one month after the closing of the sale of the Generation Assets for a period of six years for Residential Aid Discount low-income customers and four years for other customers. The capped rates will include rates in effect on February 8,
2001, one month after the closing of the Generation Asset sale, the average level of fuel costs for the 12 months prior to the date of the closing, plus the Clean Air Act portion of the Environmental Cost Recovery Rider in effect on February 8, 2001, one month after the closing of the Generation Asset sale.

COMPETITION

     On February 12, 2001, the Company and Conectiv announced that each company's board of directors approved an agreement for a strategic transaction whereby the Company will acquire Conectiv for a combination of cash and stock, valued at approximately $2.2 billion. After the closing, Pepco and Conectiv will become subsidiaries of a new holding company. The utility operations of the merged company will have more than twice the Company's current customer base, serving more than 1.8 million electric and gas customers in Maryland,
D.C., Virginia, Delaware, and New Jersey. The acquisition will also create an expanded strategic market serving a 10,000 square-mile service territory in a growing region with 4 million in population and will deliver more than 46,000 gigawatt-hours of electricity annually. The new company will be the largest owner of transmission in the PJM power pool.

     During 2001, the generating segment of the electric utility industry continued to transition from a regulatory to a competitive environment. The
Company exited the electricity generating business by selling its interest in
Conemaugh in January 2001 and by divesting substantially all of its Generating
Assets in December 2000. The Utility's operations now consist of its transmission and distribution services. On January 1, 2001, in D.C. and on
July 1, 2000, in Maryland, Pepco's customers began to have their choice of electricity suppliers. By the end of 2001, approximately 10% of the Company's retail customers, which represents approximately 30% of the Company's retail sales, have chosen alternate suppliers. Under the TPA with Mirant, the
Company's purchaser of energy and capacity to supply the Standard Offer
Service needs automatically adjusts requirements as customers choose alternate suppliers or return to Standard Offer Service. Reductions in Standard Offer
Service sales decrease the amount of the procurement margin that the Company retains from providing the Standard Offer Service to customers.

     The bulk of Pepco's remaining assets are electric transmission and distribution assets, which remain regulated at the federal or state level.
Because the Company has significant management experience and expertise in operating and maintaining these assets in a safe and reliable manner for the benefit of its customers, it is the Company's intention to continue to focus on this business as its primary objective and to increase the assets under management through strategic acquisitions and mergers.

     The Company is pursuing operating strategies through PHI that provide for earnings contributions and cash flows to the Company and build shareholder value through the launching of new businesses, particularly those in the competitive markets for deregulated electricity and natural gas products and services throughout the mid-Atlantic region. In the future, increased competition, regulatory actions, and changing economic conditions may impact
PHI's operations.

RESTRUCTURING OF THE BULK POWER MARKET

     FERC issued an Order in 1997 approving the establishment of PJM as an
Independent System Operator (ISO) to administer transmission service under a poolwide transmission tariff and provide open access transmission service on a poolwide basis. The ISO began operation in January 1998 and is responsible for system operations, regional transmission planning, and administering the
PJM energy market. The Commission approved the power pool's use of single, non-pancaked transmission rates to access the eight transmission systems that make up PJM. Pursuant to a rate design in effect since April 1997, each transmission owner within PJM has its own zonal transmission rate. A transmission customer pays a single rate based on transmission costs of the transmission system where the generating capacity is delivered. The
Commission also approved, effective April 1998, locational marginal pricing for managing scarce transmission capability. This method is based on price differences in energy at the various locations on the transmission system. In
March 1999, the FERC approved market-based rates for pricing sales through the
PJM energy market and a monitoring plan.

     In December 1999 and February 2000, the FERC issued its landmark Orders
No. 2000 and 2000-A. Order 2000 requires all public utilities to join or form a regional transmission organization (RTO) in furtherance of the FERC's goal to increase competition in the wholesale generation market. The qualifications to become certified as an RTO expand on the independence, scope, transmission service, ratemaking, and expansion planning elements needed to achieve approval as an ISO. PJM is already a FERC-approved ISO and exceeds all the requirements of an RTO. Nevertheless, PJM and the PJM
Transmission Owners filed to be certified as an RTO. In July 2001, the FERC granted PJM provisional status as an RTO and ordered PJM, the New York ISO, and the New England ISO to engage in a mediation process designed to lead to a merging of the three ISOs into a super-regional Northeast RTO. This process has been slowed down to some extent, as the FERC re-thinks its guidelines on scope and independence.

     PJM has many years of experience in providing economically efficient transmission and generation services throughout the mid-Atlantic region, and has achieved for its members, including the Company, significant cost savings through shared generating reserves and integrated operations. The PJM members have transformed the previous coordinated cost-based pool dispatch into a bid-
based regional energy market operating under a standard of transmission service comparability. Irrespective of the Company's divestiture of its
Generation Assets and the availability of customer choice, the Company continues to be a transmission-owning member of PJM.

ENVIRONMENTAL MATTERS

OIL SPILL AT THE CHALK POINT GENERATING STATION

     As discussed in Note (11) of the Notes to Consolidated Financial
Statements, Commitments and Contingencies, on April 7, 2000, approximately
139,000 gallons of oil leaked from a pipeline at a generation station which was owned by the Company at Chalk Point in Aquasco, Maryland. As of
December 31, 2001, approximately $70 million in clean-up costs had been incurred in connection with the oil spill; and it is currently anticipated that total costs (excluding liability claims against the Company and fines or other monetary penalties, if any) may be in the range of $70 million to $75 million. These costs consist principally of the costs to clean up the oil spill such as labor, supplies, repair work on damaged properties, and the rental of equipment.

     In addition, as a result of the oil spill, eleven class action lawsuits and two additional lawsuits on behalf of a number of Southern Maryland residents, businesses and watermen have been filed against the Company. On
November 27, 2001, the Company and ST Services entered into a Settlement
Agreement with the various plaintiffs to settle all pending class action litigation stemming from the oil spill. Under the Settlement Agreement, a total of $2.25 million will be placed in an escrow account to be distributed to watermen and property owner class members pursuant to a Plan of
Distribution filed with the Court. On December 27, 2001, the Court entered an
"Order Certifying Settlement Classes and Preliminarily Approving Proposed
Settlement." Notices to the potential class members regarding the Settlement
Agreement must be distributed on or before February 10, 2002. The Order provides that Requests for Exclusion must be postmarked by March 22, 2002. On or before April 5, 2002, the Claims Administrator must provide the Court with a list of those members of the Settlement Classes which have timely excluded themselves from the Settlement Agreement. A hearing on final Settlement
Agreement approval will be held on April 15, 2002.

     Fines or penalties related to the oil spill assessed by government authorities, if any, are not expected to be recoverable from the Company's insurance carrier. Although the Company does not believe that fines or penalties assessed, if any, will have a material adverse effect on its financial position, such fines or penalties, if any, could have a material adverse effect on the Company's results of operations in the fiscal quarter in which they are assessed. On December 20, 2000, the Office of Pipeline Safety
of the Department of Transportation (DOT) issued a Notice of Probable
Violation and proposed a civil penalty in the amount of approximately
$674,000. The Company has contested certain facts and findings by the DOT.

     For the year ended December 31, 2000, the Company recorded the net amount of $1 million in operating expense as a result of the oil spill. This amount represents an accrual of $75 million in total estimated oil spill related clean-up costs, net of $5 million in insurance proceeds received through
June 30, 2000, (the date the amount was recorded by the Company) and an additional $69 million in probable recoveries from its insurance carriers.
Through December 31, 2001, approximately $50.4 million has been received from the carriers and approximately $3.5 million has been received from other parties. Although no assurances can be given, the Company believes that the remaining amount will be recovered from its insurance carrier or other parties. The aggregate insurance coverage available under the Company's general liability insurance policy with respect to this event is $100 million.
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

     Environmental liabilities in connection with violations of or noncompliance with environmental laws and related to any asset sold to Mirant, arising prior to, on or after the sale's December 19, 2000, closing date, have been assumed by Mirant, except for any monetary fines or penalties imposed by a governmental authority to the extent arising out of or relating to acts or omissions of the Company in respect to any asset sold to Mirant. Liabilities arising in connection with the release, threatened release or cleanup of hazardous substances, arising prior to, on or after the sale's closing date, have also been assumed by Mirant, except for any environmental liability of the Company arising out of or in connection with the disposal by, or on behalf of, the Company and release or threatened release, prior to the sale's closing date of hazardous substances at any off-site location. Any environmental liability arising out of, related to, or otherwise associated with the release of fuel oil from the Ryceville-Piney Point Pipeline, as discussed in Note (11)
of the Notes to Consolidated Financial Statements, Commitments and
Contingencies, will be retained and discharged by the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

MARKET RISK

     Market risk represents the potential loss arising from adverse changes in market rates and prices. Certain of the Company's financial instruments are exposed to market risk in the form of interest rate risk, equity price risk, and credit and nonperformance risk. The Company's management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. Management reviews any open positions in accordance with strict policies in order to limit exposure to market risk.

INTEREST RATE RISK

     The carrying value of the Company's long-term debt, which consists of first mortgage bonds, medium-term notes, recourse debt from institutional lenders, and certain non-recourse debt was $1,602.1 million at December 31,
2001. The fair value of this long-term debt, based mainly on current market prices or discounted cash flows using current rates for similar issues with similar terms and remaining maturities, was $1,591.2 million at December 31,
2001. The interest rate risk related to this debt was estimated as the potential $92.5 million decrease in fair value at December 31, 2001, that resulted from a hypothetical 10% increase in the prevailing interest rates.

     PCI uses interest rate swap agreements to manage its overall borrowing rate and limit its interest rate risk. The fair value of these agreements at
December 31, 2001, was a loss of approximately $2.9 million. The potential loss in fair value from these agreements resulting from a hypothetical 10%
increase in base interest rates was estimated at $3.6 million at December 31, 2001.

     Pepco Energy Services uses forward and futures contracts to hedge firm commitments or anticipated commodity transactions and to create trading positions. The fair value of these agreements at December 31, 2001, was approximately $1.6 million. The potential loss in fair value from these agreements resulting from a hypothetical 10% change in energy prices was estimated at $.2 million at December 31, 2001.

EQUITY PRICE RISK

     The carrying value of the Company's marketable securities, which consist primarily of preferred stocks with mandatory redemption features and investment grade commercial paper, was $161.2 million (including net unrealized losses of $7 million) at December 31, 2001. The fair value of marketable securities, based on quoted market prices is equivalent to its carrying value at December 31, 2001. The equity price risk related to these securities was estimated as the potential $11.4 million decrease in fair value at December 31, 2001, that resulted from a hypothetical 10% decrease in the quoted market prices.

     The total carrying value above includes preferred stock from Southern
California Edison and Pacific Gas & Electric (PG&E) with carrying values at
December 31, 2001, of $8.2 million and $14.1 million (including net unrealized losses of $2.4 million and $3.6 million, respectively). On April 6, 2001,
PG&E filed for Chapter 11 bankruptcy protection. Due to the numerous political and economic factors influencing the California utility market, the full extent of PG&E's filing and subsequent potential impact on PCI's investment, if any, is uncertain.

CREDIT AND NONPERFORMANCE RISK

     Certain of PCI's and Pepco Energy Services' agreements may be subject to credit losses and nonperformance by the counterparties to the agreements.
However, the Company anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. The Company attempts to minimize credit risk exposure to trading counterparties and brokers through formal credit policies, monitoring procedures, the use of standardized agreements that allow for the netting of positive and negative exposures associated with a single counterparty, and collateral requirements under certain circumstances. Valuation allowances are provided for credit risk.

DISCLOSURES ABOUT CERTAIN TRADING ACTIVITIES THAT INCLUDE NON-EXCHANGE
       TRADED CONTRACTS ACCOUNTED FOR AT FAIR VALUE

     Information about the fair value of the Company's contracts for the years
December 31, 2001 and 2000 is as follows:

	2001	2000
	(Millions of Dollars)
Fair value of contracts outstanding, beginning of period	-	-
Contracts realized or otherwise settled during period	-	-
Fair value of new contracts during period	($1.6)	-
Other changes in fair value	-	-
Fair value of contracts outstanding, end of period	($1.6)	-

     The fair values of all of the Company's contracts, except as noted above, are actively quoted. All contracts have a maturity of less than two years.

NEW ACCOUNTING STANDARDS

     Refer to Note (2) of the Notes to Consolidated Financial Statements,
Summary of Significant Accounting Policies.

                             Report of Independent Accountants

To the Shareholders and Board of Directors
of Potomac Electric Power Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings and shareholders' equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Potomac Electric Power Company and its subsidiaries at
December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the
Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the
United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Washington, D.C.
January 18, 2002

CONSOLIDATED STATEMENTS OF EARNINGS

POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES

For the Year Ended December 31,	2001	2000	1999
(Millions of Dollars, except per share data)

Operating Revenue
Utility	$1,723.5	$2,220.6	$2,215.5
Competitive operations	750.1	367.4	228.2
Gain on divestiture of generation assets	29.3	423.8	-
Total Operating Revenue	2,502.9	3,011.8	2,443.7

Operating Expenses
Fuel and purchased energy	1,340.5	1,206.2	1,025.8
Other operation and maintenance	373.4	409.8	400.6
Depreciation and amortization	170.6	247.6	272.8
Other taxes	186.5	207.4	201.1
Impairment losses	65.5	45.7	-
Total Operating Expenses	2,136.5	2,116.7	1,900.3

Operating Income	366.4	895.1	543.4

Other Expenses
Interest and dividend income	62.0	27.7	22.2
Interest expense	(148.7)	(211.5)	(195.3)
Loss from equity investments	(23.9)	(17.1)	(9.6)
Other income	5.3	8.2	10.1
Total Other Expenses	(105.3)	(192.7)	(172.6)

Distributions on Preferred Securities of Subsidiary Trust	9.2	9.2	9.2

Income Tax Expense	83.5	341.2	114.5

Net Income	168.4	352.0	247.1

Dividends on Preferred Stock	5.0	5.5	7.9

Redemption Premium/Expenses on Preferred Stock	-	-	1.0

Earnings Available for Common Stock	$163.4	$346.5	$238.2

Earnings Per Share of Common Stock
Basic	$1.51	$3.02	$2.01
Diluted	$1.50	$2.96	$1.98

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES
	December 31,
Assets	2001	2000
(Millions of Dollars)

CURRENT ASSETS
Cash and cash equivalents	$515.5	$1,864.6
Marketable securities	161.2	231.4
Accounts receivable, less allowance for uncollectible accounts of $17.2 and $9.1	401.2	478.4
Fuel, materials and supplies - at average cost	37.8	36.4
Prepaid expenses	24.2	413.6
Total Current Assets	1,139.9	3,024.4

INVESTMENTS AND OTHER ASSETS
Investment in financing leases	736.0	589.5
Operating lease equipment - net of accumulated depreciation of $123.6 and $135.4	4.6	54.6
Regulatory assets, net	14.3	-
Other	637.7	637.0
Total Investments and Other Assets	1,392.6	1,281.1

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	4,361.9	4,284.7
Accumulated depreciation	(1,608.5)	(1,562.9)
Net Property, Plant and Equipment	2,753.4	2,721.8
Total Assets	$5,285.9	$7,027.3

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES
	December 31,
Liabilities and Shareholders' Equity	2001	2000
(Millions of Dollars)

CURRENT LIABILITIES
Short-term debt	$458.2	$1,150.1
Accounts payable and accrued payroll	224.1	273.8
Capital lease obligation due within one year	15.2	15.2
Interest and taxes accrued	92.6	814.4
Other	175.3	151.0
Total Current Liabilities	965.4	2,404.5

DEFERRED CREDITS
Regulatory liabilities, net	-	186.1
Income taxes	501.6	418.7
Investment tax credits	24.7	28.3
Other	38.8	52.3
Total Deferred Credits	565.1	685.4

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATION	1,722.4	1,859.6

COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST WHICH HOLDS SOLELY PARENT JUNIOR SUBORDINATED DEBENTURES	125.0	125.0

PREFERRED STOCK
Serial preferred stock	35.3	40.8
Redeemable serial preferred stock	49.5	49.5
Total Preferred Stock	84.8	90.3

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock, $1 par value - authorized 200,000,000 shares, issued 118,544,883 and 118,544,736 shares, respectively	118.5	118.5
Premium on stock and other capital contributions	1,028.3	1,027.3
Capital stock expense	(12.9)	(13.0)
Accumulated other comprehensive loss	(6.7)	(7.5)
Retained income	974.1	937.2
	2,101.3	2,062.5
Less cost of shares of common stock in treasury (11,323,707 and 7,792,907 shares, respectively)	(278.1)	(200.0)
Total Shareholders' Equity	1,823.2	1,862.5
Total Liabilities and Shareholders' Equity	$5,285.9	$7,027.3

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES
					Accumulated Other Comprehensive Income (Loss)

	Common Stock Shares Par Value		Premium on Stock	Comprehensive Income		Retained Income
(Dollar Amounts in Millions)

BALANCE, DECEMBER 31, 1998	118,527,287	$118.5	$1,025.3		$7.8	$739.5

Net Income	-	-	-	$247.1	-	247.1
Other comprehensive income:
Add: Loss included in net income	-	-	-	1.6	1.6	-
Income tax benefit	-	-	-	5.1	5.1
Less: Unrealized loss on marketable securities	-	-	-	16.3	16.3	-
Total comprehensive income	-	-	-	$237.5		-
Dividends:
Preferred stock	-	-	-		-	(7.9)
Common stock	-	-	-		-	(196.6)
Conversion of debentures	3,515	-	0.1		-	-
Redemption expense on preferred stock	-	-	-		-	(1.0)

BALANCE, DECEMBER 31, 1999	118,530,802	$118.5	$1,025.4		($1.8)	$781.1

Net Income	-	-	-	$352.0	-	352.0
Other comprehensive income:
Add: Loss included in net income	-	-	-	0.3	0.3	-
Income tax benefit	-	-	-	3.1	3.1	-
Less: Unrealized loss on marketable securities	-	-	-	9.1	9.1	-
Total comprehensive income	-	-	-	$346.3		-
Dividends:
Preferred stock	-	-	-		-	(5.5)
Common stock	-	-	-		-	(190.4)
Conversion of stock options	13,934	-	0.3		-	-
Gain on acquisition of preferred stock	-	-	1.6		-	-

BALANCE, DECEMBER 31, 2000	118,544,736	$118.5	$1,027.3		($7.5)	$937.2

Net Income	-	-	-	$168.4	-	168.4
Other comprehensive income:
Add: Unrealized gain on marketable securities	-	-	-	4.6	4.6	-
Less: Gain included in net income	-	-	-	0.1	0.1	-
Income tax expense				1.6	1.6
Unrealized loss on derivative instruments	-	-	-	3.7	3.7	-
Add: Loss included in net income	-	-	-	0.4	0.4	-
Income tax benefit				1.2	1.2
Total comprehensive income	-	-	-	$169.2		-
Dividends:
Preferred stock	-	-	-		-	(5.0)
Common stock	-	-	-		-	(126.5)
Conversion of stock options	147	-	-		-	-
Gain on acquisition of preferred stock	-	-	.7		-	-
Release of restricted stock	-	-	.3		-	-
BALANCE, DECEMBER 31, 2001	118,544,883	$118.5	$1,028.3		($6.7)	$974. 1

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
POTOMAC ELECTRIC POWER COMPANY AND SUBSIDIARIES
For the Year Ended December 31,	2001	2000	1999
(Millions of Dollars)

OPERATING ACTIVITIES

Net income	$168.4	$352.0	$247.1
Adjustments to reconcile net income to net cash (used by) from operating activities:
Net gain on divestiture of generation assets	(29.3)	(423.8)	-
Impairment losses	65.5	45.7	-
Depreciation and amortization	170.6	247.6	272.8
Changes in:
Accounts receivable and unbilled revenue	80.0	(184.5)	(46.1)
Fuel, materials and supplies	2.1	155.6	(70.0)
Prepaid expenses	389.4	(377.7)	2.1
Regulatory liabilities/assets	(152.2)	(227.0)	(6.8)
Accounts payable and accrued payroll	(52.7)	34.8	43.6
Interest and taxes accrued	(721.8)	727.8	(22.9)
Net other operating activities, including divestiture related items	(13.1)	(371.9)	20.2
Net Cash (Used by) From Operating Activities	(93.1)	(21.4)	440.0

INVESTING ACTIVITIES

Net investment in property, plant and equipment	(245.3)	(225.5)	(200.3)
Proceeds from:
Divestiture of generation assets	156.2	2,741.0	-
Sale of aircraft	22.9	87.1	-
Sale or redemption of marketable securities, net of purchases	75.4	(38.2)	11.6
Sale of leased equipment, net of additions	-	-	19.4
Purchases of other investments, net of sales or distributions	(56.9)	(78.5)	(59.6)
Purchase of leveraged leases	(157.7)	-	(205.9)
Net other investing activities	(8.0)	(90.5)	(1.1)
Net Cash (Used by) From Investing Activities	(213.4)	2,395.4	(435.9)

FINANCING ACTIVITIES
Dividends on preferred and common stock	(131.5)	(195.9)	(204.5)
Redemption of preferred stock	(5.6)	(9.7)	(51.0)
Repurchase of common stock	(78.1)	(200.0)	-
Reacquisition of long-term debt, net of issuances	(967.5)	(1,007.4)	257.1
Issuance of short-term debt, net of repayments	138.5	803.1	7.8
Other financing activities	1.6	1.8	(0.8)
Net Cash (Used by) From Financing Activities	(1,042.6)	(608.1)	8.6

Net (Decrease) Increase In Cash and Cash Equivalents	(1,349.1)	1,765.9	12.7
Cash and Cash Equivalents at Beginning of Year	1,864.6	98.7	86.0

CASH AND CASH EQUIVALENTS AT END OF YEAR	$515.5	$1,864.6	$98.7

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest (net of capitalized interest of $2.6, $3.4, and $1.8) and income taxes:
Interest	$172.0	$108.4	$194.0
Income taxes	$781.2	$45.8	$(20.7)

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITY
Transfer of Benning and Buzzard Point Stations to Pepco Energy Services	$ -	$53.6	$ -
The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    ORGANIZATION, BUSINESS ACTIVITIES, AND SEGMENT INFORMATION

ORGANIZATION

     Potomac Electric Power Company (Pepco or the Company) is engaged in the transmission and distribution of electric energy in the Washington, D.C.
(D.C.), metropolitan area (the Utility or Utility Operations). The Company is also engaged in the management of a financial investments portfolio and the sale of electricity and natural gas in competitive energy markets throughout the mid-Atlantic region through its wholly owned nonregulated subsidiary, POM
Holdings, Inc. (PHI or Competitive Operations), formerly Pepco Holdings, Inc.
PHI serves as the parent company of its two wholly owned subsidiaries, Potomac
Capital Investment Corporation (PCI) and Pepco Energy Services, Inc. (Pepco
Energy Services). Potomac Electric Power Company Trust I (the Trust) and
Edison Capital Reserves Corporation (Edison), are also wholly owned subsidiaries of the Company.

     PCI manages its diversified portfolio of financial investments and will continue to grow its operating businesses that provide telecommunication services and utility industry-related services. PCI's telecommunication products and services are provided through its wholly owned subsidiary's 50%
equity interest in a joint venture, formed in December 1997, known as
Starpower Communications, LLC (Starpower).

     Pepco Energy Services provides energy and energy related services in competitive markets, primarily the mid-Atlantic region. Its products include electricity, natural gas, energy efficiency contracting equipment retrofits, fuel management, equipment operation and maintenance and appliance warranties.
These products are sold in bundles or individually to large commercial and industrial customers and to residential customers.

     The Trust, a Delaware statutory business trust and a wholly owned subsidiary of the Company, was established in April 1998. The Trust and its activities are described in Note (9) of the Notes to Consolidated Financial
Statements, Company Obligated Mandatorily Redeemable Preferred Securities of
Subsidiary Trust. Edison, a Delaware Investment Holding Company and wholly owned subsidiary of the Company, was established in November 2000 and exists for the purpose of managing and investing a significant portion of the proceeds received from the Generation Asset divestiture.

BUSINESS ACTIVITIES

Acquisition of Conectiv

     On February 12, 2001, the Company and Conectiv announced that each company's board of directors approved an agreement for a strategic transaction whereby the Company will effectively acquire Conectiv for a combination of cash and stock valued at approximately $2.2 billion. The combination, which will be accounted for as a purchase, has received approval from both companies' shareholders, from the Pennsylvania and Virginia Public Service
Commissions, and from the Federal Energy Regulatory Commission (FERC).
Additionally, antitrust clearance has been received under the Hart-Scott-
Rodino Antitrust Improvements Act effective August 7, 2001. Pending the receipt of various other regulatory approvals, the transaction is expected to close during the first quarter of 2002, or shortly thereafter. Both companies will become subsidiaries of a new holding company to be called Pepco Holdings,
Inc. At December 31, 2001, the Company has deferred approximately $11.6 million in merger acquisition costs, which are recorded in the line item
"Investments and Other Assets - Other" in the Company's accompanying consolidated balance sheets.

Generation Asset Divestitures

     On January 8, 2001, the Company completed the sale of its 9.72 percent interest in the Conemaugh Generating Station (Conemaugh) for approximately
$156 million to PPL Global, Inc., and Allegheny Energy Supply Company, LLC.
Conemaugh is located near Johnstown, Pennsylvania, and consists of two base load units totaling approximately 1,700 megawatts of capacity. As a result of this sale, the Company recognized a net pre-tax gain of $29.3 million ($9.9 million after-tax). This sale followed the divestiture of substantially all of the Company's generation assets (Generation Assets) in December 2000 to
Mirant Corporation (Mirant), formerly Southern Energy, Inc. The Generation
Assets consisted of total capacity of 5,154 megawatts in four generating stations located in Maryland and Virginia, and six purchased capacity contracts totaling 735 megawatts for $2.74 billion (including other related generation assets). The divestiture resulted in the Company's recognition of a pre-tax gain in 2000 of approximately $423.8 million ($182 million after-
tax). Certain adjustments to the Mirant divestiture transaction in 2000 were included in the line item "Gain on divestiture of generation assets" in the
Company's consolidated statements of earnings for the year ended 2001.
Concurrently, the Company transferred its Benning Road and Buzzard Point generating plants, which were not included in the Generation Assets divested to Mirant, to Pepco Energy Services. These stations continue to function as exempt wholesale generators and are operated and maintained by Mirant pursuant to an initial three-year contract with Pepco Energy Services. As discussed in the "Impairment Losses" section herein, during 2000 the Company recorded an impairment loss related to these generating stations.

Customer Choice

     In Maryland, in accordance with the terms of agreements approved by the
Maryland Public Service Commission (Maryland Commission) in 1999, retail access to a competitive market for generation services was made available to all Maryland customers on July 1, 2000. Under these agreements, Maryland customers who are unable to receive generation services from another supplier, or who do not select another supplier, are entitled to receive services from the Company until July 1, 2004 (called Standard Offer Service or SOS), at a rate for the applicable customer class that is no higher than the bundled rate in effect on June 30, 2000, but subject to adjustment for tax law changes enacted by the Maryland General Assembly relating to its authorization of electric industry restructuring. Thereafter, if the Company is required to provide Standard Offer Service it will do so using power obtained through a competitive bidding process at regulated tariff rates determined on a pass-
through basis and including an allowance for the costs incurred by the Company in providing the services. In D.C., customers began to have their choice of electricity suppliers on January 1, 2001. The Company is obligated to provide
Standard Offer Services for all D.C. customers through February 8, 2005 in accordance with settlement agreements approved by the D.C. Public Service
Commission (D.C. Commission). At December 31, 2001, 59,000 of the Utility's
Maryland customers and 9,000 of its D.C. customers have chosen alternate suppliers. These customers accounted for 800 megawatts of load in Maryland and 1,026 megawatts of load in D.C. The Company has a full requirements contract with Mirant to fulfill its Standard Offer Service obligations in both jurisdictions.

Impairment Losses

     In connection with PCI's assessment of the carrying value of its aircraft portfolio (which considered the continuing impact that the September 11, 2001, terrorist attacks had on the aviation industry in general and PCI's remaining aircraft in particular) PCI determined that its aircraft portfolio was impaired and wrote the portfolio down to its fair value during the fourth quarter of 2001 by recording a pre-tax impairment loss of $55.5 million ($36.1 million after-tax). PCI's assessment of the carrying value of the portfolio included obtaining independent appraisals from recognized aircraft appraisers in the industry regarding the fair values of the aircraft and related assets.
PCI's total investment in its aircraft leasing portfolio is approximately
$27.3 million after giving effect to the impairment write-down.

     Additionally, during the fourth quarter of 2001 PCI recorded a pre-tax write-off of $10 million ($6.5 million after-tax) related to its preferred stock investment in a wholly owned subsidiary of Enron Corporation (Enron).
This write-off was recorded due to the uncertain financial status of Enron and its subsidiaries and affiliates, which resulted in Enron filing a Chapter 11
Bankruptcy petition on December 2, 2001.

     During 2000, as a result of the divestiture of its Generation Assets, as well as due to the volatility of energy prices, the Company assessed whether the carrying amounts of the Benning Road and Buzzard Point generating stations that were transferred to Pepco Energy Services were recoverable. Based on this assessment, the stations were determined to be impaired and were written down to their fair value by recognizing a pre-tax impairment loss of $40.3 million in the fourth quarter of 2000 ($24.1 million after-tax). The fair value of approximately $33 million was determined using the present value of expected future cash flows. Additionally, a pre-tax impairment loss of $5.4 million ($3.5 million after-tax) related to PCI's aircraft portfolio was also recorded in 2000.

SEGMENT INFORMATION

     The Company has identified the Utility's operations, the Trust, and
Edison (Utility Segment) and PHI's operations (Competitive Segment) as its two reportable segments. The following table presents information about the
Company's reportable segments (in millions of dollars, except per share amounts).

For the Year Ended:
December 31, 2001
		Competitive Segment
	Utility Segment	PCI	Pepco Energy Services	PHI	Intercompany Eliminations	Consolidated
Operating Revenue
Utility	$1,723.5	$ -	$ -	$ -		$1,723.5
Gain on divestiture	29.3			0.0		29.3
Financial investments		72.4		72.4	(6.0)	66.4
Energy services			643.9	643.9		643.9
Utility industry services		39.8		39.8		39.8
Total Operating Revenue	1,752.8	112.2	643.9	756.1	(6.0)	2,502.9

Operating Expenses
Fuel and purchased energy	834.1		506.4	506.4		1,340.5
Other operation and maintenance	209.2	56.7	113.5	170.2	(6.0)	373.4
Depreciation and amortization	139.9	24.1	6.6	30.7		170.6
Other taxes	186.5			0.0		186.5
Impairment write-off		65.5		65.5		65.5
Total Operating Expenses	1,369.7	146.3	626.5	772.8	(6.0)	2,136.5
Operating Income (Loss)	383.1	(34.1)	17.4	(16.7)		366.4
Other (Expenses) Income
Interest income	49.1	12.9		12.9		62.0
Interest expense	(103.3)	(45.1)	(0.3)	(45.4)		(148.7)
(Loss) income from equity investments		(25.6)	1.7	(23.9)		(23.9)
Other income (expenses)	5.4	(0.1)		(0.1)		5.3
Total Other (Expenses) Income	(48.8)	(57.9)	1.4	(56.5)		(105.3)
Distributions on preferred securities of subsidiary trust	9.2			-		9.2
Income tax expense (benefit)	130.9	(55.9)	8.5	(47.4)		83.5
Net Income (Loss)	194.2	(36.1)	10.3	(25.8)		168.4
Dividends on preferred stock	5.0					5.0
Earnings (Loss) Available for Common Stock	$189.2	$(36.1)	$10.3	$(25.8)		$163.4

Basic Earnings (Loss) Per Share	$1.75	$(0.33)	$0.09	$(0.24)		$1.51
Total Assets	$5,010.0	$1,298.8	$211.8	$1,510.6		$6,520.6
Expenditures for Assets	$245.3	$73.3	$8.3	$81.6		$326.9

For the Year Ended:
December 31, 2000
		Competitive Segment
	Utility Segment	PCI	Pepco Energy Services	Total PHI	Consolidated
Operating Revenue
Utility	$2,220.6	$ -	$ -	$ -	$2,220.6
Gain on divestiture	423.8				423.8
Financial investments		84.4		84.4	84.4
Energy services			234.9	234.9	234.9
Utility industry services		48.1		48.1	48.1
Total Operating Revenue	2,644.4	132.5	234.9	367.4	3,011.8

Operating Expenses
Fuel and purchased energy	1,014.7		191.5	191.5	1,206.2
Other operation and maintenance	308.5	43.5	57.8	101.3	409.8
Depreciation and amortization	223.9	21.6	2.1	23.7	247.6
Other taxes	207.4			0.0	207.4
Impairment write-off	40.3	5.4		5.4	45.7
Total Operating Expenses	1,794.8	70.5	251.4	321.9	2,116.7
Operating Income (Loss)	849.6	62.0	(16.5)	45.5	895.1
Other (Expenses) Income
Interest income	8.5	17.8	1.4	19.2	27.7
Interest expense	(155.5)	(54.4)	(1.6)	(56.0)	(211.5)
(Loss) income from equity investments		(20.2)	3.1	(17.1)	(17.1)
Other income (expenses)	8.4	(0.3)	0.1	(0.2)	8.2
Total Other (Expenses) Income	(138.6)	(57.1)	3.0	(54.1)	(192.7)
Distributions on preferred securities of subsidiary trust	9.2			-	9.2
Income tax expense (benefit)	352.9	(7.0)	(4.7)	(11.7)	341.2
Net Income (Loss)	348.9	11.9	(8.8)	3.1	352.0
Dividends on preferred stock	5.5				5.5
Earnings (Loss) Available for Common Stock	$343.4	$11.9	$(8.8)	$3.1	$346.5

Basic Earnings (Loss) Per Share	$2.99	$0.11	$(0.08)	$0.03	$3.02
Total Assets	$7,967.4	$1,232.2	$176.6	$1,408.8	$9,376.2
Expenditures for Assets	$225.5	$10.7	$14.8	$25.5	$251.0

For the Year Ended:
December 31, 1999
		Competitive Segment
	Utility Segment	PCI	Pepco Energy Services	Total PHI	Consolidated
Operating Revenue
Utility	$2,215.5	$ -	$ -	$ -	$2,215.5
Financial investments		77.1		77.1	77.1
Energy services			132.7	132.7	132.7
Utility industry services		18.4		18.4	18.4
Total Operating Revenue	2,215.5	95.5	132.7	228.2	2,443.7

Operating Expenses
Fuel and purchased energy	921.7		104.1	104.1	1,025.8
Other operation and maintenance	325.8	36.1	38.7	74.8	400.6
Depreciation and amortization	247.5	24.0	1.3	25.3	272.8
Other taxes	201.1			0.0	201.1
Total Operating Expenses	1,696.1	60.1	144.1	204.2	1,900.3
Operating Income (Loss)	519.4	35.4	(11.4)	24.0	543.4
Other Expenses
Interest income	3.0	18.6	0.6	19.2	22.2
Interest expense	(143.4)	(50.3)	(1.6)	(51.9)	(195.3)
(Loss) income from equity investments		(10.4)	0.8	(9.6)	(9.6)
Other income	0.8	9.3		9.3	10.1
Total Other Expenses	(139.6)	(32.8)	(0.2)	(33.0)	(172.6)
Distributions on preferred securities of subsidiary trust	9.2			-	9.2
Income tax expense (benefit)	142.6	(24.1)	(4.0)	(28.1)	114.5
Net Income (Loss)	228.0	26.7	(7.6)	19.1	247.1
Dividends on preferred stock	7.9				7.9
Redemption premium / expenses on preferred stock	1.0			0.0	1.0
Earnings (Loss) Available for Common Stock	$219.1	$26.7	$(7.6)	$19.1	$238.2

Basic Earnings (Loss) Per Share	$1.85	$0.22	$(0.06)	$0.16	$2.01
Total Assets	$5,902.8	$1,238.8	$44.6	$1,283.4	$7,186.2
Expenditures for Assets	$200.3	$0.4	$2.4	$2.8	$203.1

The Company's revenues from external customers are earned primarily within the United States and principally all of the Company's long-lived assets are held in the United States.

Total segment assets of $6,520.6 million, $9,376.2 million, and $7,186.2 million, as of December 31, 2001, 2000, and 1999, respectively, include $1,049.6 million, $2,314.2 million, and $252.9 million, representing the Utility's investment in Edison and PHI and $185.1 million, $34.7 million, and $22.7 million, of intersegment net receivables. As of December 31, 2001, 2000, and 1999, respectively, these amounts are eliminated inconsolidation and therefore they are not reflected in the Company's total assets as recorded on the accompanying Consolidated Balance Sheets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

     The Utility's transmission and distribution operations are regulated by the Maryland Commission and the D.C. Commission and its wholesale business is regulated by the Federal Energy Regulatory Commission (FERC). The Company
complies with the Uniform System of Accounts prescribed by FERC and adopted by the Maryland and D.C. Commissions.

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

     The Utility's revenue for services rendered but unbilled as of the end of each month is accrued. At December 31, 2001 and 2000, $81.3 million and $85.6 million in accrued unbilled revenue, respectively, was recorded. These amounts are included in the accounts receivable balance on the accompanying consolidated balance sheets. The amounts received for the sale of energy and resales of purchased energy to other utilities and to power marketers is included in Utility revenue.

     Revenue from Pepco Energy Services' energy services contracts and from
PCI's utility industry services contracts is recognized using the percentage-
of-completion method of revenue recognition, which recognizes revenue as work progresses on the contract. Revenue from Pepco Energy Services' electric and gas marketing businesses is recognized as services are rendered.

LOSS FROM EQUITY INVESTMENTS

     Investments in entities in which the Company has a 20% to 50% interest are accounted for using the equity method. Under the equity method, investments are initially carried at cost and subsequently adjusted for the
Company's proportionate share of the investees undistributed earnings or losses and dividends. The Company's most significant equity investment is
PCI's joint venture in Starpower. Additionally, Pepco Energy Services has 50%
investments in Viron/Pepco Services Partnership, and Trigen-Pepco Services,
LLC that were created to provide energy-savings performance contracting services to the Military District of Washington and the Washington Convention
Center Association, respectively.

     A summary of Starpower's financial information is as follows
As of December 31,
Balance Sheets		2001	2000
		(Millions of Dollars)
Assets
Current assets		$ 45.2	$ 98.1
Intangible assets, net of accumulated amortization of $64.1 and $47.9		3.4	20.4
Property, plant and equipment, net of accumulated depreciation of $45 and $28.2		305.9	229.7
Total Assets		$354.5	$348.2
Liabilities and Partners' Equity
Current liabilities		$ 65.6	$108.0
Noncurrent liabilities		.8	1.9
Partners' equity		288.1	238.3
Total Liabilities and Partners' Equity		$354.5	$348.2
For the Year Ended December
Income Statements	2001	2000	1999
	(Millions of Dollars)
Total revenue	$ 82.2	$ 73.5	$ 60.3
Cost of sales	27.7	22.2	16.0
Gross margin	54.5	51.3	44.3
Operating expense	73.3	4.5	45.4
Loss before interest, depreciation and amortization	18.8	13.2	1.1
Depreciation and amortization	33.1	28.2	23.7
Interest income	.7	1.0	.4
Loss	$ 51.2	$ 40.4	$ 24.4

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

     Included in net unrealized losses are gross unrealized losses of $8.7 million and gross unrealized gains of $1.7 million at December 31, 2001, and gross unrealized losses of $11.8 million and gross unrealized gains of $.3 million at December 31, 2000.

     In determining gross realized gains and losses on sales or maturities of securities, specific identification is used. Gross realized gains were $.6 million, $1.1 million, and $.6 million, in 2001, 2000, and 1999, respectively.
Gross realized losses were $.7 million, $1.4 million, and $2.2 million, in
2001, 2000, and 1999, respectively.

     At December 31, 2001, the contractual maturities for mandatorily redeemable preferred stock are $61.7 million within one year, $22.7 million from one to five years, $70 million from five to 10 years and $12.4 million for over 10 years.

     PCI's investments include preferred stock from Southern California Edison and Pacific Gas & Electric (PG&E) with carrying values at December 31, 2001, of $8.2 million and $14.1 million (including net unrealized losses of $2.4 million and $3.6 million, respectively). On April 6, 2001, PG&E filed for
Chapter 11 bankruptcy protection. Due to the numerous political and economic factors influencing the California utility market, the full extent of PG&E's filing and subsequent potential impact on PCI's investment, if any, is uncertain.

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

OTHER ASSETS

     The other assets balance principally consists of real estate under development, equity and other investments and prepaid benefit costs.

SHORT-TERM DEBT

     Short-term financing requirements have been principally satisfied through the sale of commercial promissory notes. Interest rates for the Utility's short-term financing during 2001 ranged from 2.06% to 6.61%. Additionally, a minimum 100% line of credit back-up for outstanding commercial promissory notes is maintained. This line of credit was used for several days due to limited market accessability following the terrorist attacks on September 11,
2001, and otherwise was unused during 2001, 2000, and 1999.

AMORTIZATION OF DEBT ISSUANCE AND REACQUISITION COSTS

     Expenses incurred in connection with the issuance of long-term debt, including premiums and discounts associated with such debt, are deferred and amortized over the lives of the respective issues. Costs associated with the reacquisition of debt are also deferred and amortized over the lives of the new issues.

TRANSITION POWER AGREEMENT AND GENERATION PROCUREMENT CREDIT

     As part of the agreement to divest its Generation Assets, the Company signed a Transition Power Agreement (TPA) with Mirant. Under the TPA, the
Company has the ability of acquiring all of the energy and capacity that is needed for Standard Offer Service from Mirant at prices that are below the
Company's current cost-based billing rates for Standard Offer Service, thereby providing the Company with a built-in margin on all Standard Offer Service sales that the Company acquires from Mirant. Under the settlement agreements mentioned above, the Company will share such margin amounts with customers on an annual cycle basis, beginning in Maryland with the period July 1, 2000 to
June 30, 2001 and from February 9, 2001, to February 8, 2002, in D.C. (the
Generation Procurement Credit or "GPC"). For the year ended December 31,
2001, the Company recognized total GPC expense of $39 million ($13 million in
Maryland and $26 million in D.C.) to account for the portion of this procurement margin that will be returned to customers.

     In both jurisdictions, amounts shared with customers each year are determined only after the Company recovers certain guaranteed annual reductions to customer rates. In addition, because the annual cycle for the
GPC in Maryland began on July 1, 2000, the Company supplied SOS from its traditional sources until the Generation Assets were sold and, thus, recorded losses on SOS sales during this period, mostly because of higher summer generating costs. Therefore, margin amounts from SOS sales in Maryland between January 8, 2001, and June 30, 2001, will be recorded as income to the
Company until both the guaranteed rate reduction amount and the SOS losses incurred in 2000 are recovered. Once such amounts are recovered, profit is shared with customers in Maryland generally on a 50/50 basis.

TREASURY STOCK

     The Company uses the cost method of accounting for treasury stock. Under the cost method, the Company records the total cost of the treasury stock as a reduction to its shareholders' equity on the face of its consolidated balance sheets. Additionally, stock held in treasury is not considered outstanding for the purposes of computing the Company's earnings per share.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     PCI has entered into interest rate swap agreements to manage its overall borrowing rate and limit its interest rate risk and Pepco Energy Services, in support of its retail energy sales operations, has entered into forward and futures contracts to hedge firm commitments or anticipated commodity transactions and to create trading positions. The agreements and contracts that do not require physical delivery of a commodity but are used to hedge price risk in connection with serving customers are accounted for in accordance with Statement of Financial Accounting Standards No. 133 (SFAS 133)
entitled, "Accounting for Derivative Instruments and Hedging Activities" and
Statement of Financial Accounting Standards No. 138 (SFAS 138) entitled,
"Accounting for Certain Derivative Instruments and Certain Hedging
Activities." SFAS 133 requires all derivative instruments, within the scope of the statement, to be recognized as assets or liabilities on the consolidated balance sheet at fair value. The gain or loss on a derivative that hedges exposures to variability in cash flows of a forecasted transaction is recorded in other comprehensive income, to the extent that the hedge is effective, and is subsequently reclassified into earnings when the forecasted transaction occurs. Any ineffective portion of a hedge is recognized in earnings immediately. The market prices used to value transactions reflect the best estimate of prevailing market prices considering various factors including closing exchange and over-the counter quotations and prices. The cumulative effect of the Company's adoption of SFAS 133 on January 1, 2001, did not have a material impact on its consolidated results of operations, its financial position, or its cash flows. Refer to Note (13) of the Notes to
Consolidated Financial Statements, Derivative Instruments and Hedging
Activities, for all disclosures required by SFAS 133.

     Contracts for the physical delivery of purchased quantities transacted in the normal course of business are exempt from the requirements of SFAS 133 under the normal purchases and normal sales exception and therefore, will not be reflected on the consolidated balance sheet at fair value.

     Contracts that are trading positions are accounted for using the mark-to-
market method of accounting. Therefore, they are reflected on the consolidated balance sheet at fair value and net changes in the fair value, representing the unrealized gains and losses of these contracts, are recorded in earnings.

NEW ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board (FASB) issued
Statement of Financial Accounting Standards (SFAS) 141 entitled "Business
Combinations," which applies to all business combinations initiated after
June 30, 2001. This statement establishes the accounting and reporting standards for business combinations. The Company believes that the implementation of SFAS 141 will not have a material impact on its financial position or results of operations.

     In June 2001, the FASB issued SFAS 142 entitled "Goodwill and Other
Intangible Assets," which is required to be applied starting with fiscal years beginning after December 15, 2001. This statement establishes the accounting and reporting standards for goodwill and other intangible assets. The Company believes that the implementation of SFAS 142 will not have a material impact on its financial position or results of operations.

     In June 2001, the FASB issued SFAS 143 entitled "Accounting for Asset
Retirement Obligations," which is required to be adopted for financial statements issued for fiscal years beginning after June 15, 2002. This statement establishes the accounting and reporting standards for measuring and recording asset retirement obligations. The Company is in the process of assessing the provisions of SFAS 143 in order to determine its impact on the
Company's financial position and results of operations.

     In August 2001, the FASB issued SFAS 144 entitled "Accounting for the
Impairment or Disposal of Long-Lived Assets," which is required to be adopted for financial statements issued for fiscal years beginning after December 15,
2001. This statement establishes a single accounting model for long-lived assets to be disposed of by sale and resolves significant implementation issues related to SFAS 121 entitled "Accounting for the Impairment of Long-
Lived Assets and for Long-Lived Assets to be Disposed Of." The Company
believes that the implementation of SFAS 144 will not have a material impact on its financial position or results of operations.

(3)    LEASING ACTIVITIES

     The investment in financing leases was comprised of the following at
December 31:
	2001	2000
	(Millions of Dollars)
Energy leveraged leases	$658.8	$469.3
Aircraft leases	22.7	63.9
Other	54.5	56.3
Total	$736.0	$589.5

     The components of the net investment in finance leases at December 31,
2001 and 2000 are summarized below:
At December 31, 2001:	Leveraged Leases	Direct Finance Leases	Total Finance Leases
	(Millions of Dollars)
Rents receivable	$ 337.8	$ 70.5	$ 408.3
Debt service payable from proceeds of residual value, net	(2,932.0)	-	(2,932.0)
Estimated residual value	4,029.7	22.6	4,052.3
Less: Unearned and deferred income	(772.7)	(19.9)	(792.6)
Investment in finance leases	662.8	73.2	736.0
Less: Deferred taxes	(210.2)	(43.2)	(253.4)
Net Investment in Finance Leases	$ 452.6	$ 30.0	$ 482.6
At December 31, 2000:
Rents receivable	$ 345.1	$ 95.8	$ 440.9
Debt service payable from proceeds of residual value, net	(1,503.7)	-	(1,503.7)
Estimated residual value	2,145.8	30.6	2,176.4
Less: Unearned and deferred income	(485.7)	(38.4)	(524.1)
Investment in finance leases	501.5	88.0	589.5
Less: Deferred taxes	(191.3)	(43.9)	(235.2)
Net Investment in Finance Leases	$ 310.2	$ 44.1	$ 354.3

    Income recognized from leveraged leases was comprised of the following:
For the Year Ended December 31,	2001	2000	1999
	(Millions of Dollars)
Pre-tax earnings from leveraged leases	$ 9.0	$37.5	$20.5
Investment tax credit recognized	.3	.8	.9
Income from leveraged leases, including investment tax credit	9.3	38.3	21.4
Income tax (benefit) expense	(9.9)	7.5	2.3
Net Income from Leveraged Leases	$19.2	$30.8	$19.1

     Rents receivable from leveraged leases are net of non-recourse debt.
Minimum lease payments receivable from finance leases, for each of the years
2002 through 2006 and thereafter, are $8.6 million, $11.3 million, $9.2 million, $8.4 million, $34 million, and $664.5 million, respectively.

     In July and November 1999, PCI entered into two similar leveraged lease transactions with eight Dutch Municipal owned entities, for a total of $1.3 billion. These transactions involved the purchase and leaseback of 38 gas transmission and distribution networks, located throughout the Netherlands, over base lease terms approximating 25 years. These transactions were financed with approximately $1.1 billion of third-party, non-recourse debt at commercial rates for a period of approximately 25 years. PCI's net investment in these finance leases was approximately $193 million.

     In December 2001, PCI entered into a $850 million leveraged lease transaction with an Austrian municipal-owned entity. This transaction involved PCI's purchase and leaseback of a 56% undivided interest in a hydroelectric facility located in Austria, over a base term of approximately
33 years. The transaction was financed with approximately $692 million of third party, non-recourse debt at commercial rates for a period of approximately 33 years. PCI's equity investment in this leveraged lease was approximately $164.6 million.

(4)    PROPERTY, PLANT AND EQUIPMENT

     As discussed in Note (1) of the Notes to Consolidated Financial
Statements, Organization, Business Activities, and Segment Information, the
Company sold its interest in Conemaugh in January 2001 and divested its
Generation Assets in December 2000.

     Property, plant and equipment is comprised of the following.
	Original Cost	Accumulated Depreciation	Net Book Value
At December 31, 2001	(Millions of Dollars)
Generation	$ -	$ -	$ -
Distribution	3,163.0	1,213.2	1,949.8
Transmission	701.3	239.0	462.3
General	359.3	155.7	203.6
Construction work in progress	115.2	-	115.2
Nonoperating property	23.1	.6	22.5
Total	$4,361.9	$1,608.5	$2,753.4
At December 31, 2000
Generation	$ 92.0	$ 19.0	$ 73.0
Distribution	3,046.1	1,142.1	1,904.0
Transmission	698.2	226.3	471.9
General	366.2	174.9	191.3
Construction work in progress	57.7	-	57.7
Nonoperating property	24.5	.6	23.9
Total	$4,284.7	$1,562.9	$2,721.8

     The nonoperating property amounts include balances for distribution and transmission plant held for future use.

     Property, plant and equipment includes regulatory assets of $47 million and $41 million at December 31, 2001 and 2000, respectively, which are accounted for pursuant to Statement of Financial Accounting Standards No. 71
(SFAS 71) "Accounting for the Effects of Certain Types of Regulation."

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

     The Company uses separate depreciation rates for each electric plant account. The rates, which vary from jurisdiction to jurisdiction, were equivalent to a system-wide composite depreciation rate of approximately 3.5%
for the Company's transmission and distribution system property in 2001, 2000 and 1999.

(5)    PENSIONS AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

     As a result of the divestiture of its Generation Assets to Mirant, in
December 2000 the Company recognized a curtailment charge of approximately
$8.7 million. Since this charge is the direct result of the divestiture, it was considered to be a transaction cost and was netted against the gain on divestiture of Generation Assets on the Company's accompanying statements of earnings for the year ended December  31, 2000. Additionally, in accordance with the terms of the divestiture, with respect to generation employees transferred from the Company to Mirant, the Company is only responsible for the portion of transferred employees' pensions that relate to service with the
Company.

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

     Pension expense/(income) included in net income was $(3) million in 2001,
$3 million in 2000, and $8.7 million in 1999. Postretirement benefit expense included in net income was $15.9 million, $18 million and $15.8 million in
2001, 2000, and 1999, respectively. The components of net periodic benefit cost were computed as follows.
	Pension Benefits
	2001	2000	1999
	(Millions of Dollars)
Components of Net Periodic Benefit Cost Service cost Interest cost Expected return on plan assets Amortization of prior service cost Recognized actuarial loss Net Period Benefit Cost	$ 9.7 36.3 (50.9) 1.0 .9 $ (3.0)	$ 12.8 37.2 (48.7) 1.4 .3 $ 3.0	$ 13.2 34.9 (44.7) 1.4 3.9 $ 8.7
	Other Post Employment Benefits
	2001	2000	1999
	(Millions of Dollars)
Components of Net Periodic Benefit Cost Service cost Interest cost Expected return on plan assets Recognized actuarial loss Net Period Benefit Cost	$ 4.6 8.2 (1.9) 5.0 $15.9	$ 5.8 8.2 (1.9) 5.9 $18.0	$ 5.4 6.6 (1.6) 5.4 $15.8

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The assumed health care cost trend rate used to measure the expected cost benefits covered by the plan is
9%. This rate is expected to decline to 5.5% over the next four-year period.
A one percentage point change in the assumed health care cost trend rate would have the following effects for fiscal year 2001.
	1-Percentage-Point Increase	1-Percentage-Point Decrease
	(Millions of Dollars)
Effect on total of service and interest cost components	$1.1	$ (.9)
Effect on postretirement benefit obligation	$7.9	$(6.9)

     Pension program assets are stated at fair value and are composed of approximately 45% and 41% of cash equivalents and fixed income investments with the balance in equity investments at December 31, 2001 and 2000, respectively. No Pepco stock is included in the pension program assets.

     The following table sets forth the Program's funded status and amounts included in Investments and Other Assets - Other on the Consolidated Balance
Sheets.
	Pension Benefits
	2001	2000
	(Millions of Dollars)
Funded status	$ 6.7	$ 44.6
Unrecognized actuarial loss	139.6	71.8
Unrecognized prior service cost Prepaid Benefit Cost	6.1 $152.4	7.1 $123.5
Weighted average assumptions as of December 31
Discount rate	7.0%	7.0%
Expected return on plan assets	9.0%	9.0%
Rate of compensation increase	4.0%	4.0%
	Other Post Employment Benefits
	2001	2000
	(Millions of Dollars)
Funded status	$(103.6)	$(92.4)
Unrecognized actuarial loss	55.2	49.6
Unrecognized initial net obligation	17.4	18.9
Accrued Benefit Cost	$(31.0)	$(23.9)
Weighted average assumptions as of December 31
Discount rate	7.0%	7.0%
Expected return on plan assets	9.0%	9.0%
Rate of compensation increase	4.0%	4.0%

     The changes in benefit obligation and fair value of plan assets are presented in the following table.
	Pension Benefits
	2001	2000
	(Millions of Dollars)
Change in Benefit Obligation
Benefit obligation at beginning of year	$532.3	$533.2
Service cost	9.7	12.8
Interest cost	36.3	37.2
Actuarial loss (gain)	3.2	(18.8)
Benefits paid	(33.2)	(32.1)
Benefit Obligation at End of Year	$548.3	$532.3
Accumulated Benefit Obligation at December 31	$489.0	$471.9
Change in Fair Value of Plan Assets
Fair value of plan assets at beginning of year	$576.9	$554.7
Actual return on plan assets	(14.6)	3.4
Company contributions	25.0	50.0
Benefits paid	(32.3)	(31.2)
Fair Value of Plan Assets at End of Year	$555.0	$576.9
	Other Post Employment Benefits
	2001	2000
	(Millions of Dollars)
Change in Benefit Obligation
Benefit obligation at beginning of year	$113.4	$105.6
Service cost	4.7	5.8
Interest cost	8.2	8.2
Actuarial loss	6.0	2.8
Benefits paid	(10.0)	(9.0)
Benefit Obligation at End of Year	$122.3	$113.4
Change in Fair Value of Plan Assets
Fair value of plan assets at beginning of year	$ 21.0	$ 18.6
Actual return on plan assets	(.3)	.6
Company contributions	5.0	7.0
Benefits paid	(7.0)	(5.2)
Fair Value of Plan Assets at End of Year	$ 18.7	$ 21.0

     The Company also sponsors defined contribution savings plans covering all eligible employees. Under these plans, the Company makes contributions on behalf of participants. Company contributions to the plans totaled $4.3 million in 2001, $5 million in 2000, and $5.6 million in 1999.

     In February 2001 and 2000, the Company funded the 2001 and 2000 portions of its estimated liability for postretirement medical and life insurance costs through the use of an Internal Revenue Code (IRC) 401 (h) account, within the
Company's pension plan, and an IRC 501 (c) (9) Voluntary Employee Beneficiary
Association (VEBA). The Company plans to fund the 401(h) account and the VEBA annually. In February 2002, the 2002 portion of the Company's estimated liability will be funded. Assets are composed of cash equivalents, fixed income investments and equity investments.

(6) Long-Term Debt and Capital Lease Obligation
The components of long-term debt and capital lease obligation are shown below.
		At December 31,
Interest Rate	Maturity	2001	2000
		(Millions of Dollars)
First Mortgage Bonds
Fixed Rate Series:
5-1/8%	April 1, 2001	$-	$15.0
5-7/8%	May 1, 2002	-	35.0
6-5/8%	February 15, 2003	-	40.0
5-5/8%	October 15, 2003	50.0	50.0
6-1/2%	September 15, 2005	100.0	100.0
6%	April 1, 2004	-	270.0
6-1/4%	October 15, 2007; PUT date October 15, 2004	175.0	175.0
6-1/2%	March 15, 2008	78.0	78.0
5-7/8%	October 15, 2008	50.0	50.0
5-3/4%	March 15, 2010	16.0	16.0
9%	June 1, 2021	-	100.0
6%	September 1, 2022	30.0	30.0
6-3/8%	January 15, 2023	37.0	37.0
7-1/4%	July 1, 2023	100.0	100.0
6-7/8%	September 1, 2023	100.0	100.0
5-3/8%	February 15, 2024	42.5	42.5
5-3/8%	February 15, 2024	38.3	38.3
6-7/8%	October 15, 2024	75.0	75.0
7-3/8%	September 15, 2025	75.0	75.0
8-1/2%	May 15, 2027	66.2	75.0
7-1/2%	March 15, 2028	40.0	40.0
Variable Rate Series:
Variable Rate Series: Adjustable rate	December 1, 2001	-	50.0
Total First Mortgage Bonds		1,073.0	1,591.8

Convertible Debentures
5%	September 1, 2002	-	115.0
Medium-Term Notes
Fixed Rate Series:
6.53%	December 17, 2001	-	100.0
7.46% to 7.60%	January 2002	40.0	40.0
7.64%	January 17, 2007	35.0	35.0
6.25%	January 20, 2009	50.0	50.0
7%	January 15, 2024	50.0	50.0
Variable Rate Series:
Adjustable rate	June 1, 2027	-	8.1

Recourse Debt
4.00% - 5.99%	2001-2008	92.0	1.0
6.00% - 6.99%	2001-2008	228.1	282.3
7.00% - 8.99%	2001-2004	125.7	377.5
9.00% - 9.7%	2001	-	6.0
Nonrecourse debt		26.6	31.0
Net unamortized discount		(10.3)	(12.9)
Current portion		(108.0)	(938.5)
Net Long-Term Debt		1,602.1	1,736.3
Capital Lease Obligation		120.3	123.3
Long -Term Debt and Capital Lease Obligation		$1,722.4	$1,859.6

     The outstanding First Mortgage Bonds are secured by a lien on substantially all of the Company's property, plant and equipment. Additional bonds may be issued under the mortgage as amended and supplemented in compliance with the provisions of the indenture. As discussed in Note (1) of the Notes to Consolidated Financial Statements, Organization, Divestiture, and
Segment Information, on December 19, 2000 the Company divested its Generation
Assets to Mirant. Following the divestiture the following First Mortgage
Bonds were redeemed during January 2001: $15 million 5 1/8% Series due 2001,
$35 million 5 7/8% Series due 2002, $40 million 6 5/8% Series due 2003, $270 million 6% Series due 2004, and $50 million Adjustable Rate Series due 2001.
This debt was classified as short-term on the accompanying consolidated balance sheets at December 31, 2000. Additionally, on June 1, 2001, the
Company redeemed at 103.61% of principal amount, plus accrued interest to the redemption date, the entire $100 million outstanding principal amount of its
9% First Mortgage Bonds. These bonds were issued in 1991 and due June 1,
2021. On October 31, 2001, the Company purchased on the open market $7.3 million of the 8 1/2% First Mortgage Bonds due May 15, 2027 at 105.35% of
principal amount, plus accrued interest to the purchase date. The purchase cost totaled approximately $8 million. And on December 13, 2001 the Company purchased on the open market at 104.83% of principal, plus accrued interest to the purchase date, an additional $1.5 million of the 8 1/2% First Mortgage
Bonds. The purchase cost totaled $1.6 million.

     On February 1, 2001, the Company redeemed at 97.60% of principal amount
$115 million 5% Convertible Debentures due September 1, 2002, which were convertible into shares of common stock at a conversion rate of 29-1/2 shares for each $1,000 principal amount redeemed. On June 5, 2001, the Company repaid its portion of a development loan due June 1, 2027. The repayment, which included accrued interest, totaled approximately $8.1 million. On
December 17, 2001, the Company paid at maturity the $100 million principal amount of the 6.53% Medium Term Note.

     The $445.8 million of recourse debt is primarily PCI borrowings from institutional lenders maturing at various dates between 2002 and 2008. The interest rates of such borrowings ranged from 4% to 8.9%. The weighted average interest rate was 6.58% at December 31, 2001, and 7.24% at
December 31, 2000.

     Long-term debt also includes $20.1 million of non-recourse debt associated with a direct finance lease which is due to mature in 2018. Also included in non-recourse debt was $6.5 million associated with a real estate lease and is payable in monthly installments at a fixed rate of interest of
9.66%, with final maturity on October 1, 2011.

     The aggregate amounts of maturities for utility long-term debt outstanding at December 31, 2001, are $40 million in 2002, $50 million in
2003, zero in 2004, $100 million in 2005, zero in 2006, and $1.06 billion thereafter.

     Refer to Note (11) of the Notes to Consolidated Financial Statements,
Commitments and Contingencies, for a discussion of the Company's capital lease obligation.
(7) Income Taxes
The provision for income taxes, reconciliation of consolidated income tax expense, and components of consolidated deferred tax liabilities (assets) are shown below.
Provision for Income Taxes
For the Year Ended December 31,
	2001	2000	1999
	(Millions of Dollars)
Current Tax Expense
Federal	$(0.8)	$465.8	$57.2
State and local	11.0	114.9	16.9

Total Current Tax Expense	10.2	580.7	74.1

Deferred Tax Expense
Federal	58.0	(198.3)	42.8
State and local	18.9	(19.5)	1.2
Investment tax credits	(3.6)	(21.7)	(3.6)

Total Deferred Tax Expense (Benefit)	73.3	(239.5)	40.4

Total Income Tax Expense	$83.5	$341.2	$114.5

Reconciliation of Consolidated Income Tax Expense
For the Year Ended December 31,
	2001	2000	1999
	(Millions of Dollars)

Income Before Income Taxes	$251.9	$693.2	$361.6

Income tax at federal statutory rate	$88.2	$242.6	$126.5
Increases (decreases) resulting from
Depreciation	3.0	11.7	11.5
Removal costs	(3.0)	(5.6)	(5.0)
Allowance for funds used during construction	0.4	0.9	0.3
State income taxes, net of federal effect	19.4	63.3	11.8
Tax credits	(3.0)	(4.8)	(4.7)
Dividends received deduction	(2.3)	(3.4)	(4.1)
Reversal of previously accrued deferred taxes	(7.3)	(2.1)	-
Taxes related to divestiture at non-statutory rates	6.1	48.3	-
Dutch gas options	(8.0)	-	-
Other	(10.0)	(9.7)	(21.8)

Total Income Tax Expense	$83.5	$341.2	$114.5
Components of Consolidated Deferred Tax Liabilities (Assets)
	At December 31,
	2001	2000
	(Millions of Dollars)

Deferred Tax Liabilities (Assets)
Depreciation and other book to tax basis differences	$511.9	$500.8
Rapid amortization of certified pollution control facilities and prepayment premium on debt retirement	-	4.9
Deferred taxes on amounts to be collected through future rates	22.4	17.5
Deferred investment tax credit	(17.3)	(17.5)
Contributions in aid of construction	(48.1)	(42.4)
Finance and operating leases	123.2	122.2
Assets with a tax basis greater than book basis	(26.4)	(23.8)
Customer sharing	(4.7)	(98.1)
Transition costs	(14.3)	(13.1)
Property taxes, contributions to pension plan, and other	(6.3)	(8.9)

Total Deferred Tax Liabilities, Net	540.4	441.6
Deferred tax liabilities included in Other Current Liabilities	38.8	22.9

Total Deferred Tax Liabilities, Net - Non-Current	$501.6	$418.7

     The net deferred tax liability represents the tax effect, at presently enacted tax rates, of temporary differences between the financial statement and tax bases of assets and liabilities. The portion of the net deferred tax liability applicable to Pepco's operations, which has not been reflected in current service rates, represents income taxes recoverable through future rates, net and is recorded as a regulatory asset on the balance sheet. No valuation allowance for deferred tax assets was required or recorded at
December 31, 2001 and 2000.

     The Tax Reform Act of 1986 repealed the Investment Tax Credit (ITC) for property placed in service after December 31, 1985, except for certain transition property. ITC previously earned on Pepco's property continues to be normalized over the remaining service lives of the related assets.

     The Company files a consolidated federal income tax return. The
Company's federal income tax liabilities for all years through 1997 have been determined. The Company is of the opinion that the final settlement of its federal income tax liabilities for subsequent years will not have a material adverse effect on its financial position or results of operations.

OTHER TAXES

     Taxes, other than income taxes, charged to operating expense for each period are shown below.
	2001	2000	1999
	(Millions of Dollars)
Delivery and gross receipts taxes	$ 90.3	$ 90.1	$ 91.8
Property	36.8	67.7	72.7
Payroll	5.8	9.7	9.7
County fuel-energy	17.1	16.8	16.4
Environmental, use and other	36.5	23.1	10.5
	$186.5	$207.4	$201.1

(8)    SERIAL PREFERRED STOCK AND REDEEMABLE PREFERRED STOCK

     The Company has authorized 7,750,000 shares of cumulative $50 par value
Serial Preferred Stock. At December 31, 2001 and 2000, there were 1,695,312 shares and 1,806,543 shares outstanding, respectively. The various series of
Preferred Stock outstanding and the per share redemption price at which each series may be called by the Company are as follows.

	Redemption Price	December 31, 2001 2000
		(Millions of Dollars)
$2.44 Series of 1957, 239,641 and 275,041 shares	$51.00	$12.0	$13.7
$2.46 Series of 1958, 173,912 and 213,942 shares	$51.00	8.7	10.7
$2.28 Series of 1965, 291,759 and 327,560 shares	$51.00	14.6	16.4

		$35.3	$40.8
$3.40 Series of 1992, 990,000 shares		$49.5	$49.5

     During February 2001, the Company repurchased the following Preferred
Stock: 35,400 shares of $2.44 series of 1957 at $43.50 per share; 40,030 shares of $2.46 series of 1958 at $43.60 per share; 35,801 shares of $2.28 series of 1965 at $40.50 per share. The repurchases totaled approximately
$5.5 million.

     The shares of the $3.40 (6.80%) Series are subject to mandatory redemption, at par, through the operation of a sinking fund that will redeem
50,000 shares annually, beginning September 1, 2002, with the remaining shares redeemed on September 1, 2007. The shares are not redeemable prior to
September 1, 2002; thereafter, the shares are redeemable at par. The sinking fund requirements through 2005 with respect to the Redeemable Serial Preferred
Stock are $2 million in 2002, and $2.5 million in 2003, 2004, and 2005.

     In the event of default with respect to dividends, or sinking fund or other redemption requirements relating to the serial preferred stock, no dividends may be paid, nor any other distribution made, on common stock.
Payments of dividends on all series of serial preferred or preference stock, including series that are redeemable, must be made concurrently.

(9)   COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED
          SECURITIES OF SUBSIDIARY TRUST

     The Trust, formed in April 1998, exists for the exclusive purposes of
(i) issuing Trust securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds from the sale of the Trust Securities in Junior Subordinated Deferrable Interest Debentures
issued by the Company, and (iii) engaging only in other activities as necessary or incidental to the foregoing.

     In May 1998, the Trust issued $125 million of 7 3/8% Trust Originated
Preferred Securities (TOPrS). The proceeds from the sale of the TOPrS to the public and from the sale of the common securities of the Trust to the Company were used by the Trust to purchase from the Company $128.9 million of 7 3/8%
Junior Subordinated Deferrable Interest Debentures, due June 1, 2038 (Junior
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

(10) STOCK BASED COMPENSATION, TREASURY STOCK AND CALCULATIONS OF
         EARNINGS PER SHARE OF COMMON STOCK

STOCK BASED COMPENSATION

     The objective of the Company's long-term incentive plan (the Plan) is to increase shareholder value by providing a long-term incentive to reward officers, key employees, and directors of the Company and its subsidiaries.
Any officer or key employee of the Company or its subsidiaries may be designated by the Board as a participant in the Plan. Under the Plan, awards to officers and key employees may be in the form of restricted stock, options, performance units, stock appreciation rights, and dividend equivalents. Non-
employee directors receive a non-qualified stock option for 1,000 shares of common stock on or about May 1 of each year. Up to 5,000,000 shares of common stock may be issued under the Plan for a period of 10 years after May 1, 1998.

     Options were granted for the first time in May 1998 and additional options were granted in May 1999, January 2000, May 2000, January 2001, and
May 2001. The exercise prices of the options are $24.3125, $29.78125,
$22.4375, $23.15625, $24.59 and $21.825, respectively, which represents the market prices (fair values) of the common stock on their grant dates. Fifty percent of the options granted in 1998 became exercisable on October 9, 1998 and the remaining 50% became exercisable on June 11, 1999. Twenty-five percent of the options granted on January 1, 2000 became exercisable on
January 1, 2001. The remaining options for the January 1, 2000 grant will become exercisable at the rate of 25% on January 1 of each year until
January 1, 2004. Twenty-five percent of the options granted on May 1, 2000 became exercisable on May 1, 2001. The remaining options for the May 1, 2000 grant will become exercisable at the rate of 25% on May 1 of each year until
May 1, 2004. Twenty-five percent of the options granted on January 1, 2001 became exercisable on January 1, 2002. The remaining options for the
January 1, 2001 grant will become exercisable at the rate of 25% on January 1 of each year until January 1, 2005. Twenty-five percent of the options granted on May 1, 2001 will become exercisable on May 1, 2002. The remaining options for the May 1, 2001 grant will become exercisable at the rate of 25%
on May 1 of each year until May 1, 2005.

     Stock option activity for the three years ended December 31 is summarized below.
	2001		2000		1999
	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price
Beginning-of-year balance	594,341	$22.9083	253,675	$24.5281	243,675	$24.3125
Options granted	389,600	$24.5261	366,500	$22.4571	10,000	$29.7813
Options exercised	-	-	13,934	$24.3125	-	-
Options forfeited	13,200	$24.0220	11,900	$22.4375	-	-
End-of-year balance	970,741	$23.7810	594,341	$22.9083	253,675	$24.5281
Exercisable	87,125	$22.4044	-	-	121,839	$24.3125

     For options outstanding as of December 31, 2001, the range of exercise prices was $21.825 to $29.78125, and the weighted average remaining contractual life was approximately eight years. The options will become the obligation of the new holding company after the merger with Conectiv.

     The Company recognizes compensation costs for the Plan based on the accounting prescribed by Accounting Principles Board (APB) Opinion No. 25,
"Accounting for Stock Issued to Employees." There were no stock-based employee compensation costs charged to expense in 2001 and 1999, and approximately $9 thousand charged to expense in 2000. Accordingly, the
Company's pro forma net income and pro forma earnings per share are not substantially impacted based on the application of SFAS 123, "Accounting for
Stock Based Compensation."

     The fair values of each option granted in 2001 and 2000, estimated on the date of grant using the Black-Scholes option pricing model, and related valuation assumptions are as follows:
	2001	2000
Weighted average fair value per option	$24.59	$22.44
Expected option term (years)	10	10
Expected volatility	16.58%	20%
Expected dividend yield	4.74%	7.40%
Risk-free interest rate	4.92%	6.58%

TREASURY STOCK TRANSACTION

     On February 12, 2001, the Company announced its plan to repurchase up to
$450 million of its common stock in the open market or in privately negotiated transactions over the next 12 months. The actual amount of stock to be repurchased will be determined by management depending on market conditions.
For the year ended December 31, 2001, the Company has acquired 3.5 million shares in connection with this repurchase plan at a cost of approximately
$78.1 million, which is reflected as a reduction to shareholders' equity on the accompanying consolidated balance sheets. At December 31, 2000, Pepco had
7.8 million shares held in treasury at a cost of approximately $200 million in connection with a previous stock repurchase plan.

Calculations of Earnings Per Share of Common Stock
Reconciliations of the numerator and denominator for basic and diluted earnings per common share are shown below.
	For the Year Ended December 31,
	2001	2000	1999
(Millions, except Per Share Data)

Income (Numerator):

Earnings applicable to common stock	$163.4	$346.5	$238.2

Add: Interest paid or accrued on Convertible Debentures, net of related taxes	0.3	3.6	4.4

Earnings Applicable to Common Stock, Assuming Conversion of Convertible Securities	$163.7	$350.1	$242.6

Shares (Denominator):

Average shares outstanding for computation of basic earnings per share of common stock	108.5	114.9	118.5

Average shares outstanding for diluted computation:

Average shares outstanding	108.5	114.9	118.5

Additional shares resulting from: Conversion of Convertible Debentures	0.3	3.4	4.1

Average Shares Outstanding for Computation of Diluted Earnings Per Share of Common Stock	108.8	118.3	122.6

Basic earnings per share of common stock	$1.51	$3.02	$2.01

Diluted earnings per share of common stock	$1.50	$2.96	$1.98
Note: Calculation excludes antidilutive stock options.

     The Company's Shareholder Dividend Reinvestment Plan (DRP) provides that shares of common stock purchased through the plan may be original issue shares or, at the option of the Company, shares purchased in the open market. The
DRP permits additional cash investments by plan participants limited to one investment per month of not less than $25 and not more than $5,000. No original issue shares were issued under the DRP in 2001 or 2000.

     As of December 31, 2001, 2,324,721 shares of common stock were reserved for issuance under the DRP and 1,221,624 shares were reserved for issuance under the Employee Savings Plans.

     Certain provisions of the Company's corporate charter, relating to preferred and preference stock, would impose restrictions on the payment of dividends under certain circumstances. No portion of retained income was restricted at December 31, 2001.

(11)  COMMITMENTS AND CONTINGENCIES

OIL SPILL AT THE CHALK POINT GENERATING STATION

     On April 7, 2000, approximately 139,000 gallons of oil leaked from a pipeline at a generation station which was owned by the Company at Chalk Point in Aquasco, Maryland. The pipeline was operated by Support Terminals Services
Operating Partnership LP (ST Services), an unaffiliated pipeline management company. The oil spread from Swanson Creek to the Patuxent River and several of its tributaries. The area affected covered portions of 17 miles of shoreline along the Patuxent River and approximately 45 acres of marshland adjacent to the Chalk Point property. Clean-up operations have been under way under the direction of the Environmental Protection Agency since the leak was discovered. The Company has been joined in the clean-up effort by officials from other federal, state, county and local government agencies. In December
2000, the pipeline and the plants were sold to Mirant as part of the
Generation Asset divestiture. As of December 31, 2001, approximately $70 million in clean-up costs had been incurred in connection with the oil spill;
and it is currently anticipated that total costs (excluding liability claims against the Company and fines or other monetary penalties, if any) may be in the range of $70 million to $75 million. These costs consist principally of the costs to clean up the oil spill such as labor, supplies, repair work on damaged properties, and the rental of equipment.

     In addition, as a result of the oil spill, eleven class action lawsuits and two additional lawsuits on behalf of a number of Southern Maryland residents, businesses and watermen have been filed against the Company. On
November 27, 2001, the Company and ST Services entered into a Settlement
Agreement with the various plaintiffs to settle all pending class action litigation stemming from the oil spill. Under the Settlement Agreement, a total of $2.25 million will be placed in an escrow account to be distributed to watermen and property owner class members pursuant to a Plan of
Distribution filed with the Court. On December 27, 2001, the Court entered an
"Order Certifying Settlement Classes and Preliminarily Approving Proposed
Settlement." Notices to the potential class members regarding the Settlement
Agreement must be distributed on or before February 10, 2002. The Order provides that Requests for Exclusion must be postmarked by March 22, 2002. On or before April 5, 2002, the Claims Administrator must provide the Court with a list of those members of the Settlement Classes which have timely excluded themselves from the Settlement Agreement. A hearing on final Settlement
Agreement approval will be held on April 15, 2002.

     Fines or penalties related to the oil spill assessed by government authorities, if any, are not expected to be recoverable from the Company's insurance carrier. Although the Company does not believe that fines or penalties assessed, if any, will have a material adverse effect on its financial position, such fines or penalties, if any, could have a material adverse effect on the Company's results of operations in the fiscal quarter in which they are assessed. On December 20, 2000, the Office of Pipeline Safety
of the Department of Transportation (DOT) issued a Notice of Probable
Violation and proposed a civil penalty in the amount of approximately
$674,000. The Company has contested certain facts and findings by the DOT.

     For the year ended December 31, 2000, the Company recorded the net amount of $1 million in operating expense as a result of the oil spill. This amount represents an accrual of $75 million in total estimated oil spill related clean-up costs, net of $5 million in insurance proceeds received through
June 30, 2000 (the date the amount was recorded by the Company) and an additional $69 million in probable recoveries from its insurance carriers.
Through December 31, 2001, approximately $50.4 million has been received from the carriers and approximately $3.5 million has been received from other parties. Although no assurances can be given, the Company believes that the remaining amount will be recovered from its insurance carrier or other parties. The aggregate insurance coverage available under the Company's general liability insurance policy with respect to this event is $100 million.
The Company will continue to assess the status of the oil spill clean-up efforts, as necessary, for any significant changes in the estimated costs of completing the remediation.

ACCOUNTING FOR CERTAIN TYPES OF REGULATION

     Based on the regulatory framework in which it has operated, the Company has historically applied the provisions of SFAS 71, which allows regulated entities, in appropriate circumstances, to establish regulatory assets and to defer the income statement impact of certain costs that are expected to be recovered in future rates.

     The components of the Company's regulatory asset/(liability) balances at
December 31, 2001, and 2000, are as follows:
	2001	2000
	(Millions of Dollars)
Income taxes recoverable through future rates, net	$55.6	$ 43.5
Customer sharing commitment	(14.5)	(243.8)
Unamortized debt reacquisition costs	25.7	26.7
Deferred fuel liability, net	(13.4)	(13.7)
GPC and Other	(39.1)	1.2
Net Regulatory Asset/(Liability)	$14.3	$(186.1)

LEASES

     The Company leases its general office building and certain data processing and duplicating equipment, motor vehicles, communication system and construction equipment under long-term lease agreements. The Company has separate lease agreements for space in its general office building for periods of five and 15 years and leases of equipment extend for periods of up to six years. Charges under such leases are accounted for as operating expenses or construction expenditures, as appropriate.

     During 2001, PCI completed the construction of a 10-story, 360,000 square foot commercial office building in D.C. PCI, who owns the building, has invested $77.4 million as of December 31, 2001. The Utility leases the majority of the office space in the building via an operating lease that commenced in June 2001. The intercompany lease payments (of approximately $.9 million per month) have been eliminated in the Company's accompanying consolidated statements of earnings for the year ended 2001.

     Rents, including property taxes and insurance, net of rental income from subleases, aggregated approximately $23.4 million in 2001, $18.3 million in
2000, and $18.7 million in 1999. The approximate annual commitments under all operating leases, reduced by rentals to be received under subleases, are $4.8 million for 2002, $2.8 million for 2003, $2 million for 2004, $1.6 million for
2005, $1.4 million for 2006, and a total of $6.7 million for the years thereafter.

     The Utility leases its consolidated control center, an integrated energy management center used by the Utility's power dispatchers to centrally control the operation of its transmission and distribution systems. The lease is accounted for as a capital lease and was recorded at the present value of future lease payments, which totaled $152 million. The lease requires semi-
annual payments of $7.6 million over a 25-year period and provides for transfer of ownership of the system to the Utility for $1 at the end of the lease term. Under SFAS 71, the amortization of leased assets is modified so that the total of interest on the obligation and amortization of the leased asset is equal to the rental expense allowed for rate-making purposes. This lease has been treated as an operating lease for rate-making purposes.
Accordingly, the Company has recorded a regulatory asset of approximately $47 million and $41 million at December 31, 2001 and 2000, respectively.

OTHER ENVIRONMENTAL CONTINGENCIES

     The Company is subject to contingencies associated with environmental matters, principally related to possible obligations to remove or mitigate the effects on the environment of the disposal of certain substances at the sites discussed below.

     In October 1997, the Company received notice from the EPA that it, along with 68 other parties, may be a Potentially Responsible Party (PRP) under the
Comprehensive Environmental Response Compensation and Liability Act (CERCLA or
Superfund) at the Butler Mine Tunnel Superfund site in Pittstown Township,
Luzerne County, Pennsylvania. The site is a mine drainage tunnel with an outfall on the Susquehanna River where oil waste was disposed of via a borehole in the tunnel. The letter notifying the Company of its potential liability also contained a request for a reimbursement of approximately $.8 million for response costs incurred by EPA at the site. The letter requested that the Company submit a good faith proposal to conduct or finance the remedial action contained in a July 1996 Record of Decision (ROD). The EPA estimated the cost of the remedial action at that time to be $3.7 million. In
November 1998, the Company reached a settlement with a group of large PRPs wherein the Company paid a small share of the estimated remedial action cost and received in return indemnification for past, present and future liability associated with the conditions that gave rise to EPA's ROD. In June 2000, the
Company entered into a Consent Decree with the EPA with respect to its liability at this site. The Company believes that the terms of the Consent
Decree, given the protection afforded by the indemnity agreement, will not have a material adverse effect on its financial position or results of operations.

     In December 1995, the Company received notice from the EPA that it is a
PRP with respect to the release or threatened release of radioactive and mixed radioactive and hazardous wastes at a site in Denver, Colorado, operated by
RAMP Industries, Inc. Evidence indicates that the Company's connection to the site arises from an agreement with a vendor to package, transport and dispose of two laboratory instruments containing small amounts of radioactive material at a Nevada facility. The Company entered into a Consent Decree with the EPA to resolve its liability in connection with this site. The Consent Decree was approved on March 30, 2001. The Company believes that its liability at this site, pursuant to the terms of the Consent Decree, will not have a material adverse effect on its financial position or results of operations.

     In October 1995, the Company received notice from the EPA that it, along with several hundred other companies, may be a PRP in connection with the
Spectron Superfund Site located in Elkton, Maryland. The site was operated as a hazardous waste disposal, recycling, and processing facility from 1961 to
1988. A group of PRPs allege, based on records they have collected, that the
Company's share of liability at this site is .0042%. In August 2001, the
Company entered into a Consent Decree for de minimis parties with the EPA to resolve its liability at this site. Court approval of the Consent Decree is pending. The Company believes that its liability at this site, pursuant to the terms of the Consent Decree, will not have a material adverse effect on its financial position or results of operations.

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

     The Company's Benning Service Center facility operates under a National
Pollutant Discharge Elimination System (NPDES) permit. The EPA issued an
NPDES permit for this facility in November 2000. The Company has filed a petition with the EPA Environmental Appeals Board seeking review and reconsideration of certain provisions of the EPA's permit determination. In
May 2001, the Company and EPA reached a settlement on the Company's petition, pursuant to which EPA withdrew certain contested provisions of the permit and agreed to issue a revised draft permit for public comment. To date, the EPA has not issued a revised permit and the Company is operating pursuant to the
November 2000 permit absent the withdrawn conditions in accordance with the settlement agreement.

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
While the pleadings are not entirely clear, it appears that each plaintiff seeks $2 million in compensatory damages and $4 million in punitive damages from each defendant. In a related proceeding in the Baltimore City case, the
Company was served, in September 1993, with a third-party complaint by Owens
Corning Fiberglass, Inc. (Owens Corning) alleging that Owens Corning was in the process of settling approximately 700 individual asbestos-related cases and seeking a judgment for contribution against the Company on the same theory of alleged negligence set forth above in the plaintiffs' case. Subsequently,
Pittsburgh Corning Corp. (Pittsburgh Corning) filed a third-party complaint against the Company, seeking contribution for the same plaintiffs involved in the Owens Corning third-party complaint. Since the initial filings in 1993, approximately 90 additional individual suits have been filed against the
Company. The third-party complaints involving Pittsburgh Corning and Owens
Corning were dismissed by the Baltimore City Court during 1994 without any payment by the Company. Through December 31, 2001, approximately 400 of the individual plaintiffs have dismissed their claims against the Company. At
December 31, 2001, approximately 160 cases were pending against the Company.
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

LABOR AGREEMENT

     On August 14, 2001, the Company and Local 1900 of the International
Brotherhood of Electrical Workers (IBEW) agreed to establish a successor
Collective Bargaining Agreement (2001 Agreement) to the 1999 Collective
Bargaining Agreement. The term of the 2001 Agreement is to and including
May 31, 2004. The 2001 Agreement provides for a general wage increase of 4%
effective for the payroll period beginning June 2, 2002 and a general wage increase of 3.75% in 2003, effective for the payroll period beginning June 1,
2003. At December 31, 2001, 1,420 of the Company's 2,449 employees were represented by the IBEW.
(12) Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments at December 31, 2001 and 2000 are shown below.

	At December 31,
	2001		2000
	(Millions of Dollars)

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Assets
Marketable securities	$161.2	161.2	231.4	231.4
Notes receivable	$22.5	22.1	23.2	21.7

Liabilities and Capitalization
Long-Term Debt
First mortgage bonds	$1,063.8	1,072.8	1,170.2	1,164.4
Medium-term notes	$134.0	130.6	181.8	182.3
Recourse and non-recourse debt	$404.3	387.8	384.3	384.2

Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust which holds Solely Parent Junior Subordinated Debentures	$125.0	124.6	125.0	123.7
Serial Preferred Stock	$35.3	26.1	40.8	31.1
Redeemable Serial Preferred Stock	$49.5	49.4	49.5	54.4
Derivative Instruments	$4.5	4.5	-	-

     The methods and assumptions below were used to estimate, at December 31,
2001 and 2000, the fair value of each class of financial instruments shown above for which it is practicable to estimate that value.

     The fair value of the Marketable Securities was based on quoted market prices.

     The fair value of the Notes Receivable was based on discounted future cash flows using current rates and similar terms.

     The fair values of the Long-Term Debt, which includes First Mortgage
Bonds and Medium-Term Notes, excluding amounts due within one year, were based on the current market prices, or for issues with no market price available, were based on discounted cash flows using current rates for similar issues with similar terms and remaining maturities. The fair values of the recourse and the non-recourse debt held by PHI, excluding amounts due within one year, were based on current rates offered to similar companies for debt with similar remaining maturities.

     The fair values of the Serial Preferred Stock, Redeemable Serial
Preferred Stock and Company Obligated Mandatorily Redeemable Preferred
Securities of Subsidiary Trust, excluding amounts due within one year, were based on quoted market prices or discounted cash flows using current rates of preferred stock with similar terms.

     The fair value of the derivative instruments is discussed in Note (13) of the accompanying Notes to Consolidated Financial Statements, Derivative
Instruments and Hedging Activities.

     The carrying amounts of all other financial instruments approximate fair value.

(13)  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     On January 1, 2001, the Company adopted the provisions of SFAS 133.
Although the Utility is not impacted by SFAS 133, the competitive subsidiaries have entered into several agreements that are subject to the provisions of
SFAS 133. Specifically, PCI has entered into interest rate swap agreements to manage its overall borrowing rate and limit its interest rate risk associated with debt issued under its Medium-Term Note (MTN) program. PCI currently hedges 100% of its variable rate debt and approximately 22% of its fixed rate debt for the MTN program. In accordance with the terms of the swap agreements, PCI receives or pays the net difference between interest payments and the rates from its swap counterparties, thereby minimizing its interest expense and cash flow variations.

     Pepco Energy Services purchased fuel oil futures contracts to hedge price risk in connection with fuel oil purchases for electric generation in July and
August 2002. Pepco Energy Services purchased natural gas futures contracts to hedge price risk in connection with the purchase of physical natural gas for delivery to customers in future months. Pepco Energy Services accounts for its fuel oil and natural gas futures contracts as cash flow hedges of forecasted transactions.

     On the date of adoption, PHI formally designated its interest rate swap agreements as both cash flow hedge and fair value hedge instruments which, for accounting purposes, are measured at fair market value and recorded as liabilities in the Company's consolidated balance sheet. As cash flow hedges, the effective portion of the change in fair value of the interest rate swaps, fuel oil futures, and natural gas futures are reported as a component of
Accumulated Other Comprehensive Income (AOCI). As a yield adjustment is realized, the related amounts reflected in AOCI are subsequently reclassified into interest expense. The gain or loss on the fair value hedge is recognized in earnings by calculating the change in the fair value of the interest rate swap and the change in the fixed rate debt obligation.

     Management at PCI and Pepco Energy Services assess interest rate, electric, gas and oil price risks by continually identifying and monitoring changes in the marketplace that may adversely impact expected future cash flows and by evaluating hedging opportunities.

     On January 1, 2001, PHI recorded an after-tax adjustment of $33 thousand to AOCI for the purposes of recognizing the fair value of interest rate swaps designated as cash flow hedges. A similar adjustment was not required for the fair value hedges, fuel oil futures, and natural gas futures as they did not exist at that date. AOCI is adjusted monthly for changes in the fair value of the interest rate swaps, fuel oil futures, and natural gas futures. During the year ended December 31, 2001, PHI recorded $.4 million of losses as a result of the change in the fair value of the cash flow hedge and fair value hedge. As of December 31, 2001, PCI recorded $2.9 million as an interest rate swap liability classified in other liabilities and Pepco Energy Services recorded $1.6 million as purchase commitments included in accounts payable and other liabilities, respectively.

     PCI's interest rate swaps expire on March 24, 2004 and August 22, 2005.
PCI's fair value hedges expire on December 5, 2008. The expiration dates of these instruments coincide with the maturity dates of the MTNs to which the swaps relate. Pepco Energy Services' fuel oil futures contracts expire in
August 2002, which coincide with the planned electric power generation. Pepco
Energy Services' natural gas futures contracts expire at various dates that coincide with the timing of delivery to customers.

     Through the year ended December 31, 2002, approximately $1.3 million of losses in AOCI related to the interest rate swaps, fuel oil futures, and natural gas futures contracts are expected to be reclassified into income as a yield or price adjustment of the hedged items.

(14) Quarterly Financial Summary (Unaudited)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
(Millions of Dollars, except Per Share Data)
2001
Total Operating Revenue	$611.0	622.5	766.5	503.7	2,502.9
Total Operating Expenses	$478.2	523.0	633.3	511.1	2,136.5
Operating Income	$132.8	99.5	133.2	(7.4)	366.4
Other Expenses	$19.0	28.4	25.1	32.4	105.3
Distributions on Preferred Securities of Subsidiary Trust	$2.3	2.3	2.3	2.3	9.2
Income Tax Expense (Benefit)	$46.6	19.3	35.8	(26.2)	83.5
Net Income (Loss)	$64.9	49.5	70.0	(15.9)	168.4
Dividends on Preferred Stock	$1.2	1.3	1.3	1.3	5.0
Earnings (Loss) Available for Common Stock	$63.7	48.2	68.7	(17.2)	163.4
Basic Earnings (Loss) Per Share of Common Stock	$0.58	0.45	0.64	(0.16)	1.51
Diluted Earnings (Loss) Per Share of Common Stock	$0.57	0.45	0.64	(0.16)	1.50
Cash Dividends Per Common Share	$0.415	0.25	0.25	0.25	1.165
2000
Total Operating Revenue	$525.1	646.5	824.7	1,014.9	3,011.8
Total Operating Expenses	$457.0	499.8	575.2	584.5	2,116.7
Operating Income	$68.1	146.7	249.5	430.4	895.1
Other Expenses	$51.5	49.6	46.7	44.5	192.7
Distributions on Preferred Securities of Subsidiary Trust	$2.3	2.3	2.3	2.3	9.2
Income Tax Expense	$4.6	36.8	79.7	220.1	341.2
Net Income	$9.7	58.0	120.8	163.5	352.0
Dividends on Preferred Stock	$1.4	1.4	1.3	1.4	5.5
Earnings (Loss) Available for Common Stock	$8.3	56.6	119.5	162.1	346.5
Basic Earnings Per Share of Common Stock	$.07	.48	1.07	1.46	3.02
Diluted Earnings Per Share of Common Stock	$.07	.47	1.04	1.43	2.96
Cash Dividends Per Common Share	$.415	.415	.415	.415	1.66
1999
Total Operating Revenue	$506.6	592.8	853.8	490.5	2,443.7
Total Operating Expenses	$419.2	460.5	561.9	458.7	1,900.3
Operating Income	$87.4	132.3	291.9	31.8	543.4
Other Expenses	$46.1	42.6	43.6	40.3	172.6
Distributions on Preferred Securities of Subsidiary Trust	$2.3	2.3	2.3	2.3	9.2
Income Tax Expense (Benefit)	$13.0	12.1	92.0	(2.6)	114.5
Net Income (Loss)	$26.0	75.3	154.0	(8.2)	247.1
Dividends on Preferred Stock	$2.0	2.0	2.1	1.9	7.9
Redemption Premium/Expenses on Preferred Stock	$-	-	-	1.0	1.0
Earnings (Loss) Available for Common Stock	$24.0	73.3	151.9	(11.1)	238.2
Basic Earnings (Loss) Per Share of Common Stock	$.20	.62	1.28	(.09)	2.01
Diluted Earnings (Loss) Per Share of Common Stock	$.20	.61	1.25	(.09)	1.98
Cash Dividends Per Common Share	$.415	.415	.415	.415	1.66

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

Stock Market Information
2001	High	Low	2000		High	Low
1st Quarter	$24.90	$20.20	1st Quarter		$27.69	$19.06
2nd Quarter	$23.84	$20.08	2nd Quarter		$27.88	$20.94
3rd Quarter	$22.78	$20.61	3rd Quarter		$27.44	$23.63
4th Quarter	$22.95	$20.62	4th Quarter		$25.56	$21.50
(Close $22.57)			(Close $24.71)
Shareholders at December 31, 2001: 56,189

Selected Consolidated Financial Data
	2001	2000	1999	1998	1997	1996		1991
(In Millions, except Per Share Data)
Total Operating Revenue	$2,502.9	3,011.8	2,443.7	2,194.2	1,954.3	2,090.2		1,676.1
Total Operating Expenses	$2,136.5	2,116.7	1,900.3	1,659.9	1,543.8	1,603.7		1,212.1
Operating Income	$366.4	895.1	543.4	534.3	410.5	486.5		464.0
Other Expenses	$105.3	192.7	172.6	180.0	163.1	169.1		173.1
Distributions on Preferred Securities of Subsidiary Trust	$9.2	9.2	9.2	5.7	-	-		-
Income Tax Expense	$83.5	341.2	114.5	122.3	65.6	80.4		80.7
Net Income	$168.4	352.0	247.1	226.3	181.8	237.0		210.2
Dividends on Preferred Securities	$5.0	5.5	7.9	11.4	16.5	16.6		12.3
Redemption Premium/Expenses on Preferred Stock	$-	-	1.0	6.6	-	-		-
Earnings Available for Common Stock	$163.4	346.5	238.2	208.3	165.3	220.4		197.9
Basic Common Shares Outstanding (Average)	108.5	114.9	118.5	118.5	118.5	118.5		105.9
Diluted Common Shares Outstanding (Average)	108.8	118.3	122.6	124.2	124.3	124.3		105.9
Basic Earnings (Loss) Per Share of Common Stock
Utility:
Before Special Items	$1.68	1.61	1.74	1.73	1.53	1.72		1.65
Severance Plan Cost	(.02)	-	-	(.04)	-	-		-
Divestiture Gain	.09	1.58	-	-	-	-		-
Impairment Loss	-	(.20)	-	-	-	-		-
Contract Termination Fee	-	-	.12	-	-	-		-
Premium on Preferred Stock Redemption	-	-	(.01)	(.06)	-	-		-
Write-off of Merger Costs	-	-	-	-	(.28)	-		-
Total Utility Operations	1.75	2.99	1.85	1.63	1.25	1.72		1.65
PHI:
PCI Before Special Items	.06	.14	.22	.14	.15	.14		.22
PCI Impairment Loss	(.33)	(.03)	-	-	-	-		-
PCI Investment Write-off	(.06)	-	-	-	-	-		-
Total PCI Operations	(.33)	.11	.22	.14	.15	.14		.22
Pepco Energy Services	.09	(.08)	(.06)	(.01)	(.01)	-		-
Total PHI Operations	(.24)	.03	.16	.13	.14	.14		.22
Pepco Consolidated	$1.51	3.02	2.01	1.76	1.39	1.86		1.87
Diluted Earnings (Loss) Per Share of Common Stock
Utility:
Before Special Items	$1.67	1.59	1.71	1.71	1.52	1.69		1.63
Severance Plan Cost	(.02)	-	-	(.04)	-	-		-
Divestiture Gain	.09	1.54	-	-	-	-		-
Impairment Loss	-	(.20)	-	-	-	-		-
Contract Termination Fee	-	-	.12	-	-	-		-
Premium on Preferred Stock Redemption	-	-	(.01)	(.06)	-	-		-
Write-off of Merger Costs	-	-	-	-	(.28)	-		-
Total Utility Operations	1.74	2.93	1.82	1.61	1.24	1.69		1.63
PHI:
PCI Before Special Items	.06	.14	.22	.13	.15	.13		.22
PCI Impairment Loss	(.33)	(.03)	-	-	-	-		-
PCI Investment Write-off	(.06)	-	-	-	-	-	-	-
Total PCI Operations	(.33)	.11	.22	.13	.15	.13		.22
Pepco Energy Services	.09	(.08)	(.06)	(.01)	(.01)	-		-
Total PHI Operations	(.24)	.03	.16	.12	.14	.13		.22
Pepco Consolidated	$1.50	2.96	1.98	1.73	1.38	1.82		1.85
Cash Dividends Per Share of Common Stock	$1.165	1.66	1.66	1.66	1.66	1.66		1.56
Investment in Property, Plant and Equipment	$4,361.9	4,284.7	6,784.3	6,657.8	6,514.1	6,321.6		5,085.0
Net Investment in Property, Plant and Equipment	$2,753.4	2,721.8	4,524.4	4,521.2	4,486.3	4,423.2		3,743.7
Total Assets	$5,285.9	7,027.3	6,910.6	6,574.1	6,683.2	6,852.4		5,853.8
Long-Term Obligations (including redeemable preferred stock)	$1,896.9	2,034.1	3,042.0	2,738.5	3,033.4	3,069.2		2,614.3
*Includes ($.28) as the net effect of the write-off of merger-related costs.